UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

VIA NET.WORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIA NET.WORKS, INC.

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders (including any adjournment or postponement thereof, the “Shareholder Meeting”) of VIA NET.WORKS, Inc. (“VIA” or the “Company”) to be held on October 21, 2005 at 8:30 a.m. local time, at the Hilton London Heathrow Airport, Terminal 4, Hounslow Middlesex, London, NA TW6 3AF, United Kingdom.

At the Shareholder Meeting, you will be asked to consider and vote upon:

(1)   a proposal to approve and adopt (a) the Sale and Purchase Agreement dated as of August 26, 2005 (the “Sale Agreement”) and (b) the sale of substantially all the assets of the Company to Interoute Communications Holdings S.A. (“Interoute” or the “Purchaser”), and the assumption by the Purchaser of certain related liabilities pursuant to the Sale Agreement (the “Asset Sale’’);

(2)   a proposal to approve and adopt the dissolution (the “Dissolution”) and Plan of Complete Liquidation and Dissolution of VIA (the “Plan of Dissolution”); and

(3)   such other matters as may properly come before the Shareholder Meeting, or any postponements or adjournments thereof.

Descriptions of the foregoing matters are included in the accompanying proxy statement. Copies of the Sale Agreement and the Plan of Dissolution are attached as appendices to the proxy statement.

The board of directors has unanimously approved the Asset Sale and the Sale Agreement and has unanimously approved and deemed advisable the Dissolution and the Plan of Dissolution, in each case as being in the best interests of VIA, its shareholders and its creditors. The board recommends that you vote FOR approval and adoption of both of these proposals.

Attached is a Notice of Meeting of Shareholders and a proxy statement containing a discussion of the background of, reasons for, and terms of the transactions described above. We urge you to read this material carefully. Included with these soliciting materials is a proxy card for voting, a postage prepaid envelope to return your proxy, and instructions for granting a proxy by telephone. WHETHER OR NOT YOU PLAN TO ATTEND THE SHAREHOLDER MEETING, WE URGE YOU TO GRANT A PROXY TO VOTE YOUR SHARES BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD OR USING THE TELEPHONE OR INTERNET VOTING FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. If you attend the Shareholder Meeting, you may revoke your proxy if you vote in person. Your prompt cooperation will be greatly appreciated. PLEASE VOTE NOW.

If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting the Company, toll-free at (800) 488-8075 or collect at (212) 269-5550.

Very truly yours,

Robert Michael McTighe
Chairman of the Board of Directors
September 27, 2005

VIA NET.WORKS, INC.
NOTICE OF MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 21, 2005

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (including any adjournment or postponement thereof, the “Shareholder Meeting”) of the Company will be held on October 21, 2005 at 8:30 a.m. local time, at the Hilton London Heathrow Airport, Terminal 4, Hounslow Middlesex, London, NA TW6 3AF, United Kingdom, for the following purposes:

(1)   To consider and vote upon a proposal to approve and adopt the Sale and Purchase Agreement dated as of August 26, 2005 (the “Sale Agreement”), and the sale of substantially all the assets of the Company to Interoute Communications Holdings S.A. (“Interoute” or the “Purchaser”), and the assumption by the Purchaser of certain related liabilities pursuant to the Sale Agreement;

(2)   To consider and vote upon a proposal to approve and adopt the dissolution (the “Dissolution”) and the Plan of Complete Liquidation and Dissolution of VIA (the “Plan of Dissolution”); and

(3)   To transact such other business as may properly come before the Shareholder Meeting, or any postponements or adjournments thereof.

Please read carefully the accompanying proxy statement. A copy of the Sale Agreement is attached as Annex A to the proxy statement and a copy of the Plan of Dissolution is attached as Annex B to the proxy statement. The proxy statement and its appendices form a part of this Notice.

Shareholders of record at the close of business on September 7, 2005 are eligible to vote at the meeting or any postponements or adjournments of the meeting. A complete list of shareholders entitled to vote will be available for inspection at the Company’s offices at H. Walaardt Sacréstraat 401 1117 BM Schiphol-Oost, The Netherlands for a period of ten days prior to the meeting.

Interoute, the proposed purchaser, through a subsidiary, controls approximately 46.5% of our outstanding voting stock and will be voting in favor of the proposals related to the Sale Agreement and the Plan of Dissolution.

Whether or not you plan to attend the meeting in person, please complete, sign and return the enclosed proxy promptly in the accompanying reply envelope. If you grant a proxy by telephone, please follow the instructions on your proxy card. By doing so, you will help us ensure the presence of a quorum at the meeting and save VIA the expense and time required to solicit proxies. If you send your proxy, you will still be able to withdraw your proxy and vote your shares in person at the meeting if you wish.

If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., which is assisting the Company, toll-free at (800) 488-8075 or collect at (212) 269-5550.

By Order of the Board of Directors

Matt S. Nydell
Senior Vice President,
General Counsel and Secretary
September 27, 2005

VIA NET.WORKS, INC.

PROXY STATEMENT
FOR
2005 MEETING OF SHAREHOLDERS

This proxy statement contains information relating to the solicitation of proxies by the board of directors of VIA NET.WORKS, Inc. (“VIA” or the “Company”) to be voted upon at the Special Meeting of the Shareholders of the Company to be held on October 21, 2005 at the Hilton London Heathrow Airport, Terminal 4, Hounslow Middlesex, London, NA TW6 3AF, United Kingdom beginning at 8:30 a.m. local time and at any postponements or adjournments of the meeting. These materials were first mailed on or about September 28, 2005 to all shareholders entitled to vote at the special meeting.

SUMMARY

This Summary highlights information included elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the proposals presented in this proxy statement. You should read the entire proxy statement carefully, including the appendices attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary. In this proxy statement, “we”, “us” and “our” refer to VIA and its consolidated subsidiaries, unless the context otherwise requires.

·       The Asset Sale.   We have agreed to sell substantially all of our assets to Interoute Communications Holdings S.A. and certain of its affiliates (“Interoute” or the “Purchaser”) for $18.1 million, of which up to $5.0 million may be advanced to VIA prior to the closing under an interim financing facility. In addition, up to $2.2 million may be advanced to our subsidiaries under the interim financing facility which amounts would not reduce the purchase price and would be assumed by Interoute at the closing. Pursuant to a Sale and Purchase Agreement dated as of August 26, 2005 (the “Sale Agreement”), Interoute will acquire all of our remaining business operations, comprised of our PSINet Europe operations in Germany, France, Belgium, Switzerland and the Netherlands and our VIA NET.WORKS operations in France, Germany and Spain, as well as certain assets pertaining to our centralized back office and technical support systems, including employee contracts of certain headquarters personnel (collectively, the “Assets”), for cash and the assumption by Interoute of certain of our liabilities (collectively, the “Asset Sale”). We would retain all other debts and liabilities of the VIA corporate parent, including expenses related to our headquarters office lease in Schiphol-Oost, The Netherlands, our senior executives and the remaining headquarters personnel, corporate vendors and professional advisors. Interoute plans to use cash on hand to pay the purchase price in connection with the Asset Sale.

·       Reasons for the Asset Sale.   We agreed to sell substantially all of our assets to Interoute after evaluating the alternatives that were available to us to address our urgent liquidity problem following the termination of our previous agreement to sell the same assets to Claranet Group Limited (“Claranet”). As we have previously reported, we have insufficient cash reserves to continue our operations. In the first quarter of 2005, we began to pursue both financing and sale alternatives on an expedited basis. We were unable to raise sufficient funds on acceptable terms and in late April we selected an asset sale to Claranet among the alternatives we were pursuing as the best available option. We began soliciting proxies in connection with the Claranet asset sale in early June. We completed the sale of a portion of our assets to Claranet on July 12, but had not received enough votes with respect to the remainder of the asset sale to Claranet to obtain the majority vote required to approve the proposal at the special and annual meeting originally scheduled for

June 29, postponed to July 22 and later adjourned to August 2. On July 27, Claranet delivered a letter purporting to terminate our agreement with them. Following receipt of the letter, while discussions were ongoing with Claranet as to the validity of the termination, we began immediately to pursue alternatives to the Claranet transaction, including the Asset Sale to Interoute. At that time, we estimated that we needed to enter into a transaction that would provide additional funding within a few weeks before we ran out of funds and were forced to file for bankruptcy protection. On August 23, 2005, our board selected the Asset Sale to Interoute among the alternatives we were pursuing as offering the best available option. On August 23, 2005, we entered into a settlement agreement with Claranet terminating and mutually releasing all claims under the Claranet sale agreement. See “Background of the Asset Sale” beginning on page 29.

·       Acquisition of Shares by Purchaser.   In connection with the Sale Agreement, we entered into a subscription agreement (the “Subscription Agreement”), pursuant to which a subsidiary of Interoute (“Interoute Sub”) purchased preferred stock and common stock from us for an aggregate purchase price of $2.8 million. The shares we issued to Interoute Sub, together with the shares issued in lieu of cash payments of loan commitment fees and fees under the management consultancy services agreement as described below, comprise approximately 46.5% of our outstanding voting stock as of the date of this proxy statement. The Subscription Agreement requires Interoute Sub to vote such shares in favor of the Asset Sale and the Plan of Dissolution. The preferred stock is entitled to receive when, as and if declared by the board of directors, out of funds legally available, a dividend at the rate of 12% per annum of the purchase price of the stock.  Upon liquidation of the Company, holders of the preferred stock are entitled to a liquidation preference equal to the $2.4 million purchase price for the preferred stock, together with all accrued and unpaid dividends (whether or not declared) before any payment or declaration and setting apart for payment of any amount shall be made in respect of any of the common stock. The Board determined that the price per share for the preferred stock and the common stock issued to Interoute in lieu of fees was fair based on a number of factors, including Interoute’s requirement that VIA issue a significant number of voting shares to Interoute Sub, its estimate of the cash that would be available for distribution to shareholders in the Dissolution, the recent trading prices of the common stock, the urgent need to receive financing to continue operations and to make the required €1.5 million payment by the end of August under a settlement agreement with a former noteholder, and the lack of other financing alternatives, and in the case of the preferred stock, the liquidation preference, the conversion ratio and its other terms.

·       Credit Facility.   In connection with the Sale Agreement, we entered into a secured credit facility (the “Facility Agreement”) pursuant to which Interoute has committed to provide a $7.2 million secured bridge financing facility, of which $2.2 million may be used to fund VIA’s subsidiary company operations and $5.0 million may be advanced to VIA as part of the purchase price but prior to closing to pay the corporate operating costs and certain accrued liabilities. At closing, the purchase price of the transaction would be reduced by the amount that VIA has been advanced under the $5.0 million facility. We expect to borrow the full $5.0 million prior to closing. Amounts advanced under the $2.2 million portion of the credit facility would be assumed by Interoute at the closing. Funds advanced under the new facility bear interest at a rate of 12% per annum. Interoute received a commitment fee for the credit facility in the amount of $525,000, which we paid by the issuance to Interoute of approximately 14.2 million shares of our common stock. The amounts outstanding under the Facility Agreement are secured by pledges of the shares of our PSINet Germany, PSINet Netherlands and PSINet Belgium sudsidiaries.

·       Management Consultancy Services Agreement.   In connection with the Sale Agreement, we entered into a management consultancy services agreement with Interoute (the “Management Consultancy Services Agreement”) pursuant to which Interoute will provide advice and assistance in connection with our day to day operations until the closing of the Asset Sale or the earlier termination of the Sale Agreement. Under the Management Consultancy Services Agreement we have retained the right to make all decisions about the management of the business. Interoute received an upfront fee for the Management Consultancy Services Agreement services in the amount of $400,000, which we paid by the issuance to Interoute of approximately 10.8 million shares of our common stock.

·       Use of Proceeds.   The net proceeds from the Asset Sale would be used to pay off VIA’s corporate debts and other liabilities, including severance costs for employees at the corporate headquarters, lease payments, outstanding liabilities from previous acquisitions, vendor bills relating to costs of being a public company and ongoing operating costs associated with “winding down” the corporate headquarters. The remaining amounts, if any, would be distributed to shareholders. See “Use of Loan Facility and Proceeds” beginning on page 42.

·       Conditions to the Asset Sale.   Completion of the Asset Sale requires the approval of shareholders holding a majority of our outstanding shares of voting stock as well as the satisfaction or waiver of customary conditions set forth in the Sale Agreement. Interoute, the proposed purchaser, through a subsidiary, controls approximately 46.5% of our outstanding voting stock and has agreed to vote in favor of the proposals related to the Sale Agreement and the Plan of Dissolution. For a description of the other conditions to the Asset Sale, see “Terms of the Asset Sale: The Sale Agreement—Termination” on page 48.

·       Termination of the Asset Sale Agreement.   The Sale Agreement may be terminated by us or Interoute in a number of circumstances, in which case the Asset Sale will not be completed. If a meeting of our shareholders is not convened prior to December 15, 2005, for them to consider whether to approve and adopt the Asset Sale, we will be required to (a) pay a break fee of $500,000, (b) reimburse the costs and expenses incurred by Interoute in connection with the transaction up to $250,000, and (c) pay back the amounts drawn against the $7.2 million financing facility. See “Terms of the Asset Sale; The Sale Agreement—Effect of Termination” and “Terms of Facility Agreement” beginning on page 48.

For more information regarding the Asset Sale, See “Terms of the Asset Sale; The Sale Agreement” beginning on page 45.

·       Dissolution.   We are seeking approval of shareholders to be able to effect the dissolution of the Company, either after the Asset Sale or in the event it is not approved, and to adopt a Plan of Dissolution.

·        The Plan of Dissolution.   The Plan of Dissolution provides for our voluntary liquidation, winding up and dissolution. Our current intention is that the dissolution would take place following the Asset Sale. In the event, however, that the Asset Sale is not consummated, our board of directors may seek other arrangements for our liquidation and dissolution. If the Plan of Dissolution is approved and implemented, we will liquidate our remaining assets, satisfy or make reasonable provisions for our remaining obligations and make distributions to the shareholders of any available liquidation proceeds. If our board of directors determines that liquidation and dissolution are not in our best interests and the best interests of our shareholders and creditors, our board of directors may direct that the Plan of Dissolution be abandoned, either before or after shareholder approval, or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law, without the necessity of further shareholder approval.

Under the plan of dissolution, we will:

·       file a certificate of dissolution with the Delaware Secretary of State;

·       cease conducting normal business operations, except as may be required to wind up our business affairs;

·       determine whether and when to transfer our property and assets, other than cash or cash equivalents, to a liquidating trust;

·       attempt to convert all of our remaining assets into cash or cash equivalents in an orderly fashion, with such exceptions as our board of directors may approve;

·       pay or attempt to provide adequately for the payment of all of our known claims and obligations;

·       if determined to be appropriate, establish a contingency reserve designed to satisfy any additional claims and obligations; and

·       distribute all of our remaining assets, if any, in one or more liquidating distributions first to the holders of our preferred stock up to their liquidation preference ($2.4 million plus accrued dividends in the aggregate), and thereafter  on a pro rata basis to, or for the benefit of, our shareholders as of the applicable record date or dates. Based on our current estimate of remaining assets that will be available for distribution to common shareholders, after payment of the liquidating preference to the holders of shares of the preferred stock, holders of common stock would receive a final distribution as a liquidating dividend of approximately $.035 per share.

·        Dissolution Process.   If our board of directors elects to pursue this plan, they would follow the procedures set forth in Section 281(b) of the Delaware General Corporation Law for our liquidation and dissolution. These procedures require us to pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to us. Before we make any distribution to our shareholders under the plan of dissolution, our board of directors may determine that it is in our best interests and the best interests of our shareholders and creditors to effectuate the dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law instead of those prescribed by Section 281(b). These alternative procedures would require us to publish and deliver notice of dissolution to potential claimants, settle claims and post security as ordered by the Delaware Court of Chancery. A decision by our board of directors to proceed under Sections 280 and 281(a) instead of Section 281(b) could cause a substantial delay in any distributions to our shareholders. See “Dissolution Process” beginning on page 76.

·       Distributions to Shareholders.   Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing of, the amount, the kind of and the record dates for all distributions made to shareholders. Our board of directors has not established a firm timetable for distributions to shareholders. We expect that our board of directors will, subject to uncertainties inherent in winding up of our business, make such distributions as promptly as practicable after payment of outstanding claims. See “Distributions to Shareholders” on page 79.

·       Material U.S. Federal Income Tax Consequences.   Our shareholders will not recognize any gain or loss for tax purposes as a result of the Asset Sale. See “Material U.S. Federal Income Tax Consequences of the Asset Sale.” Any distributions to our shareholders pursuant to the plan of dissolution will be taxable to our U.S. shareholders for U.S. federal income tax purposes, and U.S. shareholders will realize taxable gain or loss on any such distributions. See “Certain U.S. Federal Income Tax Consequences of Dissolution.”

·       Certain Netherlands Tax Considerations.   Our stockholders will not recognize any gain or loss for tax purposes as a result of the Asset Sale. See “Certain Netherlands Tax Considerations Relating to the Asset Sale.” Any distributions to our stockholders pursuant to the plan of dissolution will not as such be taxable for Dutch resident individuals for Dutch income tax purposes, provided their shares are subject to the Box III-regime (vermogensrendementsheffing). Any distributions to Dutch resident companies will result in a taxable gain or loss, unless the Dutch participation exemption regime provides for an exemption. See “Certain Netherlands Tax Considerations Relating to the Dissolution.”

·       Risk Factors.   The asset sale and our dissolution involve a number of risks, including:

·        Risks Related to the Asset Sale

·       We cannot be sure if or when the Asset Sale will be completed.

·       A delay in the closing of the Asset Sale will decrease the net funds available for distribution to shareholders.

·       The amount of net proceeds available to shareholders will depend on negotiations with creditors and vendors and the lack of unanticipated creditor claims, and could be significantly less than we expect.

·       Fluctuations in the exchange rate between the U.S. dollar and the various currencies in which we conduct business may affect the funds available for distribution to our shareholders.

·        Risks related to the Plan of Dissolution

·       We will not know the timing, amount or nature of any distributions to shareholders.

·       Our shareholders may be liable to our creditors for part or all of the amount received from us if reserves for payment of our claims and obligations during the three-year period after we file a certificate of dissolution are inadequate.

·       Our shareholders may not be able to buy or sell shares of our common stock after we close our stock transfer books on the final record date.

·       The board of directors may determine not to proceed with the dissolution.

·        Risks related to our business

·       We are continuing to incur substantial losses and reductions in cash.

QUESTIONS AND ANSWERS
SHAREHOLDER MEETING

Q.	When and where will the shareholder meeting take place?	A.

The meeting of shareholders will be held on October 21, 2005 at the Company’s principal executive offices at the Hilton London Heathrow Airport, Terminal 4, Hounslow Middlesex, London, NA TW6 3AF, United Kingdom beginning at 8:30 a.m. local time and at any postponements or adjournments of the meeting.

Q.	What happened at the annual and special meeting originally scheduled for June 29, 2005, postponed and then adjourned until August 2, 2005?	A.

Our annual meeting was held on August 2, 2005, at which time stockholders re-elected two directors and approved the proposed amendments to our charter to enable the board, at its discretion, to implement a reverse stock split. No vote was taken with respect to the other proposals in connection with the annual and special meeting originally scheduled for June 29, 2005.

Q.	What happened to the sale and purchase agreement dated April 30, 2005 pursuant to which VIA was to sell its assets to Claranet?	A.

We did not receive enough votes at the originally scheduled June 29, 2005, meeting to approve the proposal for the sale and purchase agreement dated April 30, 2005, pursuant to which VIA was to sell its assets to Claranet, so the meeting was postponed and then adjourned until August 2, 2005. In order to address our urgent liquidity needs, we amended the Claranet sale and purchase agreement to provide for the sale of our Amen group of businesses and our U.S., Dutch and Portuguese legacy operations to Claranet for $9.3 million pursuant to the agreement. That interim sale closed on July 12, 2005. On July 27, 2005, we received a letter of termination from Claranet with respect to the sale and purchase agreement relating to the remainder of our operations. On August 23, we entered into a settlement agreement with Claranet pursuant to which the sale and purchase agreement and related agreements were terminated and the parties mutually released all claims against each other under the sale and purchase agreement and related agreements. In connection with the settlement, Claranet agreed to pay us, in two installments, approximately $800,000, less deductions of approximately $135,000 for certain operating expenses incurred by Claranet on VIA’s behalf pursuant to a transition services agreement that will continue for a limited time.

Q.	If I returned a proxy card in connection with the shareholder meeting originally scheduled for June 29, do I need to return a proxy card again?	A.

Yes. This proxy statement is being sent in connection with a different transaction than the proxy statement for the meeting originally scheduled for June 29, 2005. In order to vote your shares with respect to the Asset Sale to Interoute and the Plan of Dissolution, you must return a proxy card or otherwise vote in accordance with the instructions in this proxy statement even if you previously sent a proxy card or voted in connection with the Claranet transaction.

Q.	What is the purpose of the shareholder meeting?	A.

We have entered into a Sale and Purchase Agreement dated as of August 26, 2005 (the “Sale Agreement”) for the sale of substantially all of our assets to the Interoute Communications Holdings S.A. (the “Purchaser” or “Interoute”) and the assumption by the Purchaser of certain liabilities related thereto (the “Asset Sale”). It is a condition to the closing of this sale that it be approved and adopted by a majority in voting power of our outstanding shares of capital stock entitled to vote on the matter.

In connection with the possible Asset Sale our board is considering effecting a dissolution of VIA (the “Dissolution”), either following the Asset Sale or in the event that the Asset Sale is not approved or cannot be consummated.

At the shareholder meeting, you will be asked to vote upon:
· a proposal to approve and adopt the Sale Agreement and the sale of substantially all of our assets to the Purchaser;
· a proposal to approve and adopt the Dissolution of VIA and the adoption of the Plan of Complete Liquidation and Dissolution of VIA (the “Plan of Dissolution”); and
· such other business as may properly come before the shareholder meeting or any postponements or adjournments of the meeting.
Q.	What vote is required to approve the matters to be voted upon at the Shareholder Meeting?	A.

Each of the two proposals will be adopted and approved if a majority in voting power of our outstanding shares of our capital stock entitled to vote on the matter are voted in favor of their adoption and approval. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval and adoption of the foregoing proposals. If you do not vote or if you abstain, it will have the effect of a vote against each of the foregoing proposals. In addition, if your shares are held by a nominee, such as a broker or bank, who does not vote your shares because such nominee has not received instructions as to how to vote such shares and does not have discretionary authority to vote such shares (each a “brokers non-vote”), then such shares will be present for purposes of establishing a quorum but will count as a vote against such proposals. You may withdraw your proxy at any time prior to its use at the shareholder meeting by following the directions set forth in “The Shareholder Meeting—Voting Rights.”

Q.	Where can I find more information?	A.	Additional information about VIA can be obtained from the various sources described under “Available Information” in this proxy statement.
Q.	Who can help answer my other questions?	A.	If you have any questions you should contact our proxy solicitation agent, D.F. King & Co., Inc.:
			Address:	48 Wall Street
New York, NY 10005
			Telephone:	(800) 488-8075 (toll-free)
(212) 269-5550 (collect)

PROPOSAL NO. 1: ASSET SALE TO PURCHASER

Q.	Why did VIA enter into the Sale Agreement?	A.

We entered into the Sale Agreement after evaluating and pursuing a number of options intended to address our ongoing liquidity problem following the termination of our previous agreement to sell the same assets to Claranet and conducting an exhaustive auction process with the assistance of our financial advisor PricewaterhouseCoopers LLP. As we have previously reported, we have insufficient cash reserves to continue operations. We were unable to raise sufficient funds on acceptable terms and, following the termination of our agreement to sell our assets to Claranet as described above, we selected the Asset Sale to Interoute among the alternatives we were pursuing as offering the best available option.

Q.	What will happen if the Sale Agreement and Asset Sale are approved?	A.

If the Sale Agreement and the Asset Sale are approved and adopted by the requisite shareholder vote, we will sell substantially all of our assets to Interoute for cash and the assumption by Interoute of certain of our liabilities.

Q.	What will happen if the Sale Agreement is not approved?	A.

Pursuant to the terms of the Sale Agreement, if we fail to obtain a shareholder vote in favor of the Sale Agreement, the closing of the Asset Sale will not occur. We may need to pay a break up fee to Interoute in this circumstance, as well as repay all amounts advanced to us by Interoute. In such event, we would not likely have sufficient cash available to repay the Interoute loans outstanding, and Interoute would likely enforce its collateral security rights over the shares of PSINet Belgium, PSINet Germany and PSINet Netherlands. We would then be forced to seek bankruptcy protection or attempt to sell or otherwise dispose of our assets in one or a number of transactions. Assuming the Dissolution and Plan of Dissolution are approved and adopted, we may proceed with the Dissolution as described in this proxy statement or we may abandon it.

Q.	What is the purchase price to be received by VIA?	A.

The purchase price for the assets transferred pursuant to the Sale Agreement is $18.1 million, of which up to $5.0 million may be advanced to VIA prior to the closing under an interim financing facility. In addition, up to $2.2 million may be advanced to our subsidiaries under the interim financing facility which amounts would not reduce the purchase price and would be assumed by Interoute at the closing. See “Proposal No. 1: Asset Sale—Terms of the Asset Sale; The Sale Agreement—Terms of Facility Agreement.”

Q.	How was the purchase price determined?	A.

The purchase price of the proposed Asset Sale was negotiated with Interoute over a period of several weeks during which time VIA was also negotiating with other potential buyers. VIA’s management and board of directors also relied on information regarding the value of its assets gained from its negotiations with Claranet and other potential buyers and investors. The VIA board of directors selected the Sale Agreement among the alternatives we were pursuing as the best option available.

Q	How will VIA’s business be operated until the Asset Sale is completed?	A.

VIA will continue to have full operational control of the business until the completion of the Asset Sale (or the termination of the Sale Agreement), but under the management consultancy services agreement that we entered into with Interoute, VIA will be receiving advice from Interoute regarding management and integration. Pursuant to the Subscription Agreement entered into by an affiliate of Interoute for the purchase of the shares of preferred stock and common stock, Interoute is entitled to appoint an observer to attend all board meetings of the board of directors of VIA, although the observer is not entitled to vote on any matters before the board. Interoute does not have any representatives on VIA’s board of directors as of the date of this proxy statement.

Q.	What funding is available to VIA until the Asset Sale is completed?	A.

In connection with the Sale Agreement, we entered into a Subscription Agreement and a Facility Agreement with Interoute on August 26, 2005. Under the Subscription Agreement, Interoute purchased preferred and common stock from us for an aggregate purchase price of $2.8 million. In addition, Interoute has committed to provide a $7.2 million secured bridge financing facility, of which $2.2 million will be used to fund VIA’s subsidiary company operations and $5.0 million will be used by VIA prior to closing to pay corporate operating costs and certain accrued liabilities. At closing, the purchase price of the transaction would be reduced by the amount VIA has been advanced under the $5.0 million portion of the facility. Amounts advanced under the $2.2 million portion of the facility would not reduce the purchase price and would be assumed by Interoute at the closing. Funds advanced under the new facility bear interest at a rate of 12% per annum. Interoute received a commitment fee for the credit facility in the amount of $525,000, which we paid by the issuance to Interoute of approximately 14.2 million shares of our common stock. The amounts outstanding under the Facility Agreement are secured by pledges of the shares of our PSINet Germany, PSINet Netherlands and PSINet Belgium subsidiaries.

Q.	What are the material terms of the Sale Agreement?	A.

In addition to the net cash consideration we will receive at closing, the interim financing made available to us through the credit facility and the preferred and common stock financing, and the liabilities that will be assumed by the Purchaser, the transaction documents contain several other terms and provisions, including:

· we have agreed to conduct our business in the ordinary course and subject to certain other restrictions during the period prior to closing of the Asset Sale;

· we will indemnify Interoute for damages arising from liabilities other than those being assumed by the purchasers; and
· the obligations of Interoute and VIA to close the Asset Sale are subject to several closing conditions, including the approval of the Asset Sale by our shareholders.
Q.	How would the net proceeds from the Asset Sale be used?	A.

The net proceeds of the Asset Sale would be used to pay off VIA’s corporate debts and other liabilities, including the costs of the acquisition that had not been paid on a current basis out of working capital, severance costs for employees at the corporate headquarters, lease payments, outstanding liabilities from previous acquisitions, vendor bills relating to costs of being a public company and ongoing operating costs associated with “winding down” the corporate headquarters and the affairs of VIA.

Q.	What part of the sale proceeds will go to shareholders?	A.

An unaudited pro forma balance sheet and profit and loss account as of June 30, 2005, and estimates for the cash utilization up to the date of closing of the Asset Sale and during the Dissolution, are included in this proxy statement. The amount available for distributions to shareholders, if any, would also depend upon the timing of the closing of the Asset Sale and our other obligations outstanding when the sale is completed. See “Proposal No. 1: Asset Sale—Updated Unaudited Pro Forma Financial Information” and “Proposal No. 1: Asset Sale—Liquidity Analysis and Estimates”. Based on our current estimate of remaining assets that will be available for distribution to common shareholders, after payment of the liquidating preference to the holders of shares of the preferred stock, holders of common stock would receive a final distribution as a liquidating dividend of approximately $.035 per share.

Q.	Does the preferred stock issued to Interoute have a liquidation preference to our common stock?	A.

Yes. The shares of preferred stock issued to Interoute have a liquidation preference to our common stock. Upon a liquidation of the Company, including pursuant to the Plan of Dissolution, holders of common stock would not receive distributions until the liquidation preference on the preferred stock has been satisfied. The liquidation preference on the shares of preferred stock issued to Interoute is equal to $2.4 million plus accrued dividends in the aggregate.

Q.	What does the board of directors of VIA recommend?	A.

Our board of directors has unanimously determined that the Sale Agreement and the Asset Sale, along with the transactions contemplated by the related agreements, are fair to and in the best interests of our company and our shareholders and creditors and recommends a vote FOR approval and adoption of the Sale Agreement and the Asset Sale. See “Proposal No. 1: Asset Sale—Reasons for the Sale; Recommendation of the Board of Directors” for a description of the factors considered by our board of directors.

Q.	Why is the board of directors of VIA recommending the sale?	A.

In reaching its decision, the board of directors considered a number of factors, including:

·  the urgent liquidity problem facing the Company, and the board’s conclusion that if a transaction was not completed with a purchaser or investor the Company would not be able to continue as a going concern

· the amounts to be received by VIA in the Asset Sale to Interoute exceeding the amounts VIA would have received from Claranet if the sale to Claranet of the same assets had been completed

·  the purported termination of the sale agreement with Claranet, and the board’s expectations that contesting the termination would require a lengthy battle with Claranet that would be adverse to the Company’s business and make the Company more difficult to sell

· the view of the board of directors that the Interoute offer was the best available offer for the Company’s assets

·  the expected reaction from the Company’s key suppliers and creditors to the Company’s inability to continue to make payments on a reasonably timely basis, including possible attempts to force the Company into a bankruptcy or an insolvency proceeding

· the anticipated negative impact on the Company’s business from trying to continue operations without sufficient funding

·  the board’s determination that the amount and terms of the preferred and common stock financing and the credit facility financing provided by Interoute were fair and that such financing would allow VIA to continue operations until the Asset Sale could be completed

· the amount of additional funding needed by the Company to reach projected cash flow breakeven, and the lack of potential lenders prepared to advance this amount to the Company

· the process followed by the Company and its financial advisers, PricewaterhouseCoopers, to identify and evaluate alternative transactions
· the Company’s belief that it could not consummate offers to invest in the Company before the Company would run out of cash
· the view of the board, based on advice from PricewaterhouseCoopers, that there was not a high probability that continuing to meet with potential investors or buyers would result in a better offer

·  the belief of management that the preferred and common stock financing and the credit facility provided by Interoute would allow the Company to continue to operate its business until a transaction could be completed

· the board’s belief that the cash to be received by the Company under the Sale Agreement would be the best way to return value to the shareholders
· management’s belief that following a bankruptcy or an insolvency proceeding the Company would not have sufficient cash available to pay all creditors or to return any value to shareholders

·  the view of the board that the price per share for the preferred and common stock issued to Interoute in lieu of pre-paid fees was fair based on a number of factors, including Interoute’s requirement that VIA issue a significant number of voting shares to Interoute, its estimate of the cash that would be available for distribution to shareholders in the Dissolution, the recent trading prices of the common stock, the urgent need to receive financing to continue operations and to make the required €1.5 million payment by the end of August under a settlement agreement with a former noteholder, and the lack of other financing alternatives, and in the case of the preferred stock, the liquidation preference, the conversion ratio and its other terms

· the terms and conditions of the Sale Agreement, including the right of the board of directors to terminate the Sale Agreement under certain circumstances where a competing offer had been received

Q:	What alternatives to the Asset Sale did we consider?	A.

Following receipt of Claranet’s termination letter with respect to our sale agreement with them, we discussed the sale of our business with a number of potential buyers and received a non-binding offer from a party other than Interoute that included a merger of VIA into a subsidiary of the potential purchaser. Our board of directors ultimately concluded that the Asset Sale and the Sale Agreement were fair to and in the best interests of the Company, our shareholders and our creditors.

Prior to entering into the sale agreement with Claranet, the board of directors considered the sale of part or all of our company to other parties, including Interoute, and engaged in discussions with potential investors for funding sufficient to enable us to reach the point of cash flow break-even. Our efforts to seek financing did not result in any proposed investment transactions that the board of directors believed would be executable within the relevant time frame. We received non-binding offers from potential buyers (including a financing transaction that would result in a change of control of our company), but the board of directors selected the asset sale to Claranet in late April as the best alternative available at that time. The sale agreement with Claranet was terminated in August 2005, leading to the renewed discussions with potential purchasers, including Interoute.

Q.	Do I have appraisal or dissenters’ rights in connection with the Asset Sale?	A.	Under Delaware law, appraisal and dissenters’ rights are not provided to shareholders in connection with the transaction contemplated by the Sale Agreement.
Q.	What are the tax consequences of the Asset Sale to U.S. shareholders?	A.

The Asset Sale will not be taxable to our U.S. shareholders. See “Proposal No. 1: Asset Sale—Material U.S. Federal Income Tax Consequences of the Asset Sale.” However, the Dissolution will have tax consequences to our U.S. shareholders. See “Proposal No. 2: Dissolution of VIA—Certain U.S. Federal Income Tax Consequences of Dissolution” and “Proposal No. 2: Dissolution of VIA—Certain U.S. State and Local Income Tax Consequences of Dissolution.”

Q.	What are the tax consequences of the Asset Sale to Dutch shareholders?	A.

The Asset Sale will not be taxable for Dutch stockholders of the Company. See “Proposal No. 1: Asset Sale—Certain Netherlands Tax Considerations Relating to the Asset Sale.” The Dissolution may have Dutch tax consequences for Dutch resident individuals and for Dutch resident companies. See “Proposal No. 2: Dissolution of VIA—Certain Netherlands Tax Considerations Relating to the Dissolution.”

Q.	When is the closing expected to occur?	A.	If the Asset Sale is approved and all conditions to completing the Asset Sale are satisfied or waived, it is expected to occur shortly after the shareholder meeting.

PROPOSAL NO. 2: DISSOLUTION OF VIA

Q.	What does the Plan of Dissolution entail?	A.

The Plan of Dissolution provides for the voluntary liquidation, winding up and dissolution of our company. It is our current intention that the dissolution will take place following the sale of substantially all our assets pursuant to the Sale Agreement. In the event, however, that the Asset Sale is not consummated, the board of directors may seek other arrangements to liquidate and dissolve our company, which could provide a significantly lower recovery for our shareholders. If the Plan of Dissolution is approved and implemented, we will liquidate our remaining assets, satisfy or make reasonable provisions for our remaining obligations and make distributions to the shareholders of any available liquidation proceeds. The resolution of our board of directors approving the Dissolution and Plan of Dissolution provides that if our board of directors determines, in the exercise of its fiduciary responsibilities, that the Dissolution is not in our best interests or the best interests of our shareholders or creditors, the board of directors may direct that the Dissolution and Plan of Dissolution be abandoned, either before or after shareholder approval and adoption thereof.

Q:	What will happen if the Plan of Dissolution is not approved? Are alternatives to the Dissolution and the Plan of Dissolution still being considered?	A.

If the Asset Sale is approved and adopted but either the Dissolution and Plan of Dissolution are not approved and adopted by shareholders or the board of directors determines that it would be more advantageous to shareholders to do so, our board of directors may seek to effect a business combination with a third party that would assume our remaining liabilities. We may distribute a large portion of the remaining funds to our shareholders before effecting a business combination. Alternatively, we may retain the cash for the benefit of the third party purchaser if the value to shareholders from the consideration paid in the business combination would be maximized by retaining the cash. We do not presently have any offers from third parties to effect a business combination of this type.

Q:	Can I sell my shares of the Company’s common stock once the Certificate of Dissolution is filed?	A.

If the Dissolution and Plan of Dissolution are adopted and approved, and our board determines that it is in our and our shareholders’ and creditors’ best interests, then we will file a Certificate of Dissolution. We will close our transfer books on the date on which we file a Certificate of Dissolution with the Secretary of State of the State of Delaware under Delaware law and we expect that our common stock will cease to be quoted on a registered securities exchange.

Q:	When will the shareholders receive any payment from the liquidation?	A.

If the Sale Agreement and Asset Sale are approved, adopted and effected, substantially all of our assets would be sold and substantially all of the liabilities associated with our operations would be assigned to and assumed by Interoute. However, we would retain corporate debts and other liabilities, including severance costs for employees at the corporate headquarters, lease payments, outstanding vendor bills relating to the Claranet transaction and the Asset Sale that had not been paid out of working capital, vendor bills relating to costs of being a public company and ongoing operating costs associated with winding down the corporate headquarters and its affairs. We would have the cash received in the Asset Sale, and would take immediate steps to reduce the operating costs by reducing the number of employees to the bare minimum needed to continue our affairs through the Dissolution or other activities, terminating contracts that are terminable, seeking to sublease the corporate headquarters and other properties, negotiating releases from remaining contractual arrangements and similar actions taken pursuant to the Plan of Dissolution. The board of directors has not established a timetable for these steps or for making distributions to shareholders. Failure by us to take such steps promptly could result in a significant reduction in the amount of cash remaining for distribution to shareholders. The timing of any distributions after these steps will depend on our ability to resolve, and pay or provide for the payment of claims and obligations that are not indentified or not liquid at the time of the Dissolution. The existence of claims and obligations may require us to establish a contingency reserve, which could delay any distributions to shareholders until the claims are resolved. Distributions also could be delayed if the board of directors determines that it is in the our best interests and the best interests of our shareholders and creditors to effectuate the dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the Delaware General Corporation Law instead of those prescribed by Section 281(b). The alternative procedures would require that any distribution be subject to prior completion of proceedings in the Delaware Court of Chancery.

Q:	What amount would common shareholders receive from our dissolution?	A.

Assuming the Sale Agreement and Asset Sale are approved, adopted and effected, the amount we would have available for distribution to our shareholders if the Dissolution were effected would be determined after our liabilities and the costs of the Asset Sale are paid and appropriate reserves are established to pay for remaining liabilities and expected costs of Dissolution. An unaudited pro forma balance sheet and profit and loss account as of June 30, 2005, and estimates for the cash utilization up to the date of closing the Asset Sale and during the Dissolution, are included in this proxy statement.

We estimate that we will have a maximum of approximately $3.4 million, or approximately $.035 per share, available for distribution to our common shareholders following the asset sale and payment of these liabilities and expenses and after payment of the liquidation preference to Interoute, as the holder of all of the preferred stock. The amount available for distributions to our common shareholders would also depend upon the adjustments to the purchase price in the Asset Sale, particularly the amount drawn by us on the interim working capital facility provided by the Purchaser, and the obligations outstanding when the Asset Sale is completed, including obligations not presently indentified, contingent or not liquid. The value of any distributions per share of our common stock may be much less than the price or prices at which the common stock has recently traded or may trade in the future. The discussion of estimates under “Liquidity Analysis and Estimates” identifies various items that could cause the amount distributed to be lower than the amount estimated.

Q.	What does the board of directors of VIA recommend?	A.

Our board of directors has unanimously determined it is in the best interests of the Company, its stockholders and creditors to dissolve and recommends that the shareholders vote FOR approval and adoption of the Dissolution and the Plan of Dissolution. However, if our board, in the exercise of its fiduciary duties, determines that the Dissolution is not in our best interests and the best interests of our shareholders, the Dissolution may be abandoned, either before or after the adoption by the shareholders of the Dissolution and Plan of Dissolution. See “Proposal No. 2: Dissolution of VIA” for a description of the factors considered by our board of directors in making this recommendation.

Q:	Do I have appraisal and dissenters’ rights in connection with the Plan of Dissolution?	A.	Under Delaware law, appraisal and dissenters’ rights are not provided to shareholders in connection with the Dissolution and the Plan of Dissolution.

Q:	What are the U.S. Federal income tax consequences of the plan of dissolution to me?	A.

If the Plan of Dissolution is approved and implemented, a shareholder will realize, for U.S. Federal income tax purposes, gain or loss equal to the difference between (i) the sum of the cash plus the value of any property distributed to such shareholder directly or to a liquidating trust on the shareholder’s behalf; and (ii) such shareholder’s adjusted tax basis in his shares of our common stock. WE URGE EACH SHAREHOLDER TO CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION.

TABLE OF CONTENTS

SUMMARY	1
QUESTIONS AND ANSWERS	6
Proposal No. 1: Asset Sale To Purchaser	9
Proposal No. 2: Dissolution Of VIA	15
INTRODUCTION	21
AVAILABLE INFORMATION	21
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	22
RISK FACTORS	23
Risks Related to the Asset Sale	23
Risks Related to the Dissolution and the Plan of Dissolution	24
Risks Related to Our Business	25
THE SHAREHOLDER MEETING	26
Time, Date And Place	26
Proposals	26
Independent Proposals	26
Required Vote	26
Voting Rights	27
Quorum and Voting	27
Proxies; Revocation of Proxies	27
PROPOSAL No. 1: ASSET SALE	29
The Asset Sale	29
Background of the Asset Sale	29
General	29
First Auction Leading to Agreement with Claranet	32
Termination of Claranet Agreement and Second Auction Leading to Interoute Agreement	37
Reasons for the Sale; Recommendation of the Board of Directors	40
Use of Loan Facility and Proceeds	42
Activities of VIA following the Asset Sale	43
Material U.S. Federal Income Tax Consequences of the Asset Sale	43
Certain Netherlands Tax Considerations Relating to the Asset Sale	44
Accounting Treatment of Asset Sale	44
Government Approvals	44
No Appraisal or Dissenters’ Rights	44
Interests of Certain Persons in the Sale	44
Terms of the Asset Sale; The Sale Agreement	45
The Parties	45
Assets to be Sold Pursuant to the Sale Agreement	46
Assumed Liabilities	46
Purchase Price	46
Deposit
Closing Date	46
Warranties	46
Indemnification	47
Survival of Warranties and Other Claims; Limitations on Liability	47
Conduct of VIA’s Business Pending the Closing
Employee Matters	47
Conditions to the Consummation of the Asset Sale	48
Solicitation of Alternative Proposals	48
Termination	48
Effect of Termination	48
Terms of Facility Agreement	48

Terms of the Subscription Agreement	49
Amendment of the Company’s Rights Plan	50
Unaudited Pro Forma Financial Information	50
Liquidation Analysis and Estimates	56
Information About the Company	59
Business	59
Selected Financial Data	68
Management’s Discussion and Analysis of Financial Condition and Results of Operations	70
Properties	95
Legal Proceedings	95
Market for our Common Stock	97
Ownership of Securities	98
PROPOSAL No. 2: DISSOLUTION OF VIA	100
General	100
Principal Provisions of the Plan of Dissolution	100
Cessation of Business Activities	100
Certificate of Dissolution	101
Disposition of the Assets of the Company	101
Dissolution Process	102
Contingency Reserve	103
Indemnification of Directors and Officers	103
Certain Compensation Arrangements	103
Final Record Date	103
Surrender of Stock Certificates	104
Liquidating Trust	104
Amendment and Abandonment	104
Distributions to Shareholders	105
Contingencies; Creditors	105
Reporting Requirements	105
Trading of the Company’s Common Stock	105
Listing and Trading of Interests in the Liquidating Trust	106
Government Approvals	106
Absence of Appraisal and Dissenters’ Rights	106
Certain U.S. Federal Income Tax Consequences of Dissolution	106
U.S. Federal Income Tax Consequences to the Company	107
U.S. Federal Income Tax Consequences to Shareholders	107
U.S. Income Tax Consequences of a Liquidating Trust	107
U.S. Income Tax Consequences of Backup Withholding	108
Certain U.S. State and Local Income Tax Consequences of Dissolution	108
Certain Netherlands Tax Considerations Relating to the Dissolution	108
Dutch Individuals	109
Dutch Companies	109
Certain Netherlands Income Tax Consequences of a Liquidating Trust	109
Certain Netherlands Dividend Withholding Tax Considerations Relating to the Dissolution	110
Taxation of Other Non-United States Shareholders	110
Taxation Generally	110
OTHER MATTERS	110
INDEX TO FINANCIAL STATEMENTS	F-1
INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS OF ASSET SALE BUSINESSES	G-1
ANNEX A SALE AND PURCHASE AGREEMENT	A-1
ANNEX B PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF VIA NET.WORKS, INC.	B-1

INTRODUCTION

At the Shareholder Meeting, VIA’s shareholders on September 7, 2005 (the “Record Date”) will consider and vote upon:

(1)   a proposal to approve and adopt the Sale and Purchase Agreement dated as of August 26, 2005 (the “Sale Agreement”), and the sale of substantially all the assets of the Company to Interoute Communications Holdings S.A. (“Interoute” or the “Purchaser”), and the assumption by the Purchaser of certain related liabilities pursuant to the Sale Agreement (collectively, the “Asset Sale’’);

(2)   a proposal to approve and adopt the dissolution (the “Dissolution”) and Plan of Complete Liquidation and Dissolution of VIA (the “Plan of Dissolution”); and

(3)   such other matters as may properly come before the Shareholder Meeting, or any postponements or adjournments thereof.

The costs of preparing, assembling and mailing this proxy statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by VIA. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of VIA, without receiving additional compensation, may solicit proxies by telephone, telecopier or personal interview. VIA also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

These transactions have not been approved or disapproved by the Securities and Exchange Commission and the Commission has not passed upon the fairness or merits of these transactions nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

AVAILABLE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy this information at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to you free of charge at the SEC’s website at www.sec.gov.

Except as otherwise indicated herein, all information appearing in this proxy statement concerning the Company, including the narrative under “Background of the Asset Sale,” has been supplied by the Company, and the information appearing in this proxy statement concerning the Purchaser been supplied by the Purchaser. The Company assumes no responsibility for the accuracy or completeness of the information furnished by such other party or contained in documents and records other than those filed by the Company or for any failure of such other parties to disclose events that may have occurred and may affect the significance or accuracy of such information and that are unknown to the Company. Likewise, the Purchaser assumes no responsibility for the accuracy or completeness of the information furnished by the Company or contained in documents and records other than those provided by the Purchaser, or for any failure by the Company to disclose events that may have occurred and that may affect the significance or accuracy of such information and that are unknown to the Purchaser.

This proxy statement contains updated audited financial statements for each of the three years ended December 31, 2004, 2003 and 2002 and as of December 31, 2004 and 2003 to reflect the presentation of our Swiss operations and the operations sold to Claranet on July 12, 2005 as discontinued operations consistent with the presentation in our unaudited financial statements for the quarter ended June 30, 2005.

This Proxy Statement includes this updated financial information, as well as unaudited financial statements of the Company for the quarter ended June 30, 2005, beginning on page F-1, and includes unaudited financial information with respect to the business to be sold in the Asset Sale beginning on page G-1.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS REPRESENT VIA’S EXPECTATIONS OR BELIEFS CONCERNING FUTURE EVENTS, INCLUDING ANY STATEMENTS REGARDING: THE RECEIPT AND USE OF THE CASH CONSIDERATION TO BE RECEIVED BY VIA UNDER THE SALE AGREEMENT, THE CONTINUATION OF HISTORICAL TRENDS, THE SUFFICIENCY OF VIA’S CASH BALANCES, AND CASH USED IN OPERATIONS, FINANCING AND/OR INVESTING ACTIVITIES FOR VIA’S FUTURE LIQUIDITY AND CAPITAL RESOURCE NEEDS, OR EXPECTED DISTRIBUTIONS TO SHAREHOLDERS IN CONNECTION WITH THE DISSOLUTION. WITHOUT LIMITING THE FOREGOING, THE WORDS “BELIEVES,” “INTENDS,” “PROJECTS,” “PLANS,” “EXPECTS,” “ANTICIPATES,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THESE PROJECTIONS. INFORMATION REGARDING THE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THE RESULTS IN THESE FORWARD-LOOKING STATEMENTS ARE DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 23 OF THIS PROXY STATEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 17 OF VIA’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004. PLEASE CAREFULLY CONSIDER THESE FACTORS, AS WELL AS OTHER INFORMATION CONTAINED HEREIN, AND IN OUR PERIODIC REPORTS AND DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS REPORT. WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR SUPPLEMENT ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

RISK FACTORS

THERE ARE MANY FACTORS THAT SHAREHOLDERS SHOULD CONSIDER WHEN DECIDING WHETHER TO VOTE TO APPROVE AND ADOPT THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT. SUCH FACTORS INCLUDE THE RISK FACTORS RELATED TO THE ASSET SALE, THE DISSOLUTION AND OUR BUSINESS PROSPECTS, AS WELL AS ADDITIONAL INFORMATION SET FORTH IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2005 AND OTHER FACTORS SET FORTH BELOW.

Risks Related to the Asset Sale

We cannot be sure if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction of various conditions, including the Company’s complying with certain restrictions in the operation of its business and approval of the Asset Sale by shareholders holding a majority of the outstanding voting securities of the Company. We cannot guarantee that we have satisfied or will be able to satisfy the closing conditions set forth in the Sale Agreement. If we are unable to satisfy the closing conditions, the Purchaser will not be obligated to complete the transaction.

If the Asset Sale does not close, our board of directors, in discharging its fiduciary obligations to our shareholders and creditors, will be compelled to evaluate other alternatives which may be less favorable to our shareholders and creditors than the Asset Sale. If the Asset Sale is not consummated, there can be no assurance that we can obtain an alternative solution to our liquidity issues. In that event, and unless we could find such an alternative solution, we would have insufficient funds to continue to operate our business as a going concern and would be forced to file for bankruptcy protection.

A delay in the closing of the Asset Sale will decrease the net funds available for distribution to shareholders.

We continue to experience negative cash flows from our consolidated operations. Without sufficient funds to make termination payments, we cannot engage in further restructuring activities to reduce our operating expenses and negative cash flow. Under the $7.2 million credit facility that Interoute has provided us, $2.2 million is to be used solely to fund our subsidiary operations and $5.0 million is available for use to pay down our corporate parent obligations and fund operating expenses. We currently estimate that the $2.2 million facility will be sufficient to cover the operating cash requirements of our subsidiary operations through the end of November, 2005. This $2.2 million of funding would not be deducted from the purchase price and would be assumed by Interoute at the closing of the Asset Sale, which we anticipate would occur very shortly after the Shareholders Meeting if the Asset Sale proposal is approved. If the closing does not occur before the end of November, 2005 or we experience greater negative cash flow than we expect, we could be forced to use a portion of the $5.0 million facility, if available, to make up the funding shortfall in our operations, and all such amounts used would reduce the amount available for distribution to shareholders.

The amount of net proceeds available to shareholders will depend on negotiations with creditors and vendors and the lack of unanticipated creditor claims.

Assuming we close the Asset Sale, the net proceeds will first be used to satisfy our remaining debts and obligations. Those obligations include but are not limited to termination payments to employees, payment toward our accrued liabilities, the transaction costs of the Asset Sale, which includes professional fees that have not been paid on a current basis out of working capital and termination costs for cancellation of the headquarters’ leased premises. The net proceeds that will be available for distribution to shareholders will depend partially on the amounts that are ultimately paid to satisfy these obligations.

No legal actions to challenge the transaction or suits by creditors or other persons for claims have been raised to date. If any such actions are initiated, the cost of defending any such lawsuit and any damage claim assessed against us would diminish the net proceeds available to shareholders.

The Purchaser will be our largest stockholder during the period prior to consummation of the Asset Sale and after any termination of the Sale Agreement and may have interests that are different than yours.

As part of the arrangements with the Purchaser, the Purchaser has acquired common and preferred stock controlling approximately 46.5% of the vote on all matters brought to a vote of the holders of our common stock and 100% of the vote on any matter submitted to the vote of our preferred stockholders. Although the Purchaser has entered into a standstill agreement under which it would not seek to acquire the remaining shares or seek to change the Board composition, as our largest stockholder the Purchaser could have significant influence over the future conduct of our business and operations, including a sale to a new buyer and may have interests that are different than yours.

Risks Related to the Dissolution and the Plan of Dissolution

We will not know the timing, amount or nature of any distributions to shareholders.

If the Sale Agreement and Asset Sale are approved and adopted, our board of directors is currently unable to predict the timing, amount or nature of, or the record dates for, distributions, if any, to our shareholders following the Asset Sale, whether or not the Plan of Dissolution is approved. The reason for this uncertainty stems from the procedures established under Delaware law for the dissolution of a corporation, which includes permitting creditors and other claimants to assert claims against us, which claims procedures could take an undefined time to resolve. As a result, our shareholders will not know the timing, amount or nature of any distributions. The amount available for distributions to shareholders will depend in part upon the adjustments to the purchase price set forth in the Sale Agreement, particularly the amount drawn by us on the facility provided by the Purchaser, and our obligations outstanding when the Asset Sale is completed. Any available cash and any amounts received in connection with the Asset Sale that are used to provide for our claims and obligations will reduce cash and other assets available for distribution to our shareholders.

Fluctuations in the exchange rate between the U.S. dollar and the various currencies in which we conduct business may affect the funds available for distribution to our shareholders.

We have accrued liabilities and we incur expenses in local currencies, primarily Euros. Our estimate of the debts and liabilities that we will repay after closing the Asset Sale is based on the Euro to U.S. dollar exchange rate as of the time the estimate is made. Fluctuations in foreign currency exchange rates may materially increase the total amount of liabilities that will be repaid and expenses that are incurred by us as expressed in U.S. dollars until the final liquidation of the Company, and thereby negatively impact the net funds that will be available for distribution to our shareholders.

Our shareholders may be liable to our creditors for part or all of the amount received from us if reserves are inadequate.

If the Dissolution becomes effective, we may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. Under the General Corporation Law of the State of Delaware (the “DGCL”), if we fail to create an adequate contingency reserve for payment of our claims and obligations during the three-year period after we file a certificate of dissolution with the Secretary of State of the State of Delaware (the “Secretary of State”), each shareholder could be held liable for payment to our creditors of such shareholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve or the amounts previously received by such shareholder in dissolution from us and from any liquidating trust or trusts, whichever is less. Accordingly, in such event, a shareholder could be required to return part or all of the distributions previously made to such shareholder, and a shareholder could receive nothing from us under the Plan of Dissolution. Moreover, if a shareholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a shareholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Our shareholders may not be able to buy or sell shares of our common stock after we close our stock transfer books on the final record date.

We intend to close our stock transfer books and discontinue recording transfers of our common stock on the date on which we file our certificate of dissolution with the Secretary of State. After we close our stock transfer books, we will not record any further transfers of our common stock on our books except by will, intestate succession, or operation of law. Therefore, shares of our common stock will not be freely transferable after the final record date. All liquidating distributions from a liquidating trust, if any, or from us after the final record date will be made to our shareholders pro rata according to their respective holdings of common stock as of the final record date.

The board of directors may determine not to proceed with the Dissolution.

Even if the Dissolution proposal and the Plan of Dissolution are approved and adopted by our shareholders, the board of directors may determine, in the exercise of its fiduciary responsibilities, not to proceed with the Dissolution.

Risks Related to Our Business

We are continuing to incur substantial losses and reductions in cash.

We have incurred substantial losses for the year ended December 31, 2004 and the six months ended June 30, 2005, and our cash positions have been maintained primarily through asset sales and an interim working capital facility provided by Claranet. Specifically, we have met our needs for operating cash with proceeds from the sales of our Swiss subsidiary, the sale of our Amen group of businesses and our U.S., Dutch and Portuguese legacy operations businesses to Claranet, use of the deposit provided by Claranet in connection with the terminated asset sale transaction, and use of the amount we received in connection with our settlement with Claranet with respect to the termination of the asset purchase agreement we entered into with Claranet, and we will begin to draw upon the working capital facility provided by the Purchaser. If we continue to operate our business, we will continue to incur claims, liabilities and expenses from operations (such as operating costs, salaries, lease payments, insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses). We would also continue to face competition within the industry from well-established national, regional and independent competitors with greater financial and other resources than us. In addition, perception of our financial condition adversely affects our business. We cannot assure that we will not continue to incur substantial losses if we continue to conduct our operations.

THE SHAREHOLDER MEETING

Time, Date And Place

The Shareholder Meeting of the Company will be held on October 21, 2005 at 8:30 a.m. local time, at the Hilton London Heathrow Airport, Terminal 4, Hounslow Middlesex, London, NA TW6 3AF, United Kingdom.

Proposals

At the Shareholder Meeting, holders of shares of common stock and preferred stock on the Record Date will consider and vote upon (1) a proposal to approve and adopt the Sale Agreement, and for the sale of substantially all the assets of the Company to the Purchaser and the assumption by the Purchaser of certain liabilities related to such business and assets; (2) a proposal to approve and adopt the Dissolution and the Plan of Dissolution of the Company; and (3) such other matters as may properly come before the Shareholder Meeting, or any postponements or adjournments thereof. Descriptions of the Sale Agreement, the Asset Sale, the Dissolution and the Plan of Dissolution are included in this proxy statement. Copies of the Sale Agreement and the Plan of Dissolution are attached as Annex A and Annex B, respectively, hereto.

Independent Proposals

The Asset Sale proposal and the Dissolution proposal are independent proposals. A vote for or against one proposal does not count as a vote for or against the other proposals. HOWEVER, THE BOARD OF DIRECTORS BELIEVES THAT THE ASSET SALE PROPOSAL AND THE DISSOLUTION PROPOSAL ARE INTEGRAL PARTS OF AN OVERALL PLAN, AND THAT SUCH PROPOSALS REPRESENT THE BEST ALTERNATIVES FOR MAXIMIZING SHAREHOLDER VALUE.

In the event the Sale Agreement and the Asset Sale are not approved and adopted by our shareholders, but the Dissolution and the Plan of Dissolution are approved and adopted by our shareholders, then our board of directors, in accordance with its fiduciary obligations, may take other steps it deems advisable and in the best interests of our Company and its shareholders and creditors to dispose of the Company’s assets in a manner designed to maximize value. If the Sale Agreement and the Asset Sale are approved and adopted, but the Dissolution and the Plan of Dissolution are not approved, then there will be no liquidation or dissolution of the Company and no Plan of Dissolution. The Company would still make payment with respect to its outstanding obligations, and would take steps to reduce its ongoing expenses. The board of directors would then need to decide whether to distribute available cash or other assets to our shareholders, or to seek to operate the Company as a vehicle to effect acquisitions, make investment in other entities or pursue other business opportunities.

Required Vote

In accordance with the terms of Delaware law, a majority of the votes attributable to the outstanding shares of the capital stock entitled to vote is required to approve and adopt the Sale Agreement and to approve and adopt the Dissolution and the Plan of Dissolution.

Interoute, through a subsidiary, controls approximately 46.5% of our outstanding voting stock and has agreed to vote in favor of the proposals related to the Sale Agreement and the Plan of Dissolution. We therefore expect that the Sale Agreement and the Plan of Dissolution proposals will be approved by holders holding a majority of our outstanding voting stock at the Shareholder Meeting.

Voting Rights

Holders of our voting common stock and our preferred stock of record as of the close of business on September 7, 2005, the record date for the Shareholder Meeting, are entitled to notice of, and to vote at, the shareholder meeting or any postponements or adjournments of the Shareholder Meeting. We have one class of common stock and one class of convertible preferred stock, Series A Preferred Stock, outstanding that are entitled to vote at the shareholder meeting. If you were a shareholder of the common stock or the Series A Preferred Stock as of the close of business on September 7, 2005, you will be entitled to one vote for each share of common stock and five votes for each share of Series A Preferred Stock you held as of the record date. As of September 7, 2005, 108,268,803 shares of voting common stock and 5,454,545 shares of Series A Preferred Stock (representing an aggregate of 27,272,725 votes) were outstanding.

Quorum and Voting

The presence at the Shareholder Meeting, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of voting stock is necessary to constitute a quorum for the transaction of business at the Shareholder Meeting. Shares which expressly abstain from voting and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at the Shareholder Meeting but not voted on a particular matter) are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or votes “against” each proposal other than the election of directors.

In the event that a quorum is not present at the time the Shareholder Meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the Shareholder Meeting and the persons named in the enclosed proxy will vote all shares of stock for which they have voting authority in favor of that adjournment.

Proxies; Revocation of Proxies

If you are unable to attend the Shareholder Meeting, we urge you to submit your proxy by completing and returning the enclosed proxy card or following the instructions to submit your proxy by telephone. You may revoke your proxy at any time before the Shareholder Meeting or by attending the Shareholder Meeting and voting in person. If you wish to revoke your proxy, please send a written statement to the Secretary of the Company or send another properly executed proxy dated as of a later date to be delivered at or prior to the Shareholder Meeting. All revocations or new proxies must be delivered no later than October 20, 2005 to the Company’s corporate office located at H. Walaardt Sacréstraat 401 1117 BM Schiphol-Oost, The Netherlands attn: Matt S. Nydell, Secretary, VIA NET.WORKS, Inc., Shareholder Meeting.

Unless contrary instructions are indicated on the proxy card, all shares of stock represented by valid proxies will be voted FOR the approval and adoption of the Sale Agreement and Asset Sale and the Dissolution and the Plan of Dissolution, and will be voted at the discretion of the persons named as proxies in respect of such other business as may properly be brought before the Shareholder Meeting. As of the date of this proxy statement, the board of directors knows of no other business that will be presented for consideration at the Shareholder Meeting other than the proposals relating to the Sale Agreement and Asset Sale and the Dissolution and the Plan of Dissolution. If a shareholder gives specific voting instructions by checking the boxes on the proxy card, the shares of stock will be voted in accordance with such instructions. In the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby in accordance with their best judgment on any other matters properly brought before the Shareholder Meeting and discretionary authority to do so is included in the proxy.

Solicitation of Proxies

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PROPOSAL NO. 1: ASSET SALE

The Asset Sale

Under the proposed Sale Agreement and the Asset Sale contemplated thereby, we would sell to Interoute all of our business operations for cash and the assumption by Interoute of certain of our liabilities. The determination of the purchase price and the other terms and conditions of the Asset Sale are discussed below.

Background of the Asset Sale

General

In 2004, after extensive efforts over several years at increasing the Company’s revenues, particularly from higher margin services, and at reducing expenses, VIA purchased two groups of companies, the Amen group of European web hosting companies in January 2004 and the PSINet Europe operations in Belgium, France, Germany, the Netherlands and Switzerland in August 2004. Each of these acquisitions brought VIA additional customers and technologies useful in its business, and increased the percentage of its business represented by higher margin services such as web hosting. The Amen companies provided self-service, value-based hosting products and services to small and medium size enterprises, often referred to as SMEs, such as low-cost automated shared and dedicated hosting services, including domain name registration and website creation and management tools. The PSINet Europe companies had offerings targeted at larger SMEs, providing high-end hosting, IT outsourcing, e-business infrastructure, collocation and managed security solutions, as well as comprehensive data center services. PSINet Europe also offered sophisticated VPN, frame-relay, leased-line services to provide a full suite of communication services.

Also in September 2004, VIA sold its legacy operations in the United Kingdom, through the sale of the shares of VIA NET.WORKS UK Ltd., to Claranet Group Limited, a UK-based Internet services provider. This transaction supported VIA’s strategy to move its sales focus away from connectivity and resold services.

These transactions built on the actions taken by VIA in 2003 to significantly improve operational performance through outsourcing its key network management functions and back-office services, introducing a new standardized billing and customer care platform and replacing non-performing managers and sales staff with more experienced professional staff. In addition, during 2003, VIA had engaged in a range of other activities, including seeking to improve the quality of its sales force, introducing programs to reduce customer churn, shifting certain low margin business to more efficient channels and introducing new products such as new virtual private networking, or VPN, and voice products. Having successfully re-engineered its operations in 2003, in 2004, VIA sought to refocus its sales and marketing efforts and improve its revenue mix through the transactions noted above and the development and launch of the VIA Express hosting platform and an Amen low-cost dedicated hosting product. All of these actions were designed to bring the Company to the point of generating positive cash flows from its consolidated business operations.

The 2004 acquisitions required the expenditure of a significant portion of VIA’s cash, and additional cash was required for integration, the roll out of new initiatives and the funding of operating losses. VIA had analyzed the cash requirements of these endeavors, and, based on its expectations of future performance of the business, concluded that it had sufficient cash to make the required investments and the integration work. Further, VIA had determined that if it was to have a successful business and stem the ongoing operating losses, it needed to reposition its business into other areas such as those represented by Amen, VIA Express and PSINet Europe.

The Company believed, when it filed its Quarterly Report on Form 10-Q for the third quarter of 2004, that it would achieve positive cash flows from consolidated operations by mid-2005, based on continued

positive cash flows from the Amen business, projected high margin revenues from the new VIA Express product portfolio, revenue growth in VIA’s legacy business driven by sales and marketing plans which called for focus on sales of higher margin products and services, further cost containing and reduction measures undertaken by VIA, and management’s view that the PSINet Europe operations would generate positive cash flows once they were fully integrated with VIA’s other businesses. Based on these assumptions, the Company projected that it could fund its operations and capital expenditures through its own available cash resources until the point of cash flow break-even, which it projected would occur no later than the beginning of the third quarter of 2005.

However, by mid December, based on an updated review and new input including actual operating results of the Company in the fourth quarter of 2004, management grew increasingly concerned that the early projections of improvements in revenue and gross margin, and consequent cash generation, could not be achieved. A further review and update of the Company’s cash and working capital forecast led management to change its view and conclude that, based on a combination of factors, the Company would be facing a liquidity problem and have insufficient cash reserves to continue its operations through to the projected date in mid-2005 that VIA had believed that the cash generated by consolidated operations would be sufficient to cover operational and capital expenses. These factors principally included a lowering of projected revenue for the Express business unit, resulting from an updated view of the efficiency of marketing expenditures in generating revenue, taking into account actual operating results of VIA Express since September, and a lowering of projected revenues in a number of our legacy VIA operations, particularly in France and Switzerland. In addition, the new forecast resulting from a detailed analysis of the actual sales pipeline in December 2004 indicated a gross margin shortfall from management’s prior view in a number of VIA and PSINet operations due to a longer than expected lead time to increase the percentage of higher margin products in the overall mix of products and services, as compared to what the Company had anticipated a few months previously.

The anticipated shortfalls in revenues and gross profit led to a significantly different view of the 2005 cash flow of the consolidated operations, and consequently, the ability of the Company to reach the point of positive cash flow from consolidated operations using its own cash resources.

At this time, senior management established a project team to update the Company’s cash projections. Senior management also instituted strict centralized controls over cash usage across all operations. It became clear to management that as a result of the projected revenue and gross margin shortfalls, additional cost cutting actions, including staff reductions, in addition to delaying plans for any significant capital expenditures, would be required in order to reach the point of positive net cash flows. Beginning in mid December, only capital expenditures essential to keep the business operational were permitted and included in the Company’s cash flow analysis. Management further concluded that the Company would require an additional $5-7 million in funding in order to implement the cost cutting measures, complete the integration of the PSINet Europe business and reach the cash flow target. Management then began to approach potential lenders to determine the Company’s opportunity to raise working capital funding. Management also initiated discussions with parties who had expressed an interest in acquiring one of the Company’s non-core operations.

At a telephonic conference call meeting held on January 14, 2005, management advised the board of directors of the projected cash shortfall and management’s view that obtaining new financing was required to continue the Company as a going concern. The board received a report from management on the cash management and preservation measures put into place and instructed management to continue its efforts to pursue a new financing for the Company. Subsequent to this meeting, management met with a number of parties to explore opportunities for new funding for the Company. The board then met in person on January 24 and 25, 2005, at which meeting it resolved to replace the Company’s existing chief executive officer with Ray Walsh and provided further direction to management with respect to the cash management and preservation program. At this meeting, the board also reinforced the need to vigorously pursue new financing and authorized management to engage appropriate financial and strategic advisors for the Company and begin to identify potential opportunities to sell the Company as an alternative if the financing could not be raised.

Following the board meeting on January 24 and 25, 2005, management continued to pursue financing opportunities with potential lenders. The Company also began contacting potential purchasers and interviewing a number of potential professional advisors. The board began to meet on a weekly basis to consider the Company’s progress, receive updates on cash needs and resources and provide instruction and guidance to management.

By February 2, 2005, while management had initiated discussions with several financing sources, the Company discussions were focused on a potential lender who proposed $6 million investment in a convertible note of the Company, payable in publicly registered shares of common stock the Company priced at a significant discount to the market price of the shares of common stock. The board met on February 4, 2005 to receive an update from management on the Company’s cash situation, possible arrangements with creditors and the status of discussions with potential investors and professional advisors, and to discuss strategic alternatives.

During the week of February 7, the Company continued discussions on the potential term sheet with the potential lender and its efforts to identify other funding sources as well as professional advisors. On February 9, 2005, the board met again, receiving a report from management on ongoing fund-raising discussions, including the anticipated receipt of a written term sheet from the potential lender. Later that evening, the Company received the term sheet and the Company engaged counsel to begin preparing a security package for the lender. Management continued its discussions on the term sheet with the lender the next day and over the weekend. By Sunday evening on February 13, an agreed term sheet for the $6 million note investment had been completed with the lender, who then scheduled a meeting of its investment committee the coming week to obtain an approval to move forward on the investment.

By February 11, 2005 the Company had selected PricewaterhouseCoopers as its financial and strategic advisor, based on its expertise in corporate restructurings and mergers and acquistions and its access to capital markets, to assist in the financing and strategic options of the Company. Discussions with the proposed lender and work related to the security package continued. On February 16, 2005, the proposed lender reported that its investment committee had approved the investment, but conditioned the approval on the Company obtaining additional investments in the amount of $3 million, all of which were to be in a form that was subordinate to the lender’s investment. VIA’s board met again on February 18, 2005 to review strategic options, creditor matters, the status of the proposed financing and other possible investors and the work being done by PricewaterhouseCoopers. During the meeting, the board discussed the likelihood of obtaining new financing and acknowledged the need to obtain a final decision from the proposed lender, but decided not to set a firm deadline in view of the absence of advanced discussions with other funding sources.

The board met again on February 21, 22 and 25 to obtain further updates from management and PricewaterhouseCoopers. The board heard reports from management on further discussions with the potential lender and the lender’s confidence in helping the Company find the additional financing and its own discussions with the potential additional lending sources. Management also reported on discussions with other prospective lending and private equity sources. The board noted the level of cash resources available to maintain the Company’s operations, but concluded that there remained reasonable prospects for closing the funding and that management should continue its efforts with the potential lender for a short period of time. During the next week, prospects for obtaining terms from lending sources for the additional $3 million of funding did not advance, primarily as a result of the potential lender’s requirements with respect to the subordination of the additional financing. By the end of February, management concluded that obtaining financing from this lender would be difficult and that the Company’s focus should be redirected to other efforts.

On February 28, the board met to receive a report and recommendations from PricewaterhouseCoopers on the Company’s strategic alternatives and a short term action plan. At this meeting, the board adopted PricewaterhouseCoopers’ recommendation to develop a two track competitive bidding program for obtaining new financing or investment in the Company and proposals for the sale of all or parts of the businesses of the Company. The board determined, based upon the Company’s then available cash resources, to seek firm proposals for new funding or a sale of at least part of the business within the next two weeks. The board recognized that the Company’s key suppliers and creditors would not forbear from pursuing collection efforts or from terminating services unless the Company was able to immediately demonstrate its ability to resolve its liquidity problem. If the Company’s suppliers did not continue to supply services to VIA, its ability to continue operating would be materially and adversely impacted. In addition, the Company had begun to experience aggressive efforts on the part of creditors, in response to the Company’s cash preservation measures, to force the Company to pay outstanding past due debts. Some of these providers threatened to terminate key services to the Company and its operating subsidiaries. Accordingly, with the assistance of PricewaterhouseCoopers, the Company prepared a package of information for and a list of potential investors and acquirers and authorized PricewaterhouseCoopers to approach the prospect list to determine interest in an investment or acquisition transaction.

First Auction Leading to Agreement with Claranet

Approximately 30 potential buyers and 20 potential investors were contacted by management and PricewaterhouseCoopers in late February and early March. On March 4, 2005, PricewaterhouseCoopers reported to the board on the status of their efforts. Over the next two weeks, management received indications of interest from 11 potential buyers, and seven potential investors and delivered presentations to seven potential buyers and one potential lender, with other lenders receiving further written information from management.

During the week of March 7, 2005, the board met on four consecutive days to receive reports from PricewaterhouseCoopers and management on the status of their efforts. On March 9, management reported that it was still in discussions with the initial potential lender for $6 million, and three other potential bridge financing lenders were working with the Company on possible transactions. The board concluded that completing a financing was reasonably likely, but instructed management and PricewaterhouseCoopers to continue the two track process with the potential sale and investment opportunities.

VIA then began discussions with six potential buyers or investors in early March. The other potential buyers or investors initially expressing interest did not submit term sheets or confirm their initial indications of interest, and dropped out of discussion with VIA. VIA also continued its efforts at finding debt and equity financing. Based on the interest expressed by the potential investors, VIA’s board of directors continued to believe that VIA would likely be able to obtain the required financing to continue its operations as a going concern. Talks continued almost daily with respect to a financing or disposition, but as VIA’s prospects of completing a financing transaction declined, the Company began to focus more heavily on a sale transaction.

During the week of March 14th, the board met four times to discuss the status of the prospective transactions. At these meetings, management and PricewaterhouseCoopers reported on progress in discussions with the potential investors and buyers. It was noted that one of the bidders had proposed a transaction in which VIA NET.WORKS, Inc. would be placed into a Chapter 11 bankruptcy proceeding through which the purchaser would buy the assets of the Company. Interoute (also Purchaser in the proposed Asset Sale) was proposing to acquire less than all the operations of the Company. The proposal from another bidder, Claranet, sought to acquire the entire share capital of the Company and presented the least complicated approach for the Company’s shareholders. The board also heard an update on discussions with a prospective lender that proposed to purchase convertible secured notes of the Company. The board agreed with management and its advisors that the Company should focus on discussions with Claranet and with the prospective lender, and communicate with the other bidders that their offers would have to be modified in order to remain in the discussions.

By mid March, after discussions with all of the participants who had submitted expressions of interest either in providing financing or acquiring all or parts of the business, VIA advised Claranet that its bid was currently the most favorable on the basis of the transaction structure and consideration being offered. VIA and Claranet began detailed legal, operational and financial discussions and due diligence review. At the same time, management continued its discussions with Interoute and other parties. After VIA advised certain of the potential buyers that their proposals to acquire the company were not the most favorable to VIA and that they needed to raise their bids, some of the potential buyers declined to pursue further discussions with VIA. At this point VIA continued discussions with three potential purchasers or investors whose proposals seemed serious and executable, and within a range above the bids submitted by other potential buyers, including Interoute and Claranet.

On March 17, 2005, after management concluded that VIA’s prospects of completing a financing transaction prior to exhaustion of VIA’s cash resources had declined and that it no longer had term sheets or indications of interest from potential lenders that VIA thought could be executed within that time frame, the Company publicly announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005. The Company also noted that it was pursuing two parallel processes to maximize its strategic alternatives: a process to sell all or parts of the businesses and a process to obtain new financing or investment in the Company to enable it to continue as a going concern. As a result of this announcement, 15 other potential buyers or potential investors contacted the Company, and VIA commenced discussions with some of these potential buyers or investors that appeared to have serious interest and the ability to execute a transaction over a fairly short time frame.

On March 18, Claranet advised the Company that it was revising its proposal to require the Company to enter a U.S. bankruptcy proceeding under Chapter 11 following execution of a sale agreement with the Company. Many discussions took place with counsel about U.S. and European insolvency proceedings, and whether the Company would still have a business left to sell if it made an insolvency filing either in the U.S. or in a European country. The board met again on March 21, 2005 to consider its options. Discussions with Claranet continued over the next few days, and VIA advised Claranet that it had concerns about the structure chosen by Claranet for the transaction. Discussions with Interoute also continued.

On March 23, 2005, the board met and again reviewed the status of the various discussions with potential buyers. The board also discussed a proposal from the former owners of VIA’s Swiss operations, who were aware of VIA’s liquidity issues, to re-acquire that business, with the board noting that the sale of the Swiss operations would give VIA sufficient cash to continue negotiations with the two leading bidders for a reasonable period of time. Following the board’s determination that VIA likely could not complete a transaction of the type proposed by Claranet, VIA advised Claranet that VIA would not pursue a transaction that involved an insolvency filing.

The board met twice on March 24, 2005 to consider the status of discussions, including a revised offer from Claranet that did not include an insolvency filing and a revised offer from Interoute that would specifically allow VIA to sell its Swiss operations to the former owners. In the second meeting the board determined that the offer from Interoute represented a better value for the Company and its shareholders and creditors than the offer from Claranet, and instructed management to proceed aggressively towards a transaction with Interoute.

VIA pursued discussions with Interoute and by the end of March was very close to agreement on a transaction. The transaction being considered at that time would have resulted in the sale of only a portion of VIA’s business, and would have required the Company, as part of its plan, to effect another, separate sale of the remaining parts of the business. The board met on March 25, 2005, March 28, 2005, March 30, 2005 and on March 31, 2005 to receive reports from management on the status of the negotiations with Interoute and on the impact on those discussions of VIA’s plans to sell its Swiss operations to the former owners. Management noted the request of Interoute to obtain a period of exclusive negotiations with the Company and its threat to pull out of discussions without the right. After discussion, the board instructed management to offer the exclusive rights for a specified non-refundable fee.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business. These businesses are engaged in providing Internet connectivity and hosting services to small-to-medium sized enterprises in Switzerland. The businesses were purchased by a company formed by Messrs. Franz Grueter and Aldo Britschgi, who were the owners of the business that was originally sold to VIA NET.WORKS in 2000. After they sold the business, Messrs. Grueter and Britschgi continued their service to the Company in the roles of Managing Director and Technical Director, respectively. Mr. Grueter voluntarily left employment with the Company in 2003, but remained on the board of VIA NET.WORKS Services AG until December 2004 and Mr. Britschgi departed to pursue other interests in October 2004. The Company received proceeds at closing in the net amount of approximately $2.9 million from that sale, which provided VIA with additional liquidity to continue its discussions for financing and sale transactions. In connection with the sale, VIA and the acquiring company entered into a transition services agreement under which VIA agreed to provide certain technical and customer-supporting services and back office financial support for a period of time in order to provide an orderly transition of the two sold companies from the services provided by VIA and its subsidiary operations. Since the revised bid received from Interoute and the discussions with Claranet contemplated the sale of VIA’s Swiss operations, VIA believed that the sale would not have an adverse effect on the process of reaching agreement for the sale of its other operations.

On April 1, 2005, management advised the board that Interoute had refused to pay for the right to negotiate on an exclusive basis, but had agreed to negotiate definitive documents through the weekend and into the next week until final definitive documents were agreed. The board met again on April 4, 2005 to discuss issues that had arisen in connection with the proposed sale agreement and to receive a report on a new and higher bid from Claranet to acquire the business. At a board meeting on April 5, 2005, the Company decided to continue final negotiations on the remaining critical issues with Interoute but to initiate parallel discussions with Claranet on an expedited basis.

The board met on April 6, 2005 and again on April 8, 2005 to consider the status of discussions with Interoute, particularly the status of negotiations on certain key issues, and on discussions with Claranet. The board received reports from management on the progress of the negotiations and advice from PricewaterhouseCoopers on the relative merits of the Claranet offer versus the offer from Interoute. In particular, since the offer from Interoute was for less than all of VIA’s business, management and PricewaterhouseCoopers noted the preliminary discussions with possible other purchasers and prospective sale prices for the remaining portion of VIA’s business. In considering the different offers advanced by Claranet and by Interoute, the board of directors concluded that the offer from Claranet would likely result in a larger distribution to shareholders of VIA, although that result would depend upon the actual sale price for the remaining portion of VIA’s business if VIA had sold a portion of its business to Interoute. The board of directors also determined that there was a benefit to shareholders of VIA from avoiding the risk associated with having to sell the remaining portion of the business, as well as a cost of having to continue operations while VIA sought a definitive agreement to sell the remaining portion of the business. The board determined that the Claranet deal represented a better offer, and directed management to try to bring discussions on the letter of intent for that deal to a successful conclusion. However, the board of directors further noted that no new bids or notices of possible bids to acquire the entire business had been received in the past two weeks, and concluded in light of the ongoing urgent need for liquidity that VIA should accept one of the two offers then being considered.

On Saturday April 9, 2005, when it appeared that VIA was close to reaching agreement on terms with Claranet, VIA advised Interoute that it needed to increase its bid for VIA if it wanted to conclude a transaction with VIA. Interoute declined to do so.

On Sunday April 10, 2005 the Company’s board of directors met and approved the terms of a transaction with Claranet. Later that same day, VIA and Claranet entered into a letter of intent (the “Letter of Intent”) to sell all of VIA’s business operations in Europe and the United States and giving Claranet the right to negotiate with VIA exclusively until April 30, 2005 in return for a $3.0 million cash deposit. Both sides agreed in the Letter of Intent to try in good faith to reach agreement on a definitive agreement by the end of April. The key terms of the proposed transaction as agreed under the Letter of Intent, were as follows:

·       Claranet would acquire the shares of our European and U.S. operating subsidiaries and certain assets and liabilities pertaining to our centralized back office financial and technical support systems that are owned by VIA;

·       VIA would transfer employment contracts of certain headquarters personnel who are responsible for supporting the back office and technical support systems to appropriate VIA operating companies or Claranet would offer employment to such persons;

·       VIA would retain all other debts and liabilities of the group parent company, including but not limited to expenses relating to the headquarters office lease in Schiphol-Oost, VIA senior executives and all other remaining headquarters staff, corporate vendors and professional advisors, and remaining payment obligations to sellers of the PSINet Europe group and the Amen group;

·       Claranet made a deposit of $3.0 million against the purchase price in order to secure the rights to negotiate exclusively with the Company until April 30, 2005:

·        The deposit was partially funded by the release of the £1.0 million from the escrow established by Claranet in favor of VIA in connection with the purchase in September 2004 of VIA NET.WORKS UK Limited, our legacy operations in the United Kingdom;

·        The deposit would be forfeited by Claranet and it would pay VIA a $500,000 break fee under certain conditions. Otherwise, approximately $1.1 million, the portion of the deposit in excess of the £1.0 million, would be credited to the purchase price at closing;

·        The proposed transaction would be subject to approval by the Company’s shareholders; a proxy statement would be distributed as soon as possible after signing of definitive agreements and review by the Securities and Exchange Commission;

·        For the period between the signing of the definitive sale agreement and closing of the transaction, Claranet would provide an interim working capital facility up to $6.0 million bearing interest at 8% per annum:

·       VIA would pay a $400,000 arrangement fee for the facility, which would be waived at closing if the parties complete the Asset Sale

·       The facility would be secured by pledges by VIA of shares in certain of its European subsidiaries;

·       The purchase price would be reduced by the amount that VIA drew down on this facility.

VIA issued a press release announcing the Letter of Intent with Claranet on April 11, 2005 and filed a Current Report on Form 8-K reporting the event two days later.

On April 11, 2005 counsel to Claranet provided a preliminary draft of the financing agreement pursuant to which Claranet would provide a secured financing facility in the amount of $7,000,000 to VIA from execution of the sale agreement until closing. On April 14, counsel to Claranet provided a revised draft of the financing agreement. On April 15, counsel to VIA provided written comments on the financing agreement. During the weeks of April 18 and 25, the parties continued to negotiate the terms of the financing agreement and related documentation.

On April 15, 2005 counsel to Claranet provided an initial draft of the sale agreement. On April 19, counsel to VIA provided written comments on the draft sale agreement. During the weeks of April 18 and 25, the parties continued to negotiate the terms of the sale agreement, including the terms of the pledges by VIA of shares of certain of its European subsidiaries as security under the financing agreement.

On Thursday, April 28, 2005 the board of VIA met to consider the transaction and to authorize further negotiations. At the meeting, the board considered the principal terms and conditions of the transaction and were briefed on the status of negotiations between the parties. The boards authorized management to continue to negotiate with Claranet with a view to executing definitive documentation prior to expiration of the exclusivity period on April 30.

By the morning of Saturday, April 30, 2005, negotiations with Claranet were substantially completed. The board of VIA met to review the transaction at a meeting early that afternoon, and to consider drafts of the purchase and sale agreement and facility agreement. At the meeting, PricewaterhouseCoopers reviewed the process that had been followed by the Company in reaching the agreement with Claranet. PricewaterhouseCoopers expressed their view that the Claranet deal was the best deal available to the Company and its shareholders given the auction process that had been followed, the lack of higher offers from other potential purchasers or investors, the Company’s cash position and the time available to conclude a transaction before the Company ran short of cash. They stated their belief that the auction process was extensive given the time available, and that if there was a potential purchaser that would offer more for the Company within the time available based on the Company’s remaining cash, the process likely would have identified such a purchaser. PricewaterhouseCoopers was not requested to provide, and did not provide, a fairness opinion or any report or appraisal relating to their conclusion. The boards received advice from legal counsel on its fiduciary duties under Delaware law and updates from management on the negotiations since the board meeting held on April 28. After discussion, the boards unanimously approved the sale to Claranet, the sale agreement, financing agreement and related documentation.

Following the board meeting, management and the Company’s counsel completed negotiations on the sale agreement and financing agreement with Claranet, including agreement on the final $26.4 million purchase price to be paid in cash, less negotiated adjustments, and the documents were executed by the parties. An announcement of the signing of definitive agreements was issued and a Current Report on Form 8-K relating to the execution of the agreements was filed on May 2, 2005, the next business day.

On or about June 3, 2005 VIA mailed definitive proxy materials to shareholders of record on May 25, 2005. The Company’s U.S.-based proxy solicitor began soliciting proxies from shareholders soon thereafter. In mid June, after being advised by its U.S.-based proxy solicitor of the difficulties the Company faced in obtaining proxies from VIA’s European shareholders, the Company also engaged a Europe-based proxy solicitor. Despite the efforts of the two proxy solicitors, just prior to the originally scheduled meeting date of June 29, 2005, stockholders holding only approximately one-third of the outstanding shares had returned proxies regarding the asset sale and plan of dissolution proposals, the overwhelming majority of which had voted in favor of the two proposals relating to the sale. On June 28, 2005, VIA postponed the Annual and Special meeting of the shareholders until July 22, 2005 to permit VIA to seek additional shareholder votes in favor of the proposals.

Following the postponement of the meeting and in light of the fact that VIA continued to experience an urgent liquidity problem due to the delay in the closing of the Asset Sale, VIA began discussions with Claranet with respect to amending the Sale Agreement and the financing facility to provide VIA additional liquidity. On July 8, 2005, VIA’s board of directors approved the amendment of the sale agreement and financing agreement with Claranet, the effect of which was to split the sale of VIA’s businesses in two parts and to use the first sale to repay the amounts outstanding to Claranet. On July 12, 2005, VIA sold its Amen group of businesses and its U.S., Dutch and Portuguese legacy operations to Claranet for $9.3 million, less a portion of the deposit already paid by Claranet in connection with the Asset Sale, repayment to Claranet of the amount owed by VIA under the loan facility established on April 30, 2005 (plus interest on such amount) and an amount held as a deferred payment. The completed sale excluded the PSINet Europe operations and VIA’s legacy operations in France, Germany and Spain. The sale completed on July 12, 2005 did not require shareholder approval as it did not involve a sale of substantially all the Company’s assets. Pursuant to the amended sale agreement with Claranet and subject to shareholder approval and certain other conditions, VIA agreed to sell the remaining assets originally to be sold to Claranet for an additional $17.1 million. The financing facility was amended to replace the original $7.0 million facility with a $2.5 million facility that VIA would have been permitted to draw on beginning August 1, 2005. Any amounts borrowed under the amended facility were to be repaid at closing of the sale of VIA’s remaining businesses.

Following the closing on July 12, 2005, VIA mailed a proxy supplement to its shareholders as of the record date to update holders as to the completion of the July 12 sale to Claranet and the amendment to the sale agreement and financing facility. With shareholder approval of the asset sale to Claranet and the plan of dissolution still at approximately 40% of the outstanding shares, VIA continued to solicit proxies ahead of the scheduled July 22 meeting date.

Termination of Claranet Agreement and Second Auction Leading to Interoute Agreement

On July 17, 2005 VIA’s management received a renewed inquiry from Interoute, which expressed interest in VIA’s remaining assets. As Interoute had originally offered in April to purchase the PSINet Europe operations, with the sale to Claranet of a portion of the VIA business that was not of interest to Interoute, Interoute was quite interested in acquiring the remainder of VIA’s assets.

On July 18, 2005, VIA’s board of directors met and discussed developments in connection with the sale to Claranet, the new inquiry from Interoute and the shareholder meeting scheduled for July 22. Following advice of counsel, VIA’s board concluded that it was required under Delaware law, and permitted by the agreement with Claranet, to conduct discussions with Interoute about the new offer. VIA’s board also approved VIA’s management exploring with Claranet alternatives to completing the asset sale transaction to Claranet without a stockholder vote. As of July 18, shareholders holding just over 44% of the outstanding shares had returned proxies regarding the Claranet asset sale and the plan of dissolution. Of shareholders who had returned their proxies, approximately 90% had voted in favor of the asset sale and approximately 85% had voted in favor of the plan of dissolution. Based on this information, the board determined that the shareholder meeting scheduled for July 22, 2005 should be adjourned until August 2, 2005 in order for VIA to seek additional shareholder votes in favor of the proposals and while other options were being explored.

VIA began to discuss alternatives with Claranet on July 19, 2005. In the course of these discussions Claranet expressed some willingness to consider such alternatives, but at a significantly reduced price. VIA also began discussions with Interoute.

On July 27, 2005, VIA received a letter of termination from Claranet purporting to terminate the sale and purchase agreement entered into on April 30, 2005 pursuant to which Claranet was to purchase substantially all of VIA’s remaining assets for $17.1 million. VIA also received a letter of termination from Claranet purporting to terminate the facility agreement dated April 30, 2005, pursuant to which Claranet was to provide a $2.5 million bridge facility to VIA. In its letters of termination, Claranet alleged that certain events had occurred that permitted it to terminate the sale and purchase agreement and the facility agreement; specifically, that VIA’s cash flow exceeded the level of negative cash flow permitted by the sale and purchase agreement, that certain alleged new liabilities had arisen and that Claranet did not consent to VIA’s transaction with Sorbie reported in VIA’s Current Report on Form 8-K filed on July 1, 2005.

VIA promptly notified Claranet of its position that Claranet did not have a valid right to terminate the two agreements and that it expected Claranet to fully perform both agreements and asserted the right to treat Claranet’s actions as a repudiatory breach of the two agreements. VIA then initiated discussions with Claranet to determine if Claranet would complete the deal and concluded that Claranet would not do so.

Although VIA continued to believe that Claranet had no justification for terminating the sale agreement, VIA’s management estimated that VIA needed to enter into an arrangement that would provide interim funding within the next few weeks before the cash reserves of the corporate parent were exhausted and it was forced to file for bankruptcy protection. With the support of its advisor, PricewaterhouseCoopers, VIA’s management immediately began to actively seek a new buyer, and engaged in substantive discussions with several interested parties, including Interoute. VIA also began discussions with Claranet about a settlement, concluding that a new buyer would require that VIA and Claranet settle their dispute before it would engage in a transaction.

Interoute and one of the other parties with whom VIA’s management previously spoke came forward with offers to purchase VIA or substantially all of its remaining assets. The other party sought to acquire VIA by merger with one of its wholly owned subisidiaries in exchange for shares of that party’s publicly traded common stock. The other party would also extend to VIA a term loan and two revolving credit facilities, the proceeds of which would be used for operating expenses and to pay creditors. This party also sought the right to manage VIA’s business prior to consummation of the merger, and on acquiring a significant portion of VIA’s voting stock concurrently with entering into the merger agreement. VIA began to negotiate with both the other party and Interoute.

On August 1, 2005, VIA’s board of directors met and discussed the developments with Claranet and the discussions in which management was engaged with the potential new buyers. The board determined to hold the annual meeting as scheduled on August 2, 2005, but to cancel the pending vote regarding the asset sale to Claranet and the plan of dissolution.

On August 2, 2005, the annual meeting of the shareholders was held and VIA’s shareholders voted in favor of the proposals to reelect two of VIA’s directors and approve the amendments to VIA’s charter in connection with the reverse stock split.

In the meantime, VIA’s management continued to negotiate and exchange information with the two potential buyers. On August 4, 2005, Interoute provided a proposed term sheet and timeline of the transaction to VIA’s management, basically proposing to structure the transaction in nearly the same manner as the asset sale with Claranet had been structured, but also to acquire a substantial portion of VIA’s voting stock concurrently with entering into a sale agreement and to enter into a management services agreement with VIA. Interoute also proposed to provide an interim funding facility to VIA to fund its operations and make payments to creditors. Interoute indicated that it would need to complete a financing transaction that was already in progress before entering into arrangements with VIA, which would not occur for at least a week and perhaps longer.

The two bidders and VIA began exchanging and negotiating draft transaction documents. VIA’s board met on August 12, 2005 and was provided an update with respect to the ongoing negotiations with the two bidders by VIA’s management and advisers. The board determined that, based on the current status of the negotiations with both bidders, VIA was not yet in position to select only one deal with which to proceed and authorized management to continue to negotiate with both bidders.

On August 12 , 2005, VIA received an inquiry from a new interested bidder and began providing information to the new bidder aimed at allowing the new party to make an offer structured in a manner similar to the proposal of the bidder competing with Interoute. VIA began negotiating and exchanging information with the new bidder and was provided a draft term sheet by the new bidder on August 19, 2005.

Also on August 19, 2005, VIA’s board met again and received an update from management regarding the ongoing negotiations with the first two bidders and the emergence of the third bidder. The board authorized VIA’s management to continue negotiations with all three parties. Because of VIA’s continuing liquidity problem, the board authorized VIA’s management to deliver a notice to all three bidders indicating VIA’s intention to complete the negotiation process during the week of August 22 and to sign definitive transaction documents and receive funding through an interim facility by the end of that week. Accordingly, VIA’s board scheduled its next board meeting for August 23, at which time it planned to receive management’s presentation of the final offers from the bidders and make its selection.

VIA’s management continued negotiating with all three bidders during the weekend of August 20. On August 21, the third bidder notified VIA’s management of its determination that it would not be able to complete its due diligence and complete the transaction on the timetable proposed by VIA’s management.

On August 23, negotiations with both remaining bidders were substantially complete. Interoute informed VIA on that day that it would not be able to obtain approval from its board of directors with respect to the proposed transaction until as late as August 26. On August 23, the board of VIA met to review both proposed transactions and to consider drafts of the transaction agreements for both deals. VIA’s management and legal counsel presented the terms of both transactions to the boards. At the meeting, PricewaterhouseCoopers reviewed the process that had been followed by the Company in its negotiations. PricewaterhouseCoopers expressed their view that the Interoute deal was the best deal available to the Company and its shareholders given the process that had been followed, the lack of higher offers from other potential purchasers, the Company’s cash position and the time available to conclude a transaction before the Company ran short of cash. PricewaterhouseCoopers was not requested to provide, and did not provide, a fairness opinion or any report or appraisal relating to their conclusion. The boards received advice from legal counsel on its fiduciary duties under Delaware law and updates from management on the negotiations since the meeting of VIA’s board on August 19, 2005. After discussion, the board unanimously selected the proposed Interoute transaction as the superior proposal with respect to the interests of the Company and its shareholders and creditors. The boards unanimously approved the sale to Interoute, the sale agreement, the financing agreement, the management consultancy services agreement, the subscription agreement providing for the issuance of the shares to a subsidiary of Interoute, and related documentation and other related matters, including an amendment to VIA’s rights plan to exempt the transaction with Interoute from its terms. In light of the fact that Interoute still needed to obtain approval of its board of dircectors, VIA’s board also authorized VIA’s management to continue negotiating with the other bidder and planned another board meeting for August 26 in the event that Interoute had not obtained board approval by that time, at which time the board would consider its options.

Also on August 23, 2005, VIA entered into a settlement deed with Claranet regarding the termination of its agreement with Claranet to acquire VIA’s assets and operations. Pursuant to the settlement deed, Claranet agreed to pay VIA $800,000, payable in two installments, less approximately $135,000 of deductions for certain operational expenses incurred by Claranet on VIA’s behalf pursuant to a transition services agreement that will continue for a limited time. Under the Settlement Deed, VIA and Claranet mutually released all claims that either party has or may in the future have against the other party under the transaction documents.

On August 24, Interoute notified VIA’s management that its board of directors had met and approved the asset sale and related transactions. On August 24 and 25, VIA’s management and its legal counsel continued to finalize the transaction documents with Interoute and its legal counsel.

On August 26, 2005, VIA’s management and counsel completed negotiations on the sale agreement, the subscription agreement, the financing agreement and other transaction documents with Interoute, including agreement on the final $18.1 million purchase price, the $7.2 million credit facility and the preferred stock financing, and the documents were executed by the parties. Interoute proceeded to deliver $2.8 million in cash to VIA in payment of shares of the preferred and common stock. An announcement of the signing of definitive agreements with respect to the transactions with Interoute was issued on August 31, 2005 and a related Current Report on Form 8-K was filed on September 1, 2005. VIA took initial draws under the credit facility of approximately $2.6 million by September 1, 2005.

Reasons for the Sale; Recommendation of the Board of Directors

We entered into the Sale Agreement after evaluating the alternatives that were available to us to address our urgent liquidity problem following the termination of our previous agreement to sell the same assets to Claranet. As described more fully above under the caption “Background of the Asset Sale,” a combination of factors including unanticipated revenue shortfalls in certain of our legacy VIA companies and our new VIA Express business left us with insufficient cash reserves to continue operations. In the first quarter of 2005, we began to pursue both financing and sale alternatives on an expedited basis. We were unable to raise sufficient funds in a financing on acceptable terms and in late April we selected an asset sale to Claranet among the alternatives we were pursuing as the best available option. We began soliciting proxies in connection with the Claranet asset sale in early June. We completed the sale of a portion of our assets to Claranet on July 12, but had not received enough votes with respect to the remainder of the asset sale to Claranet and the plan of dissolution to hold the special and annual meeting originally scheduled for June 29, postponed to July 22 and adjourned to August 2. On July 27, Claranet delivered a letter purporting to terminate our agreement with them. Following receipt of the letter, while discussions were ongoing with Claranet as to the validity of the termination, we immediately began to pursue alternatives to the Claranet transaction, including the Asset Sale to Interoute. At that time, we estimated that we would have to enter into a transaction that would provide additional funding in the next few weeks before we exhausted the cash reserves of our corporate parent and were forced to file for bankruptcy protection. On August 23, 2005, we selected the Asset Sale to Interoute among the alternatives we were pursuing as the best available option.

The board of directors has determined that the terms of the proposed Asset Sale are fair to and in the best interests of the Company and its shareholders and creditors, and has unanimously approved the Asset Sale and the Sale Agreement. Accordingly, our board of directors unanimously recommends that the shareholders vote to approve and adopt the Sale Agreement and the Asset Sale.

In reaching its determination, the board of directors considered a number of factors, including the following:

·       the urgent liquidity problem facing the Company, and the board’s conclusion that if a transaction was not completed with a purchaser or investor the Company would not be able to continue as a going concern

·       the purported termination of the sale agreement with Claranet, and the Company’s expectations that contesting the termination would require a lengthy battle with Claranet that would be adverse to the Company’s business and make the Company more difficult to sell

·       the amounts to be received by VIA in the Asset Sale to Interoute exceeding the amounts VIA would have received from Claranet for the same assets had the sale to Claranet been completed

·       the expected reaction from the Company’s key suppliers and creditors to the Company’s inability to continue to make payments on a reasonably timely basis, including possible attempts to force the Company into an insolvency proceeding in one or more jurisdictions

·       the anticipated negative impact on the Company’s business from trying to continue operations without sufficient funding

·       the board’s determination that the amount and terms of the preferred and common stock financing and the credit facility financing provided by Interoute were fair and that such financing would allow VIA to continue operations until the Asset Sale could be completed

·       the amount of additional funding needed by the Company to reach projected cash flow breakeven, and the lack of potential lenders prepared to advance this amount to the Company

·       the process followed by the Company and its financial advisers, PricewaterhouseCoopers, to identify and evaluate alternative transactions

·       the Company’s belief that it could not consummate offers to invest in the Company identified in this process before the Company would run out of cash

·       the view of the board of directors that the Interoute offer was the best available offer for the Company’s assets

·       the view of the board, based on advice from PricewaterhouseCoopers, that there was not a high probability that continuing to meet with potential investors or buyers would result in a better offer

·       the belief of management that the preferred and common stock financing and the credit facility provided by Interoute would allow the Company to continue to operate its business until a transaction could be completed

·       the board’s belief that the cash to be received by the Company under the Sale Agreement would be the best available way to return value to shareholders

·       management’s belief that following a bankruptcy or insolvency proceeding the Company would not have sufficient cash available to pay all creditors or to return any value to shareholders

·       the view of the board that the price per share for the preferred stock financing and the common stock issued to Interoute in lieu of pre-paid fees was fair based on a number of factors, including Interoute’s requirement that VIA issue a significant number of voting shares to Interoute, its estimate of the cash that would be available for distribution to shareholders in the Dissolution, the recent trading prices of the common stock, the urgent need to receive financing to continue operations and to make the required €1.5 million payment by the end of August under a settlement agreement with a former noteholder, and the lack of other financing alternatives, and in the case of the preferred stock, the liquidation preference, the conversion ratio and its other terms

·       the terms and conditions of the Sale Agreement, including the right of the board of directors to terminate the Sale Agreement under certain circumstances where a competing offer had been received

In evaluating the proposed Asset Sale and the Sale Agreement the board of directors noted the following:

Prior to VIA’s entering into the proposed Interoute transaction (and the Claranet transaction that preceded it), a combination of factors including unanticipated revenue shortfalls in certain of VIA’s legacy companies and the new VIA Express business left the Company with insufficient cash reserves to continue operations. Although the Company had quickly instituted a program of managing its cash reserves, it was clear that the Company’s key suppliers and creditors would not forbear from taking legal action or terminating service unless the Company was able to quickly locate a source of funding or otherwise demonstrate its ability to address the cash shortfall. If the Company’s suppliers did not continue to supply services to VIA, its ability to continue operating would be materially and adversely impacted.

The Company’s expedited efforts to seek financing did not result in any proposed transactions that the board of directors could recommend to the shareholders or could be executable within the available time period. Accordingly, the Company retained PricewaterhouseCoopers and directed management to pursue a possible sale of control of the Company and to explore other options, while continuing to seek financing. The board of directors met several times per week to receive reports from management and the financial advisers, and to evaluate the perceived merits of pursuing possible courses of action that had been identified.

Following Claranet’s delivery of its letters of termination with respect to the sale agreement and financing facility, VIA’s management estimated that the Company needed to enter into an arrangement that would provide interim funding within the next few weeks before it ran out of funds and was forced to file for bankruptcy protection.

The board of directors ultimately concluded that the Sale Agreement and the Asset Sale were fair and in the best interest of the Company and its shareholders and creditors.

The foregoing discussion of the factors considered by the board of directors is not intended to be complete, though it does include all material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the Asset Sale, the board of directors did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have given different weights to different factors.

The board of directors recommends that the shareholders vote FOR approval and adoption of the Sale Agreement and the Asset Sale.

Use of Loan Facility and Proceeds from the Asset Sale

Under the Facility Agreement, Interoute has made available to us two loan facilities, a $2.2 million facility, which will be used exclusively to fund our operating subsidiaries, and a $5.0 million facility, which will be used to fund our corporate parent’s operating expenses, to pay down a portion of our accrued liabilities, and to reduce the number of employees remaining at the corporate parent to the bare minimum and pay termination costs related to these terminations. The proceeds from the Asset Sale would be used to pay off VIA’s remaining corporate debts and other liabilities, including severance costs for senior executives remaining at the corporate headquarters, the costs of the Claranet and Interoute sale transactions that had not been paid on a current basis out of working capital, lease payments, vendor bills relating to costs of being a public company and ongoing operating costs associated with “winding down” the corporate headquarters and the Company’s affairs. After those costs and costs of the transaction are paid and an appropriate reserve is established to pay for expected costs of dissolution (assuming the Dissolution is also approved and adopted) and other claims, shareholders would receive a distribution from the funds remaining. An unaudited pro forma balance sheet and profit and loss account as of

June 30, 2005, and estimates for the cash utilization up to the date of closing the Asset Sale and during the Dissolution, are included in this proxy statement. The amount available for distributions, if any, to shareholders would depend upon the timing of the closing and the obligations of the Company outstanding when the Asset Sale is completed and the time required to finally liquidate the Company. See “Liquidation Analysis and Estimates” beginning on page 56.

Activities of VIA following the Asset Sale

If the Asset Sale and Sale Agreement are approved and adopted, substantially all of the Company’s assets including its European operations would be sold, other than VIA NET.WORKS NY Corp, Surftrade U.S.A. Inc. and the parent company, VIA NET.WORKS, Inc., and Interoute would be the sole beneficiary of any future earnings and growth in revenues from these operations and assets. Substantially all of the liabilities associated with the Company’s operations would be assigned to and assumed by Interoute. Interoute would also acquire certain assets and liabilities pertaining to our centralized back office financial and technical support systems that are owned by VIA NET.WORKS, Inc. We would transfer employment contracts of certain headquarters personnel who are responsible for supporting the back office and technical support systems to appropriate VIA operating companies or Interoute will offer employment to such persons. VIA would retain certain corporate debts and other liabilities at its parent company, VIA NET.WORKS, Inc., including severance costs for the remaining senior executives, the cost of the Claranet and Interoute sale transactions that had not been paid on a current basis out of working capital, lease payments, vendor bills relating to costs of being a public company and ongoing operating costs associated with winding down the corporate headquarters. VIA would have the cash received in the Asset Sale, and would take immediate steps to terminate contracts that are terminable, seek to re-lease the corporate headquarters and other properties, negotiate releases from remaining contractual arrangements and similar actions. Failure of VIA to take such steps promptly could result in a significant reduction in the amount of cash remaining for distribution to shareholders, and VIA intends to take such steps whether or not a Dissolution and Plan of Dissolution are approved and adopted by shareholders.

Following certain such actions, if the Dissolution and Plan of Dissolution have been approved and adopted by shareholders and the board of directors determines that proceeding with a Dissolution is in the best interests of shareholders, VIA would proceed with the Dissolution as described below under “Proposal No. 2: Dissolution of the Company.” However, the board may, in the exercise of its fiduciary duties, determine that it is in the best interests of the Company and its shareholders to abandon the Dissolution and Plan of Dissolution, either before or after shareholder approval and adoption thereof.

If the Dissolution and Plan of Dissolution have been approved and adopted by shareholders and the board of directors determines that it would be advantageous to shareholders to do so, VIA may seek to effect a business combination with a third party that would assume the remaining liabilities of the Company. VIA may distribute a large portion of the remaining funds to shareholders of the Company before effecting a business combination. Alternatively, VIA may retain the cash for the benefit of the third party purchaser if the value to shareholders from the consideration paid in the business combination would be maximized by retaining the cash. VIA does not presently have any offers from third parties to effect a business combination of this type. A transaction of this type would enable VIA to proceed more expeditiously with dissolution without having to negotiate appropriate payments with respect to long term obligations, contingent obligations and other matters.

Material U.S. Federal Income Tax Consequences of the Asset Sale

The following is a summary of the material United States Federal income tax consequences of the Asset Sale. It is based upon laws, regulations (whether final, temporary or proposed), rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. The summary does not purport to be a complete analysis of all Federal income tax consequences of the Asset Sale, nor does it address any aspect of state, local, foreign or other tax laws.

The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. It is not anticipated that the Company will recognize gain for Federal income tax purposes as a result of the Asset Sale. Therefore, the proposed Asset Sale should not have any material adverse Federal income tax consequences to the Company.

The proposed Asset Sale by the Company is entirely a corporate action. Therefore, the Asset Sale will not be taxable to the shareholders of the Company.

The Dissolution and Plan of Dissolution, if approved and effected, will have tax consequences to shareholders of the Company. See “Proposal No. 2: Dissolution of VIA—Certain U.S. Federal Income Tax Consequences of Dissolution” and “Proposal No. 2: Dissolution of VIA—Certain U.S. State and Local Income Tax Consequences of Dissolution.”

Certain Netherlands Tax Considerations Relating to the Asset Sale

The following is a summary of the material Dutch corporate income tax consequences of the Asset Sale. It is based upon Dutch law, Dutch regulations, Dutch rulings and Dutch case law now in effect, all of which are subject to change, possibly with retroactive effect. The summary does not purport to be a complete analysis of all Dutch corporate income tax consequences of the Asset Sale, nor does it address to foreign or other tax laws. The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. It is not anticipated that the Company will actually pay Dutch corporate income tax on the proposed Asset Sale. The proposed Asset Sale by the Company is entirely a corporate action. Therefore the Asset Sale will not be taxable to the stockholders of the Company.

Accounting Treatment of Asset Sale

The Asset Sale will be accounted for as a “sale” by the Company, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

Government Approvals

Except for filing the Certificate of Dissolution and compliance with applicable Delaware law and the rules and regulations of the SEC and the Code, no United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the Asset Sale.

No Appraisal or Dissenters’ Rights

Shareholders who do not approve and adopt the Asset Sale and Sale Agreement may vote against such proposal, but under Delaware law appraisal and dissenters’ rights are not provided to shareholders in connection with this transaction.

Interests of Certain Persons in the Sale

All of the Company’s directors and officers own stock and/or options to purchase stock of VIA, and to that extent their interest in the proposed Asset Sale is the same as that of other shareholders. However, in considering the Asset Sale and approval of the Sale Agreement, shareholders should be aware that certain officers of the Company have interests in the proposed transaction as described below and that these interests may be different from or in addition to those of other shareholders.

All of the Company’s executive officers will be terminated from employment prior to or upon the final liquidation of the Company. One or more of the officers may continue with the Company after the Dissolution and Plan of Dissolution is approved by the shareholders in order to assist in the wind down of the Company through the final liquidation. The other officers will be terminated before or shortly after the Dissolution and Plan of Dissolution is filed.

Each of the officers is entitled to either a period of notice prior to termination, a termination payment of varying amounts, or both. Under the employment agreement between VIA and Ray Walsh, VIA’s President and Chief Executive Officer, VIA may terminate Mr. Walsh’s employment at any time without notice. If VIA terminates his employment without cause, Mr. Walsh will be entitled to a severance payment equal to twelve months of his base salary at the time of such termination. Under the February 11, 2005 modification of his 2002 employment agreement, Matt Nydell, VIA’s General Counsel and Corporate Secretary waived and released VIA from any future obligation to pay a separation indemnity in exchange for full payment at that date of the indemnity; the separation payment was made in February 2005. Under a retention agreement of the same date, VIA agreed to pay Mr. Nydell a sum equal to 43% of his annual bonus eligibility, in lieu of any normal annual bonus eligibility for the same period of time, on the condition that Mr. Nydell remain in the employment of VIA through May 31, 2005. On June 2, 2005, upon expiration of the prior retention agreement, VIA and Mr. Nydell entered into a new retention agreement under which VIA agreed to pay Mr. Nydell a gross sum of €50,000, in lieu of any normal bonus eligibility for the same period of time, on the condition that Mr. Nydell remain in the employment of VIA through August 31, 2005.

The board of directors has also authorized the Company to provide a deal bonus to Messrs. Walsh and Nydell in the event that a transaction for the sale of the Company or substantially all the assets of the Company is consummated. Upon closing of such transaction, Messrs. Walsh and Nydell would receive an amount equal to 30% of their annual salary. The closing of the Sale Agreement and the Asset Sale would qualify under this bonus scheme.

The Purchaser has not indicated any plans to hire on a permanent basis any of the Company’s executive officers.

All of the Company’s executive officers have received one or more grants of stock options during his or her tenure with VIA. Each of the option agreements provide for the acceleration of the vesting period of the options if there is a “change of control” (as defined in the agreements) in which VIA is not the surviving company. However, most of the option agreements further provide that no acceleration of vesting will occur if the optionee continues with the surviving company in an equivalent position or role for a period of not less than one year. All of the options held by the senior executives of the Company provide for a strike or exercise price which is currently substantially greater than the current trading price of the Company’s common stock, and therefore it is likely that if the Asset Sale is completed all stock options held by the Company’s senior executives will have no value.

Terms of the Asset Sale; The Sale Agreement

The following discussion is a summary of the material provisions of the Sale Agreement. This summary and all other discussions of the terms and conditions of the Sale Agreement included elsewhere in this proxy statement are qualified in their entirety by reference to the Sale Agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. Capitalized terms used but not defined in this proxy statement have the meanings set forth in the Sale Agreement.

The Parties

VIA NET.WORKS, Inc. is a provider of business communication solutions to small- and medium-sized enterprises, or SMEs, in Europe. Through our two brands, VIA and PSINet Europe, we offer a comprehensive portfolio of business communications services, including web hosting, security, connectivity, networks, voice and professional services. Our headquarters are in Amsterdam and we have operations in France, Germany, the Netherlands, Spain, and Switzerland.

Interoute Communications Holdings S.A. (referred to herein as “Interoute” or “Purchaser”) is a telecommunications provider operating throughout mainland Europe and North America. Interoute owns and operates an advanced and densely connected voice and data network to deliver customer-controlled network services to a diverse range of businesses including carriers, mobile operators, service providers, enterprise customers and government departments. Interoute also owns and operates dense city networks throughout Europe’s major business centers. Interoute plans to use cash on hand to pay the purchase price in connection with the Asset Sale.

Assets to be Sold Pursuant to the Sale Agreement

Under the Sale Agreement and the Asset Sale contemplated thereby, we would sell to Interoute the stock of VIA Holdco, which owns through its subsidiaries all of VIA’s business operations as well as certain assets pertaining to our centralized back office and technical support systems, including employee contracts of certain headquarters personnel, for cash and the assumption by Interoute of certain of our liabilities. The assets to be sold pursuant to the Sale Agreement consist of substantially all of the assets, properties and rights of the Company.

Assumed Liabilities

On the date of closing of the Sale Agreement, the Purchaser would assume certain liabilities of our parent company, VIA NET.WORKS, Inc., including liabilities and obligations relating to the business operations being sold and employee contracts of certain headquarters personnel. Interoute would not assume other liabilities, such as severance costs for other employees at the corporate headquarters, lease payments, vendor bills relating to costs of being a public company and ongoing operating costs associated with winding down the corporate headquarters.

VIA would retain all other debts and liabilities of our parent company, including but not limited to expenses relating to the headquarters office lease in Schiphol-Oost, VIA senior executives and all other headquarters staff, corporate vendors and professional advisors.

Purchase Price

Under the Agreement, the Purchaser would pay VIA $18.1 million for substantially all the assets of the Company. Up to $5.0 million of the purchase price may be advanced to us by the Purchaser prior to the closing under a $5 million loan facility (of a $7.2 million overall facility) established by Interoute when the Sale Agreement was signed. Payment of approximately $1 million of the purchase price would be deferred, and would be released to VIA only upon assignment of the lease on its principal headquarters. However, we expect such assignment to occur prior to closing (although the assignment will require that VIA pay to the landlord of the headquarters premises a sum of approximately $600,000). This cash outflow is currently shown in the liquidation analysis as being paid after the closing. See “Liquidation Analysis and Estimates” beginning on page 56.

Closing Date

If the Asset Sale is approved and adopted by our shareholders, the closing will take place shortly after the shareholder meeting.

Warranties

VIA has made certain warranties to the Purchaser relating to, among other things:

·       title to the shares of the subsidiary companies to be sold under the Sale Agreement and other assets being sold

·       charter documents, corporate registers and minute books of the subsidiary companies

·       assets, liabilities and financial obligations of the subsidiary companies

·       accounts being prepared in accordance with applicable generally accepted accounting principles

·       intellectual property and information technology, including licenses and patents

·       computer systems and data protection

·       third party contracts and leases

·       employees and employee benefits

·       legal compliance

·       absence of litigation

·       insurance

·       taxes

·       absence of material adverse change, as defined in the Sale Agreement

·       subsidiary companies not being insolvent

·       accuracy of disclosure

These warranties to the Purchaser are intended for the benefit of the Purchaser and not for the benefit of investors. They should not necessarily be taken as a statement of the existence of a state of affairs, but serve to allocate risk among contracting parties.

Indemnification

VIA and the Purchaser have agreed to indemnify each other against liabilities for which the Purchaser and VIA, respectively, are responsible under the Sale Agreement.

Survival of Warranties and Other Claims; Limitations on Liability

The warranties in the Sale Agreement generally survive for three months following closing, with certain exceptions for matters relating to tax and title to properties. VIA would not be liable for any breaches of warranties until the aggregate amount of all claims exceeds $1,000,000, and VIA’s maximum liability for all breaches would be limited to 33% of the purchase price (approximately $6.0 million).

Management Consultancy Services Agreement

Simultaneously with entering into the Sale Agreement, VIA entered into a management consultancy services agreement with the Purchaser pursuant to which the Purchaser will provide advice and assistance in connection with VIA’s day to day operations until the closing of the Asset Sale or earlier termination of the Sale Agreement. Under the management consultancy services agreement, VIA has retained the right to make all decisions about the management of the business. Under the agreement, VIA paid a management fee of $400,000 by the issuance to a subsidiary of Interoute of approximately 10.8 million shares of our voting common stock.

Employee Matters

The employees of the subsidiary companies being sold by VIA generally will be employed by those companies or the Purchaser following the transaction. The employees at our parent company, VIA

NET.WORKS, Inc., generally will not be employed by the Purchaser, and any severance or related liabilities associated with the retained employees will be the responsibility of VIA.

Conditions to the Consummation of the Asset Sale

The Sale Agreement is conditioned, among other things, upon the approval of the Asset Sale by VIA’s shareholders. However, because Interoute, through a subsidiary, controls approximately 46.5% of our outstanding voting stock and has agreed to vote in favor of the proposals related to the Sale Agreement and the Plan of Dissolution, we expect that the Sale Agreement and the Plan of Dissolution proposals will be approved by holders holding a majority of our outstanding voting stock at the Shareholder Meeting. In addition to the shareholder approval requirement, VIA is subject to customary pre-closing conditions relating to, among other things, accuracy of warranties and compliance by VIA with the provisions of the Sale Agreement.

Solicitation of Alternative Proposals

The Sale Agreement prohibits VIA from approaching or negotiating with any other potential purchaser, provided that VIA’s board may negotiate with a third party regarding an alternative offer if refusing to do so would, in the reasonable determination of VIA’s board upon advice of counsel, be reasonably likely to constitute a breach of fiduciary duties.

Termination

The Purchaser is entitled, prior to the closing, to terminate the Sale Agreement in the event of

·       claims against VIA in excess of $50,000, which had not been disclosed on or before August 25, 2005, and which exceed $1,500,000 in the aggregate

·       the bankruptcy of VIA

·       a breach of an undertaking in the Sales Agreement or warranty where the losses to the Purchaser are likely to exceed $1,000,000

·       a material breach of the Facility Agreement

·       a catastrophic uninsured loss of greater than $2.0 million by VIA

Effect of Termination

In the event the Purchaser terminates the Sales Agreement in connection with any of the items listed above, or if VIA terminates the Sales Agreement because it accepts a competing offer, VIA must (a) pay a break-up fee of $500,000, (b) reimburse the costs and expenses incurred by Interoute in connection with the transaction up to $250,000, (c) pay back the amounts drawn against the financing facility and (d) if the Purchaser exercises its right to have its preferred stock in VIA redeemed following acceptance of a competing offer, redeem the preferred stock at the original purchase price plus accured dividends.

Terms of Facility Agreement

Concurrently with entering into the Sale Agreement, VIA entered into a Facility Agreement with Interoute under which Interoute committed to provide a $7.2 million secured bridge financing facility, of which $2.2 million may be advanced to fund VIA’s subsidiary company operations and $5.0 million may be used by VIA to pay corporate operating costs and certain accrued liabilities. At closing, the purchase price of the transaction would be reduced by the amount the VIA has been advanced under the $5.0 million facility. Amounts advanced under the $2.2 million portion of the credit facility would be assumed by Interoute at the closing. Funds advanced under the new facility bear interest at a rate of 12% per annum.

Interoute received a commitment fee for the credit facility in the amount of $525,000, which we paid by the issuance to Interoute of 14.2 million shares of our common stock.

Following a termination of the Sale Agreement, the Purchaser may immediately cancel the facilities and all amounts thereunder come due upon 20 or 40 days notice to VIA, depending on the circumstances of the termination.

Terms of the Subscription Agreement

Concurrently with the execution of the Sale Agreement, VIA entered into a Subscription Agreement with Interoute pursuant to which a subsidiary of Interoute purchased 10,810,811 shares of common stock and 5,454,545 shares of a newly created series of preferred stock of VIA designated Series A convertible preferred stock for an aggregate purchase price of $2.8 million. The preferred stock carries a dividend preference in an amount of 12% per annum of the purchase price of the stock. Upon liquidation of VIA, holders of the preferred stock are entitled to a liquidating dividend equal to the original purchase price paid for the stock, together with all accrued and unpaid dividends (whether or not declared) before any payment or declaration and setting apart for payment of any amount shall be made in respect of any of VIA’s shares of common stock. Each share of preferred stock is convertible into five shares of common stock. The holders of preferred stock are entitled to vote each share of preferred stock as if it had been converted into common stock. The Subscription Agreement also covers the 25.0 million shares of common stock that a subsidiary of Interoute received for its loan commitment and for management services fees. The per share purchase price of the common stock was based on the anticipated per share final distribution amount following the dissolution, which is discussed under the caption “Liquidation Analysis and Estimates” on page 56.

Under the Subscription Agreement, Interoute agreed to vote all of its shares of our common stock and preferred stock (representing approximately 46.5% of our outstanding voting stock as of the date of this proxy statement) in favor of the proposals related to the Sale Agreement and the Asset Sale and the Plan of Dissolution and Dissolution and against other acquisition proposals.

In the event that the board of directors of VIA accepts or recommends a competing acquisition proposal in compliance with the Sale Agreement, the obligation of Interoute to vote its shares as provided in the preceding paragraph would not apply, and instead Interoute would be permitted to cast up to one third (1/3) of the total number of votes eligible to be voted on the proposal as determined by Interoute in its sole discretion, and Interoute would be required to vote all remaining shares (in excess of the one-third limit) in a manner that is proportionate to the manner in which all holders of voting shares (other than Interoute) vote on the proposal (provided that, at the time of such vote, VIA has paid in full all of the amounts outstanding under the credit facility and any termination payments due to Interoute under the Sale Agreement).

Interoute further agreed not to elect directors to or seek to take control of the board of directors of VIA. So long as the VIA board has not accepted or recommended a competing proposal, Interoute may not, without the prior written consent of VIA:

·  acquire additional securities of VIA

·  solicit proxies in opposition to a recommendation of the VIA board of directors

·  become a participant in an election contest with respect to the election of directors or other similar elected persons of VIA or seek to influence or affect the vote of any stockholder of VIA

·  act in concert with any other person for the purpose of acquiring, holding, voting or disposing of securities of VIA

·  seek to appoint, elect or remove any member of the VIA board or make any public statements suggesting any change in the VIA board or management

·  disclose any intention, plan or arrangement to take any of the foregoing actions

Pursuant to the Subscription Agreement, Interoute is entitled to designate an observer to attend meetings of the VIA board of directors in a non-voting observer capacity. Interoute does not have any representatives on VIA’s board of directors as of the date of this proxy statement.

VIA granted Interoute certain pre-emptive rights which would allow Interoute to purchase a portion of any future securities offerings in such amounts as would be necessary to maintain its current voting power.

Amendment of the Company’s Rights Plan

On January 29, 2004, VIA entered into a rights agreement with Continental Stock Transfer & Trust Company, as rights agent, in order to ensure that any strategic transaction undertaken by VIA would be one in which all stockholders can receive fair and equal treatment and to guard against coercive or other abusive takeover tactics that might result in unequal treatment of VIA’s stockholders. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of VIA’s outstanding common stock without the approval of our board of directors.

On August 26, 2005, immediately prior to the execution of the Sale Agreement, the Company and the rights agent entered into an amendment to the rights agreement which provides that neither the execution of the Sale Agreement nor the consummation of the Asset Sale will trigger the provisions of the rights agreement.

In particular, the amendment to the rights agreement provides that neither Interoute nor any of its affiliates (the “exempted persons”) shall be deemed to be an “Acquiring Person”, and none of “Distribution Date,” “Stock Acquisition Date” nor a “Triggering Event” shall be deemed to have occurred by virtue of or as a result of the consummation of the transactions contemplated by the definitive transaction documents, including the issuance of our preferred stock and common stock to Interoute.

Unaudited pro forma financial information

The following unaudited pro forma consolidated financial information should be read in conjunction with the other financial information contained in this proxy statement.

The unaudited pro forma consolidated financial information is presented for informational purposes only, is based upon estimates by the Company’s management and is not intended to be indicative of actual consolidated results of operations or consolidated financial position that would have been achieved had the transactions or adjustments been consummated as of the date indicated above nor does it purport to indicate results which may be attained in the future.

On July 12, 2005, VIA sold its Amen group of business and its U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations to to Claranet for $9.3 million, less a portion of the deposit already paid by Claranet in connection with the Asset Sale (plus interest on such amount), repayment to Claranet of the amounts owed by VIA under the loan facility established on April 30, 2005, including interest, and an amount held as a deferred payment (the “July 12th Sale”). These businesses are presented as discounted operations in the historical financial statements for the year ended December 31, 2004 and the six months ended June 30, 2005 included herein. The sale excluded the PSINet Europe operations and VIA’s legacy operations in France, Germany and Spain and certain assets pertaining to the Company’s centralized back office and technical support systems, including employee contracts of certain headquarters personal (the “Remaining Assets”). On July 27, 2005, Claranet delivered a letter purporting to terminate the agreement under which it was to purchase the Remaining Assets. On August 23, VIA entered into a settlement agreement with Claranet relating to the termination of this agreement pursuant to which Claranet agreed to pay VIA, in two installments, approximately $800,000, less deductions of approximately $135,000 for certain operating expenses incurred by Claranet on VIA’s behalf pursuant to a transition services agreement (the “Claranet Settlement”).

On August 26, 2005, VIA entered into a sale and purchase agreement, or Sale Agreement, with Interoute, to sell the Remaining Assets pursuant to the Sale Agreement. Under the Sale Agreement, VIA would receive cash consideration of $18.1 million for the sale of the Remaining Assets. VIA and a subsidiary of Interoute (“Interoute Sub”) also entered into a subscription agreement on August 26, 2005 under which Interoute Sub purchased 10,810,811 shares of common stock and 5,454,545 shares of a newly created series of preferred stock of VIA designated Series A convertible preferred stock for an aggregate purchase price of $2.8 million. The preferred stock carries a dividend preference in an amount of 12% per annum of the purchase price of the stock. Upon liquidation of VIA, holders of the preferred stock are entitled to a liquidating dividend equal to the original purchase price paid for the stock, together with all accrued and unpaid dividends (whether or not declared) before any payment or declaration and setting apart for payment of any amount shall be made in respect of any of the VIA’s shares of common stock. Under the subscription agreement, Interoute Sub also received (a) 10,810,811 shares of common stock in lieu of $0.4 million in management services fee paid in connection with a management services contract entered into with a subsidiary of Interoute and (b) 14,189,189 shares of common stock in lieu of $0.9 million for a commitment fee paid in connection with the $7.2 million credit facility extended to VIA by a subsidiary of Interoute under a Facility Agreement entered into by VIA and the subsidiary of Interoute on August 26, 2005.

On June 29, 2005, the Company entered into a series of agreements (the “Sorbie Agreements”) relating to the release by Sorbie Europe B.V. (formerly PSINet Europe B.V.) (“Sorbie”) of all of the VIA’s obligations related to the unsecured zero-coupon convertible note of €6.0 million (approximately $7.3 million) due in full November 20, 2005 issued to Sorbie in connection with its acquisition of the PSINet Europe companies on August 9, 2004. Under the Sorbie Agreements, VIA and the sellers of the PSINet Europe companies mutually released all claims that either party has or may have in the future have against the other party under the August 9, 2004 purchase agreement. In consideration for the release, Sorbie agreed to cancel the note against a payment to Sorbie, prior to August 31, 2005, of €1.5 million (approximately $1.8 million) in cash and the issuance to Sorbie of a number of shares of common stock of VIA equal to 9.9%of the total outstanding shares of the Company as of June 29, 2005. Pursuant to the Sorbie Agreements, on August 29, 2005, VIA paid approximately $1.8 million and issued 7,173,341 shares of common stock (aggregate value of approximately $0.5 million) to Sorbie (collectively, the “Sorbie Settlement”). Upon completion of the Sorbie Settlement, VIA recorded a gain of $5.0 million in the statement of operations in the three months ending September 30, 2005. This gain is not reflected in the accompanying pro forma consolidated statement of operations.

The following unaudited pro forma consolidated balance sheet of VIA NET.WORKS, Inc. and its consolidated subsidiaries as of June 30, 2005 and unaudited pro forma income statements of VIA NET.WORKS, Inc. and its consolidated subsidiaries for the year ended December 31, 2004 and the six months ended June 30, 2005 are derived from the historical financial statements of VIA NET.WORKS, Inc. for the year ended December 31, 2004, and six months ended June 30, 2005 included herein, adjusted to illustrate the effect of the July 12th Sale and the Claranet Settlement, the sale of the Remaining Assets to Interoute, and the Sorbie Settlement, as if these occurred on June 30, 2005 with respect to the pro-forma consolidated balance sheet, and January 1, 2004 with respect to the pro-forma consolidated statement of operations.

VIA NET.WORKS, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
(In thousands of U.S. dollars, except share data)

	June 30, 2005	July 12 Sale and Claranet Settlement (1)	Sorbie settlement (2)	Subtotal	Interoute Sale(3)	Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$3,140	$ 5,425	$ (1,832)	$6,733	$ 19,237	$25,970
Restricted cash	2,457	—	—	2,457	(2,215)	242
Trade and other accounts receivable, net of allowance	4,827	—	—	4,827	(4,652)	175
Other current assets	3,701	—	—	3,701	(3,145)	556
Assets of businesses held for sale	19,843	(19,843)	—	—	—	—
Total current assets	33,968	(14,418)	—	17,718	9,225	26,943
Property and equipment, net	6,222	—	—	6,222	(6,222)	—
Goodwill	18,834	—	—	18,834	(18,834)	—
Intangible assets, net	3,052	—	—	3,052	(3,052)	—
Other non-current assets	792	—	—	792	—	792
Deferred tax assets	13,771	—	—	13,771	—	13,771
Total assets	$76,639	$ (14,418)	$ (1,832)	$60,389	$ (18,883)	$41,506
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,912	$ —	$ —	$9,912	$ (6,120)	$3,792
VAT and other taxes payable	507	—	—	507	(5)	502
Current portion of capital lease obligations and long-term payables	7,483	—	(7,298)	185	(185)	—
Deferred revenue	2,151	—	—	2,151	(2,151)	—
Accrued expenses	20,831	(3,320)	—	17,511	(15,322)	2,189
Deferred tax liability	14,034	—	—	14,034	(263)	13,771
Other current liabilities	1,918	—	—	1,918	(1,834)	84
Liabilities of businesses held for sale	19,598	(19,598)	—	—	—	—
Total current liabilities	76,434	(22,918)	(7,298)	46,218	(25,880)	20,338
Capital lease obligations and long-term payables, less current portion	142	—	—	142	(125)	17
Deferred tax liabilities	937	—	—	937	(937)	—
Total liabilities	77,513	(22,918)	(7,298)	47,297	(26,942)	20,355
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; 5,454,545 shares issued	—	—	—	—	5	5
Common stock, $.001 par value; 132,500,000 shares authorized; 109,789,592 shares issued	67	—	7	74	36	110
Additional paid-in capital	558,478	—	502	558,980	4,866	566,696
Treasury stock, 1,520,789 shares	(1,521)	—	—	(1,521)	—	(1,521)
Accumulated gain (deficit)	(535,232)	956	4,957	529,319	(11,970)	(544,139)
Accumulated other comprehensive gain (loss)	(22,666)	7,544	—	(15,122)	15,122	—
Total stockholders’ equity	(874)	8,500	5,466	13,092	8,059	21,151
Total liabilities and stockholders’ equity	$76,639	$ (14,418)	$ (1,832)	$60,389	$ (18,883)	$41,506

NOTES TO THE PRO FORMA CONSOLIDATED BALANCE SHEET AS AT DECEMBER 31, 2004

(1)    The balance sheet for the six months ended June 30, 2005, reflected the assets and liabilities for the Amen group of business and its U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations separately as assets and liabilities of businesses held for sale. Upon completion of the sale these assets and liabilities are eliminated.

The increase of cash and cash equivalents of $5.4 million in the July 12th Sale resulted from the receipt of the consideration of $9.3 million, less $3.9 million representing a portion of the deposit already paid by Claranet in connection with the Asset Sale (plus interest on such amount) and repayment to Claranet of the amounts owed by VIA under the loan facility established on April 30, 2005, including interest.

The reduction in accrued expenses represents the elimination of amounts owed to Claranet of $3.9 million less the net amount of $0.6 million arising from the August 23, 2005 settlement agreement with Claranet.

The amount of $7.5 million of accumulated other comprehensive loss relate to the impact of removing the foreign currency translation adjustments recorded by the subsidiaries included in the July 12th Sale as at June 30, 2005.

(2)    Represents the Sorbie Settlement as described above.

(3)    The increase of cash and cash equivalents of $19.2 million in the Interoute Sale represents the receipt of the cash consideration of $18.1 million and $2.8 million for the businesses and the issuance of the preferred and common stock, less cash and cash equivalents held by the subsidiaries included in the Interoute Sale on June 30, 2005 of $1.7 million. Cash and cash equivalents held by these subsidiaries at June 30, 2005 were transferred to the buyer and removed from cash and cash equivalents of the VIA NET.WORKS, Inc. on a pro forma basis.

Amounts disclosed for the other assets and liabilities relate to the impact of removing the Remaining Assets included in the Interoute Sale from the consolidated balance sheet as at June 30, 2005.

The increase in preferred and common stock and additional paid-in capital represents the fair value of the shares issued in conjunction with the Interoute Sale and comprises:

	Par value $	Additional paid-in capital $
Preferred Stock
5,454,545 at $0.44 per share	5	2,395
Common Stock
35,810,811 at $0.07 per share	36	2,471
	41	4,866

The amount of $15.1 million of accumulated other comprehensive loss relate to the impact of removing the foreign currency translation adjustments recorded by the subsidiaries included in the Asset Sale as at June 30, 2005.

VIA NET.WORKS, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands of U.S. Dollars, except share and per share data)

	For the six months ended June 30, 2005	Sorbie Settlement	Interoute Sale(1)	Pro Forma statement of operations
Revenue	$ 29,586	—	$ 29,477	$ 109
Operating costs and expenses:		—
Internet services	15,458	—	15,458	—
Selling, general and administrative	28,566	—	18,153	10,413
Impairment and restructuring charges	11,846	—	10,020	1,826
Depreciation and amortization	2,911	—	2,911	—
Total operating costs and expenses	58,781	—	46,542	12,239
Operating gain (loss) from continuing operations	(29,195)	—	(17,065)	(12,130)
Interest income	60	—	19	41
Interest expense	(333)	(153)	(139)	(41)
Other income (expense), net	299	—	(4,463)	4,762
Foreign currency (losses) gains, net	(10,366)	—	(955)	(9,411)
Gain (loss) from continuing operations before minority interest and income taxes	(39,535)	(153)	(22,603)	(16,779)
Income tax benefit (expense)	(172)	—	129	(301)
Net gain (loss) from continuing operations	$ (39,707)	(153)	$ (22,474)	$ (17,080)
Basic and diluted (loss) gain per share:
Continuing operations	$ (0.36)	—	$ (0.20)	$ (0.16)
Shares used in computing basic and diluted loss per share	109,789,592	109,789,592	109,789,592	109,789,592

NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2005

(1)           Represents the elimination of the results of operations of the trading activities to be sold to Interoute pursuant to the Sale Agreement described above.

VIA NET.WORKS, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (Continued)
(in thousands of U.S. Dollars, except share and per share data)

	For the year ended December 31, 2004	Sorbie Settlement	Interoute Sale(1)	Pro Forma statement of operations
Revenue	$ 31,961	—	$ 31,926	$ 35
Operating costs and expenses:		—
Internet services	16,905	—	16,905	—
Selling, general and administrative	44,526	—	24,819	19,707
Impairment and restructuring charges	8,992	—	6,779	2,213
Depreciation and amortization	4,777	—	4,777	—
Total operating costs and expenses	75,200	—	53,280	21,920
Operating gain (loss) from continuing operations	(43,239)	—	(21,354)	(21,885)
Interest income	510	—	33	477
Interest expense	(300)	(111)	(157)	(32)
Other income (expense), net	5,877	—	(2,933)	2,944
Foreign currency gains, net	5,377	—	(919)	4,458
Gain (loss) from continuing operations before minority interest and income taxes	(31,774)	(111)	(17,626)	(14,038)
Income tax benefit (expense)	68	—	68	—
Net gain (loss) from continuing operations	$ (31,706)	(111)	$ (17,558)	$ (14,038)
Basic and diluted (loss) gain per share:
Continuing operations	$ (0.29)	—	$ (0.16)	$ (0.13)
Shares used in computing basic and diluted loss per share	109,789,592	109,789,592	109,789,592	109,789,592

NOTES TO THE PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004

(1)    Represents the elimination of the results of operations of the trading activities to be sold to Interoute pursuant to the Sale Agreement described above.

Liquidation Analysis and Estimates

The following analysis and estimates are based on the updated unaudited pro forma balance sheet of VIA NET.WORKS, Inc. and its subsidiaries as of June 30, derived as set forth above in the section “Updated unaudited Pro Forma Financial Information,” adjusted to illustrate the effect of operations of the Company prior to the closing of the Asset Sale and the Dissolution of the Company following the Asset Sale (including the estimated effect of distributing assets in accordance with the Plan of Dissolution).

Prior to the closing of the Asset Sale (estimated for this purposes as occurring on October 31, 2005), the Company will expend significant funds to sustain its corporate operations and cover operating losses. An estimate of these expenditures is set forth below. The actual amounts expended could be significantly greater or less than the amount estimated, particularly if the closing does not occur when estimated.

If the Sale Agreement and the Asset Sale are approved, adopted and effected, VIA plans to take immediate steps to reduce the operating costs by reducing the number of employees to the bare minimum needed to continue its affairs through the Dissolution or other activities, terminating contracts that are terminable, seeking to sublease the corporate headquarters and other properties, negotiating releases from remaining contractual arrangements and similar actions taken in connection with the Plan of Dissolution. The information regarding the Dissolution of the Company includes the estimated effect of the resolution of these matters. The actual amounts expended in resolving these matters could be significantly greater or less than the amount estimated. The amount also includes certain administrative and professional expenses the Company expects to incur related to resolving outstanding business affairs associated with dissolving the Company. This amount could be affected by negotiations to resolve any outstanding contractual arrangements as well as the regulatory and legal requirements to dissolve the Company. The net cash outflow in connection with the Dissolution plans disclose expected cash movements between the date of closing the Asset Sale (estimated for this purposes as occurring on October 31, 2005) and November 30, 2005. To the extent that significant numbers of employees or contracts remain at that date, the actual amounts expended in connection with the Dissolution of could be significantly greater than the amount estimated. Disregarding the potential impact of all of these potential factors, based on our current estimate of remaining assets that will be available for distribution to common shareholders, after payment of the liquidating preference to the holders of shares of the preferred stock, holders of common stock would receive a final distribution as a liquidating dividend of approximately $.035 per share.

	Pro Forma Balance Sheet	Balance Sheet Movements Before Closing(1)	Dissolution Plan(2)(3)	Balance sheet After Closing and Dissolution Plan (4)
	(in thousands of U.S. Dollars)
ASSETS
Current assets:
Cash and cash equivalents	$ 25,970	$ (12,923)	$ (6,621)	$ 6,426
Restricted cash	242	(242)	—	—
Trade and other accounts receivable, net of allowance	175	(175)	—	—
Other current assets	556	(556)	—	—
Total current assets	26,943	(13,896)	(6,621)	6,426
Other non-current assets	792	(792)	—	—
Deferred tax asset	13,771	—	(13,771)	—
Total assets	$ 41,506	$ (14,688)	$ (20,392)	$ 6,426
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 3,792	$ —	$ (3,792)	$ —
VAT and other taxes payable	502	(502)	—	—
Accrued expenses	2,189	—	(2,189)	—
Deferred tax liability	13,771	—	(13,771)	—
Other current liabilities	84	(84)	—	—
Total current liabilities	20,338	(586)	(19,752)	—
Capital lease obligations and long-term payables, less current portion	17	(17)	—	—
Total liabilities	20,355	(603)	(19,752)	—
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; 5,454,545 shares issued	5	—	—	5
Common stock, $.001 par value; 132,500,000 shares authorized; 109,789,592 shares issued	110	—	—	110
Additional paid-in capital	562,921	—		562,921
Treasury stock, 1,520,789 shares	(1,521)	—	—	(1,521)
Accumulated deficit	(540,364)	(14,085)	(640)	(555,089)
Total stockholders’ equity	21,151	(14,085)	(640)	6,426
Total liabilities and stockholders’ equity	$ 41,506	$ (14,688)	$ (20,392)	$ 6,426

(1)          The net cash outflow between June 30, 2005 and October 31, 2005, the estimated date of closing, of $12.9 million consists of the following

(in millions of U.S. Dollars)
Corporate operational cash outflow before Closing	$ (9.0)
Working capital funding requirements of subsidiaries between June 30 and signing of Sale Agreement with Interoute	$ (1.6)
Transaction fees relating to the Asset Sale, not paid out of working capital	$ (1.1)
Management termination expenses	$ (0.9)
Headquarters office guarantee payments	$ (0.3)
Total	$ (12.9)

(2)          The net cash outflow of $6.7 million, excluding restricted cash, in connection with the Dissolution Plan consists of the following:

(in millions of U.S. Dollars)
Accrued back-office and network related expenses	$ (1.8)
Corporate operational cash outflow after closing of Asset Sale	$ (1.5)
2004 and 2005 audit and tax fees, including final tax returns	$ (1.2)
Transaction fees relating to the Asset Sale, not paid out of working capital	$ (1.1)
Estimated attorney fees relating to known litigation claims	$ (0.4)
Headquarters office lease termination expenses	$ (0.4)
Termination expenses relating to outsourced services	$ (0.2)
Accrued legal fees relating to the Asset Sale	$ (0.1)
Total	$ (6.7)

(3)          The Company is subject to claims and legal proceedings that arise in the ordinary course of its business operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company does not believe that any of these matters will have a material adverse affect on its business, assets or operations. Consequently, the Company did not provide for any potential expenses which may arise from these contingent liabilities.

(4)          The shares of preferred stock issued to Interoute have a liquidation preference to our common stock.  Upon a liquidation, including pursuant to the Plan of Dissolution, holders of common stock would not receive distributions until the liquidation preference on the preferred stock has been satisfied.  The liquidation preference on the shares of preferred stock issued to Interoute is equal to the $2.4 million purchase price plus accrued and unpaid dividends in the aggregate.  Based on our current estimate of remaining assets that will be available for distribution to common shareholders, after payment of the liquidating preference to the holders of shares of the preferred stock, holders of common stock will receive a final distribution as a liquidating dividend of approximately $.035 per share.

Information About the Company

Business

Overview

VIA NET.WORKS, Inc. is a provider of business communication solutions to small- and medium-sized enterprises, or SMEs, in Europe. Through our two brands, VIA and PSINet Europe, we offer a comprehensive portfolio of business communications services, including web hosting, security, connectivity, networks, voice and professional services. Our headquarters are in Amsterdam and we have operations in France, Germany, the Netherlands, Spain, and Switzerland. Through our brands, we provide a full suite of services to our targeted customer base:

·       Our “VIA NET.WORKS” brand is targeted at SMEs that need shared and dedicated hosting services; managed security services; connectivity through DSL; leased lines; dial-up and virtual private networks, or VPN, and low-cost voice services.

·       Our “PSINet Europe” brand is targeted at larger SMEs, providing high-end hosting, IT outsourcing, e-business infrastructure, collocation and managed security solutions, as well as comprehensive data center services. Our PSINet Europe offices also offer sophisticated VPN, frame-relay, leased-line services to provide a full suite of communication services.

Our sales operations are organized into the following channels:

·       VIA Express channels:   Through these channels, we sell our more basic, lower-cost services to small businesses, resellers and IT developers by direct mail and by advertising in a variety of print, online media and direct marketing publications. These marketing tools are designed to steer customers to our telephone-based sales and Internet stores.

·       Our Industry Solutions channel, which comprises the PSINet Europe companies activities as well as most of the VIA legacy businesses, includes all of our direct sales force professionals. It is designed to market and sell a higher-value portfolio of bundled services, such as virtual private networks and security products. Industry Solutions tailors products to targeted markets where overall value is the key difference between competitors rather than the price of each individual service.

·       The technical infrastructure of VIA Express consists of a software and hardware hosting platform, which is housed and managed by a third party data center provider. The contract with the data center was with VIA NET.WORKS Nederland B.V., one of the companies sold to Claranet on July 12, 2005. As a part of the settlement with Claranet, we agreed that the contract with the data center provider would be terminated as of September 30, 2005. Accordingly, we have begun to deliver notifications to the software providers of the VIA Express platform of the intent to terminate the software agreements. We are currently engaged in discussions with third parties to transfer the customer contracts.

Recent Asset Sales

In early April, 2005, we sold our Swiss operations to former operators and owners of the business. On July 12, 2005, we sold our Amen group of businesses and our U.S., Dutch and Portuguese legacy operations to Claranet Group Limited. For more information regarding these sales, see “Background of the Asset Sale” beginning on page 29.

Our Current Business Model

Our business model historically focused on providing primarily dial-up and leased-line Internet access services to small to mid-sized enterprises. With the sale of Amen and the pending shutdown of the

VIA Express platform, our current business focus, pending the sale to Interoute, is focused primarily on offering managed web-hosting and Internet security services that we can deliver on our own product platforms. By the term platform, we mean the mechanism through which we deliver services to our customers, including our internally owned or substantially owned infrastructure, software, hardware and connections. These services have more attractive margin levels than dial-up and access services. We have re-positioned our business to deliver web-hosting and Internet security services on our own platforms, as delivery of these services is more likely to be profitable for us than delivering services that require reliance on third party platforms. We do still offer access services through dial-up, leased-line and DSL Internet technologies, primarily acting as a reseller of third party access providers. Our sales force generally offers these services bundled with higher margin hosting or security services. However, we do offer DSL services on a stand-alone basis through our automated on-line platforms.

Web-hosting Services

Web site hosting offers business customers a presence on the Internet, providing them with enhanced marketing and customer service capabilities, as well as opportunities to increase productivity and eliminate costs. Our web hosting services are complemented by web site authoring, and management services. Additionally, our advanced hosting services offer more sophisticated applications such as intranets, extranets and business productivity capabilities, along with mirroring, caching, and clustering services. We also provide domain registration services and search optimization services to further assist our customers to establish and expand their on-line presence.

During 2004, we supported our business model shift by completing the acquisition of PSINet Europe’s operations in Belgium, France, Germany, the Netherlands and Switzerland. These operations provide managed hosting, managed networks and monitored access services to more than 3,700 customers in mainland Europe. We acquired the PSINet Europe group in August 2004 to increase our revenues generated from hosting services and to support the development of our Industry Solutions channel. In the period up to December 31, 2004, the PSINet Europe group’s performance has been consistent with our expectations both financially and operationally. Since the acquisition and through December 31, 2004, the group has contributed revenues of approximately $15.7 million representing 23% of VIA’s consolidated revenues.

The PSINet Europe acquisition has contributed significantly to our efforts in emphasizing web-hosting services. For instance the PSINet Europe group provides a proven and scaleable business model for delivering high-end managed hosting services with a 24 by 7 multi-skilled and multi-lingual support operation based in the Geneva datacenter. These services and associated committed service levels address the requirements of mid-sized European organizations that have important business and mission critical dependent on their hosted solutions. Furthermore, our PSINet Europe group provides a team of technical consultants that are expert in tailoring customer solutions and providing services that address the specific information technology needs of the mid-sized organization.

Security Services

The security market has expanded significantly over the past several years as continued threats are highlighted by news reports and increased public awareness. Large business enterprises have the ability to implement security services and the latest protection software, while SMEs and SOHOs have fewer resources and generally have been less responsive to these threats. SMEs and SOHOs often cannot or do not wish to dedicate resources to updating software and systems on an ongoing basis, and seek to obtain security protection from third party providers.

Our security solutions allow customers to protect their data and intellectual and commercial assets by limiting unauthorized users from accessing their internal network, authenticating users seeking access to proprietary or confidential information, identifying and resolving network vulnerabilities, increasing security for company data transmitted through the Internet and filtering viruses, unsolicited bulk-email and other selected items from business communications.

We have offered managed security solutions to our customers since 1999. Our security portfolio includes managed firewall solutions, including intrusion detection, and anti-virus and anti-spam services.

Since 1999, we have offered a range of security solutions, predominately all of which have been centrally managed in our security network operating center, or SecNOC, formerly located in Paris France. The SecNOC is fully equipped and staffed to manage thousands of security appliances, or firewalls, remotely around-the-clock. In 2004, we enhanced our customer service capabilities through the introduction of new security technologies such as intrusion detection and prevention, security auditing, content security (including anti-virus, anti-spam, and website blocking) data encryption and authentication.

Through the acquisition of PSINet Europe, we acquired a high-end security platform that targeted the mid-sized organization market. Because of its capabilities and capacity, during the first quarter of 2005, we migrated and consolidated the SecNOC from Paris to the PSINet Europe security network operating center located in Geneva, Switzerland. This has enabled us to provide one centrally managed service for all of our customers.

Revenue Mix Dynamics

Reflecting these acquisitions, and other actions we have taken, our revenue mix at year-end 2004 was as follows as compared with the year earlier:

	2003	2004
Access	60%	55%
Hosting	15%	26%
Internet security services	9%	9%
Other revenue	16%	10%
Total	100%	100%

This comparison demonstrates our progress in shifting to high-margin hosting services and away from the lower-margin connectivity services. This shift represented a key part of our strategy to generate recurring positive cash flow from our consolidated operations.

Our strategy for selling the high-growth services is as follows:

·       Provide incentives for our direct sales force to sell higher margin services such as managed hosting and managed security services that can be delivered on our own platforms.

·       Combine competencies and cross-train direct sales teams to develop the technical knowledge and consultative sales skills necessary to succeed in selling higher margin services.

·       Pursue value added partner resource and referral programs.

·       Participate in value added partner events and forums.

·       Sell stand-alone connectivity and other low margin commodity services only through lower cost channels.

Integration and Development of Our Strategic Acquisition of PSINet Europe

With respect to the PSINet Europe companies, our integration efforts through year-end 2004 have included several marketing, operational, administrative and financial initiatives. As part of the integration, moreover, we adopted the PSINet Europe brand for the VIA Industry Solutions business in five of our country operations. We have also begun the rationalization and integration of our combined network and infrastructure as well as combining certain administrative functions. The migration of the PSINet entities on to the VIA back office systems was completed during the first quarter of 2005.

Specific achievements relating to the integration effort include the following:

·       Revenue achievement.   In the last four months of 2004, the five PSINet Europe operations produced revenues at an annualized run rate consistent with the $42 million annualized run rate anticipated in our pre-acquisition planning.

·       Product integration.   The joint VIA-PSINet Europe teams quickly completed the initial evaluation of the combined company’s product portfolio—both from feature/function and geographic standpoints. Rationalization activities immediately began, as did efforts to identify cost-effective ways of combining products and/or migrating customers to common service platforms. Cross-selling opportunities were implemented and the VIA and PSINet Europe teams have partnered on new business opportunities.

·       Organizational structure.   A review of management was conducted in each of the countries in which VIA and PSINet Europe both had a presence and a single senior executive was appointed as country manager for the combined country operations in Germany, the Netherlands and France. In Germany and France, management and administrative functions were consolidated during the fourth quarter of 2004. The VIA operation in Switzerland was subsequently sold back to the former owners on April 1, 2005.

Sales Strategy

In January 2004, we announced the reorganization of our sales channels into two groups: Industry Solutions and VIA Express. During the year, the profile of Industry Solutions and VIA Express varied country-by-country depending on the maturity of the market, the product and service portfolio the country operation offered, the available partners within a country, and the scope and size of the operation. As discussed above, the acquisitions of Amen and the PSINet Europe operations also affected the profiles.

Industry Solutions

Our Industry Solutions channel encompasses the sale and marketing of a higher-value portfolio of bundled services such as virtual private networks and security products. Industry Solutions seeks to tailor products to specific markets where overall value is the key difference between competitors rather than the price of each individual service. Today, our Industry Solutions channel is comprised of VIA’s legacy business in France and Germany and the five PSINet Europe country operations in France, Germany, the Netherlands, Switzerland and Belgium.

Our Industry Solutions channel is marked by several strategic strengths, including PSINet Europe’s brand recognition, our “showcase” data centers, professional and centralized network management, strong security and customer and technical care, and our local sales and support teams. All of our direct sales force professionals are included in Industry Solutions and have been organized into two subgroups: those who actively pursue new customers and those who support existing customer relationships including up-selling and enhancing services based upon customer needs.

Each of our local operating companies has a direct sales force. During 2004, we also established a more structured indirect sales force in each of the countries in which we operate. We focused our indirect sales on:

·       resellers, who distribute our more commoditized products, including access and shared web-hosting services,

·       lead referrers, who are rewarded for referring new business leads to us, and

·       value-added partners, who enable us to develop value-added bundles in the industry markets we are targeting.

Our partner effort is intended to establish and grow a network of complimentary business relationships that will enhance and increase our market exposure resulting in improved market reach and allowing us to further focus on and develop our core business.

VIA Express channel

In 2004 we invested in and developed a new Microsoft-based web sales infrastructure integrated in our websites to handle online sales. This is our VIA Express channel. Our VIA Express channel markets Internet access, hosting, VPN and voice products and services to small businesses, resellers and IT developers primarily by advertising in a variety of print and online media and by mailing a broad range of direct marketing publications, such as promotional pieces, catalogs and customer newsletters. As noted above under Overview, we are in the process of shutting down the VIA Express service platform.

One-Stop Communications Service Offerings

Including the web-hosting and security services mentioned earlier, we offer a portfolio of communications services created for the business customer that we sell on either a bundled or stand-alone basis. These services are designed, constructed and delivered to give businesses more productive, cost-effective ways to communicate and share critical information. As businesses increase the use of the Internet as a business tool and integrate web-based products and services into their business processes, our services are designed to enhance our customers’ profits and reduce risk.

We package our communications services for businesses that need to establish an Internet presence for efficient, effective and secure communications, and we provide for “one-stop” communication service by enabling customers to bundle our voice services product with their services. We also provide services to address more sophisticated Internet requirements. Today, we do not currently offer all of our services in each of our markets. The specific products offered in each market are determined by the needs of the market, competition and local regulations.

Connectivity Services

We provide Internet access through dial-up, dedicated line and other technologies, including integrated services digital network, or ISDN, and DSL. We offer customized connectivity services on a stand-alone basis or bundled with our other products.

Networking Services

We offer an extended portfolio of virtual private networks, or VPNs, solutions designed to meet the networking needs of SMEs across Europe. The portfolio includes three key offerings:

·       IP VPN, connects branch offices, partner extranets and remote workers, with security delivered through managed firewalls.

·       DSL VPN, provides a cost-effective solution for connecting a large number of sites to a central office using low-cost broadband as the primary form of connectivity over a private network.

·       MPLS VPN, utilizes multiprotocol label switching technology to enable customers to prioritize different types of traffic for business critical applications, such as enterprise resource planning or customer relationship management systems.

Internet-based VPNs can reduce the cost of existing wide area networks by enabling the secure and encrypted transmission of private traffic through the public Internet. Our experts design, provision and manage these solutions for customers, eliminating or reducing the costs of internal network and technical security staff.

We have bundled the VPN product portfolio with a real-time monitoring application, providing the capability to monitor the availability and performance of a virtual private network and its individual connections and nodes.

As our networking portfolio draws upon products and services offered by multiple vendors, we are able to offer different technologies to one single customer. For example, a customer could connect its VPN to a small site through the use of a DSL VPN, while ensuring that its foreign headquarters could connect via a high performance MPLS solution. Remote offices could connect to the customer’s VPN though use of our Internet VPN, which relies upon a local Internet connection and a firewall application, ensuring secure communications. We believe that this hybrid approach to establishing networking solutions is a key element in our ability to sell these services.

Voice Services

In 2003, we completed the introduction of our resold voice services in certain of our markets to further support our position as a business communications provider to the SME market. We offer these services through contractual arrangements that we have with telecommunications services providers operating in these markets. There are certain differences in the voice services that we provide compared with incumbent telecommunications services providers. Our voice service includes dedicated account management and does not require additional equipment. We also offer online service management tools for displaying and managing call costs and central billing for customers with multiple operations using the service.

We offer our customers a single bill for data and voice solutions. We recently deployed our customer portal that has enabled our voice customers to generate a wide range of reports, view their call statistics and billing details and configure fraud alerts (including notification by text message or email). This portal, which was launched and made available to our voice customers in 2004 has enhanced our value proposition and further differentiates our resold voice services from many of our competitors.

Our Target Markets

We specialize in serving the needs of SMEs, which often do not have the resources to keep up with rapidly changing technologies, create and update content and secure their communications. We believe that there will be a continuing demand by SMEs to outsource network security, virtual private networking, collaborative and customer relationship applications, as well as sophisticated enterprise-wide applications including intranets, extranets, network management systems and enterprise resource planning systems. As discussed elsewhere in this section, we have particularly focused efforts to sell our bundled, higher-end products on marketing bundled services targeted to these markets. At the other end of the market, we are focusing on SMEs who are comfortable with a self-service approach and who are seeking a lower-priced dependable Internet-based communications service.

Small and home office customers

Many small and home office customers, or SOHOs, rely on websites and email to keep them connected to their employer, parent company, customers and suppliers and to serve as their main communication base from which they conduct their business. These customers seek a cost-effective, stable and reliable web-hosting platform; and they generally do not have the resources to acquire a dedicated hosting facility. We believe that we can acquire these customers cost effectively through the VIA Express channel and deliver the desired reliability and functionality through our Linux- and Microsoft-based platforms.

SME customers

While many SME customers are larger than SOHOs, they also often wish to avoid the cost of dedicated hosting facilities deployed by larger business enterprises. Yet, many SMEs have more complex needs, including regular email, file and data back-up. In addition, we believe that as an SME grows, its technology and infrastructure spending remains limited, but its outsourcing spending continues to increase. We believe this creates demand for our VIA Express channel to sell our web-hosting services to smaller SMEs and for our Industry Solutions channel to target larger SME with more complex higher-end solutions.

Smaller hosting providers

Smaller hosting providers currently compete in a highly fragmented industry. These smaller players often do not have the scale to manage effectively their own hosting infrastructure or to compete on price and feature functionality. We believe the automated reseller features of the web-hosting platform we have deployed in our hosting-centric U.S. operation, and the ability to create a private label product with the VIA Express hosting platform offer these companies cost savings and business improvements through utilizing our platform on a reseller or wholesale basis.

Managed dedicated and self-managed dedicated solutions

As a business evolves and grows, companies often seek increased functionality and security that can be offered with dedicated servers that are physically separated from data from other companies. SMEs continue to adopt web-centric applications, launching e-commerce initiatives and using the web in mission critical business processes. These customers may require managed dedicated or self-managed dedicated hosting solutions. Managed dedicated hosting represents an amount of dedicated server or server space, managed on a constant basis by our employees to ensure constant operability. Self-managed dedicated hosting represents dedicated servers or server space that is customer monitored to ensure constant operability.

Our Competition

Over the past years, we have seen significant shifts in the composition of our competition due to changes in our own business through both dispositions and acquisitions and due to the continuing consolidation in the marketplace.

We see our competitors grouped into two distinct segments largely in line with the split between our Industry Solutions and Express channels. The Industry Solutions channel uses the brands VIA NET.WORKS & PSINet Europe, and our Express channel principally uses the brand VIA NET.WORKS.

The Solutions Competitive Landscape

Our Industry Solutions channel is comprised of two brands namely VIA NET.WORKS and PSINet, both of which are focused on selling a range of managed services (access, hosting, and security) to the larger SME and corporate customer in a number of key markets, namely, Germany, Switzerland, Netherlands, France and Belgium. Our principal competitors depend on the actual service sold and tend to either be small localized service and IT companies or larger pan-national, European or global telecom or systems integration businesses.

·       Local competitors

In each country where we have an Industry Solutions presence there are small local domestic players that may have competitive advantage in the local market due to customer proximity, price or other services sold such as hardware or software. Such companies take the form of small independent IT Services companies, systems integrators or local ISPs that have may have both a managed hosting or security service option.

·       International or Pan-European competitors

In the managed access product range (e.g. leased lines, DSL and VPN products), we primarily compete against either local in-country incumbents such as KPN, Deutsche Telecom, France Telecom, Swisscom or Belgacom or Pan-European alternative carriers such as Colt, Versatel, and Easynet who also tend to be present in the markets in which we are present. While these companies have been identified as traditional telecommunications companies, they are moving more and more to a portfolio of managed services including security and hosting offers. We see these companies in the access and managed security product ranges, but less on the higher-end managed hosted market.

In the higher-end managed hosting market we primarily compete against more specialized small or large IT companies with a focused offering on managed applications. In this product range, we typically compete against companies such as IBM Global Services, EDS, and HP.

VIA Express Competitive Landscape

Our VIA Express hosting channel is positioned to sell into the high volume, self-service customer bases such as residential customers, SME’s and website developers (both professional and hobby interest groups). In these segments, we mostly face competition from local internet service providers, dedicated hosting companies and national telecommunications providers. Web hosting is a service add-on for connectivity focused service providers, especially so in residential markets where we face severe competition from providers that take advantage of the demand for broadband services. In addition to national competitors, we face competition in most countries from established international players including United Internet, Strato, Tiscali and HostEurope. A combination of aggressive marketing, mature and feature rich portfolios have attracted the more sophisticated customer. Many users have deployed personal or business-orientated web sites for some years and are experienced buyers.

The VIA Express channel has faced challenges in the direct retail sale of hosting plans. As noted above, we have shifted the focus of the VIA Express channel to emphasize the “white label” or wholesale market. Competition in this market is very different than in the retail segment as buying decisions are based on make or buy determinations. There are no pan-European providers in the wholesale market space for Microsoft Windows-based hosting services. However, certain U.S.-based providers such as Verio and Interland address the wholesale hosting platform market in Europe.

Our Network

Our network consists of a number of international Points of Presence (POPs) located in the countries of our commercial operations. Each POP is physically located in leased space in high specification Telehouse or co-location facilities, which provide a resilient power, air-conditioning and fire protection environment. These POPs are in physically secure locations and operated by major collocation services providers. These POPS contain our company-owned and managed Internet Protocol (IP) routers, switches and other telecommunications equipment.

Our network POPs are interconnected by a number of dedicated leased lines, which are leased from infrastructure providers using multiple underlying carriers. These leased lines provide an international high-speed, typically 155Mbit/s, backbone network. The international backbone connects to a similar national network infrastructure of leased lines connecting IP routers, switches and other telecommunications equipment.

Within each country of operation we have implemented local private and public peering arrangements with local Carriers, Service Providers and Internet Exchange Points. In peering relationships, Internet Services Providers (ISPs) agree to carry each other’s traffic on their networks to improve performance and reduce congestion and costs. Peering relationships can take the form of either public peering or private peering. Public peering takes place at a physical location, usually a network access point, designed for the exchange of Internet traffic between private ISPs. Private peering involves an agreement between two ISPs allowing traffic to pass between each other’s networks at private connection points without having to traverse the public Internet and public peering points. A number of our operating companies have established peering relationships with other local or regional ISPs. Our network is interconnected at the following Internet Exchanges: LINX (London), DECIX (Frankfurt), INXS (Munich), AMSIX (Amsterdam), FreeIX (Paris), CIXP (Geneva), ZIX (Zurich), and GIGAPIX (Lisbon).

Our network also connects to Internet transit providers providing high-quality upstream Internet access at locations in London, Frankfurt, Paris, Amsterdam, Madrid, Zurich, and Geneva.

In August 2004, we acquired the network assets of PSINet Europe in The Netherlands, Belgium, Switzerland, Germany and France. These networks consist of similar POPs in physically secure locations and operated by major co-location services providers. These POPs contain our company-owned and managed Internet Protocol (IP) routers, Frame Relay and ATM switches and other telecommunications equipment. These POPs are also interconnected by a number of dedicated leased lines, which are leased from infrastructure providers using multiple underlying carriers. The PSINet network infrastructure also uses virtualised data transport services from Packet Exchange and Deutsche Telekom.

The PSINet network also include a company-owned dark fibre national network infrastructure in Switzerland equipped with transmission equipment configured for data rates of 622Mbit/s.

In September 2004, we started the merger and integration of the VIA and PSINet network infrastructures. These networks are now merged with interconnections in London, Amsterdam, Paris, Frankfurt and Geneva.

The network elements of the combined network infrastructure are monitored and managed through the systems and services of an outsourced network management partner in conjunction with our Geneva-based, 7 x 24, European Customer Operations (ECO) center. Our ECO Customer Service, Network Operations and Technical Support staff provides 7 x 24 individual customer support, incident management and network and systems’ management of our customers’ business-critical Internet solutions and services.

Selected Financial Data

The following is a summary of selected consolidated financial data of the Company from January 1, 2000 to December 31, 2004. Prior year amounts have been adjusted for the effects of discontinued operations. The results of operations for any period are not necessarily indicative of the results of operations for any future period.

	Year Ended December 31, 2000	Year Ended December 31 2001	Year Ended December 31, 2002	Year Ended December 31 2003	Year Ended December 31 2004
	(U.S. dollars in thousands, except share and per share data)
Statement of Operations Data:
Revenue	$23,748	$23,471	$20,002	$16,645	$31,961
Operating costs and expenses:
Internet services	15,351	16,999	13,568	10,030	16,905
Selling, general and administrative	34,141	38,950	35,426	29,342	44,526
Impairment and restructuring charges	—	34,299	1,153	4,367	8,992
Depreciation and amortization	10,638	27,596	4,697	4,126	4,777
Total operating costs and expenses	60,130	117,844	54,844	47,865	75,200
Operating loss from continuing operations	(36,382)	(94,373)	(34,842)	(31,220)	(43,239)
Interest income, net	11,542	6,998	2,111	1,079	186
Other (expense) income, net	(2,003)	3,226	1,090	509	5,894
Foreign currency gains (losses), net	(4,370)	(5,626)	13,553	16,313	5,397
Loss from continuing operations before minority interest and income taxes	(31,213)	(89,775)	(18,088)	(13,319)	(31,762)
Income tax (expense) benefit	(903)	46	1	(168)	68
Minority interest in loss of consolidated subsidiary	2,104	—	—	—	—
Net loss from continuing operations	(30,012)	(89,729)	(18,087)	(13,487)	(31,694)
Discontinued operations:
(Loss) / gain from discontinued operations	(47,023)	(181,199)	(26,772)	(11,257)	(5,443)
Gain on disposal of discontinued operations	—	—	1,906	164	411
Net loss	$(77,035)	$(270,928)	$(42,953)	$(24,580)	$(36,726)
Basic and diluted loss per share
Continuing operations	$(0.57)	$(1.48)	$(0.30)	$(0.22)	$(0.52)
Discontinued operations	$(0.89)	$(2.99)	$(0.41)	$(0.18)	$(0.08)
Net loss per share—basic and diluted	$(1.46)	$(4.47)	$(0.71)	$(0.40)	$(0.60)
Shares used in computing basic and diluted loss per share	52,892,772	60,638,960	60,147,704	61,135,959	61,001,620

	As of December 31,
	2000	2001	2002	2003	2004
	(U.S. dollars in thousands)
Balance Sheet Data(1):
Cash and cash equivalents	$237,839	$137,854	$97,813	$65,803	$15,497
Restricted cash	—	—	895	1,391	5,100
Goodwill and other acquired intangible assets, net	181,082	18,884	9,189	3,842	51,161
Other assets	62,227	41,963	37,924	39,652	48,695
Total assets	$481,148	$198,701	$145,821	$110,688	120,453
Short-term notes and current portion of long-term debt, capital lease obligations and long-term payables	3,265	1,632	63	173	9,325
Long-term debt, capital lease obligations and long-term payables, less current portion	1,894	241	46	328	344
Other liabilities	50,410	40,587	41,132	42,021	78,179
Minority interest in consolidated subsidiaries	597	—	—	—	—
Total stockholders’ equity	424,982	156,241	104,580	68,166	32,605
Total liabilities, minority interest and stockholders’ equity	$481,148	$198,701	$145,821	$110,688	120,453

(1)          The comparative balance sheets have not been reclassified to show separately amounts related to discontinued operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included in this proxy statement. Like those financial statements, the following discussion and analysis reflects two of our Swiss companies (VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG, sold on April 1, 2005 to former managers and owners of the business) and our Amen group of businesses and our U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations (sold on July 12, 2005 to Claranet) being accounted for as discontinued operations and excluded from the financial results from continuing operations, as well as the financial results for the comparative prior period.

This discussion contains forward-looking statements, or statements that relate to future events or our future performance. See “Cautionary Statement Regarding Forward-Looking Statements” for a discussion relating to such statements.

Overview

VIA NET.WORKS, Inc. is a provider of business communication solutions to small- and medium-sized enterprises, or SMEs, in Europe. Through our brands VIA NET.WORKS and PSINet Europe, we offer a comprehensive portfolio of business communications services, including web hosting, security, connectivity, networks, voice and professional services. Our headquarters are located outside of Amsterdam, The Netherlands and we have operations in Belgium, France, Germany, the Netherlands, Spain and Switzerland.

Asset Sales; Proposed Sale of the Businesses, Interim Funding Arrangements; Certain Stock Matters

VIA has sold a portion of its operations over the past few months, which have resulted in those operations being accounted for as discontinued operations as described elsewhere in this section. VIA is party to a sale agreement to sell the its remaining operating businesses, as more fully described below, and is a party to interim funding arrangements with the proposed buyer.

Prior Asset Sales and Related Arrangements

On April 1, 2005, we sold our Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the businesses, for a cash consideration of CHF 3.5 million (approximately  $2.9 million). Upon completion of the VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG sale, we recorded a loss of $1.0 million in the statement of operations in the three months ended June 30, 2005, relating to amounts previously recorded in accumulated other comprehensive loss.

On April 30, 2005, we entered into a sale and purchase agreement, or Sale Agreement, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of our remaining business operations in Europe and the United States (the “Asset Sale”). The agreement followed on the letter of intent we entered into with Claranet on April 10, 2005. The material provisions of the Sale Agreement were described in our Quarterly Report on Form 10-Q for the three month period ended March 31, 2005.

The Asset Sale was conditioned upon the approval by our shareholders. On or about June 3, 2005, we mailed our definitive proxy statement on Form 14A to our shareholders of record as of May 25, 2005 and scheduled a Special and Annual Meeting of the Shareholders to take place on June 29, 2005. In the proxy statement we delivered to our shareholders, we requested approval of, among other things, the Asset Sale and a plan of complete dissolution and liquidation of the Company. On June 28, 2005, we announced the postponement of the shareholders’ meeting until July 22, 2005 in order to provide us additional time to solicit proxies from our shareholders sufficient to obtain the affirmative vote in respect of the Sale Agreement and the Asset Sale of a majority of the voting stock of our Company. The closing of the Asset Sale was conditioned on receiving the requisite majority vote of the stockholders of our Company.

On July 12, 2005, we entered into an Amendment and Restatement with Claranet relating to the Sale Agreement of April 30, 2005 (the “Amended Sale Agreement”). Pursuant to the Amended Sale Agreement, we sold our Amen group of businesses and our U.S., Dutch and Portuguese legacy operations to Claranet for $9.3 million, less a portion of the deposit already paid by Claranet in connection with the Asset Sale (plus interest on such amount), repayment to Claranet of the amounts owed by us under the loan facility established on April 30, 2005, including interest, and an amount held as a deferred payment (the “July 12th Sale”). The sale excluded the PSINet Europe operations and VIA’s legacy operations in France, Germany and Spain as well as certain assets pertaining to our Company’s centralized back office and technical support systems, including employee contracts of certain headquarters personal (the “Remaining Assets”). No shareholder approval was necessary for the closing of the July 12th Sale. Upon completion of the July 12th Sale , we recorded a loss in the statement of operations for the three months ending September 30, 2005 of $1.6 million, relating to amounts previously recorded in accumulated other comprehensive loss.

In order to achieve an orderly transition of the ownership of the assets sold in the July 12th Sale, we, Claranet and certain of our subsidiaries entered into a transition services agreement pursuant to which the U.S., Dutch and Portuguese businesses sold to Claranet continue to have the right to use the VIA brand and to receive certain services from the remaining VIA businesses for a period of time following the completion of the sale. In return, we continue to have the right to receive certain services from the sold businesses.

The Amended Sale Agreement contemplated that the Remaining Assets would be sold to Claranet in a second closing that would be subject to shareholder approval. We promptly delivered to our shareholders a supplement to our proxy materials describing, among other things, the July 12th Sale, the sale of the Remaining Assets and the approval being sought at the July 22nd shareholders’ meeting. The shareholders’ meeting was convened on July 22, 2005 and then adjourned until August 2, 2005 in order to provide us additional time to secure the requisite majority vote.

On July 27, 2005, Claranet delivered a letter purporting to terminate the Amended Sale Agreement. Claranet also delivered a letter of termination that day regarding the Amended Facility Agreement. In its letters of termination, Claranet alleged that certain events had occurred that permit it to terminate the Amended Sale Agreement and the Amended Facility Agreement; specifically, that VIA’s cash flow exceeded the level of negative cash flow permitted by the Amended Sale Agreement, that certain alleged new liabilities have arisen and that Claranet did not consent to our recent transaction with Sorbie Europe B.V., as noted below. We promptly delivered a notice to Claranet disputing the assertions made by Claranet, disputing the right of Claranet to terminate the agreements and demanding that it fully perform the agreements.

While we believed that Claranet’s position was not supported by the facts or the terms of the agreements, our management also was aware that Claranet was not willing to proceed to complete the sale and provide financing on the terms of the agreements, and that we needed to pursue a different transaction. We therefore engaged Claranet in discussions toward resolving the dispute, and at the same time we actively sought a new buyer for the Remaining Assets.

On August 23, 2005, VIA entered into a settlement deed with Claranet to resolve the dispute regarding the termination of the Amended Sale Agreement. Under the settlement deed, VIA and Claranet mutually released all claims that either party has or may in the future have against the other party under the acquisition agreements. Claranet agreed to pay VIA the sum of $800,000, payable in two installments, less deductions for certain operational expenses of approximately $135,000 incurred by Claranet on VIA’s behalf pursuant to the transition services agreement that had been entered into in connection with VIA’s sale to Claranet on July 12, 2005. Both installments have now been paid, with a further deduction of approximately $73,000 as prepayment of transition services to be provided by Claranet during the month of October, 2005.

Sale Agreement Relating to VIA’s Remaining Operations

On August 26, 2005, VIA entered into definitive agreements for the sale of all the Company’s operations to Interoute for a purchase price of $18.1 million in cash, of which up to $5.0 million may be advanced to VIA prior to the closing under an interim financing facility. In addition, up to $2.2 million may be advanced to our subsidiaries under the interim financing facility, which amounts would not reduce the purchase price and would be assumed by Interoute at the closing. These matters are described extensively in this proxy statement under the caption “Proposal No. 1:  Asset Sale.”

While VIA has some sources of liquidity, including cash on hand and the credit facility provided by Interoute, it also has accounts payable and other cash obligations, unpaid expenses relating to the Asset Sale including professional fees, employee severance and contractual payments to management under employment arrangements that exceed these immediate sources of liquidity. If, for whatever reason, we are not able to complete the Asset Sale there can be no assurance that we will able to find alternative sources of liquidity. In that event, we would have insufficient funds to continue to operate the Company as a going concern.

Certain Stock Issuances; Delisting of VIA’s Common Stock by Nasdaq

On June 13, 2005 we received a Nasdaq Staff Determination indicating that VIA failed to comply with the $1.00 minimum bid price requirement for continued listing under Nasdaq’s Marketplace Rule 4310(c)4) and that therefore the Company’s common stock was subject to delisting from the Nasdaq SmallCap Market. We requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and request further time to complete the sale of our Company or our businesses before our common stock was delisted. The hearing was held on July 21, 2005. On August 11, 2005, Nasdaq notified VIA’s counsel that, in light of the termination of the Claranet transaction and the lack of a clear alternative to our liquidity problem at the current date, VIA’s stock would be delisted, and delisting occurred on August 15, 2005.

On June 14, 2005, we issued 4,180,663 shares of our common stock to Reachtown Limited. The shares were issued in satisfaction of an earn-out provision set forth in the Share Purchase Agreement made and entered into as of January 28, 2004, among VIA, VIA NET.WORKS Holdco, Inc. and Reachtown Limited, pursuant to which we acquired 100% of the issued and outstanding shares of the Amen group of companies.

On June 29, 2005, we entered into a series of agreements with Sorbie Europe B.V. (“Sorbie”), formerly PSINet Europe B.V., (the “Sorbie Agreements”) relating to the renegotiation of the unsecured zero-coupon convertible note of Euro 6.0 million ($7.2 million) due and payable to Sorbie in full November 20, 2005. The note was issued to Sorbie in connection with our acquisition of the PSINet Europe companies on August 9, 2004. Under the Sorbie Agreements, each of certain VIA group companies and the Sorbie related parties mutually released each other from all claims under the August 9, 2004 PSINet Europe purchase agreement. In consideration for the release, Sorbie agreed that it will cancel the Note if VIA pays Sorbie, prior to August 31, 2005,  €1.5 million (approximately $1.8 million) in cash and issues to Sorbie or its designee shares of common stock of VIA equal to 9.9% (7,173,341 shares) of the total outstanding shares of the Company as of June 29, 2005. The release and cancellation and VIA’s payment and issuance of the shares to Sorbie occurred on August 30, 2005.

On August 26, 2005, in connection with the definitive agreements with Interoute for the sale of all the Company’s operations, VIA entered into a Subscription Agreement with a subsidiary of Interoute (“Interoute Sub’’) pursuant to which Interoute Sub purchased 10,810,811 shares of common stock and 5,454,545 shares of a newly created series of preferred stock of VIA designated Series A convertible preferred stock for an aggregate purchase price of $2.8 million. VIA also issued to another subsidiary of Interoute, in payment of an aggregate of $925,000 in loan commitment and management fees, 25,000,000 shares of common stock. The shares held by Interoute comprise approximately 46.5% of our outstanding voting stock as of the date of this proxy statement.

Recent Changes in Our Operations

We acquired the Amen group of companies in January 2004 which has operations in France, the United Kingdom, Spain, and Italy. In addition, in August 2004, we acquired certain PSINet Europe operations, in Belgium, Germany, the Netherlands, Switzerland and France. In the third quarter of 2004, we sold VIA NET.WORKS UK Ltd. and during the year ended December 31, 2004, we liquidated Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holding Cayman.

On April 1, 2005, we announced the sale of two of our Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business.

On July 12, 2005, we entered into the Amended Sale Agreement. Pursuant to the Amended Sale Agreement, we sold our Amen group of businesses and our U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations to Claranet.

These operations are accounted for as discontinued operations and have been excluded from the financial results from continuing operations, as well as the financial results for the comparative prior period.

The following table shows the revenue contribution from each of our continuing operations in the Company’s countries of domicile (origin). As of June 30, 2005 we owned 100% of all our operations.

Revenues by Country of Origin:

Country	Percentages of Total Revenue from continuing operations for the Three Months Ended June 30, 2004	Percentages of Total Revenue from continuing operations for the Three Months Ended June 30, 2005	Percentages of Total Revenue from continuing operations for the Six Months Ended June 30, 2004	Percentages of Total Revenue from continuing operations for the Six Months Ended June 30, 2005
France	44%	16%	43%	16%
Germany	46%	42%	47%	39%
The Netherlands	0%	16%	0%	19%
Spain	10%	2%	10%	3%
Switzerland	0%	15%	0%	14%
Belgium	0%	9%	0%	9%
Total	100%	100%	100%	100%

Results of Operations

Year ended December 31, 2004 compared with the year ended December 31, 2003

Foreign Currency Impact

Foreign exchange rates can vary significantly and impact our results of operations, which are reported in U.S. dollars. Operations conducting business in Euros accounted for 100% of our consolidated revenues in 2003 and 89% of our consolidated revenues in 2004.

The Euro varied by approximately 16% in relation to the U.S. dollar in 2004 and by approximately 22% in 2003. These exchange rate fluctuations have a significant impact on our reported results of operations, including revenue, expenses and net loss.

The average Euro-to-U.S. dollar foreign exchange rate for 2004 was 9% higher than the average Euro-to-U.S. dollar foreign exchange rate for 2003. The effect of the weakening of the U.S. dollar is that revenues, operating costs and expenses and operating profits and losses in operations with a functional currency other than U.S. dollars translate into larger U.S. dollar amounts than would have been the case had foreign exchange rates remained unchanged.

Revenue:

	Twelve months ended
	December 31, 2003	December 31, 2004	% Increase/ (Decrease)
	(in thousands of dollars)
Revenue	16,645	31,961	92%

We derive our revenue from the sale of Internet-related goods and services, specifically third party hardware and software and Internet connectivity services, other Internet value-added services, such as hosting, security and IP VPN, and voice services.

Revenue for the year ended December 31, 2004 was approximately $32.0 million as compared to $16.6 million for the year ended December 31, 2003. The increase in revenues is largely attributable to revenues recorded by the PSINet Europe operations acquired in August 2004 (impact of approximately $15.7 million). In addition, the average Euro-to-U.S. dollar exchange rate for the year ended December 31, 2004 strengthened by approximately 9%, when compared with the corresponding period last year, having a positive impact on revenues during 2004. That positive impact offset the decrease in underlying revenue from all legacy VIA operations for the year ended December 31, 2004, compared to the year ended December 31, 2003.

German revenues, excluding the impact of foreign exchange and the acquisition of PSINet Europe’s German business, decreased by 11% (approximately $1.0 million) in the year ended December 31, 2004 compared with the corresponding period in 2003. This decline in revenue is due to customer cancellations and price erosion. French revenues, excluding the impact of foreign exchange and the acquisition of PSINet’s French businesses, decreased by 12% (approximately $1.0 million) in the year ended December 31, 2004 compared with the corresponding period in 2003. This decline in revenue is due to customer churn and fewer hardware and software sales. Spanish revenues decreased by 20% (approximately $0.4 million) in the year ended December 31, 2004 compared with the year ended December 31, 2003. This decline is due to decreased Internet access revenues due to the strategic change in sales focus.

The percentage of our revenues in 2004 derived from the various services that we offer is detailed in the following table.

	2003	2004
Access	60%	55%
Hosting	15%	26%
Internet security services	9%	9%
Other revenue	16%	10%
Total	100%	100%

Operating costs and expenses, Internet services:

	Twelve months ended
	December 31, 2003	December 31, 2004)	% Increase/ (Decrease
	(in thousands of U.S. dollars)
Internet services	10,030	16,905	69%
% of Total Revenue	60%	53%

Our Internet services operating costs are the costs we incur to carry customer traffic to and over the Internet. We lease lines that connect our PoPs, either to our own network or to other network providers. We pay other network providers for transit, which allows us to transmit our customers’ information to or from the Internet over their networks. We also pay other recurring telecommunications costs and personnel costs, including the cost of the local telephone lines our customers use to reach our PoPs and access our services, and costs related to customer support and care.

Our Internet services operating costs were $16.9 million or 53% of revenues for the year ended December 31, 2004 as compared to approximately $10.0 million or 60% of revenues for the year ended December 31, 2003. The increase in Internet services expense is mostly attributable to the Internet services costs of the PSINet Europe operations acquired in August 2004 (impact of approximately $6.9 million for the year ended December 31, 2004)). In addition, the increase in Internet services expense is partly due to translation impact of foreign currency movements (impact of approximately $0.8 million for the year ended December 31, 2004). Excluding PSINet’s Internet services costs, and the adverse impact of the strengthening Euro-to-U.S. dollar foreign currency exchange rates, Internet services costs decreased by approximately 8% for the year ended December 31, 2004, from the year ended December 31, 2003.

Selling, general and administrative:

	Twelve months ended
	December 31, 2003	December 31, 2004	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Selling, general & administrative costs	29,342	44,526	52%
% of Total Revenue	176%	139%

Our largest selling, general and administrative (SG&A) expenses are compensation costs, the costs associated with marketing our products and services, and professional fees paid to outside consultants. Compensation costs include salaries and related benefits, commissions, bonuses and costs associated with staff reductions in the normal course of business. In many of our markets, we are required to make significant mandatory payments for government-sponsored social welfare programs and we have little control over these costs. Our marketing expenses include the costs of direct mail and other mass marketing programs, advertising, customer communications, trade show participation, web site management and other promotional costs. Other SG&A expenses include the costs of travel, rent, utilities, insurance and bad debt expense.

We incurred SG&A expenses of $44.5 million for the year ended December 31, 2004, a 52% increase from the $29.3 million we incurred for the year ended December 31, 2003. The increase in SG&A expenses is partly attributable to expenses associated with the PSINet Europe operations acquired in August 2004 (impact of approximately $9.1 million). In addition, the increase in SG&A expenses is partly due to the strengthening of the Euro-to-U.S. dollar foreign currency exchange rates of approximately $0.9 million. Excluding PSINet Europe’s SG&A expenses and the adverse impact of the foreign currency exchange rate, SG&A expenses increased by approximately 18%, or $5.2 million, for the year ended December 31, 2004, compared with the year ended December 31, 2003 due to an increase in compensation expenses, marketing expenses, professional fees and bad debt expenses.

As noted below under the section entitled Impairment and Restructuring, we have undertaken the integration of the acquired PSINet Europe companies with the existing VIA operations and in doing so have incurred restructuring expenses during the year ended December 31, 2004. As a part of these integration efforts, we are focusing, in part, on the rationalization of staffing and other resources between the existing VIA operations and the PSINet Europe operations, with the goal of substantially reducing the Company’s overall cost structure.

Compensation expense accounted for approximately 57% ($25.2 million) of total SG&A costs for the year ended December 31, 2004, compared with 55% of total SG&A costs ($16.2 million) for the year ended December 30, 2003. The increase in compensation expense of  55% for the year ended December 31, 2004 compared to the year ended December 31, 2003 is due to the PSINet Europe acquisitions and the strengthening of the Euro-to-U.S. dollar foreign currency exchange rate. Excluding these factors, compensation expense increased approximately 8% in the year ended December 31, 2004 compared with the year ended December 31, 2003, primarily due to hiring at headquarters As noted above, we are engaged in integrating the PSINet Europe operations with the VIA operations. A part of these integration activities involves rationalization and reduction of staffing of the combined operations.

In the year ended December 31, 2004, marketing expenses increased by approximately $1.7 million, or 400%, from the year ended December 31, 2003. For the year ended December 31, 2004, $0.4 million of the increase in marketing expenses is attributable to the PSINet Europe and the VIA Express business and the impact of foreign exchange. The remaining increase is due to the increased number of marketing campaigns during the year ended December 31, 2004.

Professional fees, related to legal, audit, outsourcing and other consulting fees, accounted for approximately 13% of total SG&A for the year ended December 31, 2004 and for approximately 18% of total SG&A for the year ended December 31, 2003. The increase in professional fees of $0.7 for the year ended December 31, 2004, compared to the year ended December 31, 2003 relates to PSINet Europe, expenses for outsourcing certain finance and accounting services, and increased consulting fees in one of our local operations and the corporate headquarters.

Bad debt expense (benefit) in the year ended December 31, 2004 was $0.2 million compared with $0.3 million for the year ended December 31, 2003. The decrease  in bad debt expense in the year ended December 31, 2004 compared with the year ended December 31, 2003 is primarily due to improved collection procedures.

Impairment and restructuring charges:

	Twelve months ended
	December 31, 2003	December 31, 2004	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Impairment and restructuring charges	4,367	8,992	106%
% of Total Revenue	26%	28%

During the year ended December 31, 2004, we recorded restructuring and impairment charges of approximately $9.0 million. The restructuring charge for the year ended December 31, 2004, related to severance payments for forty-four  staff in our European operations and corporate headquarters, transition implementation costs for back-office and administrative outsourcing initiatives, costs associated with integrating the PSINet Europe operations recently acquired and charges for future lease obligations at the German operation and the Reston office. In the fourth quarter of 2004, management concluded that an impairment had occurred in our Solutions operating unit. As a result, we recorded an impairment charge of $4.2 million related to the goodwill in the Solutions operating unit. In addition, the Company recorded an intangible fixed asset impairment charge of $0.1 million and a tangible fixed asset impairment charge of $1.8 million mainly in our Solutions channel. See the Critical Accounting Policy section for further information.

During the year ended December 31, 2003, we recorded restructuring and impairment charges of $4.4 million. The restructuring charge of $2.7 million for the year ended December 31, 2003 related to severance payments at five of our European operations and at our corporate headquarters, transition implementation costs for back-office and administrative outsourcing initiatives and for future lease obligations for the closure of the Reston, Virginia office and on vacant office space in Germany. During 2003, management concluded that an impairment had occurred in our Solutions segment. As a result, we recorded an impairment charge of $1.6 million related to the goodwill in France, Germany, and Spain. In addition, the company recorded a fixed asset impairment charge of $0.1 million for fixed asset fixtures and fittings that were written down to net realizable value as a result of the closure of the Reston office in March 2003.

We expect that the total restructuring charges in connection with the PSINet Europe acquisition will amount to approximately $6.0 million of which $2.5 million was incurred over the fourth quarter of 2004.

For further information see Note 3 to the Consolidated Financial Statements.

Depreciation and amortization:

	Twelve months ended
	December 31, 2003	December 31, 2004	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Depreciation and amortization	4,126	4,777	16%
% of Total Revenue	25%	15%

We recognize depreciation expense primarily related to telecommunications equipment, computers and network infrastructure. We depreciate telecommunications equipment and computers over their useful lives, ranging from three to five years. The cost of network infrastructure, net of impairment charges, purchased under indefeasible right of use agreements, or IRUs, is being amortized over the lesser of the estimated useful life or term of the agreement, 1 to 25 years. We amortize customer lists, software and a trade name over three to seven years, five years and ten years respectively.

Our depreciation and amortization expense was $4.8 million for the year ended December 31, 2004, compared with $4.1 million for the year ended December 31, 2003. For the year ended December 31, 2004, $4.7 million related to the depreciation of fixed assets and $0.1 million related to the amortization of intangible assets. For the year ended December 31, 2003, all of our depreciation and amortization expense was related to the depreciation of fixed assets. The increase in total depreciation and amortization expense is primarily due to the acquisition of the PSINet Europe companies and the development of the Express channel products, resulting in amortization of identified intangible assets and depreciation of tangible fixed assets totaling to approximately $0.9 million for the year ended December 31, 2004. Excluding the PSINet Europe companies, the depreciation and amortization expense decreased slightly during the year ended December 31, 2004 compared with the year ended December 31, 2003 due to a decreased asset base.

Interest income, net:

	Twelve months ended
	December 31, 2003	December 31, 2004	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Interest income, net	1,083	486	(55)%
% of Total Revenue	7%	2%

For the year ended December 31, 2004, we earned 0.5 million in net interest income, compared with $1.1 million for the year ended December 31, 2003. Interest income was generated from investing funds received from our initial public offering in February 2000, until those funds were used for acquisitions, operating expenses or capital expenditures. Net proceeds from the public offering were $333.0 million. The decrease in interest income is primarily due to the decrease in the available cash for investing. Notably, we spent $24.2 million in cash to acquire the Amen and PSINet Europe companies during 2004 and received $7.7 million net cash on the completion of the sale of VIA NET.WORKS UK Ltd. We also incurred $0.3 million of interest expense for the year ended December 31, 2004, compared with $4,000 of interest expense incurred in the year ended December 31, 2003. Interest expense of $0.1 million incurred in the third and fourth quarter of 2004 relates primarily to the imputed interest of 5.27% associated with the Euro 6 million zero coupon convertible note issued in connection with the acquisition of the PSINet Europe companies (see Note 11 to the Consolidated Financial Statements).

Other (expense) income, net:

	Twelve months ended
	December 31, 2003	December 31, 2004	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Other (expense) income, net	(509)	5,894	(1,058)%
% of Total Revenue	(3)%	18%

For the year ended December 31, 2004, we incurred other expenses, net of $5.9 million related to receipts from the settlement of a legal claim. For the year ended December 31, 2003, we incurred other expense, net of $0.5 million relating mainly to losses on equipment disposals.

Foreign currency gains, net:

	Twelve months ended
	December 31, 2003	December 31, 2004	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Foreign currency gains, net	16,313	5,397	(67)%
% of Total Revenue	98%	17%

We recognized a $5.4 million foreign currency gain for the year ended December 31, 2004, as compared to a gain of $16.3 million for the year ended December 31, 2003. The change from period to period was primarily due to the fluctuation in the exchange rate of the Euro as compared to the U.S. dollar and its impact on the revaluation of our Euro denominated intercompany balances held by the parent company and on our Euro denominated cash accounts. See the Foreign Currency Exchange Risks section below for more information.

Income tax benefit (expense):

	Twelve months ended
	December 31, 2003	December 31, 2004	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Income tax benefit (expense)	(168)	68	(141)%
% of Total Revenue	0%	0%

During the year ended December 31, 2004 VIA incurred net tax benefits of $0.1 million. During the year ended December 31, 2004 VIA incurred $0.2 million of tax expense principally due to withholding tax on intercompany interest paid by the Portugal operation. The effective tax rate for the Company is 0%. This is primarily caused by net operating losses for the current year and prior years arising in the U.S. and international subsidiaries.

Year ended December 31, 2003 compared with the year ended December 31, 2002

Foreign Currency Impact

Foreign exchange rates can vary significantly and impact our results of operations, which are reported in U.S. dollars. Operations conducting business in Euros accounted for 100% of our consolidated revenues in 2002 and 2003.

The Euro varied by approximately 22% in relation to the U.S. dollar during 2003 and by approximately 23% in 2002. These exchange rate fluctuations have a significant impact on our results of operations, including revenue, expenses and net loss.

The average Euro to U.S. dollar foreign exchange rate for 2003 was 20% higher than the average Euro to U.S. dollar foreign exchange rate for 2002. The effect of the weakening of the U.S. dollar is that revenues, operating costs and expenses and operating profits and losses in operations with a functional currency other than U.S. dollars translate into larger U.S. dollar amounts than would have been the case had foreign exchange rates remained unchanged.

Revenue:

	Twelve months ended
	December 31, 2002	December 31, 2003	% Increase/ (Decrease)
	(in thousands of dollars)
Revenue	20,002	16,645	(17)%

Revenue for the year ended December 31, 2003 was $16.6 million as compared to $20.0 million for the year ended December 31, 2002. The average Euro to U.S. dollar foreign exchange rate for the year ended December 31, 2003 have strengthened by approximately 20% when compared to the same period last year positively impacting revenues during 2003 by approximately $2.2 million. On a year over year comparison, the foreign exchange rate positive impact in 2003 largely offset the decrease in underlying revenue from 2002 to 2003, notably in Germany and France.

German revenues, excluding the impact of foreign exchange, reflect a 35% decrease (approximately $4.4 million) from 2003 to 2004. This revenue reduction is primarily a result of actions undertaken in the fourth quarter of 2002 to eliminate certain unprofitable business in order to reduce operating losses. French revenues, excluding the impact of foreign exchange, reflect a 19% decrease (approximately $1.8 million). This revenue reduction is primarily a result of increased competition, price erosion and fewer hardware and software sales.

Throughout 2003, VIA took significant actions in implementing its 2003-2005 Strategic Plan, including replacing many of its direct sales professionals and sales managers with higher caliber professionals. We continued to rationalize our product portfolio and actively recruit resellers and other value-added partners. As expected, these and other back office systems and financial services outsourcing initiatives we have undertaken through the implementation of our Strategic Plan, had a short-term adverse effect on our revenues.

As a result of our continuous assessment of our operating results and prospected future revenues, by the end of the fourth quarter 2003, management concluded that increased competition and price erosion would significantly impact our future ability to grow our core business of selling Internet access services, particularly through our labor-intensive sales channels. As a result, we began a strategic shift of our sales and channel focus toward web-hosting and Internet Security services to be sold through our new VIA Express channel. This shift is intended to increase our opportunities for profitable revenue growth.

Operating costs and expenses, Internet services:

	Twelve months ended
	December 31, 2002	December 31, 2003	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Internet services	13,568	10,030	(26)%
% of Total Revenue	42%	60%

Our Internet services operating costs were approximately $10.0 million or 60% of revenues for the year ended December 31, 2003 as compared to $13.6 million or 42% of revenues for the year ended December 31, 2002. Despite the adverse impact of the strengthening Euro to U.S. dollar foreign currency exchange rate, Internet services costs have stabilized for the year ended December 31, 2003 from the year ended December 31, 2002 primarily due to the full period benefit of the renegotiation of network access costs in mid-2002 made possible by decreasing market rates for network bandwidth. Total Internet service costs for the year ended December 31, 2003 also benefited from the release of a telecommunication cost accrual in respect of disputed charges and line cancellation credits in one operation in the Solutions segment of $0.6 million in June. These credits are not expected to reoccur in future years. Management considers the likelihood that VIA will ultimately be required to pay the amount as remote.

Selling, general and administrative:

	Twelve months ended
	December 31, 2002	December 31, 2003	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Selling, general & administrative costs	35,426	29,342	(17)%
% of Total Revenue	177%	176%

We incurred SG&A expenses of $29.3 million for the year ended December 31, 2003, a 17% decrease from the $35.4 million we incurred for the year ended December 31, 2002. We achieved this cost reduction despite the adverse effect of the strengthening Euro to U.S. dollar foreign exchange rate, and the adverse change in bad debt expense between the periods. The fluctuation of foreign exchange rates has adversely impacted SG&A for the year ended December 31, 2003 over the year ended December 31, 2002 by approximately $3.5 million. The cost reduction is principally due to a decrease in compensation expense and professional fees.

Compensation expense, which accounted for approximately 59% and 58% of total SG&A costs for the years ended December 31, 2003 and 2002 respectively, reduced by approximately 6% (excluding the effect of foreign exchange rates) from last year primarily due to the headcount reductions during 2003. SG&A expenses for the year ended December 31, 2002 were benefited by a release from our bad debt provision of $0.6 million. The release in 2002 was due to billing system and process improvements made during 2002, combined with our intensified focus on cash collection, which resulted in the collection of accounts receivable previously provided against.

Professional fees, related to legal, audit and other consulting fees, accounted for approximately 10% and 17% of total SG&A for the years ended December 31, 2003 and 2002 respectively. The decrease from 2002 is primarily due to a decrease in consulting fees.

Our SG&A expenses include the amortization of deferred compensation. In March 2002, we recorded forfeitures of unvested stock options in the amount of $1.8 million, which reduced the deferred compensation balance to zero with a corresponding adjustment to additional paid in capital. As a result, we did not record any deferred compensation expense in year ended December 31, 2003. The deferred compensation amortization for the year ended December 31, 2002 was $0.5 million.

Impairment and restructuring charges:

	Twelve months ended
	December 31, 2002	December 31, 2003	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Impairment and restructuring charges	1,153	4,367	278%
% of Total Revenue	6%	26%

During 2003, management concluded that an impairment of our goodwill had occurred in our Solutions and VIA Express units. As a result, we recorded an impairment charge of $1.6 million related to goodwill in France, Germany, and Spain. In addition, the Company recorded a fixed asset impairment charge of $0.1 million for fixed asset fixtures and fittings that were written down to net realizable value as a result of the closure of the Reston office in March 2003. Also during 2003, the Company recorded restructuring charges related to the implementation of its strategic plan of $1.4 million. This related to severance payments throughout our European operations and at the corporate headquarters; the cost of vacant office space and transition implementation costs for back-office and administrative outsourcing initiatives.

As a part of our focus on Europe as our core-operating region, we moved our principal headquarter functions from Reston, Virginia to Europe. In conjunction with this relocation, we recorded a restructuring charge of $1.0 million during the third quarter of 2002. Additionally, during the fourth quarter of 2002 we recorded a restructuring charge of $0.1 million related to severance and other payments made at our Spanish operation. (See Note 3 to the consolidated financial statements for further information.)

Depreciation and amortization:

	Twelve months ended
	December 31, 2002	December 31, 2003	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Depreciation and amortization	4,697	4,126	(12)%
% of Total Revenue	23%	25%

Our depreciation and amortization expense was $4.1 million for the year ended December 31, 2003, down from $4.7 million for the year ended December 31, 2002. For the year ended December 31, 2003, $4.0 million related to the depreciation of fixed assets and $0.1 million related to the amortization of intangible assets. For the year ended December 31, 2002, $4.0 million of our depreciation and amortization expense was related to the depreciation of fixed assets and $0.7 million was related to amortization of intangible assets. The decrease in total depreciation and amortization expense is primarily due to a lower depreciable asset base due to asset impairments in 2002 and the first quarter of 2003 and to the fact that intangible assets had been fully amortized by the end of 2002.

Interest income, net:

	Twelve months ended
	December 31, 2002	December 31, 2003	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Interest income, net	2,153	1,083	(50)%
% of Total Revenue	11%	7%

For the year ended December 31, 2003, we earned $1.1 million in interest income, compared to $2.2 million we earned for the year ended December 31, 2002. Interest income was generated from investing funds received from our initial public offering in February 2000, until those funds were used for acquisitions, operating expenses or capital expenditures. Net proceeds from the public offering were $333.0 million. The decrease in interest income is the combined result of the decrease in the available cash for investing and the decrease in interest rates. We also incurred $4,000 of interest expense for the year ended December 31, 2003, as compared to $42,000 of interest expense incurred in the year ended December 31, 2002. Interest expense relates to vendor financing at both the subsidiary and corporate levels.

Other income (expense), net:

	Twelve months ended
	December 31, 2002	December 31, 2003	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Other income (expense), net	1,090	509	(53)%
% of Total Revenue	5%	3%

For the year ended December 31, 2003, we incurred other expense, net in the amount of $0.5 million related mainly to losses on equipment disposals. For the year ended December 31, 2002, we received other income, net of $1.0 million.

Foreign currency (losses) gains, net:

	Twelve months ended
	December 31, 2002	December 31, 2003	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Foreign currency (losses) gains, net	13,553	16,313	20%
% of Total Revenue	68%	98%

We recognized a $16.3 million foreign currency gain for the year ended December 31, 2003, as compared to a gain of $13.5 million for the year ended December 31, 2002. The change from period to period was primarily due to the fluctuation in the exchange rate of the Euro as compared to the U.S. dollar and its impact on the revaluation of our Euro denominated intercompany balances held by the parent company and on our Euro denominated cash accounts. We established the Euro denominated cash accounts in connection with our initial public offering in February 2000, in which we sold shares of our common stock for both U.S. dollars and Euros. See the Foreign Currency Exchange Risks section below for more information.

Income tax benefit:

	Twelve months ended
	December 31, 2002	December 31, 2003	% Increase/ (Decrease)
	(in thousands of U.S. dollars)
Income tax benefit (expense)	1	(168)	(16,900)%
% of Total Revenue	0%	0%

During the year ended December 31, 2003 VIA incurred $0.2 million of tax expense principally due to corporate tax on the markup of intercompany charges allocated from headquarters  . The effective tax rate for the Company is 0%. This is primarily caused by net operating losses for the current year and prior years arising in the U.S. and international subsidiaries.

Three and six months ended June 30, 2004 compared with the three and six months ended June 30, 2005

Foreign Currency Impact

Foreign exchange rates can vary significantly and impact our results of operations, which are reported in U.S. dollars. Operations conducting business in Euros accounted for nearly 100% of our consolidated revenues in the six month periods ended June 30, 2004 and approximately 86% of our consolidated revenues in the six month periods ended June 30, 2005.

The Euro varied by approximately 10% in relation to the U.S. dollar during the second quarter of 2005 and by approximately 14% in the six months ended June 30, 2005. The Euro varied by approximately 5% in relation to the U.S. dollar during the second quarter of 2004 and by approximately 10% in the six months ended June 30, 2004. These exchange rate fluctuations have a significant impact on our reported results of operations, including revenue, expenses and net loss.

The average Euro-to-U.S. dollar foreign exchange rate for the three and six months ended June 30, 2005 was 4% and 5% higher respectively than the average Euro-to-U.S. dollar foreign exchange rate for the corresponding periods in 2004. The effect of the weakening of the U.S. dollar is that revenues, operating costs and expenses and operating profits and losses in operations with a functional currency other than U.S. dollars translate into larger U.S. dollar amounts than would have been the case had foreign exchange rates remained unchanged.

Revenue:

	Three months ended			Six months ended
	June 30, 2004	June 30, 2005	% Increase/ (Decrease)	June 30, 2004	June 30, 2005	% Increase/ (Decrease)
	(in thousands of U.S. dollars)			(in thousands of U.S. dollars)
Revenue	4,152	14,057	239%	8,242	29,586	259%

We derive our revenue from the sale of Internet-related goods and services, specifically third party hardware and software and Internet connectivity services, other Internet value-added services, such as hosting, security and IP VPN, and voice services.

Revenue for the three months ended June 30, 2005 was $14.1 million, up from $4.2 million for the three months ended June 30, 2004. The increase in revenues quarter over quarter is partly attributable to revenues recorded in the second quarter of 2005 by the PSINet Europe businesses, which we acquired in August 2004 (impact of approximately $10.3 million) as discussed above. In addition, the average Euro-to-U.S. dollar foreign exchange rate for the three months ended June 30, 2005 have strengthened by approximately 4% when compared with the corresponding period last year, thus having a positive impact on revenues during the second quarter of 2005 of approximately $0.2 million. That positive impact offset the decrease of $0.7 million in underlying revenue for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004, principally in our VIA France and VIA Germany operation. German revenues, excluding the impact of foreign exchange, decreased by 7%, or $0.2 million in the three months ended June 30, 2005 compared to the three months ended June 30, 2004. This revenue reduction is due to customer cancellations and price erosion. French revenues, excluding the impact of foreign exchange, decreased by 23%, or $0.5 million in the three months ended June 30, 2005 compared to the three months ended June 30, 2004, due to customer churn and fewer hardware and software sales.

Revenue for the six months ended June 30, 2005 was $29.6 million, up from $8.2 million for the six months ended June 30, 2004. The increase in revenues is partly attributable to revenues recorded in the first half of 2005 by the PSINet Europe business, which we acquired in August 2004 (impact of approximately $21.5 million). In addition, the average Euro-to-U.S. dollar foreign exchange rate for the six months ended June 30, 2005 strengthened by approximately 5% when compared with the corresponding period last year, thus having a positive impact on revenues during the first half of 2005 of approximately $0.4 million. That positive impact offset the decrease in underlying revenue for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004. German revenues, excluding the impact of foreign exchange, decreased by 6% (approximately $0.2 million) in the six months ended June 30, 2005, compared with the corresponding period in 2004. This decline in revenue is due to customer cancellations and price erosion. French revenues, excluding the impact of foreign exchange and the acquisition of Amen’s French business, decreased by 17% (approximately $0.7 million) due to customer churn and fewer hardware and software sales in the first quarter.

Operating costs and expenses, Internet services:

	Three months ended			Six months ended
	June 30, 2004	June 30, 2005	% Increase/ (Decrease)	June 30, 2004	June 30, 2005	% Increase/ (Decrease)
	(in thousands of U.S. dollars)			(in thousands of U.S. dollars)
Internet services	2,506	7,065	182%	4,744	15,458	226%
% of Total Revenue	60%	50%		58%	52%

Our Internet services operating costs are the costs we incur to carry customer traffic to and over the Internet. We lease lines that connect our PoPs, either to our own network or to other network providers. We pay other network providers for transit, which allows us to transmit our customers’ information to or from the Internet over their networks. We also pay other recurring telecommunications costs and personnel costs, including the cost of the local telephone lines our customers use to reach our PoPs and access our services, and costs related to customer support and care.

Our Internet services operating costs were $7.1 million, or 50% of revenues, for the three months ended June 30, 2005, up from $2.5 million, or 60% of revenues, for the three months ended June 30, 2004. Our Internet services operating costs were $15.5 million, or 52% of revenues, for the six months ended June 30, 2005, compared with $4.7 million, or 58% of revenues, for the six months ended June 30, 2004. The increase in Internet services expenses is partly attributable to the Internet services costs of the PSINet Europe businesses acquired in August 2004 (impact of approximately $4.1 million and $9.7 million for the three and six months ended June 30, 2005 respectively) and partly attributable to the translation impact of foreign currency movements (impact of approximately $0.1 million and $0.2 million for the three and six months ended June 30, 2005 respectively). Excluding PSINet Europe’s Internet services costs and the adverse impact of the strengthening Euro-to-U.S. dollar foreign currency exchange rates, Internet services costs decreased by approximately 13% for the three months ended June 30, 2005 and decreased by approximately 4% for the six months ended June 30, 2005, from the corresponding periods in 2004. The period-over-period decrease in Internet services costs in the three and six months ended June 30, 2005, excluding PSINet Europe’s Internet services costs and the adverse impact of the strengthening Euro-to-U.S. dollar foreign currency exchange rates, is primarily due to lower revenues from decreased customer network usage and decreasing market rates for network bandwidth.

Selling, general and administrative:

	Three months ended			Six months ended
	June 30, 2004	June 30, 2005	% Increase/ (Decrease)	June 30, 2004	June 30, 2005	% Increase/ (Decrease)
	(in thousands of U.S. dollars)			(in thousands of U.S. dollars)
Selling, general & administrative	9,545	13,322	40%	19,033	28,566	50%
% of Total Revenue	230%	95%		231%	97%

Our largest selling, general and administrative (SG&A) expenses are compensation costs, the costs associated with marketing our products and services, and professional fees paid to outside consultants.

Compensation costs include salaries and related benefits, commissions, bonuses and costs associated with staff reductions in the normal course of business. In many of our markets, we are required to make significant mandatory payments for government-sponsored social welfare programs and we have little control over these costs. Our marketing expenses include the costs of direct mail and other mass marketing programs, advertising, customer communications, trade show participation, web site management and other promotional costs. Other SG&A expenses include the costs of travel, rent, utilities, insurance and bad debt expense.

We incurred SG&A expenses of $13.3 million for the three months ended June 30, 2005, a 40% increase from the $9.5 million we incurred for the three months ended June 30, 2004. The increase in SG&A expenses quarter over quarter is partly attributable to expenses associated with the PSINet Europe business acquired in August 2004 (impact of approximately $5.3 million) discussed above and partly due to the strengthening of the Euro-to-U.S. dollar foreign currency exchange rates of approximately $0.1 million. Excluding PSINet’s SG&A expenses and the adverse impact of the foreign currency exchange rates, SG&A expenses decreased by approximately 17%, or $1.6 million, for the three months ended June 30, 2005, compared with the corresponding period in 2004. This is due to significant decreases in compensation costs as a result of the restructuring in previous quarters, offset by increases in marketing expenses and professional fees.

We incurred SG&A expenses of $28.6 million for the six months ended June 30, 2005, a 50% increase from the $19.0 million we incurred for the six months ended June 30, 2004. The increase in SG&A expenses year over year is partly attributable to expenses associated with the PSINet Europe business acquired in August 2004 (impact of approximately $12.7 million) discussed above and partly due to the strengthening of the Euro-to-U.S. dollar foreign currency exchange rates of approximately $0.2 million. The balance of the difference, for the six months ended June 30, 2005 compared to the corresponding period in 2004, is attributable to significant decreases in compensation costs as a result of the restructuring in previous quarters, offset by increases in marketing expenses and professional fees.

Compensation expense accounted for approximately 55% ($7.3 million) of total SG&A costs for the three months ended June 30, 2005, compared with 52% ($5.0 million) for the three months ended June 30, 2004. Compensation expense accounted for approximately 52% ($15.0 million) of total SG&A costs for the six months ended June 30, 2005, compared with 55% of total SG&A costs ($10.4 million) for the six months ended June 30, 2004. The increase in compensation expense of 46% and 44% for the three and six months ended June 30, 2005 respectively compared to the same periods in 2004 is due to the PSINet Europe acquisition in August 2004 and the strengthening of the Euro-to-U.S. dollar foreign currency exchange rates. Excluding these factors, compensation expense decreased approximately 53% and 44%, respectively, in the three and six months ended June 30, 2005 compared with the corresponding periods in 2004 primarily due to head count reductions. Headcount  (excluding PSINet Europe) at June 30, 2005 decreased by approximately 48% from June 30, 2004.

In the three and six months ended June 30, 2005, marketing expenses increased by approximately $0.3 million, or 195%, and by approximately $0.1 million, or 21%, respectively, from the corresponding periods in 2004. For the three months ended June 30, 2004, $0.2 million of the increase in marketing expenses is attributable to the PSINet Europe business and the impact of foreign exchange rates. For the six months ended June 30, 2004, $0.3 million of the increase in marketing expenses is attributable to the PSINet Europe business and the impact of foreign exchange rates.

Professional fees, related to legal, audit, outsourcing and other consulting fees, accounted for approximately 24% and 23% of total SG&A for the three months ended June 30, 2005 and 2004 respectively and for approximately 21% and 19% of total SG&A for the six months ended June 30, 2005 and 2004 respectively. The increase in professional fees of 45% and 69% for the three and six months ended June 30, 2005 respectively compared with the corresponding periods in 2004 relates to increased consulting and legal fees at the corporate headquarters in connection with the sale of our operations and increased professional fees due to the PSINet Europe acquisition in August 2004 and the strengthening of the Euro-to-U.S. dollar foreign currency exchange rates.

Impairment and restructuring charges:

	Three months ended			Six months ended
	June 30, 2004	June 30, 2005	% Increase/ (Decrease)	June 30, 2004	June 30, 2005	% Increase/ (Decrease)
	(in thousands of U.S. dollars)			(in thousands of U.S. dollars)
Impairment and restructuring charges	195	10,417	5,242%	495	11,846	2,293%
% of Total Revenue	5%	74%		6%	40%

During the three and six months ended June 30, 2005, we recorded impairment and restructuring charges of $10.4 million and $11.8 million respectively. The restructuring charge of $1.4 million for the three months ended June 30, 2005 related to severance payments for forty one staff at the corporate headquarters. The restructuring charge for the three months ended March 31, 2005 of $0.2 million related to severance payments to one employee at the corporate headquarters and transition implementation costs for back-office and administrative outsourcing initiatives.

During the first quarter of 2005, management concluded that an impairment had occurred in our Solutions operating unit. As a result, we recorded an intangible fixed asset impairment charge of $0.3 million and a tangible fixed asset impairment charge of $0.9 million. During the second quarter of 2005, management concluded that an impairment had occurred in our Solutions and Express operating unit. As a result, we recorded a goodwill impairment charge of $8.8 million related to the Solutions unit and a tangible fixed asset impairment charge of $0.2 million related to the Express unit. Refer to Note 3 to the unaudited condensed consolidated financial statements for further information.

During the three and six months ended June 30, 2004, we recorded restructuring charges of $0.2 million and $0.5 million, respectively. The restructuring charge for the three months ended June 30, 2004 of $0.2 million related to severance payments for three staff at the corporate headquarters and implementation costs for back-office and administrative outsourcing initiatives. The restructuring charges of $0.3 million for the three months ended March 31, 2004 related to severance payments to five employees in finance at the corporate headquarters and implementation costs for back-office and administrative outsourcing initiatives.

Depreciation and amortization:

	Three months ended			Six months ended
	June 30, 2004	June 30, 2005	% Increase/ (Decrease)	June 30, 2004	June 30, 2005	% Increase/ (Decrease)
	(in thousands of U.S. dollars)			(in thousands of U.S. dollars)
Depreciation and amortization	897	1,386	55%	1,995	2,911	46%
% of Total Revenue	22%	10%		24%	10%

We recognize depreciation expense primarily related to telecommunications equipment, computers and network infrastructure. We depreciate telecommunications equipment and computers over their useful lives, ranging from three to five years. The cost of network infrastructure, net of impairment charges, purchased under indefeasible right of use agreements, or IRUs, is being amortized over the lesser of the estimated useful life or term of the agreement, 1 to 25 years. We amortize customer lists, software and a trade name over 3 years, 5 years and 10 years respectively.

Our depreciation and amortization expense was $1.4 million for the three months ended June 30, 2005, up from $0.9 million for the three months ended June 30, 2004. Depreciation and amortization expense was $2.9 million for the six months ended June 30, 2005, up from $2.0 million for the six months ended June 30, 2004. For the three months ended June 30, 2005, $1.2 million related to the depreciation of fixed assets and $0.2 million related to the amortization of intangible assets. For the six months ended June 30, 2005, $2.7 million related to the depreciation of fixed assets and $0.2 million related to the amortization of intangible assets. For the three and six months ended June 30, 2004, all of our depreciation and amortization expense was related to the depreciation of fixed assets. The increase in total depreciation and amortization expense is primarily due to the acquisition of the PSINet Europe businesses in August 2004, resulting in amortization of identified intangible assets and depreciation of tangible fixed assets totaling approximately $0.7 million and $1.3 million for the three and six months ended June 30, 2004 respectively. Excluding the PSINet Europe businesses, the depreciation expense decreased during the three and six months ended June 30, 2005 compared to the same period in 2004 due to the impact of the impairment of tangible and intangible fixed assets in previous periods.

Interest income, net:

	Three months ended			Six months ended
	June 30, 2004	June 30, 2005	% Increase/ (Decrease)	June 30, 2004	June 30, 2005	% Increase/ (Decrease)
	(in thousands of U.S. dollars)			(in thousands of U.S. dollars)
Interest income, net	180	(124)	(169)%	273	(273)	(200)%
% of Total Revenue	4%	(1)%		3%	(1)%

For the three and six months ended June 30, 2005, we incurred net interest expenses of $0.1 million and $0.3 million, down from $0.2 million and $0.3 million of interest income for the three and six months ended June 30, 2004. Interest income was generated from investing funds received from our initial public offering in February 2000, until those funds were used for acquisitions, operating expenses or capital expenditures. Net proceeds from the public offering were $333.0 million. The decrease in interest income is primarily due to the decrease in the available cash for investing. Interest expense of $0.1 million and $0.2 million incurred in the three and six months ended June 30, 2005, respectively, relates to the imputed interest of 5.27% associated with the Euro 6 million zero coupon convertible note issued in connection with the acquisition of the PSINet Europe companies. In addition, interest expenses of $0.1 million and $0.1 million incurred in the three and six months ended June 30, 2005 relates to the imputed interest of 7.38% associated with a long term IRU obligation.

Other (expense) income, net:

	Six months ended			Six months ended
	June 30, 2004	June 30, 2005	% Increase/ (Decrease)	June 30, 2004	June 30, 2005	% Increase/ (Decrease)
	(in thousands of U.S. dollars)			(in thousands of U.S. dollars)
Other (expense) income, net	(74)	(1,212)	1,538%	98	299	205%
% of Total Revenue	(2)%	(9)%		1%	1%

For the three months ended June 30, 2005, we incurred other expenses, net in the amount of $1.2 million, mainly related to intercompany charges received from group companies included in the July 12th Sale. The results of these group companies, including the offsetting intercompany income, have been reclassified as gain (loss) from discontinued operations in the statement of operations for the three months ended June 30, 2005. For the six months ended June 30, 2005, we earned other income, net in the amount of $0.3 million, related to a number of smaller income and expenses amounts in our operations. For the three months ended June 30, 2004, we incurred other expenses, net in the amount of $0.1 million and for the six months ended June 30, 2004, we earned other income, net in the amount of $0.1 million, both related to a number of smaller amounts incurred or received in our operations.

Foreign currency gains (losses), net

	Three months ended			Six months ended
	June 30, 2004	June 30, 2005	% Increase/ (Decrease)	June 30, 2004	June 30, 2005	% Increase/ (Decrease)
	(in thousands of U.S. dollars)			(in thousands of U.S. dollars)
Foreign currency gains (losses), net	(544)	(8,598)	1,481%	(3,867)	(10,366)	168%
% of Total Revenue	(13)%	(61)%		(47)%	(35)%

We recognized a foreign currency loss of $8.6 million and $10.4 million for the three and six months ended June 30, 2005 respectively, as compared to a loss of $0.5 million and $3.9 million for the three and six months ended June 30, 2004. The change from period to period was primarily due to the fluctuation in the exchange rate of the Euro, Swiss Franc and British pound as compared to the U.S. dollar and its impact on the revaluation of our Euro and British pound denominated intercompany balances held by the parent company and on our Euro denominated cash accounts. See ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK Foreign Currency Exchange Risks for more information.

We established the Euro denominated cash accounts in connection with our initial public offering in February 2000, in which we sold shares of our common stock for both U.S. dollars and Euros. At June 30, 2005, the parent company held approximately Euro 0.3 million in the Euro cash account, CHF 0.6 million in the Swiss Franc cash account and GBP 0.3 million in the GBP cash account and remains exposed to changes in the foreign currency rate.

Income tax expense:

	Three months ended			Six months ended
	June 30, 2004	June 30, 2005	% Increase/ (Decrease)	June 30, 2004	June 30, 2005	% Increase/ (Decrease)
	(in thousands of U.S. dollars)			(in thousands of U.S. dollars)
Foreign currency gains (losses), net	(1)	(162)	16,100%	(1)	(172)	17,100%
% of Total Revenue	0%	(1)%		0%	(1)%

We recognized income tax expenses of $0.2 million and $0.2 million for the three and six months ended June 30, 2005 respectively, as compared to income tax expenses of $1,000 for the three and six months ended June 30, 2004. Income tax expenses of $0.3 million were recorded in the three months period ended June 30, 2005 in connection with a ruling for the corporate headquarters with the Dutch tax authorities, offset by an income tax benefit of $0.1 million in connection with deferred tax liabilities relating to intangible fixed assets recognized for the acquisition of the PSINet Europe companies.

Gain (loss) from discontinued operations:

The loss from discontinued operations for the three months ended June 30, 2005 was $7.8 million, down from a loss from discontinued operations of $2.0 million for the three months ended June 30, 2004. The loss from discontinued operations for the six months ended June 30, 2005 was $10.9 million, down from a gain from discontinued operations of $0.2 million for the six months ended June 30, 2004. We recorded impairment charges of $5.9 million for the three and six months ended June 30, 2005, against assets classified as held for sale under the Amended Sale Agreement, which are classified within the loss from discontinued operations for the three and six months ended June 30, 2005.

Liquidity and Capital Resources

Liquidity

Negative Total Cash Flow, Urgent Liquidity Needs, Proposed Sale.   VIA began 2005 with $15.5 million in cash and cash equivalents and $5.1 million in restricted cash. We had a net decrease in cash and cash equivalents over the six months ended June 30, 2005 of $12.4 million, leaving us with $3.1 million in cash and cash equivalents and $2.5 million in restricted cash at June 30, 2005. Of the $3.1 million in cash and cash equivalents, $1.6 million was held at the group parent company. This compares to a net decrease in cash and cash equivalents over the six months ended June 30, 2004 of $23.5 million, comprised primarily of $12.0 million of net cash used in operating activities and $11.7 million of net cash used in investing activities.

Restricted cash of $2.5 million and $5.1 million at June 30, 2005 and December 31, 2004, respectively, represents amounts held on deposit with banking institutions as security for operating leases, leased properties and key suppliers.

We continue to sustain losses and net decreases of cash and cash equivalents from our continuing operations. As announced on March 17, 2005, we have insufficient cash reserves to continue operations of our group parent, VIA NET.WORKS, Inc., without new financing. We have sought, with the support of our professional advisors, to address this issue, by seeking new investments in the Company, new financing and opportunities to sell all or part of our business operations. Since Apri1 1, 2005, we have financed our continuing operations through the sale of operating units and obtaining advances of funds in connection with the sale of certain operating units.

On April 1, 2005, we sold our Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the businesses, for a consideration of CHF 3.5 million (approximately  $2.9 million). Upon completion of the VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG sale, we recorded a loss of $1.0 million in the statement of operations in the three months ended June 30, 2005, relating to amounts previously recorded in accumulated other comprehensive loss.

On April 30, 2005, we entered into a sale and purchase agreement, or Sale Agreement, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of our remaining business operations in Europe and the United States (the “Asset Sale”). The agreement followed on the letter of intent we entered into with Claranet on April 10, 2005. The material provisions of the Sale Agreement were described in our Quarterly Report on Form 10-Q for the three month period ended March 31, 2005.

The Asset Sale was conditioned upon the approval by our shareholders. On or about June 3, 2005, we mailed our definitive proxy statement on Form 14A to our shareholders of record as of May 25, 2005 and scheduled a Special and Annual Meeting of the Shareholders to take place on June 29, 2005. In the proxy statement we delivered to our shareholders, we requested approval of, among other things, the Asset Sale and a plan of complete dissolution and liquidation of the Company. On June 28, 2005, we announced the postponement of the shareholders’ meeting until July 22, 2005 in order to provide us additional time to solicit proxies from our shareholders sufficient to obtain the affirmative vote in respect of the Sale Agreement and the Asset Sale of a majority of the voting stock of our Company. The closing of the Asset Sale was conditioned on receiving the requisite majority vote of the stockholders of our Company.

On July 12, 2005, we entered into an Amendment and Restatement with Claranet relating to the Sale Agreement of April 30, 2005 (the “Amended Sale Agreement”). Pursuant to the Amended Sale

Agreement, we sold our Amen group of businesses and our U.S., Dutch and Portuguese legacy operations to Claranet for $9.3 million, less a portion of the deposit already paid by Claranet in connection with the Asset Sale (plus interest on such amount), repayment to Claranet of the amounts owed by us under the loan facility established on April 30, 2005, including interest, and an amount held as a deferred payment (the “July 12th Sale”). The sale excluded the PSINet Europe operations and VIA’s legacy operations in France, Germany and Spain as well as certain assets pertaining to our Company’s centralized back office and technical support systems, including employee contracts of certain headquarters personal (the “Remaining Assets”). No shareholder approval was necessary for the closing of the July 12th Sale. Upon completion of the July 12th Sale , we recorded a loss in the statement of operations for the three months ending September 30, 2005 of $1.6 million, relating to amounts previously recorded in accumulated other comprehensive loss.

In order to achieve an orderly transition of the ownership of the assets sold in the July 12th Sale, we, Claranet and certain of our subsidiaries entered into a transition services agreement pursuant to which the U.S., Dutch and Portuguese businesses sold to Claranet continue to have the right to use the VIA brand and to receive certain services from the remaining VIA businesses for a period of time following the completion of the sale. In return, we continue to have the right to receive certain services from the sold businesses.

On July 27, 2005, Claranet delivered a letter purporting to terminate the Amended Sale Agreement. Claranet also delivered a letter of termination that day regarding the Amended Facility Agreement. In its letters of termination, Claranet alleged that certain events had occurred that permit it to terminate the Amended Sale Agreement and the Amended Facility Agreement; specifically, that VIA’s cash flow exceeded the level of negative cash flow permitted by the Amended Sale Agreement, that certain alleged new liabilities have arisen and that Claranet did not consent to our recent transaction with Sorbie Europe B.V., as noted below. We promptly delivered a notice to Claranet disputing the assertions made by Claranet, disputing the right of Claranet to terminate the agreements and demanding that it fully perform the agreements.

While we believed that Claranet’s position was not supported by the facts or the terms of the agreements, our management also was aware that Claranet was not willing to proceed to complete the sale and provide financing on the terms of the agreements, and that we needed to pursue a different transaction. We therefore engaged Claranet in discussions toward resolving the dispute, and at the same time we actively sought a new buyer for the Remaining Assets.

On August 23, 2005, VIA entered into a settlement deed with Claranet to resolve the dispute regarding the termination of the Amended Sale Agreement. Under the settlement deed, VIA and Claranet mutually released all claims that either party has or may in the future have against the other party under the acquisition agreements. Claranet agreed to pay VIA the sum of $800,000, payable in two installments, less deductions for certain operational expenses of approximately $135,000 incurred by Claranet on VIA’s behalf pursuant to the transition services agreement that had been entered into in connection with VIA’s sale to Claranet on July 12, 2005. Both installments have now been paid, with a further deduction of approximately $73,000 as prepayment of transition services to be provided by Claranet during the month of October, 2005.

On August 26, 2005, VIA entered into definitive agreements for the sale of all the Company’s operations to Interoute for a purchase price of $18.1 million in cash, of which up to $5.0 million may be advanced to VIA prior to the closing under an interim financing facility. In addition, up to $2.2 million may be advanced to our subsidiaries under the interim financing facility, which amounts would not reduce the purchase price and would be assumed by Interoute at the closing. These matters are described extensively in this proxy statement under the caption “Proposal No. 1:  Asset Sale.”

While VIA has some sources of liquidity, including cash on hand and the credit facility provided by Interoute, it also has accounts payable and other cash obligations, unpaid expenses relating to the Asset Sale including professional fees, employee severance and contractual payments to management under employment arrangements that exceed these immediate sources of liquidity. If, for whatever reason, VIA is not able to complete the Asset Sale there can be no assurance that we will able to find alternative sources of liquidity. In that event, we would have insufficient funds to continue to operate the Company as a going concern.

On June 29, 2005, we entered into a series of agreements with Sorbie Europe B.V. (“Sorbie”), formerly PSINet Europe B.V., (the “Sorbie Agreements”) relating to the renegotiation of the unsecured zero-coupon convertible note of Euro 6.0 million ($7.2 million) due and payable to Sorbie in full on November 20, 2005. The note was issued to Sorbie in connection with our acquisition of the PSINet Europe companies on August 9, 2004. Under the Sorbie Agreements, each of certain VIA group companies and the Sorbie related parties mutually released each other from all claims under the August 9, 2004 PSINet Europe purchase agreement. In consideration for the release, Sorbie agreed that it will cancel the note if VIA pays Sorbie, prior to August 31, 2005, €1.5 million (approximately $1.8 million) in cash and issues to Sorbie or its designee shares of common stock of VIA equal to 9.9% (7,173,341 shares) of the total outstanding shares of the Company as of June 29, 2005. The release and cancellation and VIA’s payment and issuance of the shares to Sorbie occurred on August 30, 2005.

Capital Resources

Since inception, we have financed our operations primarily through the sale of equity securities. We raised approximately $181.0 million in aggregate through three private preferred stock offerings between August 1997 and April 1999. Through our initial public offering of common stock in February 2000, we raised approximately $333.0 million, net of underwriting discounts and commissions.

In connection with the acquisition of Amen in January 2004, we issued 673,652 shares of common stock at a price of $2 per share, having a total value of approximately $1.3 million on the date of acquisition, for Amen common stock. On June 14, 2005, we issued 4,180,663 shares of our common stock in satisfaction of an earn-out provision set forth in the Share Purchase Agreement made for the acquisition of Amen.

On August 26, 2005, pursuant to a subscription agreement, Interoute invested $2.8 million in preferred and common stock of the Company and received additional shares of common stock of the Company in lieu of cash as a pre-paid fee for the management services it will provide and as a loan commitment fee. As a result of these issuances, Interoute now holds approximately 46% of the voting interests of the Company, comprised of 5,454,545 shares of a newly authorized class of preferred stock of the Company designated Series A Convertible Preferred Stock, and 35,810,811 shares of common stock.

On August 30, 2005, the Company issued 7,173,341 shares of its common stock and paid $1.9 million in cash to Sorbie in connection with a series of agreements relating to the release by Sorbie of all of VIA’s obligations related to the unsecured zero coupon convertible note of Euro 6.0 million (approximately $7.5 million) due in full on November 20, 2005 that was issued to Sorbie in connection with VIA’s acquisition of PSINet Europe companies on August 9, 2004.

The foregoing statements regarding our liquidity and possible need for additional capital resources are forward-looking statements based on our current expectations, which involve certain risks and uncertainties. Actual results and the timing of these events could differ materially from these forward-looking statements depending upon certain factors that we cannot predict, including the nature, size and timing of future acquisitions and dispositions, if any, and our future net income.

Quantitative and Qualitative Disclosures About Market Risk

The following discussion relates to any changes in our exposure to market risk, related to changes in interest rates and changes in foreign exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements” for a discussion relating to such statements.

Interest Rate Risks

VIA has exposure to changes in interest rates. At December 31, 2003 and 2004, VIA’s financial instruments consisted of short-term investments and fixed rate debt related to acquisitions and network purchases. Our investments are generally fixed rate short-term investment grade and government securities denominated in U.S. dollars. At December 31, 2003 and 2004 all of our investments were due to mature within three months and the carrying value of such investments approximates fair value. The majority of our debt obligations had fixed rates of interest and was due within one year of the balance sheet date.

Foreign Currency Exchange Risks

VIA is an international company that at the end of December 2004 had operations in six countries. Only the parent company has a functional currency of U.S. dollars. Having operations in foreign currencies exposes VIA to foreign currency exchange risks.

There are principally two types of foreign exchange risk: transaction risks and translation risks. Transaction risks may impact the results of operations and translation risks may impact comprehensive income. These are discussed more fully below.

Transaction risks

Transactions in currencies other than the functional currency are translated at either the exchange rate in effect at the end of the month in which the transaction occurs or in some cases the rate in effect at the date of the transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is settled or translated, are recognized in the consolidated statements of operations as “Foreign currency gains (losses), net.”

Our local operations transact business in their local currencies. They do not have significant assets, liabilities or other accounts denominated in currencies other than their local currency, and therefore are not subject to significant exchange rate risk with respect to their normal operations. Foreign currency exchange fluctuations currently have little or no impact on the price of our products and our competitiveness in various markets primarily for two reasons. First, the Company’s revenue stream is solely derived from the local operating subsidiaries. These subsidiaries transact with customers in the same country and the supporting agreements are denominated in the same local currency. There are no significant cross border customers served by VIA. Second, the local operating subsidiaries cost base is almost entirely denominated in the local functional currency. The majority of underlying agreements with backbone and bandwidth suppliers, and salary costs, which comprise the majority of our expenses, are also denominated in the same currency as the local revenue stream.

The parent company’s foreign exchange transaction risk is primarily derived from the revaluation of current assets and liabilities that are denominated in a currency other than U.S. dollars. These are comprised principally of Euro cash balances held to meet the working capital requirements of the five local operating subsidiaries with a Euro functional currency and inter-company balances denominated in the local operating subsidiaries’ functional currency (Swiss Francs and Euros).

When required the parent company funds the local operating subsidiaries in their functional currency supported with a corresponding intercompany receivable denominated in the local operating subsidiary’s functional currency. In addition, inter-company charges between the parent company and the local operating subsidiaries are transacted in the functional currency of the operating entity. Thus, the parent company’s intercompany balances are held in the operating subsidiaries local functional currency and consequently are revalued on a monthly basis. The resultant foreign exchange gain or loss is reflected in the consolidated statements of operations as “Foreign currency gains (losses), net.”

The parent company’s cash balances consist of Euros and U.S. dollars. The Euro bank account is revalued each month and the resultant gain or loss is reflected in the consolidated statements of operations as “Foreign currency gains/(losses), net.” This exposes the Company to foreign currency exchange rate risk in the Statement of Operations. For example, at December 31, 2003, a 10% increase or decrease in the level of the Euro exchange rate against the dollar with all other variables held constant would have resulted in a realized gain or loss of $9.0 million. As of December 31, 2004, a 10% increase or decrease in the level of the Euro exchange rate against the U.S. dollar with all other variables held constant would result in a realized gain or loss of $7.3 million. The change in exposure from year to year is related to the change in the balance of the Euro cash and intercompany accounts. At December 31, 2004, the Company held approximately €9.9 million in the Euro cash account, CHF 4.2 million in the Swiss Franc cash account and GBP 0.6 million in the GBP cash account and remains exposed to changes in the foreign currency rate. However, such rate fluctuations should have a smaller impact in future as the balances have continued to reduce.

The fluctuation in the exchange rates resulted in foreign currency gains reflected in the consolidated statements of operations as “Foreign currency (losses) gains, net” of $16.3 million and $5.4 million for the years ended December 31, 2003 and December 31, 2004, respectively. The fluctuation in the exchange rates resulted in foreign currency gains (losses) reflected in the consolidated statements of operations as “Foreign currency gains (losses), net” of $(8.6) million and $(10.4) million for the three and six months ended June 30, 2005 respectively, and $(0.5) million and $(3.9) million for the same periods in 2004.

Translation risks

The financial statements of the Company’s local operating subsidiaries with a functional currency other than U.S. dollars are translated into U.S. dollars using the current rate method. Accordingly, assets and liabilities are translated at period-end exchange rates while revenue and expenses are translated at the period’s average exchange rates. Adjustments resulting from these translations are accumulated and reported as a component of accumulated other comprehensive loss in stockholders’ equity. Foreign currency translation adjustments are reclassified into the Statement of Operations when the underlying investment is sold or substantially liquidated.

The fluctuation in the exchange rates resulted in a foreign currency loss reflected as a component of accumulated other comprehensive loss in stockholders’ equity, net of $11.9 million and $0.6 million for years ended December 31, 2003 and December 31, 2004, respectively. The fluctuation in the exchange rates resulted in foreign currency translation gains reflected as a component of accumulated other comprehensive loss in stockholders’ equity, net of $9.7 million and $12.0 million for the three and six months ended June 30, 2005 respectively, and $0.6 million and $2.5 million for the same periods in 2004.

Exchange rates can vary significantly. The Euro high and low rates varied by approximately16% in relation to the U.S. dollar during the year ended December 31, 2004. The Euro high and low rates varied by approximately 10% and 14% in relation to the U.S. dollar during the three and six months ended June 30, 2005 respectively. The Swiss Franc high and low rates varied by approximately 17% in relation to the U.S. dollar during the year ended December 31, 2004. The Swiss Franc high and low rates varied by approximately 10% and 14% in relation to the U.S. dollar during the three and six months ended June 30, 2005 respectively. This variation affects the average exchange rates used to translate the income statements of our operating companies whose functional currency is not U.S. dollars. At December 31, 2004, the Euro to U.S. dollar exchange rate was approximately 10% above where it was at the beginning of the year and the Swiss Franc to U.S. dollar exchange rate was approximately 11% above where it was at the beginning of the year. At June 30, 2005, the Euro-to-U.S. dollar exchange rate was approximately 12% below where it was at the beginning of the year and the Swiss Franc to U.S. dollar exchange rate was approximately 8% above where it was at the beginning of the year. This variation affects the ending exchange rates used to translate amounts on the balance sheet of our operating companies whose functional currency is not U.S. dollars. Future changes in the value of the Euro and Swiss Franc could have a material impact on our financial position and results of operations. We also experienced fluctuations in other exchange rates.

Hedging against foreign exchange risks

For the year ended December 31, 2004 and the six months ended June 30, 2005,we did not actively manage our exposure to foreign currency translation risks that affect our reported results, which result in no cash impact unless the operation is sold. We have in the past considered insurance and financial risk products to manage this risk, but determined such products to be prohibitively expensive. We currently have no hedging arrangements or derivatives in place to address this form of translation risk.

The parent company maintains an Euro cash balance, a Swiss Franc cash balance and a Great British Pound balance to meet the working capital requirements of the operating subsidiaries with a Euro, Swiss Franc or Great British Pound functional currency. The parent company maintains its remaining cash resources in U.S. dollars.

In the future, we may enter into derivative financial instruments to manage our foreign currency exchange risk based on materiality of any USD transactions.

Properties

Our headquarters and principal executive offices are located in leased facilities at Schiphol-Oost (near Amsterdam), the Netherlands. This lease expires in November 2009. Additionally, we lease space in our operating markets for support facilities, local offices, network operations centers, data centers and points of presence.

As part of the acquisition of the PSINet Europe Group, we now have a first-class datacenter located in Geneva. The lease for the Geneva datacenter expires in February 2014.

We believe that our present facilities are in good condition and are generally suitable for our business needs.

Legal Proceedings

On November 5, 2001, the Company was named as a defendant in a class action lawsuit in the District Court for the Southern District of New York against VIA NET.WORKS, Inc., certain of the underwriters who supported our initial public offering (“IPO”) and certain of our officers, under the title O’Leary v. Via Net.works [sic] et al [01-CV-9720] (the “Complaint”). An amended complaint was filed in April 2002. The Complaint alleges that the prospectus we filed with our registration statement in connection with our IPO was materially false and misleading because it failed to disclose, among other things, that: (i) the named underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for the right to purchase large blocks of VIA IPO shares; and (ii) the named Underwriters had entered into agreements with certain of their customers to allocate VIA IPO shares in exchange for which the customers agreed to purchase additional VIA shares in the aftermarket at pre-determined prices (“Tie-in Arrangements”), thereby artificially inflating the Company’s stock price. The Complaint further alleges violations of Sections 11, 12 (a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated there under arising out of the alleged failure to disclose and the alleged materially misleading disclosures made with respect to the commissions and the

Tie-in Arrangements in the prospectus. The plaintiffs in this action seek monetary damages in an unspecified amount. Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which are included in a single coordinated proceeding in the Southern District of New York (the “IPO Litigation”). On June 30, 2003, the special litigation committee of the board of directors of the Company conditionally approved the global settlement between all plaintiffs and issuers in the IPO Litigations. The special litigation committee agreed to approve the settlement subject to a number of conditions, including the participation of a substantial number of other defendants in the proposed settlement, the consent of the Company’s insurers to the settlement, and the completion of acceptable final settlement documentation. The settlement would provide, among other things, a release of the Company and of the individual defendants for the conduct allegedin the action to be wrongful by the plaintiffs.

Under the proposed settlement, the Company would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. The settlement also includes the possibility of a payment on behalf of the settling issuers; any direct financial impact of the proposed settlement is expected to be borne by our insurers.

In June 2004, a motion for preliminary approval of the settlement was filed with the Court. The underwriters filed a memorandum with the Court opposing preliminary approval of the settlement. The court granted the preliminary approval on February 15, 2005, subject to certain modifications with which the settling parties have agreed. On August 31, 2005 the court issued an order preliminarily approving the settlement stipulation, certifying the settlement classes and setting April 24, 2006 for the date on which a “fairness” hearing will be held to consider the settlement and any objections thereto. If at such time, the Court determines that the settlement is fair to the class members, the settlement will be approved, subject to any appeals that may be filed.

The Company is engaged in a dispute with its former chief executive officer, Rhett Williams, regarding the termination of his employment agreement. VIA terminated the agreement for cause as of April 6, 2005. On May 24, 2005, Mr. Williams caused an attachment to be placed on VIA’s bank accounts in the Netherlands. In support of his application for the attachment, Mr. Williams claimed that under his employment agreement he was entitled to notice of termination of twelve months, an additional six months separation pay, reimbursement of moving expenses and his costs in the action, for a total claim of in excess of €950,000. In June 2005, Mr. Williams filed an action for summary judgment and immediate payment of the claim. In a ruling of the Dutch employment tribunal delivered on July 5, 2005, the court denied his petition. VIA secured the release of the attachment against the bank accounts August 5, 2005. On August 8, 2005, Mr. Williams served the Company with a summons for a trial on the matter. VIA believes that the suit of Mr. Williams is without merit, and there existed sufficient grounds to terminate the employment agreement for cause. VIA has engaged counsel and intends to defend vigorously the action. If the Company is determined to be liable or if we conclude that a settlement is in its best interests, the Company may incur substantial costs. The Company is presently in discussions with Mr. Williams regarding a settlement.

In August 2004, VIA acquired PSINet Belgium as a part of its acquisition of five PSINet Europe companies. PSINet Belgium is a defendant in a lawsuit filed in September 2002 by the former Vice President Europe Sales & Marketing of PSINet Europe, based on the termination of her employment in February 2002. In her suit filed in the Belgium employment tribunal, the claimant alleges that that she was entitled to notice and termination pay, reimbursement for expenses incurred and other damages in an amount in excess of €1.7 million. In January 2003, after the tribunal delivered a ruling in favor of PSINet Belgium with regard to the initial request of the former employee for holiday allowance, the claimant did not prosecute the matter further; however the matter is still pending in the Belgium employment tribunal and may be restarted at any time by the former employee. In June 2005, through her counsel, the claimant contacted PSINet Belgium and VIA’s chief executive officer to renew her demands for payment of her claims, which she now claims is in excess of €2.1 million. VIA has communicated to the former employee its willingness to discuss the matter with a view toward reaching an appropriate settlement. However, if a settlement of the matter is not concluded and the matter is restarted, the Company intends to defend vigorously the action. If PSINet Belgium is determined to be liable or if the Company concludes that a settlement is in its best interests, that subsidiary may incur substantial costs.

PSINet Belgium, an indirect wholly-owned subsidiary of the Company, is a defendant in a lawsuit filed by Perceval Technologies N.V. (“Perceval”) regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of €1.4 million plus €250,000 moral damages, plus interests, costs and attorneys’ fees. The Company believes PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit and have engaged counsel to defend the action. If PSINet Belgium is determined to be liable or if the Company concludes that a settlement is in its best interests, that subsidiarymay incur substantial costs.

The Company is subject to a dispute with Reachtown Ltd., a UK limited liability company from whom VIA acquired the Amen group of companies in January 2004. The dispute relates to the management agreement between the Company and Reachtown under which Reachtown provided day to day operational management of the Amen group of companies and other services. In April 2005, after the announcement of the letter of intent entered into between VIA and Claranet, Reachtown representatives undertook a series of actions that the Company believes was intended to disrupt the Claranet transaction and that adversely impacted the Amen operation. As a result of these actions, the Company terminated the management agreement with Reachtown for cause with effect as of April 14, 2005. On April 25, 2005, Reachtown notified the Company that it disputed the allegations and the basis for the termination for cause and demanded payment of a termination payment of €120,000 and a pro-rata portion of the contractual bonus of €200,000. The Company believes its actions were justified and that it has a claim against Reachtown and its representatives for damages of an amount which exceeds the claim of Reachtown. The Company has engaged counsel to defend its position.

Market for Our Common Stock

Our common stock is traded on the over-the-counter market and is quoted on the Other OTC board, the pink sheets and the Euronext Amsterdam exchange under the symbol VNWI. From February 11, 2000 until June 27, 2002, our common stock traded on the NASDAQ National Market, and from June 27, 2002 until August 15, 2005, our common stock traded on the NASDAQ SmallCap Market.

The table below sets forth, for the periods indicated, the high and low sales prices per share of the common stock as reported on the NASDAQ National Market for the periods prior to June 27, 2002, on the NASDAQ SmallCap Market for the periods on or after June 27, 2002 and prior to August 15, 2005, and on the Other OTC board for the period following August 15, 2005:

	High	Low
2005:
First quarter	$0.92	$0.15
Second quarter	$0.32	$0.08
Third quarter (through September 26, 2005)	$0.11	$0.06

	High	Low
2004:
First quarter	$2.37	$1.16
Second quarter	$1.28	$0.73
Third quarter	$0.85	$0.50
Fourth quarter	$1.02	$0.58

	High	Low
2003:
First quarter	$0.87	$0.60
Second quarter	$1.22	$0.66
Third quarter	$1.66	$0.98
Fourth quarter	$1.81	$1.36

As of August 31, 2005, there were approximately 6,437 beneficial owners of the Company’s common stock. The closing stock price as at September 26, 2005 was $0.065.

We have never declared or paid any dividends on our common stock.

Ownership of Securities

The following table shows:

·        the number and percentage of outstanding shares of our common stock that were beneficially owned as of September 7, 2005, the record date for the Special Meeting, by each person who we know to be the beneficial owner of more than 5% of our outstanding common stock and all of our directors and executive officers as a group; and

·        the number and percentage of outstanding voting shares that were owned as of September 7, 2005.

As of September 7, 2005, there were 108,268,805 shares of voting common stock outstanding and 5,454,545 shares of Series A preferred stock, which vote with the voting common stock on an as-converted basis. Each share of Series A preferred stock is convertible into five shares of voting common stock.

None of the Company’s directors and executive officers beneficially owns more than 1% of the Company’s common stock individually. All of the Company’s directors and executive officers who own voting shares intend to vote their shares in favor of the Asset Sale and Plan of Dissolution.

The total number of shares of common stock outstanding used in calculating the percentage beneficially owned by each person includes the shares of common stock issuable upon the exercise of options held by that person that are exercisable as of September 7, 2005. The total number of voting shares outstanding used in calculating the percentage of voting shares owned is 135,541,530, which is the sum of the number of shares of voting common stock outstanding plus the number of shares based on which the Series A preferred stock is entitled to vote.

Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Number of Voting Shares Owned	Percentage of Voting Shares Owned
Interoute Communications Holdings S.A.(1)	63,083,536	46.5%	63,083,536	46.5%
Sorbie Europe B.V.	7,173,341	6.6%	7,173,341	5.3%
Norwest Equity Capital, LLC and related entity(2)	6,978,644	6.4%	6,978,644	5.1%
John E. Lindahl, George J. Still, Jr. and John P. Whaley(2)	6,978,644	6.4%	6,978,644	5.1%
All directors and executive officers as a group (8 persons)(3)	2,205,424	2.0%	250,518	Less than 1%

(1)           Includes 27,272,725 shares of common stock issuable upon exercise of shares of Series A preferred exercisable as of September 7, 2005.

(2)           This amount consists of 6,892,751 shares of common stock held by Norwest Equity Capital, LLC and 291,928 shares of common stock held by Norwest Venture Partners VI, L.P. As the managing member of Norwest Equity Capital, LLC, Itasca NEC, LLC has voting and investment power over the shares of stock held by Norwest Equity Capital and may therefore be deemed to be the beneficial owner of these shares. Messrs. Lindahl, Still and Whaley share voting and investment power over shares held by Norwest Equity Capital and may also therefore be deemed to beneficially own these shares. Itasca and each of Messrs. Lindahl, Still and Whaley disclaim beneficial ownership of these shares except to the extent of its or his pecuniary interest in them. In addition, Messrs. Still and Whaley share voting and investment power over shares beneficially owned by Norwest Venture Partners VI, and each disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them. The address for each of Norwest Equity Capital, Itasca, and Messrs. Lindahl and Whaley is 3600 IDS Center, 80 South 8th St., Minneapolis, Minnesota 55402. The address for Mr. Still is 525 University Avenue, Suite 800, Palo Alto, California 94301.

(3)           Includes 1,954,906 shares of common stock issuable upon the exercise of options as of September 7, 2005 by our directors and executive officers.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 1 TO APPROVE AND ADOPT THE SALE AGREEMENT AND THE ASSET SALE.

PROPOSAL NO. 2: DISSOLUTION OF VIA

General

The board of directors has proposed that the Dissolution of the Company and the Plan of Dissolution be approved and adopted by our shareholders at the Shareholder Meeting. Under Section 275 of the DGCL, the board of directors of a corporation must mail notice of its adoption of a resolution to dissolve the corporation to all shareholders entitled to vote on the adoption of the resolution. This proxy statement serves as such notice.

It is the current intention of the board of directors that the Dissolution will be effected following completion of the Asset Sale pursuant to the Sale Agreement. However, if the board of directors determines that liquidation and dissolution are not in the best interests of the Company or its shareholders, the board of directors may direct that the Dissolution and the Plan of Dissolution be abandoned. In the event that the Dissolution and the Plan of Dissolution are approved but (i) the proposal relating to the Sale Agreement and the Asset Sale is not approved and adopted by our shareholders, or (ii) the Asset Sale contemplated by the Sale Agreement is not consummated, then our board of directors, in accordance with its fiduciary obligations to our shareholders, may proceed with the Dissolution of the Company and take such actions as it deems advisable and in the best interests of our shareholders to dispose of the Company’s assets in a manner designed to maximize shareholder value. If the proposal relating to the Sale Agreement and the Asset Sale is approved and adopted, but the Dissolution and the Plan of Dissolution are not approved and adopted, then there will be no liquidation or dissolution of the Company and we will not distribute any cash or other assets to our shareholders in accordance with the Plan of Dissolution.

In connection with the Dissolution, the Company intends, upon determination to proceed by the board of directors, to file a Certificate of Dissolution with the Secretary of State of the State of Delaware, wind up our affairs, attempt to convert all of our assets into cash or cash equivalents, pay or attempt to adequately provide for the payment of all of our known obligations and liabilities and distribute pro rata in one or more liquidating distributions to or for the benefit of our shareholders, as of the applicable record date(s), all of our assets.

The Dissolution and the Plan of Dissolution have been approved by the board of directors, subject to shareholder approval. In connection with its approval of the Dissolution and the Plan of Dissolution, the board of directors determined that if the Company proceeded with the Asset Sale under the Sale Agreement, taking into consideration the losses which the Company is continuing to incur, it was not advantageous to the Company or its shareholders to continue the Company’s business operations after the effectiveness of the Asset Sale and that the Company should be dissolved.

Principal Provisions of the Plan of Dissolution

The summary set forth below of the material terms and features of the Plan of Dissolution does not purport to be complete and is qualified in its entirety by reference to the Plan of Dissolution. A copy of the Plan of Dissolution is attached as Annex B to this proxy statement. You are urged to read a copy of the Plan of Dissolution in its entirety. The Plan of Dissolution provides for our complete liquidation and dissolution in accordance with the requirements of DGCL and the Internal Revenue Code of 1986, as amended (the “Code”).

Cessation of Business Activities

Assuming the Dissolution and Plan of Dissolution are approved and adopted at the Shareholder Meeting and the Asset Sale pursuant to the Sale Agreement occurs, upon filing a Certificate of Dissolution with the Secretary of State of the State of Delaware we will cease conducting normal business operations, except as may be required to wind-up our business and affairs and to proceed with the Dissolution. We will continue our existence solely for the purpose of winding up our affairs and distributing our remaining assets. One or more liquidating distributions of our assets may be conditioned upon setting aside a sufficient amount of assets, including cash, to meet any residual or contingent obligation or liability that we have not otherwise met, as discussed below in “Contingency Reserve.” We will not obtain any further approval of the shareholders to take any actions under the Plan of Dissolution or otherwise relating to the Dissolution. We will attempt to satisfy, or provide for the satisfaction of, all of our legally enforceable claims, liabilities or obligations in an orderly manner, in accordance with the DGCL, the Code and any other applicable law.

Certificate of Dissolution

If so directed by the board of directors, we will file a Certificate of Dissolution with the Secretary of State dissolving the Company. The Dissolution of the Company will become effective, in accordance with the DGCL, upon the filing of the Certificate of Dissolution with the Secretary of State of the State or upon such later date as may be specified in the Certificate of Dissolution. Under the DGCL, the Company will continue to exist for three years after the Dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purposes of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling the Company gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to the shareholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized. The members of the board of directors in office at the time the Certificate of Dissolution is accepted for filing by the Secretary of State will have all powers provided to them under the DGCL and other applicable laws.

During the three years following the effectiveness of the Dissolution, or such longer period of continued existence as directed by the Delaware Court of Chancery, the Company may revoke the Dissolution if (i) the board of directors adopts a resolution recommending that the Dissolution be revoked, (ii) a majority in voting power of the common stock held of record are entitled to vote on the effective date of the Dissolution vote for the resolution to revoke the Dissolution and (ii) the Company files a certificate of revocation of dissolution with the Secretary of State and takes certain other actions specified by the DGCL.

Disposition of the Assets of the Company

The Plan of Dissolution gives to the board of directors of the Company the power to direct the sale (or, in certain cases, otherwise dispose of) all the assets of the Company on such terms and in such manner as determined by the board of directors. The prices at which we may be able to sell those assets will depend on factors that may be beyond our control and may not be as high as the prices that could be obtained if the Company were not in liquidation. Approval of the Dissolution and the Plan of Dissolution will constitute approval of any such sales. We will not be required to obtain any further shareholder approval with respect to specific terms of any particular sales of assets approved by the board of directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law.

Dissolution Process

The Plan of Dissolution provides that the board of directors will liquidate our assets in accordance with any applicable provision of the DGCL. VIA’s board of directors currently intends to follow the procedures set forth in Section 281(b) of the DGCL, which requires VIA to:

·       pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to VIA;

·       make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against VIA which is the subject of any pending action, suit or proceeding to which VIA is a party; and

·       make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to VIA or that have not arisen but that, based on the facts known to VIA, are likely to arise or to become known within ten years after the date of dissolution.

Subject to the payment, or the provision for payment, of VIA’s claims and obligations, the procedures set forth in Section 281(b) of the DGCL allow for VIA to make pro rata distributions from time to time to the holders of its common stock, as determined by the board of directors. Any such distribution would be made after the payment of the liquidation preference of the outstanding shares of the Company’s preferred stock.

Before VIA makes any distribution to its shareholders under the Plan of Dissolution, the board of directors may determine that it is in the best interests of VIA, its shareholders and its creditors to effectuate the Dissolution in accordance with the alternative procedures set forth in Sections 280 and 281(a) of the DGCL instead of those prescribed by Section 281(b). These alternative procedures would require VIA to:

·       publish notice of the Dissolution and mail notice of the Dissolution to all persons known to have a claim against us and provide for the acceptance or rejection of any such claims in accordance with Section 280 of the DGCL;

·       offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any claimant who rejects our offer of security in accordance with Section 280 of the DGCL;

·       petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five years (or a longer period not to exceed ten years in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

·       pay, or make adequate provision for payment, of all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan of Dissolution in accordance with Section 280 of the DGCL;

·       post all security offered to claimants holding contingent, conditional or unmatured contractual claims if not rejected by such claimant and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL; and

·       pay, or make adequate provision for payment, of all other claims that are mature, known and uncontested or that have been finally determined to be owing by us.

Contingency Reserve

Before making any distributions to our shareholders, we will pay, or as determined by the board of directors, make reasonable provision to pay, all our claims and obligations, including all contingent, conditional or unmatured claims known to us. The board of directors may determine to establish a reserve for contingencies to enable us to satisfy our liabilities, expenses and obligations not otherwise paid, provided for or discharged as they become due and payable. The amount of any contingency reserve would be based upon an internal review of our estimated expenses and actual and contingent liabilities and obligations. The contingency reserve may not be sufficient to cover such expenses, liabilities and obligations. After establishing any contingency reserve, we may from time to time distribute to shareholders such portions of the contingency reserve that the board of directors deems to be no longer required. After the expenses, liabilities and obligations for which the contingency reserve has been established are believed by the board of directors to have been satisfied in full, we will distribute to our shareholders any remaining funds in any contingency reserve.

We currently do not intend to petition the Delaware Court of Chancery to determine if any contingency reserve will be reasonably likely to be sufficient to satisfy pending claims and claims that have not arisen but might arise, but may choose to do so. Such a determination by the Delaware Court of Chancery (assuming the court’s instructions are followed and the Plan of Dissolution is approved by the court), would furnish additional protection for our directors against personal liability to any unpaid claimants for establishing an insufficient contingency reserve. However, this process might significantly extend the period before one or more distributions are made to shareholders.

Indemnification of Directors and Officers

We anticipate that certain of our current directors and officers will continue to serve in these capacities after the approval and adoption of the Dissolution and the Plan of Dissolution. Under Delaware law, directors remaining in office owe fiduciary duties to creditors as well as to our shareholders during the dissolution process. Pursuant to the Plan of Dissolution, we will continue to indemnify our officers, directors, employees, agents and representatives for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company in accordance with our certificate of incorporation, bylaws, our existing directors’ and officers’ liability insurance policy and applicable law. The Company’s obligation to indemnify such persons may also be satisfied out of assets of a liquidating trust, if any. Any claims arising in respect of such indemnification will be satisfied out of the contingency reserve or out of assets transferred to a liquidating trust, if any. Our board of directors has obtained and our board of directors and the trustees of any liquidating trust are authorized to obtain and maintain, insurance as may be necessary to cover our indemnification obligations.

Certain Compensation Arrangements

Pursuant to the Plan of Dissolution, the Company may, in the absolute discretion of the board of directors, pay to the Company’s present or former officers, directors, employees, agents and representatives, or any of them, compensation in connection with the implementation of the Plan of Dissolution. The compensation currently paid to our directors (which we expect to continue so long as such directors remain in office) and compensation paid to certain of our officers during 2004 is described below under “Proposal No. 3: Election of Directors—Board of Directors—Director Compensation” and “Proposal No. 3: Election of Directors—Executive Compensation.”

Final Record Date

If the Dissolution and the Plan of Dissolution are approved and adopted by the shareholders, we will close our transfer books on the date on which the Company files a Certificate of Dissolution with the

Secretary of State in accordance with the DGCL (the “Final Record Date”). After the Final Record Date, we will not record any further transfers of our common stock except pursuant to the provisions of a deceased shareholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of our common stock upon exercise of outstanding options or warrants.

Surrender of Stock Certificates

Subsequent to the Final Record Date, the Company may at its election require shareholders to surrender certificates representing their shares of common or preferred stock in order to receive subsequent distributions. Shareholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates is required, all distributions otherwise payable by the Company or a liquidating trust, if any, to shareholders who have not surrendered their stock certificates may be held in trust for such shareholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a shareholder’s certificate evidencing the common or preferred stock has been lost, stolen or destroyed, the shareholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Liquidating Trust

If advisable for any reason to complete the liquidation and distribution of our assets to our shareholders, our board of directors may at any time transfer to a liquidating trust our remaining assets and obligations. The liquidating trust thereupon will succeed to all of our then remaining assets, including all amounts in the contingency reserve, and any of our remaining liabilities and obligations. The sole purpose of the liquidating trust will be to prosecute and defend suits by or against us, to collect amounts due to us, to settle and close our business, to dispose of and convey our assets, to satisfy our remaining liabilities and obligations and to distribute our remaining assets to our shareholders in a manner consistent with the orderly winding up process contemplated by the DGCL. Any distributions made from the liquidating trust will be made in accordance with the provisions of the Plan of Dissolution and the DGCL. Our board of directors may appoint one or more of its members to act as trustee or trustees of the liquidating trust and to cause us to enter into a liquidating trust agreement with such trustee or trustees of the liquidating trust on such terms and conditions as the board of directors determines are appropriate. Approval and adoption of the Dissolution and Plan of Dissolution by the shareholders also will constitute approval by the shareholders of any appointment of a trustee and of a liquidating trust agreement between us and any trustee.

Amendment and Abandonment

If the board of directors determines that Dissolution and Plan of Dissolution are not in the best interests of the Company or its shareholders, the board of directors may direct that the Dissolution and Plan of Dissolution be abandoned. The Company nevertheless may cause the performance, without further shareholder approval, of any contract for the sale of assets executed (and approved and adopted by the shareholders) before such time which the board of directors considers to be in the best interests of the Company. The board of directors also may amend or modify the Plan of Dissolution if it determines such action to be in the best interests of the Company or its shareholders, to the extent permitted by Delaware law, without the necessity of further shareholder approval.

Liquidation Payments to Holders of Preferred Stock

In connection with the dissolution of the Company, holders of the Series A preferred stock will be entitled to payment before any payment is made to holders of common stock. The amount per share of the payment to holders of Series A preferred stock will be $0.44 (as adjusted to reflect any share split, combination, reclassification, or similar event involving the Series A preferred stock), plus all accrued but unpaid dividends thereon (whether or not declared), to and including the date full payment is made. Shares of Series A preferred stock are convertible into shares of common stock on the basis of one-for-five, that is, one share of Series A preferred stock may be converted into five shares of common stock. We currently estimate that this liquidation preference will be approximately $2.5 million.

Distributions to Shareholders

Our board of directors will determine, in its sole discretion and in accordance with the Plan of Dissolution, the Company’s Certificate of Incorporation, and applicable law, the timing of, the amount, the kind of and the record dates for all distributions made to shareholders. Our board of directors has not established a firm timetable for distributions to shareholders. We expect that our board of directors will, subject to uncertainties inherent in winding up of our business, make such distributions as promptly as practicable after payment of outstanding claims. We currently anticipate that the Company will not petition the Delaware Court of Chancery in connection with the dissolution, but may choose to do so. If this is done, the timing and amount of the distributions would be within the discretion of the Delaware Court of Chancery and we could not assure you whether or when the Delaware Court of Chancery would allow any distributions. See “Liquidation Analysis and Estimates” beginning on page 56 for more information regarding the amount that may be distributable to shareholders.

Contingencies; Creditors

Under the DGCL in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve (and the assets held by any liquidating trust) be exceeded by the amount ultimately found to be payable in respect of our expenses and liabilities, each shareholder could be held liable for the payment to the Company’s creditors of such shareholder’s pro rata share of such excess or the amounts received by such shareholder from the Company (and from any liquidating trust) whichever is less. Accordingly, in that event, a shareholder could be required to return some or all of the distributions previously made to the shareholder as a result of the Dissolution and the Plan of Dissolution. Moreover, in the event a shareholder has paid taxes on amounts received, a repayment of all or a portion of such amount could result in a situation in which a shareholder may incur a net tax cost if the repayment of the amount distributed does not cause a reduction in taxes payable in an amount equal to the amount of the taxes paid on amounts previously distributed.

Reporting Requirements

Whether or not the Dissolution and Plan of Dissolution are approved and adopted, or the board of directors effects the Dissolution, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome. If the Dissolution and Plan of Dissolution are approved and adopted and the board of directors effects the Dissolution, in order to curtail expenses we may, after filing a Certificate of Dissolution, seek relief from the SEC from the reporting requirements under the Exchange Act, but no assurances can be given that if such relief is sought it will be obtained.

Trading of the Company’s Common Stock

If the Dissolution and the Plan of Dissolution are approved and adopted by our shareholders and the board of directors effects the Dissolution, we will close our transfer books on the Final Record Date. After the Final Record Date, we will not record any further transfers of our common stock except pursuant to the provisions of a deceased shareholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record

Date, we will not issue any shares of our common stock upon exercise of outstanding options or warrants. All liquidating distributions from the liquidating trust or the Company on or after the Final Record Date will be made to the shareholders as of the Final Record Date. It is anticipated that no further trading of our common stock will occur after the Final Record Date. See “Risk Factors—Risks Related to the Dissolution and the Plan of Dissolution.”

Listing and Trading of Interests in the Liquidating Trust

It is anticipated that the interests in the liquidating trust, if one is created, will not be transferable. The interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. Because shareholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Government Approvals

Except for filing the Certificate of Dissolution and compliance with applicable Delaware law and the rules and regulations of the SEC and the Code, no United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation and dissolution.

Absence of Appraisal and Dissenters’ Rights

The shareholders of the Company who do not approve of the Dissolution and Plan of Dissolution may vote against this matter, but under Delaware law, appraisal and dissenters’ rights are not provided to shareholders in connection with these transactions.

Certain U.S. Federal Income Tax Consequences of Dissolution

The following discussion is a general summary of the material U.S. Federal income tax consequences of the Dissolution and Plan of Dissolution, to the Company and its shareholders, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion is based upon the Code, Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the Internal Revenue Service (the “IRS”) or the courts. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Dissolution and the Plan of Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There is no assurance that the liquidating trust, if created, will be treated as a liquidating trust for Federal income tax purposes or that the distributions made pursuant to the Plan of Dissolution, if any, will be treated as liquidating distributions. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the Company and/or the shareholder level, thus reducing the benefit to the shareholders and the Company from the liquidation.

U.S. Federal Income Tax Consequences to the Company

Even if we liquidate, we will continue to be subject to tax on the Company’s taxable income until the liquidation is complete (i.e., until all of our remaining assets have been distributed to the shareholders or the liquidating trust). We will recognize gain or loss upon any liquidating distribution of property to shareholders or to the liquidating trust as if such property were sold to the shareholders or liquidating trust. Ordinarily, corporate gain or loss (unless certain exceptions to loss recognition apply) is recognize in an amount equal to the amount of such gain or loss will equal the difference between the Company’s adjusted tax basis for each asset and the asset’s fair market value on the date of distribution. It is anticipated that the Company will not incur any material tax liability from either the Asset Sale or any asset distribution.

U.S. Federal Income Tax Consequences to Shareholders

The shareholders will not recognize any gain or loss for tax purposes as a result of a sale by the Company of its assets, including the Asset Sale contemplated by the Sale Agreement. If we effect the Dissolution and liquidate, a shareholder will recognize gain or loss equal to the difference between (i) the sum of the amount of money and the fair market value of property (other than money) distributed to such shareholder directly or to the liquidating trust on the shareholder’s behalf, and (ii) such shareholder’s tax basis for his shares of common stock. A shareholder’s tax basis in his shares will generally equal the shareholder’s cost for his shares of common stock. The gain or loss will be a capital gain or loss, assuming the common stock is held as a capital asset. Long-term capital gain realized by a shareholder that is an individual, estate or trust is generally taxed at a maximum rate of 15%. A capital gain or loss will be long term with respect to stock that has been held by a shareholder for more than one year. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income. The tax basis of any property other than cash received by each shareholder upon the complete liquidation of the Company will be the fair market value of the property at the time of the distribution.

If we effect the Dissolution and liquidate, shareholders may receive one or more liquidating distributions, including a deemed distribution of cash and property transferred to the liquidating trust. A shareholder’s gain or loss will be computed on a “per share” basis so that gain or loss is calculated separately for blocks of stock acquired at different dates and different prices. Each liquidating distribution will be allocated proportionately to each share of stock owned by a shareholder. Gain will recognized in connection with a liquidating distribution only to the extent that the aggregate value of all liquidating distributions received by a shareholder with respect to a share exceeds such shareholder’s tax basis for that share. If the amount of the distributions is less than the shareholder’s basis in his shares of common stock, the shareholder will generally recognize a loss in the year the final distribution is received by the shareholder or by the liquidating trust on behalf of the shareholder.

If the Company effects the Dissolution and liquidates, we will, at the close of the taxable year, provide shareholders and the IRS with a statement of the amount of cash and our best estimates of the fair market value of any property distributed to the shareholders (or transferred to the liquidating trust) during that year as determined by the Company, at such time and in such manner as required by the Treasury Regulations.

U.S. Income Tax Consequences of a Liquidating Trust

If we transfer assets to the liquidating trust in connection with the Dissolution, we intend to structure such trust so that shareholders will be treated for tax purposes as having received a distribution at the time of transfer of their pro rata share of money and the fair market value of property other than money transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust.

The distribution will be treated as a distribution in liquidation of the shareholder’s common stock. The effect of the distribution on a shareholder’s tax basis in his shares of common stock is discussed above in “Consequences to Shareholders.”

Upon formation of a liquidating trust, shareholders, as owners of the trust, must take into account for U.S. Federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust. The income, expense, gain or loss recognized by the liquidating trust will not affect the shareholder’s basis in his common stock.

As a result of the transfer of property to a liquidating trust and the ongoing activities of the liquidating trust, shareholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax. We intend to structure the liquidating trust, if any, so that it will not be treated as an association taxable as a corporation based upon the anticipated activities of the liquidating trust. Accordingly, the liquidating trust itself should not be subject to income tax.

We have not obtained any IRS ruling as to the tax status of the liquidating trust, if any, and there is no assurance that the IRS will agree with our conclusion that the liquidating trust should be treated as a liquidating trust for Federal income tax purposes. If, contrary to our expectation, it were determined that the liquidating trust should be classified for Federal income tax purposes as an association taxable as a corporation, income and losses of the liquidating trust would be reflected on its own tax return rather than being passed through to the shareholders and the liquidating trust would be required to pay Federal income taxes at corporate tax rates. Furthermore, much of the above discussion would no longer be accurate. For instance, all or a portion of any distribution made to the shareholders from the liquidating trust could be treated as a dividend subject to tax at ordinary income tax rates.

U.S. Income Tax Consequences of Backup Withholding

Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received under the liquidation. The back-up withholding tax is imposed at a rate of 28%. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the shareholder’s U.S. federal income tax liability.

Certain U.S. State and Local Income Tax Consequences of Dissolution

We may be subject to liability for state and local taxes with respect to the sale of assets. Shareholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions and their interests in the liquidating trust. State and local tax laws may differ in various respects from Federal income tax law. Shareholders should consult their tax advisors with respect to the state and local tax consequences of the Plan of Dissolution.

Certain Netherlands Tax Considerations Relating to the Dissolution

The following is a summary of material Dutch income tax consequences of the Dissolution applicable to the Dutch stockholders. This summary does not purport to describe all possible Dutch tax consequences for the Dutch stockholders. In view of its general nature, it should be treated with corresponding caution. Holders of shares in the Company should consult with their tax advisers with regard to the tax consequences of the Dissolution.

Please note that this summary only applies to Dutch individual stockholders who are Dutch residents for Dutch income tax purposes (including non-resident individual stockholders for Dutch corporate income tax purposes in as far as any income on their shares can be treated as Dutch income as stipulated in Chapter 7 of the Dutch Income Tax Act 2001) (“Dutch Individuals”) and Dutch based corporate entities (“Dutch Companies”) and does not describe the tax considerations for stockholders who have a substantial interest (aanmerkelijk belang) in the Company as defined in Chapter 4.3 of the Dutch Income Tax Act 2001. Furthermore, this summary does not apply to holders of options for shares in the Company.

Except as otherwise indicated, this summary only addresses Dutch tax law, as in effect and at force at the date hereof and as interpreted in published Dutch case law on the date hereof. Changes after such date, including changes that could have retroactive effect, are not taken into account.

Dutch Individuals

Actual benefits derived from the shares, including any cash payment in connection to the Dissolution, are not as such subject to Dutch income tax. As they are in principal subject to the Box III regime (vermogensrendementsheffing), Dutch Individuals are taxed annually on a deemed income of 4% realized on their net assets. This deemed income is subject to a 30% tax rate (2005 rate). As a general rule, the net assets for a relevant year consists of the total average portfolio investments (bezittingen) of the individual minus the total average attributable liabilities of that individual (schulden) as outlined in Chapter 5 of the Dutch Income Tax Act 2001. The average value of the shares in the Company is included in the calculation of the total average portfolio investments. Please note that a threshold on the calculation of the net assets may apply of € 19,522 (€ 39,044 for partners) (2005 figures).

However, if shares of a Dutch Individual are attributable to an enterprise (onderneming), any benefit derived or deemed to be derived form the shares, including any capital gain realized as a result of a cash payment in connection with the Dissolution, is generally subject to income tax at a progressive rate not exceeding 52% (2005 rates). The same progressive rate is applicable to benefits derived by a Dutch Individual from the shares which can be qualified as income from other activities (resultaat uit overige werkzaamheden).

Dutch Companies

Any benefit derived or deemed to be derived from the shares held by Dutch Companies, including any capital gain realized as a result of a cash payment in connection with the Dissolution, is generally subject to a 31.5% tax rate (2005 rate). However, the Dutch participation exemption may provide for a relief from taxation. Under the participation exemption of article 13 Dutch Corporate Income Tax Act 1969, Dutch Companies are exempt from corporate income tax on dividends and capital gains derived from or realized on the disposal of a qualifying stockholdings. Generally, the participation exemption applies if a Dutch Company holds an interest of 5% or more in the issued and paid up share capital of a company. Please note, that the participation exemption may also apply for certain minor (less than 5%) shareholdings in accordance with article 13(3) Dutch Corporate Income Tax Act 1969.

A qualifying Dutch pension fund is not subject to corporate income tax and a qualifying Dutch based investment fund (fiscale beleggingsinstelling) as defined in article 28 of the Dutch Corporate Income Tax Act may benefit from the special tax rate of 0%.

Certain Netherlands Income Tax Consequences of a Liquidating Trust

The effect of a distribution on the shares in connection with the transfer to the Liquidating Trust is discussed above in “Certain Netherlands Tax Considerations Relating to the Dissolution.”

Certain Netherlands Dividend Withholding Tax Considerations Relating to the Dissolution

The following is a summary of material Dutch dividend withholding tax consequences of the Dissolution applicable to the Dutch stockholders. This summary does not purport to describe all possible Dutch tax consequences for the Dutch stockholders. In view of its general nature, it should be treated with corresponding caution. Holders of shares in the Company should consult with their tax advisers with regard to the tax consequences of the Dissolution. Except as otherwise indicated, this summary only addresses Dutch tax law, as in effect and at force at the date hereof and as interpreted in published Dutch case law on the date hereof. Changes after such date, including changes that could have retroactive effect, are not taken into account.

It is not anticipated that the Dissolution will result in a taxable event for Dutch dividend withholding tax purposes and will as such have adverse Dutch dividend withholding tax consequences for our stockholders.

Taxation of Other Non-United States Shareholders

Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan of Dissolution.

Taxation Generally

The foregoing summary of certain income tax consequences is included for general information only and does not constitute legal advice to any shareholder. The tax consequences of the Plan of Dissolution may vary depending upon the particular circumstances of the shareholder. We recommend that each shareholder consult his or her own tax advisor regarding the tax consequences of the Plan of Dissolution.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2 TO APPROVE AND ADOPT THE DISSOLUTION AND THE PLAN OF DISSOLUTION OF VIA.

OTHER MATTERS

The board of directors is not aware of any other matters to be presented at the special meeting. If other matters properly come before the special meeting, or any adjournments or postponements thereof, including matters relating to postponement or adjournment, the proxies will be voted in accordance with the best judgment of the persons voting.

BY ORDER OF THE BOARD OF DIRECTORS

Matt S. Nydell
Senior Vice President, General Counsel and Secretary
Schiphol-Oost, The Netherlands
September 27, 2005.

VIA NET.WORKS, INC.
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

All financial statement schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

VIA NET.WORKS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share data)

	December 31, 2004	June 30, 2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,497	$3,140
Restricted cash	5,100	2,457
Trade and other accounts receivable, net of allowance of $2,966 and $1,516 respectively	13,909	4,827
Other current assets	6,972	3,701
Assets of businesses held for sale (Note 2)	—	19,843
Total current assets	41,478	33,968
Property and equipment, net	13,065	6,222
Goodwill	42,466	18,834
Intangible assets, net	8,695	3,052
Other non-current assets	444	792
Deferred tax asset	14,305	13,771
Total assets	$120,453	$76,639
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,899	$9,912
VAT and other taxes payable	1,083	507
Current portion of capital lease obligations and long-term payables	9,325	7,483
Deferred revenue	15,591	2,151
Accrued expenses	24,451	20,831
Deferred tax liability	13,772	14,034
Other current liabilities	3,744	1,918
Liabilities of businesses held for sale (Note 2)	—	19,598
Total current liabilities	84,865	76,434
Capital lease obligations and long-term payables, less current portion	344	142
Deferred tax liability	2,639	937
Total liabilities	87,848	77,513
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $.001 par value; 132,500,000 shares authorized; 62,624,777 and 66,805,440 shares issued, respectively	63	67
Additional paid-in capital	557,907	558,478
Treasury stock, 1,520,789 shares	(1,521)	(1,521)
Accumulated deficit	(488,880)	(535,232)
Accumulated other comprehensive loss	(34,964)	(22,666)
Total stockholders’ equity	32,605	(874)
Total liabilities and stockholders’ equity	$120,453	$76,639

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIA NET.WORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars, except share and per share data)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2005	2004	2005
Revenue	$4,152	$14,057	$8,242	$29,586
Operating costs and expenses:
Internet services	2,506	7,065	4,744	15,458
Selling, general and administrative	9,545	13,322	19,033	28,566
Impairment and restructuring charges	195	10,417	495	11,846
Depreciation and amortization	897	1,386	1,995	2,911
Total operating costs and expenses	13,143	32,190	26,267	58,781
Operating loss from continuing operations	(8,991)	(18,133)	(18,025)	(29,195)
Interest income	180	49	279	60
Interest expense	—	(173)	(6)	(333)
Other (expense) income, net	(74)	(1,212)	98	299
Foreign currency gains (losses), net	(544)	(8,598)	(3,867)	(10,366)
Loss from continuing operations before income taxes	(9,429)	(28,067)	(21,521)	(39,535)
Income tax expense	(1)	(162)	(1)	(172)
Net loss from continuing operations	(9,430)	(28,229)	(21,522)	(39,707)
Discontinued operations:
Gain (loss) from discontinued operations	(2,047)	(7,767)	228	(10,928)
Gain on disposal of discontinued operations	—	1,060	—	4,283
Net loss	$(11,477)	$(34,936)	$(21,294)	$(46,352)
Basic and diluted loss per share:
Continuing operations	$(0.16)	$(0.45)	$(0.35)	$(0.64)
Discontinued operations	$(0.03)	$(0.11)	$(0.00)	$(0.11)
Net loss per share—basic and diluted	$(0.19)	$(0.56)	$(0.35)	$(0. 75)
Shares used in computing basic and diluted loss per share	61,076,502	61,839,050	60,860,462	61,471,519

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIA NET.WORKS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)
(Unaudited)

	For the six months ended June 30,
	2004	2005
Cash flows from operating activities:
Net loss from continuing operations	$(21,522)	(39,707)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	1,995	2,911
Impairment charges	—	10,197
Provision for doubtful accounts receivable	563	39
Unrealized foreign currency transaction losses	2,867	10,348
Deferred tax	—	132
Stock compensation	80	—
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(238)	927
Other current assets	(1,087)	2,547
Other non-current assets	35	—
Accounts payable	1,662	(1,284)
VAT and other taxes payable	(211)	(80)
Accrued expenses	(351)	202
Other current liabilities	772	(996)
Deferred revenue	(2)	(729)
Net cash provided by (used in) operating activities by discontinued operations	3,420	(1,847)
Net cash used in operating activities	(12,017)	(17,340)
Cash flows from investing activities:
(Increase) decrease in restricted cash	(58)	2,643
Acquisition of subsidiaries (net of cash acquired)	(8,429)	(1,280)
Purchases of property, equipment and other assets	(2,301)	(818)
Proceeds from disposition of subsidiaries	—	6,140
Net cash used in investing activities by discontinued operations	(959)	38
Net cash used in investing activities	(11,747)	6,723
Cash flows from financing activities:
Repayment of debt and principal payments on capital lease obligations	8	(482)
Proceeds from issuance of common stock, net	369	—
Net cash used in financing activities by discontinued operations	(127)	(107)
Net cash (used in) received from financing activities	250	(589)
Effect of currency exchange rate changes on cash	2	(1,151)
Net decrease in cash and cash equivalents	(23,512)	(12,357)
Cash and cash equivalents, beginning of period	65,803	15,497
Cash and cash equivalents, end of period	$42,291	3,140

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIA NET.WORKS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.   Basis of Presentation

These condensed consolidated financial statements as of June 30, 2005 and for the three and six month periods ended June 30, 2004 and 2005 and the related footnote information are unaudited and have been prepared on a basis substantially consistent with the audited consolidated financial statements of VIA NET.WORKS, Inc. (“VIA” or “the Company”) as of and for the year ended December 31, 2004, included in VIA’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“2004 Annual Report”). These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes to the financial statements included in the 2004 Annual Report. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) that management considers necessary to present fairly the consolidated financial position of VIA at June 30, 2005 and the results of its operations and its cash flows for the six month periods ended June 30, 2004 and 2005. The results of operations for the three and six month period ended June 30, 2005 may not be indicative of the results expected for any succeeding quarter or for the year ending December 31, 2005. Certain prior period amounts have been reclassified to conform to the current period presentation. Reclassifications have been made to prior period amounts to account for discontinued operations.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires VIA to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. Actual results could differ from the recorded estimates.

Going concern:

For the six months ended June 30, 2005, the Company had net losses from continuing operations of $39.7 million and net decrease of cash and cash equivalents for the period of $12.4 million.

As of June 30, 2005, the Company had $3.1 million in cash and cash equivalents and $2.5 million in restricted cash. The Company continues to sustain losses and net decreases of cash and cash equivalents from its continuing operations. As announced on March 17, 2005, the Company has insufficient cash reserves to continue operations of its group parent, VIA NET.WORKS, Inc., without new financing. The Company has sought, with the support of its professional advisors, to address this issue, by seeking new investments in the Company, new financing and opportunities to sell all or part of its business operations. Since Apri1 1, 2005, the Company has financed its continuing operations through the sale of operating units of the Company and obtaining advances of funds in connection with the sale of certain operating units.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the businesses, for a cash consideration of CHF 3.5 million ($2.9 million). The net proceeds of the sale provided VIA with additional liquidity to continue its discussions with other parties to obtain new financing or enter into transactions for the sale of all or parts of its business.

On April 30, 2005, VIA NET.WORKS, Inc. entered into a sale and purchase agreement, or Sale Agreement, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of the Company’s remaining business operations in Europe and the United States (the “Asset Sale”). The agreement followed on the letter of intent entered into between Claranet and VIA on April 10, 2005. The material provisions of the Sale Agreement were described in the Company’s Quarterly Report on Form 10-Q for the three month period ended March 31, 2005.

The Asset Sale was conditioned upon the approval by the Company’s shareholders. On or about June 3, 2005, the Company mailed its definitive proxy statement on Form 14A to its shareholders of record as of May 25, 2005 and scheduled a Special and Annual Meeting of the Shareholders to take place on June 29, 2005. In the proxy statement the Company delivered to its shareholders, the Company requested approval of, among other things, the Asset Sale and a plan of complete dissolution and liquidation of the Company. On June 28, 2005, the Company announced the postponement of the shareholders’ meeting until July 22, 2005. The closing of the Asset Sale was conditioned on receiving the requisite majority vote of the shareholders of the Company.

On July 12, 2005, VIA and Claranet entered into an Amendment and Restatement Agreement relating to the Sale Agreement of April 30, 2005 (the “Amended Sale Agreement”). Pursuant to the Amended Sale Agreement, the Company sold its Amen group of businesses and its U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations to Claranet for $9.3 million, less a portion of the deposit already paid by Claranet in connection with the Asset Sale (plus interest on such amount), repayment to Claranet of the amounts owed by VIA under the loan facility established on April 30, 2005, including interest, and an amount held as a deferred payment (the “July 12th Sale”). The sale excluded the PSINet Europe operations and VIA’s legacy operations in France, Germany and Spain and certain assets pertaining to the Company’s centralized back office and technical support systems, including employee contracts of certain headquarters personal (the “Remaining Assets”). No shareholder approval was necessary for the closing of the July 12th Sale. Upon completion of the July 12th Sale, the Company recorded a loss in the statement of operations for the three months ending September 30, 2005 of $1.6 million, relating to amounts previously recorded in accumulated other comprehensive loss.

The Amended Sale Agreement contemplated that the Remaining Assets would be sold to Claranet for $17.1 million, subject to certain adjustments, in a second closing that would be subject to shareholder approval. As a part of the July 12th Sale, VIA and Claranet also entered into an Amendment and Restatement Agreement relating to the Facility Agreement of April 30, 2005 (the “Amended Facility Agreement”). Under the Amended Facility Agreement, Claranet agreed to extend to VIA a secured loan facility of $2.5 million, in replacement of the previous €5.3 million ($7.0 million) loan facility under the Facility Agreement of April 30, 2005. VIA subsequently delivered to its shareholders a supplement to its proxy materials describing, among other things, the July 12th Sale, the sale of the Remaining Assets and the approval being sought at the July 22nd shareholders’ meeting. The shareholders’ meeting was convened on July 22, 2005 and then adjourned until August 2, 2005 in order to provide the Company additional time to secure the requisite majority vote.

On July 27, 2005, Claranet delivered a letter purporting to terminate the Amended Sale Agreement. Claranet also delivered a letter of termination that day regarding the Amended Facility Agreement. In its letters of termination, Claranet alleged that certain events had occurred that permit it to terminate the Amended Sale Agreement and the Amended Facility Agreement; specifically, that VIA’s cash flow exceeded the level of negative cash flow permitted by the Amended Sale Agreement, that certain alleged new liabilities have arisen and that Claranet did not consent to VIA’s recent transaction with Sorbie (See Note 10). The Company promptly delivered a notice to Claranet disputing the assertions made by Claranet, disputing the right of Claranet to terminate the agreements and demanding that it fully perform the agreements.

While VIA believes that Claranet’s position is not supported by the facts or the terms of the agreements and that Claranet is therefore in breach of th agreements, VIA’s management also is aware that Claranet is not willing to proceed to complete the sale and provide financing on the terms of the agreements, and that VIA will need to pursue a different transaction. VIA therefore has engaged Claranet in discussions toward resolving the dispute, and at the same time VIA also has actively sought a new buyer for the Remaining Assets, and has had substantive discussions with several interested parties. In light of the Company’s liquidity problems and without further advances under the Amended Facility Agreement from Claranet, the Company is seeking to complete its discussions with Claranet and to enter into a new arrangement for the sale of the business and interim funding within the next few weeks. In the absence of a resolution of the dispute with Claranet, the Company could be liable to pay Claranet termination and related charges in an amount of $1.2 million, if Claranet’s position is determined to be justified. If the Company’s position is correct, Claranet would owe the Company $0.5 million for a break fee and the Company could pursue Claranet in litigation for significant damages. Based on discussions to date, the Company anticipates that it will be able to conclude arrangements with a new buyer for the sale of the business and interim financing, as well as an agreement with Claranet to resolve the disputed termination of the sale and financing agreements, within that time frame. There can be no assurances that the Company will be successful in these efforts, or what value a new buyer will place on the Company’s business and assets. If, for whatever reason, the Company is not able to enter into a new arrangement for the sale of the business and interim funding, there can be no assurance that VIA will able to find alternative solutions to its liquidity problem. In that event, the Company would have insufficient funds to continue to operate the Company as a going concern.

Recent accounting pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payments” or SFAS 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS 123R will be effective for our fiscal year beginning January 1, 2006. We have not yet quantified the effect of the future adoption of SFAS 123R on a going forward basis.

2.   Discontinued Operations

As each of the United Kingdom, Brazilian, Portuguese, Cayman Islands, Swiss, Netherlands, U.S., Spanish, French and Italian operations represented a component of an entity as defined by Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company has classified each operation as a discontinued operation for all periods presented.

2004

VIA NET.WORKS UK Limited.

On September 28, 2004, the Company sold 100% of the shares of VIA NET.WORKS UK Limited, which was part of the Solutions segment, to Claranet Limited, a UK-based Internet service provider. VIA NET.WORKS UK Limited results would have been reported in our Solutions segment. Claranet agreed to pay total consideration for the shares of VIA NET.WORKS UK Limited in the aggregate amount of GBP 7.3 million ($13.1 million), subject to certain working capital and other adjustments. The Company received GBP 5.3 million ($9.4 million) in cash on completion. The GBP 2.0 million ($3.8 million) balance was payable, subject to the working capital and other adjustments, as follows: GBP 1.0 million ($1.9 million) in cash six months after completion and GBP 1.0 million ($1.9 million) in cash one year after completion.

On March 21, 2005, the Company resolved all contingencies surrounding the first escrow payment, and received a payment from Claranet of GBP 0.7 million ($1.3 million) plus accrued interest. The GBP 0.7 million ($1.3 million) consideration has been recognized as gain on disposal from discontinued operations in the three months ended March 31, 2005.

The remaining consideration of GBP 1.0 million ($1.9 million) was scheduled to be released from escrow, subject to warranty claims of Claranet against the Company, at the end of September 2005. On April 10, 2005, the Company and Claranet entered into a letter of intent for purchase of the remaining business operations. Upon execution of the letter of intent, Claranet delivered a deposit of $3.0 million for the rights to negotiate on an exclusive basis definitive agreements toward the sale of the Company’s business operations. The deposit was partially paid by the release of the remaining GBP 1.0 million ($1.9 million) in escrow. As all material contingencies surrounding the second escrow payment were resolved as at March 31, 2005, the GBP 1.0 million ($1.9 million) consideration has also been recognized as gain on disposal from discontinued operations in the three months ended March 31, 2005.

Revenues related to VIA NET.WORKS UK Limited were approximately $10.7 million for the six months ended June 30, 2004 and $nil for the six months ended June 30, 2005. The gain, excluding accounting for the sale transaction, related to VIA NET.WORKS UK Limited was approximately $3.5 million for the six months ended June 30, 2004 and nil for the six months ended June 30, 2005.

SURF COMPANIES

During the year ended December 31, 2004, Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman were liquidated. The results of the liquidated companies which have been recorded during the six months ended June 30, 2004 are nil for Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman. Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman results would have been reported in Corporate entity.

2005

VIA NET.WORKS SWITZERLAND

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the businesses, for a cash consideration of CHF 3.5 million ($2.9 million). VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG results would have been reported in our Solutions segment. The Company sold the Swiss operations due to working capital shortfalls. The net proceeds of the sale provided VIA with additional liquidity to continue its operations, while the Company continued discussions for refinancing and sale transactions.

Revenues related to VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG were approximately $4.5 million for the six months ended June 30, 2004 and $2.2 million for the six months ended June 30, 2005. The loss, excluding accounting for the sale transaction, related to VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG was approximately $0.1 million for the six months ended June 30, 2004 and $24,000 for the six months ended June 30, 2005. Upon completion of the VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG sale, the Company recorded a loss of $1.0 million in the statement of operations in the three months ended June 30, 2005, relating to amounts previously recorded in accumulated other comprehensive loss.

AMEN GROUP AND LEGACY OPERATIONS IN THE UNITED STATES, THE NETHERLANDS AND PORTUGAL

Pursuant to the Amended Sale Agreement, on July 12, 2005, the Company sold its Amen group of businesses and the U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations to Claranet Group Limited (the July 12th Sale). The Amen group of businesses results would have been reported in our Amen segment. The Dutch and Portuguese VIA NET.WORKS branded legacy operations results would have been reported in our Solutions segment and the U.S. VIA NET.WORKS branded legacy operation result would have been reported in our Express segment.

As of June 30, 2005 assets and liabilities held for sale consisted of:

In thousands of U.S. dollars
Current assets	9,215
Goodwill (Amen and Express segment)	10,628
Total assets	19,843
Accounts payable	3,734
Deferred revenue	9,886
Other current liabilities	5,439
Long term liabilities	539
Total liabilities	19,598

Revenues related to the companies sold in the July 12th sale were approximately $13.0 million for the six months ended June 30, 2004 and $16.7 million for the six months ended June 30, 2005. The loss, excluding accounting for the sale transaction, related to the A Group Companies was approximately $3.1 million for the six months ended June 30, 2004 and $10.9 million for the six months ended June 30, 2005. Income tax benefits in connection with deferred tax liabilities relating to intangible fixed assets recognized for the acquisition of the Amen group of companies were approximately $0.2 million for the six months ended June 30, 2004 and $0.2 million for the six months ended June 30, 2005. Details of the impairment charges recorded against the discontinued operations is set out in Note 3.

The balance sheet for the six months ended June 30, 2005 has been reclassified to show the assets and liabilities for the Amen group of businesses and the U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations separately as businesses held for sale. Upon disposal, a further loss of $1.6 million will be recognized in the three months ending September 30, 2005, as a result of foreign currency translation adjustments being reclassified into the statement of operations. The comparative balance sheet as at December 31, 2004 has not been reclassified to show separately amounts related to discontinued operations.

3.   Impairment and Restructuring Charges

Impairment charges:

	Six months ended June 30,
	2004	2005
	In thousands of U.S. dollars
Fixed assets and intangible assets	$—	$1,382
Goodwill	—	8,815
Total impairment charges	$—	$10,197

2004

There were no impairment charges for the six months ended June 30, 2004.

At June 30, 2005, upon completion of an impairment analysis, in accordance with SFAS 144, the Company recorded an intangible fixed asset impairment charge of $0.3 million and a tangible fixed asset impairment charge of $1.1million in relation to the Remaining Assets of the Group (mainly related to the Solutions segment). For definitions of the segments, please refer to Note 12 Segment reporting.

The impairment review reflected the signing of the Amended Sale Agreement with Claranet on July 12, 2005 to sell the businesses of VIA NET.WORKS to Claranet, and the subsequent termination letter issued by Claranet as discussed in Note 1, which provided additional information regarding the fair value of the assets.

Based on the impairment of tangible and intangible fixed assets for the Remaining Assets, at June 30, 2005, the Company determined a triggering event had occurred which required the Company to perform an impairment test on the carrying value of goodwill in accordance with SFAS 142. As a result, the Company recorded an impairment of $8.7 million to the goodwill related to its Solutions segment and an impairment of $0.1 million to the goodwill related to the VIA U.S.A. operation, which is included in the Company’s Express segment. The impairment charge relating to the goodwill of the VIA U.S.A. operation has been classified within loss from discontinued operations in the statement of operations for the three and six months ended June 30, 2005.

The fair value of the Remaining Assets calculated as of June 30, 2005 was based on a discounted cash flow model with appropriate market and business risk factored in for the period until October 31, 2005, the estimated date of completion of the sale of the Remaining Assets. In addition estimated sale proceeds of $17.1 million were used, which represents management’s best estimate of the likely sale proceeds based on substantive discussions with interested parties.

As a part of the process of creating the discounted cash flow model, the Company’s management was required to make estimates and assumptions regarding future revenues, costs and cash flows for the period between June 30, 2005 and October 31, 2005, the estimated date of completion of the sale of the Remaining Assets and the projected working capital position at October 31, 2005. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information. Changes to any of these assumptions can have a material impact on the discounted cash flows and therefore have a further material impact on the level of impairment required to be recorded.

In addition to the impairment charges discussed above, the Company also recorded impairment charges of $5.9 million for the three and six months ended June 30, 2005, against assets classified as held for sale under the Amended Sale Agreement.

Restructuring charges:

	Balance at December 31, 2003	Additions	Cash utilized	Foreign exchange	Balance at March 31, 2004
	In thousands of U.S. dollars
Employee termination payments	201	151	(159)	1	194
Future operating lease obligations	276	—	(41)	—	235
Other	121	149	(114)	—	156
Total restructuring charges	$598	$300	$(314)	$1	$585

	Balance at March 31, 2004	Additions	Cash utilized	Foreign exchange	Balance at June 30, 2004
	In thousands of U.S. dollars
Employee termination payments	194	73	(266)	(1)	—
Future operating lease obligations	235	—	(83)	—	152
Other	156	122	(253)	—	25
Total restructuring charges	$585	$195	$(602)	$(1)	$177

	Balance at December 31, 2004	Additions / releases	Cash utilized	Foreign exchange	Balance at March 31, 2005
	In thousands of U.S. dollars
Employee termination payments	319	106	(212)	(14)	199
Future operating lease obligations	164	(40)	(70)	(4)	50
Other	484	176	(174)	(16)	470
Total restructuring charges	$967	$242	$(456)	$(34)	$719

	Balance at March 31, 2005	Additions / releases	Cash utilized	Foreign exchange	Balance at June 30, 2005
	In thousands of U.S. dollars
Employee termination payments	199	1,407	(143)	(69)	1,394
Future operating lease obligations	50	—	(45)	(1)	4
Other	470	—	(97)	(14)	359
Total restructuring charges	$719	$1,407	$(285)	$(84)	$1,757

2004

The Company recorded restructuring charges of $0.2 million and $0.5 million during the three and six months ended June 30, 2004 respectively. The restructuring charge for the three months ended March 31, 2004 related to severance payments at the corporate headquarters and transition implementation costs for back-office and administrative outsourcing initiatives. The restructuring charge for the three months ended June 30, 2004 related to severance payments at the corporate headquarters, and transition implementation costs for back-office and administrative outsourcing initiatives.

The employee termination costs of $0.2 million for the three months ended March 31, 2004 relate to five employees in finance at the corporate headquarters. Cash payments for severance and benefits of $0.2 million were made in the first quarter of 2004 by the European operations ($0.1 million) and Corporate ($0.1 million). The employee termination costs of $0.1 million for the three months ended June 30, 2004 relate to three employees at corporate headquarters. Cash payments of $0.3 million were made in the quarter in respect of the March 31, 2004 accrual and costs incurred in the period.

The accrual for future operating lease obligations, relating mainly to the Reston office, has been drawn down by the monthly payments on the office lease, which continues through February 2005, less the income from a sublease of the space. Other charges incurred in the three and six months ended June 30, 2004 related to the implementation costs for back-office and administrative outsourcing initiatives.

2005

The Company recorded restructuring charges of $1.4 million and $1.6 million during the three and six months ended June 30, 2005 respectively. During the three months ended March 31, 2005, the Company recorded restructuring charges of $0.2 million. The restructuring charge for the three months ended March 31, 2005 related to severance payments at the corporate headquarters and transition implementation costs for back-office integration initiatives.

The employee termination costs of $0.1 million for the three months ended March 31, 2005 relate to one employee at the corporate headquarters. The employee termination costs of $1.4 million for the three months ended June 30, 2005 relate to forty one employees at the corporate headquarters. Cash payments for severance and benefits of $0.1 million were made in the three months ended June 30, 2005 by the corporate headquarters. The remaining accrual of $1.4 million at June 30, 2005 relates to forty two employees at the corporate headquarters.

The accrual for future operating lease obligations, relate to the Reston office and future lease obligations in the VIA Germany operation. As at June 30, 2005 the accrual for the future operating lease obligations of the Reston office and the VIA Germany operation have been drawn down to nil by the monthly payments on the office lease. $40,000 of the accrual for the future operating lease obligations has been released to the statement of operations for the three months ended March 31, 2005 after the Reston operating lease obligation was terminated in February 2005.

Other charges incurred in the three months ended March 31, 2005, relate to the implementation costs for back-office integration initiatives. The remaining accrual of $0.4 million at June 30, 2005 relates to $0.2 million implementation costs for back-office integration initiatives and $0.2 million for the termination of a reseller agreement in the PSINet France operation.

4.   Income Tax

The provision for taxes based on income for the six months ended June 30, 2004 and 2005 was computed in accordance with Interpretation No. 18 of Accounting Principles Board Opinion No. 28 on reporting taxes for interim periods and was based on management’s expectation of an effective income tax rate of 0% for the year ending December 31, 2005.

5.   Comprehensive Loss

Comprehensive loss for the three and six months ended June 30, 2004 and 2005 was as follows:

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
	In thousands of U.S. dollars
Net loss	$(11,477)	$(34,936)	$(21,294)	$(46,352)
Foreign currency translation adjustment (losses) gains	607	9,705	2,533	12,033
Comprehensive loss	$(10,870)	$(25,231)	$(18,761)	$(34,319)

6.   Property and Equipment, net

Property and equipment consisted of the following:

	December 31, 2004	June 30, 2005
	In thousands of U.S. dollars
Hardware and other equipment	$19,586	$6,969
Network and data center assets	8,330	4,349
Software	17,237	15,654
Furniture and fixtures	1,186	221
	46,339	27,193
Accumulated depreciation	(33,274)	(20,971)
Property and equipment, net	$13,065	$6,222

Depreciation expense was $2.0 million and $2.7 million for the six months ended June 30, 2004 and 2005, respectively. The Company recorded an asset impairment charge of $1.8 million and $1.1 million for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively. The table above shows the balances, net, after the effect of the impairment charges and property and equipment at June 30, 2005 classified as Assets of businesses held for sale. The fixed asset impairment charge related to all property and equipment categories. (See Note 3 for further information.)

7.   Goodwill

The changes in the carrying amount of goodwill during the six months ended June 30, 2005 are as follows:

	Total	Solutions	Amen	Express
	In thousands of U.S. dollars
Balance as of December 31, 2004	$42,466	$30,830	$10,490	$1,146
Impairment charges related to continuing operations	(517)	—	(517)	—
Foreign exchange adjustment	(1,355)	(1,607)	252	—
Balance as of March 31, 2005	$40,594	$29,223	10,225	$1,146
Impairment charges related to discontinued operations	(70)	—	—	(70)
Impairment charges related to continuing operations	(8,815)	(8,815)	—	—
Goodwill classified under assets of businesses held for sale	(10,628)	—	(9,552)	(1,076)
Foreign exchange adjustment	(2,247)	(1,574)	(673)	—
Balance as of June 30, 2005	$18,834	$18,834	$—	$—

Impairments are discussed in greater detail within Note 3 of these consolidated financial statements.

8.   Intangible Assets, net

Intangible assets consisted of the following:

	December 31, 2004	June 30, 2005
	In thousands of U.S. dollars
Customer lists	$6,580	$3,508
Software	2,183	—
Tradename	1,062	697
Accumulated amortization	(1,130)	(1,153)
Intangible assets, net	$8,695	$3,052

The amortization expense for the six-month periods ended June 30, 2004 and 2005 for continuing operations was nil and $0.2 million, respectively. The Company amortizes customer lists, software and trade names over three to seven years, five years and ten years respectively. The Company recorded an asset impairment charge of $0.1 million and $0.3 million for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively. The table above shows the balances net after the effect of the impairment charges and intangible assets at June 30, 2005 classified as Assets of businesses held for sale. (See Note 2 and 3 for further information.)

9.   Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

The Company has adopted the “disclosure only” alternative described in SFAS No. 123, which requires pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	For the three months ended June 30,		For the six months ended June 30,
	2004	2005	2004	2005
	In thousands of U.S. dollars
Net loss (as reported)	$(11,477)	$(34,936)	$(21,294)	$(46,352)
Add back: Total stock-based employee compensation expense determined under intrinsic value method, net of related tax effects	—	—	80	—
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(509)	(230)	(1,118)	(547)
Pro forma net loss	$(11,986)	$(35,166)	$(22,332)	$(46,899)
Net loss per share, basic and diluted (as reported)	$(0.19)	$(0.56)	$(0.35)	$(0.75)
Net loss per share, basic and diluted (pro forma)	$(0.20)	$(0.57)	$(0.37)	$(0.76)

During the three months ended March 31, 2004, a total of 37,500 shares of the Company’s common stock were issued to two directors pursuant to the Company’s director compensation program. The market value of the stock as issued on the date of grant was $2.13 per share. This cost to the Company has been expensed in the condensed consolidated statement of operations for the three months ended March 31, 2004.

10.   Non-cash transactions

On June 14, 2005, the Company issued 4,180,663 shares of its common stock to Reachtown Limited. The shares were issued in satisfaction of an earn-out provision set forth in the Share Purchase Agreement made and entered into as of January 28, 2004, among VIA, VIA NET.WORKS Holdco, Inc. and Reachtown Limited, pursuant to which the Company acquired 100% of the issued and outstanding shares of the Amen group of companies.

On June 29, 2005, the Company entered into a series of agreements (the “Agreements”) relating to the release by Sorbie Europe B.V. (formerly PSINet Europe B.V.) (“Sorbie”) of all of the Company’s obligations related to the unsecured zero-coupon convertible note of €6.0 million ($7.2 million) due in full November 20, 2005 issued to Sorbie in connection with its acquisition of the PSINet Europe companies on August 9, 2004. Under the Agreements, the Company and the sellers of the PSINet Europe companies mutually released all claims that either party has or may have in the future have against the other party under the August 9, 2004 purchase agreement. In consideration for the release, Sorbie agreed that it will cancel the Note if VIA pays Sorbie, prior to August 31, 2005, €1.5 million (approximately $1.8 million) in cash and issues to Sorbie or its designee shares of common stock of VIA equal to 9.9% (7,173,341 shares) of the total outstanding shares of the Company as of June 29, 2005. Pursuant to the Agreements, the release and cancellation and the Company’s payment and issuance of the shares to Sorbie will occur no later than two days after the date of completion of the sale of the Company’s business or the recapitalization of the Company with new funds.

11.   Contingencies

Legal Proceedings

On November 5, 2001, the Company was named as a defendant in a class action lawsuit in the District Court for the Southern District of New York against VIA NET.WORKS, Inc., certain of the underwriters who supported our initial public offering (“IPO”) and certain of our officers, under the title O’Leary v. Via Net.works [sic] et al [01-CV-9720] (the “Complaint”). An amended complaint was filed in April 2002. The Complaint alleges that the prospectus we filed with our registration statement in connection with our IPO was materially false and misleading because it failed to disclose, among other things, that: (i) the named underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for the right to purchase large blocks of VIA IPO shares; and (ii) the named Underwriters had entered into agreements with certain of their customers to allocate VIA IPO shares in exchange for which the customers agreed to purchase additional VIA shares in the aftermarket at pre-determined prices (“Tie-in Arrangements”), thereby artificially inflating the Company’s stock price. The Complaint further alleges violations of Sections 11, 12 (a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated there under arising out of the alleged failure to disclose and the alleged materially misleading disclosures made with respect to the commissions and the Tie-in Arrangements in the prospectus. The plaintiffs in this action seek monetary damages in an unspecified amount. Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which are included in a single coordinated proceeding in the Southern District of New York (the “IPO Litigation”). On June 30, 2003, the special litigation committee of the board of directors of the Company conditionally approved the global settlement between all plaintiffs and issuers in the IPO Litigations. The special litigation committee agreed to approve the settlement subject to a number of conditions, including the participation of a substantial number of other defendants in the proposed settlement, the consent of the Company’s insurers to the settlement, and the completion of acceptable final settlement documentation. The settlement would provide, among other things, a release of the Company and of the individual defendants for the conduct allegedin the action to be wrongful by the plaintiffs. Under the proposed settlement, the Company would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. In June 2004, a motion for preliminary approval of the settlement was filed with the Court. The underwriters filed a memorandum with the Court opposing preliminary approval of the settlement. The court granted the preliminary approval on February 15, 2005, subject to certain modifications. If the parties are able to agree upon the required modifications, and such modifications are acceptable to the court, notice will be given to all class members of the settlement, a “fairness” hearing will be held and if the Court determines that the settlement is fair to the class members, the settlement will be approved. Any direct financial impact of the proposed settlement is expected to be borne by our insurers.

The Company is engaged in a dispute with its former chief executive officer, Rhett Williams, regarding the termination of his employment agreement. VIA terminated the agreement for cause as of April 6, 2005. On May 24, 2005, Mr. Williams caused an attachment to be placed on VIA’s bank accounts in the Netherlands. In support of his application for the attachment, Mr. Williams claimed that under his employment agreement he was entitled to notice of termination of twelve months, an additional six months separation pay, reimbursement of moving expenses and his costs in the action, for a total claim of in excess of €950,000. In June 2005, Mr. Williams filed an action for summary judgment and immediate payment of the claim. In a ruling of the Dutch employment tribunal delivered on July 5, 2005, the court denied his petition. VIA secured the release of the attachment against the bank accounts August 5, 2005. On August 8, 2005, Mr. Williams served the Company with a summons for a trial on the matter. VIA believes that the suit of Mr. Williams is without merit, and there existed sufficient grounds to terminate the employment agreement for cause. VIA has engaged counsel and intends to defend vigorously the action. If the Company is determined to be liable or if we conclude that a settlement is in its best interests, the Company may incur substantial costs.

In August 2004, VIA acquired PSINet Belgium as a part of its acquisition of five PSINet Europe companies. PSINet Belgium is a defendant in a lawsuit filed in September 2002 by the former Vice President Europe Sales & Marketing of PSINet Europe, based on the termination of her employment in February 2002. In her suit filed in the Belgium employment tribunal, the claimant alleges that that she was entitled to notice and termination pay, reimbursement for expenses incurred and other damages in an amount in excess of €1.7 million. In January 2003, after the tribunal delivered a ruling in favor of PSINet Belgium with regard to the initial request of the former employee for holiday allowance, the claimant did not prosecute the matter further; however the matter is still pending in the Belgium employment tribunal and may be restarted at any time by the former employee. In June 2005, through her counsel, the claimant contacted PSINet Belgium and VIA’s chief executive officer to renew her demands for payment of her claims, which she now claims is in excess of €2.1 million. VIA has communicated to the former employee its willingness to discuss the matter with a view toward reaching an appropriate settlement. However, if a settlement of the matter is not concluded and the matter is restarted, the Company intends to defend vigorously the action. If PSINet Belgium is determined to be liable or if the Company concludes that a settlement is in its best interests, that subsidiary may incur substantial costs.

PSINet Belgium, an indirect wholly-owned subsidiary of the Company, is a defendant in a lawsuit filed by Perceval Technologies N.V. (“Perceval”) regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of €1.4 million plus €250,000 moral damages, plus interests, costs and attorneys’ fees. The Company believes PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit and have engaged counsel to defend the action. If PSINet Belgium is determined to be liable or if the Company concludes that a settlement is in its best interests, that subsidiary may incur substantial costs.

The Company is subject to a dispute with Reachtown Ltd., a UK limited liability company from whom VIA acquired the Amen group of companies in January 2004. The dispute relates to the management agreement between the Company and Reachtown under which Reachtown provided day to day operational management of the Amen group of companies and other services. In April 2005, after the announcement of the letter of intent entered into between VIA and Claranet, Reachtown representatives undertook a series of actions that the Company believes was intended to disrupt the Claranet transaction and that adversely impacted the Amen operation. As a result of these actions, the Company terminated the management agreement with Reachtown for cause with effect as of April 14, 2005. On April 25, 2005, Reachtown notified the Company that it disputed the allegations and the basis for the termination for cause and demanded payment of a termination payment of €120,000 and a pro-rata portion of the contractual bonus of €200,000. The Company believes its actions were justified and that it has a claim against Reachtown and its representatives for damages of an amount which exceeds the claim of Reachtown. The Company has engaged counsel to defend its position.

The Company is engaged in a dispute with Claranet regarding the right of Claranet to terminate the Amended Sale Agreement and the Amended Facility Agreement. See discussion of termination letters under Note 11 to the condensed consolidated financial statements and ITEM. 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS; Proposed Sale of the Businesses; Interim Funding Arrangements.

Guarantees

From time to time, the Company enters into indemnification agreements with certain contractual parties in the ordinary course of business, including agreements with lenders, lessors, service providers and certain vendors. All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Although the maximum amount of future payments that the Company could be required to make under these indemnification agreements is unlimited, management believes that historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows and that this is the expectation for the future. Additionally, the fair value of the indemnifications that the Company issued during the year ended December 31, 2004 and the six months ended June 30, 2005, respectively, were not material to the Company’s financial position, results of operations or cash flows.

Other

The Company is subject to claims and legal proceedings that arise in the ordinary course of its business operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

12.   Segment Reporting

VIA offers a variety of Internet access, managed bandwidth, web-hosting, Internet security and related services to businesses and consumers in Europe and the Americas. As of June 30, 2005, the Company served primary markets in six countries. These country operations generate Internet-related revenues from leased lines, dial-up Internet access, web-hosting and design, Internet security and consulting services, and sale of third-party hardware and software.

In prior reporting periods, the Company’s internal management reporting structure was based on country operations and therefore the Company had provided segment information based on geographic regions.

Within the last quarter of 2004, management re-evaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies, except the US operation, and the newly acquired PSINet Europe operating companies into one operating segment—“Solutions”. The Company grouped its start-up VIA Express channel operations together with the legacy VIA US operations into one operating segment—“Express”. The Company grouped all of the Amen operating companies into one operating segment—“Amen”. The Company and its Chief Operating Decision Makers (“CODM”) evaluates the performance of its segments based on revenue and EBITDA before restructuring (“Adjusted EBITDA”). The Company’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

The table below presents information about the reported revenue, adjusted EBITDA and impairment and restructuring charges from continuing operations of the Company’s operating segments for the three and six months ended June 30, 2004 and June 30, 2005. Total segment assets, as presented in the table below, are total assets net of intercompany funding amounts and include assets relating to the Amen group of businesses and the U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations, which have been classified as businesses held for sale as of June 30, 2005. Total assets relating to the Amen group of businesses, $13.7 million, have been included within the Amen segment above. Total assets relating to the Dutch and Portuguese VIA NET.WORKS branded legacy operations, $4.3 million, have been included within the Solutions segment. Total assets relating to the U.S. VIA NET.WORKS branded legacy operation, $1.8 million, have been included within the Express segment.

	Solutions	Express	Amen	Corporate	Total
	In thousands of U.S. dollars
Total assets as of June 30, 2004	$31,467	$2,475	$20,431	$51,170	105,543
Total assets as of June 30, 2005	41,268	2,190	13,827	19,354	76,639
Three months ended June 30, 2004:
Revenue	4,152	—	—	—	4,152
Adjusted EBITDA	(1,146)	(117)	—	(6,636)	(7,899)
Impairment and restructuring charges	—	—	—	195	195
Three months ended June 30, 2005:
Revenue	14,100	(135)	—	92	14,057
Adjusted EBITDA	926	(763)	—	(6,493)	(6,330)
Impairment and restructuring charges	8,815	195	—	1,407	10,417
Six months ended June 30, 2004:
Revenue	8,242	—	—	—	8,242
Adjusted EBITDA	(2,192)	(117)	—	(13,226)	(15,535)
Impairment and restructuring charges	—	—	—	495	495
Six months ended June 30, 2005:
Revenue	29,426	46	—	114	29,586
Adjusted EBITDA	(1,154)	(1,135)	—	(12,149)	(14,438)
Impairment and restructuring charges	9,822	197	—	1,827	11,846

The reconciliation between Adjusted EBITDA to net loss for continuing operations is as follows:

Three months ended June 30, 2004
Adjusted EBITDA	(7,899)
Impairment and restructuring charges	(195)
Depreciation and amortization	(897)
Interest income	180
Interest expense	—
Other income, net	(74)
Foreign currency losses, net	(544)
Income tax benefit	(1)
Net loss from continuing operations	(9,430)
Three months ended June 30, 2005
Adjusted EBITDA	(6,330)
Impairment and restructuring charges	(10,417)
Depreciation and amortization	(1,386)
Interest income	49
Interest expense	(173)
Other income, net	(1,212)
Foreign currency losses, net	(8,598)
Income tax expense	(162)
Net loss from continuing operations	(28,229)
Six months ended June 30, 2004
Adjusted EBITDA	(15,535)
Impairment and restructuring charges	(495)
Depreciation and amortization	(1,995)
Interest income	279
Interest expense	(6)
Other income, net	98
Foreign currency losses, net	(3,867)
Income tax benefit	(1)
Net loss from continuing operations	(21,522)
Six months ended June 30, 2005
Adjusted EBITDA	(14,438)
Impairment and restructuring charges	(11,846)
Depreciation and amortization	(2,911)
Interest income	60
Interest expense	(333)
Other income, net	299
Foreign currency losses, net	(10,366)
Income tax expense	(172)
Net loss from continuing operations	(39,707)

13.   Subsequent events

On July 12, 2005, VIA and Claranet entered into the Amended Sale Agreement and the Amended Facility Agreement. Pursuant to the Amended Sale Agreement, on July 12, 2005 the Company sold its Amen group of businesses and the U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations to Claranet Group Limited for $9.3 million, less a portion of the deposit already paid by

Claranet in connection with the Asset Sale (plus interest on such amount), repayment to Claranet of the amounts owed by VIA under the loan facility established on April 30, 2005, including interest, and an amount held as a deferred payment. The July 12th Sale excluded the PSINet Europe operations and VIA’s legacy operations in France, Germany and Spain. The Amended Sale Agreement provided that these remaining assets would be sold by Claranet in a second closing shortly after the Company received the requisite approval from its shareholders. Upon completion of the July 12th Sale, we recorded a loss in the statement of operations for the three months ending September 30, 2005 of $1.6 million, relating to the reclassification of cumulative foreign translation adjustments previously recorded in accumulated other comprehensive loss. Further details of the July 12th Sale are described under Note 1 Basis of Presentation; Going Concern.

On July 27, 2005, Claranet delivered a notice of termination of the Amended Sale Agreement and the Amended Facility based on events which allegedly occurred and gave rise to its right to terminate. The Company has notified Claranet that it rejects the allegations and denies that Claranet has the right to terminate. The Company is currently engaged in discussions with other parties and is seeking to enter into a new transaction for the sale of Company’s businesses. See Note 1 Basis of Presentation; Going Concern and Note 11 Contingencies.

On August 1, 2005, VIA’s board of directors acknowledged the termination of employment of Cameron Mackenzie, the Company’s Chief Financial Officer, as of July 31, 2005. Also on August 1, 2005, VIA’s board accepted the resignation of Dick Theunissen, Vice President, effective as of July 31, 2005. These terminations are a part of VIA’s plan to prepare the Company for a potential sale.

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
VIA NET.WORKS, Inc
Schiphol, The Netherlands

We have audited the accompanying consolidated balance sheets of VIA NET.WORKS, Inc and subsidiaries ( the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements for the year ended December 31, 2004, have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations as well as its difficulty in generating sufficient cash flow to meet its obligations and sustain operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying financial statements have been restated to reflect the discontinued operations described in Notes 17 and 18.

DELOITTE & TOUCHE LLP
London, England
April 25, 2005 (May 27, 2005 as to Note 17 and September 27, 2005 as to Notes 18 and 19)

VIA NET.WORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share data)

	December 31, 2003	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$65,803	$15,497
Restricted cash	1,391	5,100
Trade and other accounts receivable, net of allowance of $1,911 and $2,966 respectively	14,295	13,909
Other current assets	4,542	6,972
Total current assets	86,031	41,478
Property and equipment, net	12,003	13,065
Goodwill	3,111	42,466
Intangible assets, net	731	8,695
Other non-current assets	884	444
Deferred tax asset	7,928	14,305
Total assets	$110,688	$120,453
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,021	$16,899
VAT and other taxes payable	1,303	1,083
Current portion of capital lease obligations and long-term payables	173	9,325
Deferred revenue	13,264	15,591
Accrued expenses	7,659	24,451
Deferred tax liability	7,928	13,772
Other current liabilities	1,848	3,744
Total current liabilities	42,196	84,865
Capital lease obligations and long-term payables, less current portion	328	344
Deferred tax liability	—	2,639
Total liabilities	42,524	87,848
Commitments and contingencies (Note 13)
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; no shares issued	—	—
Common stock, $.001 par value; 132,500,000 shares authorized; 61,507,694 and 62,624,777 shares issued, respectively	62	63
Additional paid-in capital	556,112	557,907
Treasury stock, 1,520,789 and 1,520,789 shares, respectively	(1,521)	(1,521)
Accumulated deficit	(452,154)	(488,880)
Accumulated other comprehensive loss	(34,335)	(34,964)
Total stockholders’ equity	68,164	32,605
Total liabilities and stockholders’ equity	$110,688	$120,453

The accompanying notes are an integral part of these consolidated financial statements.

VIA NET.WORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. Dollars, except share and per share data)

	For the years ended December 31,
	2002	2003	2004
Revenue	$20,002	$16,645	$31,961
Operating costs and expenses:
Internet services	13,568	10,030	16,905
Selling, general and administrative	35,426	29,342	44,526
Impairment and restructuring charges	1,153	4,367	8,992
Depreciation and amortization	4,697	4,126	4,777
Total operating costs and expenses	54,844	47,865	75,200
Operating loss from continuing operations	(34,842)	(31,220)	(43,239)
Interest income	2,153	1,083	486
Interest expense	(42)	(4)	(300)
Other income (expense), net	1,090	509	5,894
Foreign currency (losses) gains, net	13,553	16,313	5,397
Loss from continuing operations before minority interest and income taxes	(18,088)	(13,319)	(31,762)
Income tax benefit (expense)	1	(168)	68
Net loss from continuing operations	(18,087)	(13,487)	(31,694)
Discontinued operations:
(Loss) gain from discontinued operations	(26,772)	(11,257)	(5,443)
Gain on disposal of discontinued operations	1,906	164	411
Net loss	$(42,953)	$(24,580)	$(36,726)
Basic and diluted (loss) gain per share:
Continuing operations	$(0.30)	$(0.22)	$(0.52)
Discontinued operations	(0.41)	(0.18)	(0.08)
Net loss per share—basic and diluted	$(0.71)	$(0.40)	$(0.60)
Shares used in computing basic and diluted loss per share	60,147,704	61,135,959	61,001,620

The accompanying notes are an integral part of these consolidated financial statements.

VIA NET.WORKS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands of U.S. Dollars, except share data)

	Common Stock		Additional Paid-in	Treasury	Accumulated	Deferred	Accumulated Other Comprehensive	Accumulated other comprehensive loss of businesses transferred under contractual	Total Stockholders’
	Shares	Amounts	Capital	Stock	Deficit	Compensation	Loss	arrangement	Equity
Balance at January 1, 2002	60,844,900	61	557,358	(733)	(384,621)	(2,311)	(13,513)	—	156,241
Comprehensive loss:
Net loss	—	—	—	—	(42,953)	—	—	—	(42,953)
Businesses transferred under contractual arrangement	—	—	—	—	—	—	285	(285)	—
Foreign currency translation adjustment	—	—	—	—	—	—	(9,235)	—	(9,235)
Total comprehensive loss	—	—	—	—	—	—	—	—	(52,188)
Amortization of deferred compensation	—	—	—	—	—	527	—	—	527
Stock option forfeitures	—	—	(1,784)	—	—	1,784	—	—	—
Balance at December 31, 2002	60,844,900	61	555,574	(733)	(427,574)	—	(22,463)	(285)	104,580
Comprehensive loss:
Net loss	—	—	—	—	(24,580)	—	—	—	(24,580)
Businesses transferred under contractual arrangement	—	—	—	—	—	—	—	285	285
Foreign currency translation adjustment	—	—	—	—	—	—	(11,872)	—	(11,872)
Total comprehensive loss	—	—	—	—	—	—	—	—	(36,167)
Purchase of treasury shares	—	—	—	(788)	—	—	—	—	(788)
Issuance of common stock for exercise of stock options	662,794	1	538	—	—	—	—	—	539
Balance at December 31, 2003	61,507,694	62	556,112	(1,521)	(452,154)	—	(34,335)	—	68,164
Comprehensive loss:
Net loss	—	—	—	—	(36,726)	—	—	—	(36,726)
Foreign currency translation adjustment	—	—	—	—	—	—	(629)	—	(629)
Total comprehensive loss	—	—	—	—	—	—	—	—	(37,355)
Issuance of common stock for exercise of stock options and acquisitions	1,117,083	1	1,795	—	—	—	—	—	1,796
Balance at December 31, 2004	62,624,777	63	557,907	(1,521)	(488,880)	—	(34,964)		32,605

The accompanying notes are an integral part of these consolidated financial statements.

VIA NET.WORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. Dollars)

	For the years ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net loss from continuing operations	$(18,087)	$(13,487)	$(31,694)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	4,737	4,126	4,777
Impairment charges	—	1,710	6,116
Employee stock compensation	527	—	—
Deferred taxes	—	—	(759)
Provision (benefit) for doubtful accounts receivable	(3,669)	1,380	180
Unrealized foreign currency transaction losses (gains)	(7,101)	(13,775)	(6,064)
Write-off of note receivable from related party	292	—	—
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	6,902	(484)	1,850
Other current assets	(1,589)	(1,116)	1,695
Other non-current assets	(33)	(543)	—
Accounts payable	(1,013)	847	1,278
VAT and other taxes payable	(32)	248	(1,943)
Accrued expenses	(3,373)	(1,011)	6,245
Other current liabilities	(476)	(5,087)	(7,110)
Deferred revenue	(206)	(322)	(2,784)
Net cash (used) received in operating activities by discontinued operations	(5,588)	1,816	4,565
Net cash used in operating activities	(28,709)	(25,698)	(23,648)
Cash flows from investing activities:
Acquisitions, net of cash acquired	(4,277)	—	(24,215)
Increase in restricted cash	(895)	(496)	(3,708)
Proceeds from the disposition of operating subsidiaries (net of cash paid)	152	(471)	7,741
Proceeds from business transferred under contractual obligations	—	460	—
Purchases of property, equipment and other assets	(576)	(3,820)	(4,897)
Note receivable from related party	(1,000)	—	—
Repayment of note receivable from related party	708	—	—
Net cash used in investing activities by discontinued operations	1,186	(2,396)	(2,156)
Net cash used in investing activities	(4,702)	(6,723)	(27,235)
Cash flows from financing activities:
Repayment of debt and principal payments on capital lease obligations	(1,412)	(2)	(1,304)
Proceeds from issuance of common stock, net	—	539	369
Purchase of treasury stock	—	(788)
Net cash used in financing activities by discontinued operations	(403)	(125)	1,019
Net cash used in financing activities	(1,815)	(376)	84
Effect of currency exchange rate changes on cash	(4,815)	787	493
Net decrease in cash and cash equivalents	(40,041)	(32,010)	(50,306)
Cash and cash equivalents, beginning of period	137,854	97,813	65,803
Cash and cash equivalents, end of period	$97,813	$65,803	15,497
Supplemental disclosure of cash flow information:
Cash paid for interest	$50	$15	$44
Income taxes paid	$305	$144	$110
Non-cash investing and financing transactions:
Non-cash relief of acquisition debt	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

VIA NET.WORKS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. Dollars, except share and per share data)

1.   Organization and Going concern

Organization and Nature of Operations:

VIA NET.WORKS, Inc. (the “Company” or “VIA”) was founded on June 13, 1997 for the purpose of acquiring existing Internet service providers around the world. The focus of the Company is to be a premier provider of managed IP solutions, including web-hosting, ecommerce, Internet security and other services, primarily to the small and mid-sized business market. In 1999, the Company amended its Certificate of Incorporation to change the Company’s name from V-I-A Internet, Inc. to VIA NET.WORKS, Inc. VIA is headquartered in Schiphol-Oost, the Netherlands and has continuing operations in Belgium, France, Germany, Spain and Switzerland.

Going concern:

For the year ended December 31, 2004, the Company had net losses from continuing operations of $31.7 million and cash used by continuing operations of $53.7 million. If the Company is unable to increase the revenue or scale down the costs and investment expenditures, it will continue to experience negative cash flow.

As of December 31, 2004, the Company had $15.5 million in cash and cash equivalents and $5.1 million in restricted cash.

On March 17, 2005, the Company announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005, and that it was working with its professional advisors to obtain new financing to address the issue. With the support of its advisors, the Company was pursuing two parallel processes to maximize its strategic alternatives and optimize the value that is inherent in the VIA businesses. In the first of the processes, the Company engaged in discussions with a number of parties with a view to selling all or parts of its businesses. In the second of the two processes, the Company sought potential investors to provide funds sufficient to enable the Company to continue as a going concern.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million, or $3.1 million. The net proceeds of the sale provided VIA with additional liquidity to continue its discussions for refinancing and sale transactions.

On April 10, 2005, the Company entered into a letter of intent, or Letter, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of its business operations in Europe and the United States. The key terms of the proposed transaction, or the Claranet Sale, are as follows:

·                    Claranet would acquire certain assets and liabilities pertaining to VIA’s centralized back office financial and technical support systems that are owned by the group parent company, VIA NET.WORKS, Inc., but all other assets and liabilities of VIA NET.WORKS, Inc. would not be assumed.

·                     VIA would transfer employment contracts of certain headquarters personnel who are responsible for supporting the back office and technical support systems to appropriate VIA operating companies or Claranet would offer employment to such persons.

·                     VIA would retain all other debts and liabilities of the group parent company, including but not limited to expenses relating to the headquarters office lease in Schiphol-Oost, VIA senior executives and all other headquarters staff, corporate vendors and professional advisors, and remaining payment obligations to sellers of the PSINet Europe group and the Amen group.

·                    Claranet made a deposit of $3,000,000 against the purchase price in order to secure the rights to negotiate exclusively with the Company until 30 April 2005:

·                     The deposit was partially funded by the release of £1.0 ($1.8 million) million from the escrow established by Claranet in favour of VIA in connection with the purchase by Claranet in September 2004 of VIA NET.WORKS UK Limited, its legacy operations in the United Kingdom.

·                     The deposit would be forfeited by Claranet and it would pay VIA a $500,000 break fee if

·                     definitive agreements for the contemplated transactions have not been executed by the parties by April 30, 2005, or

·                     Claranet determines not to proceed with the transaction, or breaches the definitive agreements prior to the closing. .

·                     Otherwise, approximately $1.1 million, the portion of the deposit in excess of the £1.0 million escrow, would be credited to Claranet as payment against the purchase price at closing.

·                     The deposit and interest thereon shall be returned to Claranet unless

·                     forfeited by Claranet as noted above,

·                     the deposit has been credited to Claranet at the closing, or

·                     closing of the transaction does not occur on or before 120 days after the date of execution of the definitive acquisition agreements, referred to below as the Back-Stop Date, or

·                     there is a VIA Break Trigger, which is described below.

·                    If there is a VIA Break Trigger, VIA would be required to return the $3 million deposit and pay Claranet a $500,000 break fee plus professional fees up to a maximum $250,000. A VIA Break Trigger includes any of the following events:

·                     VIA’s Board of Directors determines not to enter into the Claranet Sale transaction or accepts a competing offer

·                     VIA enters into a legal binding agreement for a competing proposal

·                     the Board of Directors does not recommend the Claranet Sale transaction to VIA’s shareholders

·                     VIA’s shareholders fail to approve the Claranet Sale transaction before the Back Stop Date

·                     the Board of Directors fail to act in good faith in respect of the negotiations toward definitive agreements, or

·                     there is a material adverse change in VIA’s business between the date of the Letter and the targeted date for signing of a definitive purchase agreement. A material adverse change includes, among other things, a material change in cash flow projections, litigation and other claims against the Company, and significant incidents of non-renewal or cancellation of customer contracts.

·                    The proposed transaction would be subject to approval by the Company’s shareholders; a proxy statement would be distributed as soon as possible after signing of definitive agreements and review by the Securities and Exchange Commission.

·                    For the period between the signing of the definitive purchase agreement and closing of the transaction, Claranet would provide an interim working capital facility of up to $6 million bearing interest at 8.0% per annum.

·                     VIA will pay a $400,000 arrangement fee for the facility, which would be waived at Closing, assuming the parties complete the transactions.

·                     The facility would be secured by pledges by VIA of shares in certain of its European subsidiaries.

·                     The purchase price would be reduced by the amount that VIA drew down on this facility.

The Company is in the process of negotiating definitive purchase, interim working capital financing and other agreements pertaining to the proposed Claranet Sale, with a view towards execution of the agreements by April 30, 2005. The definitive agreements would be subject to various conditions to completion, including absence of material adverse change in VIA’s business. There can be no assurance that VIA will be successful in negotiating the definitive agreements or achieving completion of the proposed transaction. If the agreements are successfully concluded, the Company expects to convene a meeting of our shareholders within the next two or three months to consider the Claranet Sale for approval. If the Company receives approval from its shareholders, it would seek to close the transaction shortly after the shareholder’s meeting and use the net proceeds to pay off the remaining liabilities of the Company and shut down our corporate headquarters and terminate the remaining employees. Remaining funds would then be distributed to the Company’s shareholders. The Company is currently preparing an analysis of the potential return or range of returns to its shareholders if the Claranet Sale is closed on the terms described in the Letter. The analysis will be released and published in the proxy statement to the Company’s shareholders describing in detail the proposed transaction as well as the potential return or range of returns.

The Company has pursued two separate but parallel tracks to address its announced liquidity issue: a search for new financing through an equity or debt placement and the sale of all or part of its businesses. Both tracks were progressed simultaneously. While the Company received interest from third parties to provide debt/equity investments in the Company, VIA’s Board of Directors concluded that the terms on which the investments were proposed would not be as advantageous to the shareholders of the Company as the terms of the Claranet Sale offer. If the Claranet Sale is not consummated, there can be no assurance that the Company can obtain an alternative solution to VIA’s liquidity issues. In that event, and unless the Company could find such an alternative solution, VIA would have insufficient funds to continue to operate the Company as a going concern.

The Claranet Sale transaction is at an early stage. Only a letter of intent has been executed by the parties. Claranet has provided a $3.0 million deposit against the purchase price if it withdraws from the transaction. However, under the terms of the Letter, Claranet may withdraw from the transaction and receive a refund of its deposit of $3.0 million if, among other things, there is a material adverse change in VIA’s business between the date of the Letter and the targeted date for signing of a definitive purchase agreement. Under the terms the of the Letter, a material adverse change includes, among other things, a material change in cash flow projections, litigation and other claims against the Company, and significant incidents of non-renewal or cancellation of customer contracts. If any one of these events occurs, Claranet may withdraw from the transaction and the Company would be required to pay its costs and a break fee. The Company may not be able to control the circumstances that could lead to any one of these material adverse changes, and if any one of them should occur, and Claranet decides to withdraw, its ability to provide a return to its shareholders may be severely impacted.

The Claranet Sale is conditioned on receiving the approval of the Company’s shareholders. If the Company reach agreement on definitive purchase and finance agreements, VIA will solicit votes from its shareholders through a proxy statement that will describe the circumstances and rationale for the Claranet Sale. If, for whatever reason, the Company’s shareholders were to reject the transaction, there can be no assurances that VIA will be able to find an alternative solution to its liquidity issue and in that event, would have insufficient funds to continue to operate the Company as a going concern.

2.   Significant Accounting Policies:

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. As of December 31, 2003 and 2004, the company owned 100% of all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. Actual results could differ from the recorded estimates.

Cash and Cash Equivalents:

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Our investments are generally fixed rate short-term investment grade and government securities denominated in U.S. dollars or Euros. Restricted cash of $1.4 million at December 31, 2003 represents amounts held on deposit with banking institutions as security for operating leases. Restricted cash of $5.1 million as at December 31, 2004 represents amounts held on deposit with banking institutions as security for operating leases, leased properties, key telecom suppliers and a bank guarantee for earn-out payments to the former shareholders of Amen.

Concentration of Credit Risk:

Financial assets that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. The Company’s cash and investment policies limit investments to short-term, investment grade instruments. Concentration of credit risk, with respect to accounts receivable, is limited due to the large number and geographic dispersion of customers comprising the Company’s customer base.

Property and Equipment:

Property and equipment are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three to five years. The Company has purchased software to facilitate its global information processing, financial reporting and access needs. These costs and related software implementation costs are capitalized, in accordance with Statement of Position No. 98-1, “Accounting for the Cost of Internal Use Software,” and amortized over the estimated useful life, generally three years. The cost of network infrastructure purchased under indefeasible right of use agreements (IRU) is capitalized and amortized over the lesser of the estimated useful life or term of the agreement, generally 1 to 25 years. Cost includes major expenditures for improvements and replacements, which extend useful lives or increase capacity of the assets. Expenditures for maintenance and repairs are expensed as incurred.

Impairment or Disposal of Long-lived Assets:

Long-lived assets include acquired intangible (principally customer lists and trade names) and tangible assets. On a quarterly basis, management reviews the carrying value of the investment in its operations to determine if an event has occurred, with respect to any operation, which could result in an impairment of long-lived assets. In its review, management considers the following:

·                    market and competitive factors, including trends within the telecommunications industry broadly and the market for Internet access specifically, as well as general economic trends;

·                    operating and financial trends, including significant underperformance relative to expected historical or projected operating results; and,

·                    business outlook for each operation, including changes in the expected revenues and cash flows for each of our operations, changes in our customers and the services that they require and our Strategic Plans for each operation.

The carrying amounts of long-lived assets are reviewed if facts or changes in circumstances suggest that they may be impaired. If this review indicates the carrying amounts of long-lived assets will not be recoverable, as determined based on estimated undiscounted future cash flows of the assets, the carrying amounts are reduced to their estimated fair value. The asset groups and lowest level of cash flows are based on geographic operations. The Company recorded impairment charges of nil, $0.1 million and $1.9 million in the years ended December 31, 2002, 2003, and 2004, respectively.

Long-lived assets are classified as held-for-sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; whether an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets. The Company measures long-lived assets to be disposed of by sale at the lower of carrying amount and fair value less cost to sell. Fair value is determined using the amount at which the reporting unit as a whole could be bought or sold in a current transaction between willing buyers, or the anticipated cash flows discounted at a rate commensurate with the risk involved.

The Company classifies an asset or asset group that will be disposed of other than by sale as held and used until the disposal transaction occurs. The asset or asset group continues to be depreciated based on revisions to its estimated useful life until the date of disposal or abandonment.

Goodwill:

The Company has recorded goodwill related to its acquisitions. As at December 31, 2004, $42.5 million of goodwill are recorded within the scope of Statement of Financial Accounting Standards (“SFAS”) 142. Goodwill and Other Intangible Assets.

The Company reviews goodwill to assess recoverability on an annual basis or when changes in circumstances at each operation warrant a review. The Company elected December 31 as its annual goodwill impairment review date for all reporting units. In accordance with SFAS 142, if the carrying amount of the reporting unit exceeds its estimated fair value, its associated goodwill is written down to its implied fair value using a hypothetical purchase price allocation. Any impairment loss is recorded in the consolidated statement of operations. Measurement of the fair value of a reporting unit is based on a discounted future cash flows model derived from the Company’s Strategic Plan or the amount at which the asset group as a whole could be bought or sold in a current transaction between willing buyers.

During the years ended December 31, 2002, 2003 and 2004, the Company recorded goodwill impairment charges of nil, $1.6 million and $4.3 million, respectively.

Business combinations

The Company accounts for acquisitions under SFAS 141, Business Combinations. The acquisition date is determined by the date on which transfer of effective control has taken place. In general, it is the date the Company has assumed all economic consequences of ownership (the date that assets are received and consideration is given) and has the authority to make unilateral decisions regarding the conduct of the acquired company. The total purchase price consists of the direct costs incurred by the Company in connection with the transaction and the purchase consideration. Any excess of purchase price (total acquisition cost) over the net assets acquired is recorded as goodwill.

Where a purchase agreement contains additional contingent consideration based on future earnings or contingent consideration based on security prices, the contingent consideration is recorded when the contingency is resolved and the consideration is issued or becomes issuable.

The allocation period is the period that is required to identify and quantify the assets acquired and the liabilities assumed. Although the time required will vary with circumstances, the “allocation period” usually does not exceed one year from the date of acquisition. In most cases, the Company may not be able to obtain some of the data required to complete the allocation of the purchase price for inclusion in its next external financial reporting period. As such, a tentative allocation is made using the values that have been determined and preliminary estimates of the values that have not yet been determined. See Note 4 to these consolidated financial statements for further information.

Loss Per Share:

Basic loss per share is computed using the weighted-average number of shares of common stock outstanding during the year. Diluted loss per share is computed using the weighted-average number of shares of common stock adjusted for the dilutive effect of common stock equivalents, such as convertible preferred stock, stock options, warrants and contingently issuable shares of common stock. Common stock equivalent shares are calculated using the “if-converted” method or the treasury stock method, as applicable. Due to losses by the Company, the following securities that were outstanding for each of the years presented have been excluded from the computation of diluted loss per share, as their effect would be antidilutive:

	Stock Options	Stock Warrants
December 31, 2002	7,329,574	100,000
December 31, 2003	7,668,435	—
December 31, 2004	7,444,133	—

There is no difference between basic and diluted loss per share for each of the periods presented.

Other Comprehensive Loss:

Comprehensive loss consists of net loss and foreign currency translation adjustments as presented in the consolidated statements of stockholders’ equity. No tax is provided on the foreign currency translations adjustment. Foreign currency translation adjustments are reclassified into the statement of operations when the underlying investment is sold or substantially liquidated.

Recognition of revenue:

The Company derives its revenue from the sale of Internet-related goods and services, specifically sale of third party hardware and software and Internet connectivity services; other Internet value-added services, such as hosting, security and IP VPN; and voice services.

The Company applies the provisions of Staff Accounting Bulletin No. 104, “Revenue Recognition.” The Company recognizes revenue from the sale of Internet goods and services when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collection of the resulting receivable is reasonably assured. At the time of the transaction, the Company assesses collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company generally does not perform credit checks on potential customers before providing services. If the Company determines that collection of a fee is not reasonably assured, the revenue is recognized upon the receipt of cash, provided other revenue recognition criteria have been satisfied.

The Company’s practices regarding the evidence of an arrangement vary from country to country. Generally, for sales, other than those completed over the Internet, the Company uses either a purchase order or a customer agreement as evidence of an arrangement. For sales over the Internet, the Company generally uses a credit card authorization as evidence of an arrangement.

Service revenue

The Company’s Internet connectivity services, other Internet value-added services, and voice revenue are recognized as it is earned over the customer relationship period. When the Company’s services are bundled in a customer arrangement, then the related fee is allocated to the multiple elements of the arrangement based on objective evidence of fair value. Revenue from installation, training and consulting is recognized as the related services are rendered, although such amounts have not been material. The typical service period for connectivity services is from one to two years.

When the customer arrangement dictates that payments are made prior to service delivery, the Company records the advance receipt of payment as a credit to the balance sheet within the deferred revenue account. The fees received by the Company are non-refundable. There are no terms in the agreement with the customer that allow them to cancel or terminate the agreement and obtain refunds of the amounts advanced. As the service is provided the Company recognizes the revenue ratably over the expected customer relationship in accordance with the revenue recognition policies described above. When a customer pays a non-refundable fee in advance and subsequently cancels service before the end of the contract term, the Company recognizes the remaining deferred revenue as revenue with the statement of operations at the time the service is terminated.

Product revenue

In general, revenue from hardware sales is recognized gross upon delivery or installation of the products, depending on the terms of the arrangement, provided other revenue recognition criteria have been satisfied.

In accordance with EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”, revenue from hardware and third-party software sales is recognized gross upon delivery or installation of the products, depending on the terms of the arrangement, provided other revenue recognition criteria have been satisfied. The Company’s hardware and software sales are arrangements negotiated and agreed upon directly with its customers. The Company does not act as an agent or a broker for its vendors nor does it receive compensation, commissions or fees from its vendors. The Company also maintains the freedom and discretion in selecting the appropriate vendor to support its various hardware and software arrangements.

Advertising Costs:

Costs related to advertising and service promotion are charged to operating expense as incurred. Advertising expense was $0.3 million, $0.1 million and $0.7 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Income Taxes:

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. The Company provides a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized. In conjunction with business acquisitions, the Company records acquired deferred tax assets and liabilities. Future reversals of the valuation allowance on acquired deferred tax assets will first be applied against goodwill and other intangible assets before recognition of a benefit in the consolidated statements of operations.

Stock-Based Compensation:

SFAS 123, “Accounting for Stock-Based Compensation,” encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company recognized an expense of $0.5 million, nil and nil for the years ended December 31, 2002, 2003 and 2004, respectively.

The Company has adopted the “disclosure only” alternative described in SFAS 123, which requires pro forma disclosures of net loss and loss per share as if the fair value method of accounting has been applied. SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure of Amendment of FASB Statement No. 123,” amends the disclosure requirements of SFAS 123, to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation:

	For the Years Ended December 31,
	2002	2003	2004
	In thousands of U.S. dollars
Net loss (as reported)	$(42,953)	$(24,580)	(36,726)
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(5,713)	(2,383)	(2,265)
Add back: Total stock-based employee compensation expense determined under APB 25	527	—	—
Pro forma net loss	$(48,139)	$(26,963)	(38,991)
Net loss per share (as reported)	$(0.71)	$(0.40)	$(0.60)
Net loss per share (pro forma)	$(0.80)	$(0.44)	$(0.64)

See Note 11 for further details on the number of options granted and the assumptions used to estimate the fair value of options granted.

Foreign Currency:

The functional currency for the Company’s international subsidiaries is the applicable local currency. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is settled or translated, are recognized in the consolidated statements of operations as “Foreign currency gains (losses), net.”

The financial statements of the Company’s international subsidiaries are translated into U.S. dollars using the current rate method. Accordingly, assets and liabilities are translated at year-end exchange rates while revenue and expenses are translated at the average exchange rates. Adjustments resulting from these translations are accumulated and reported as a component of accumulated other comprehensive loss in stockholders’ equity. No tax is provided on this foreign currency translation adjustment.

Defined Contribution Plan

The Company contributes to personal defined contribution plans of employees in certain of its operations. Company contributions to the defined contribution plans totaled nil, nil and $0.5 million for the years ended December 31, 2002, 2003 and 2004 respectively, and were charged to the consolidated statements of operation as they became payable.

Fair Value of Financial Instruments:

Carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

Segment Reporting:

The Company discloses its segments using the “management” approach in accordance with SFAS 131, “Disclosures About Segments of an Enterprise and Related Information.” The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company’s operating segments.

In prior reporting periods, the Company’s internal management reporting structure was based on country operations and therefore had provided segment information based on geographic regions.

Within the last quarter of 2004, management reevaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies and the newly acquired PSINet operating companies into one operating segment—“Solutions”, except for the US operations which is reported as an operating segment—“Express”. The Company grouped all of the Amen operating companies into one operating—“Amen”. The Company and its Chief Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and adjusted EBITDA. The Company’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

Reclassifications:

Certain prior year amounts have been reclassified to conform to the current year presentation. Reclassifications have been made to prior year amounts to account for discontinued operations.

Recent Issued Accounting Pronouncements Not Yet Adopted:

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 153, “Exchanges of Non-monetary Assets—an amendment of APB Opinion 29” (“SFAS 153”), which amends Accounting Principles Board Opinion 29, “Accounting for Non-monetary Transactions” to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS 153 is effective for non-monetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) 123 (revised 2004), “Share-Based Payments” or SFAS 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees. Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS 123R is effective fiscal year beginning after June 15, 2005. The company has not yet quantified the effect of the future adoption of SFAS 123R on a going forward basis.

3.   Discontinued Operations

The Company sold its operations in Brazil and Mexico in the year ended December 31, 2002, but because of the method by which these transactions were structured, these operations were not treated as discontinued operations in 2002 but rather classified as businesses transferred under contractual agreements. The Company has eliminated all continuing involvement in these operations in the year ended December 31, 2003 and they are accounted for as discontinued operations for all periods presented. On September 24, 2004, VIA sold its operations in the United Kingdom.

As each of the Italian, Brazilian, Mexican and United Kingdom operations represented and the Switzerland operation represents a component of an entity as defined by SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company has classified each operation as a discontinued operation for all periods presented.

Revenues related to discontinued operations were approximately $57.1 million, $52.7 million and $53.8 million for the years ended December 31, 2002, 2003 and 2004, respectively. The loss from discontinued operations was ($26.7) million, ($11.3) million and $(5.4) million for the year ended December 31, 2002, 2003 and 2004, respectively.

VIA NET.WORKS Brazil S.A.

In May 2002, VIA closed a transaction for the sale of its Brazilian operation, VIA NET.WORKS Brazil S.A. (“VIA Brazil”), to the then-current management team for $0.4 million, of which $30,000 was paid in cash at closing and the balance by delivery of a promissory note payable over 18 months. The note was secured by a pledge of 93% of the outstanding shares in VIA Brazil, subject to reduction on a pro-rata basis for payments made under the note. The collateralization of the outstanding shares permitted VIA to reacquire, at its option, a controlling interest in VIA Brazil if the purchasers defaulted on the obligations under the promissory note.

Consistent with the accounting treatment prescribed under Staff Accounting Bulletin (SAB) Topic 5E, VIA did not treat the Brazilian operation as a discontinued operation from May 2002 onwards. VIA has not consolidated any results of this Brazilian operation from May 2002. For the year ended December 31, 2002, the total assets, liabilities, and $2.6 million cumulative translation adjustment loss related to the Brazilian operation are shown on the consolidated balance sheet under the captions assets, liabilities and accumulated other comprehensive loss of businesses transferred under contractual arrangement.

From the outset of the transaction, VIA expected the funds for payment of the note to come from the individual buyers. Because VIA did not have reasonable assurances that the note would be paid in full, the Company fully reserved against the note receivable at June 30, 2002. Management did not consider the shares held in VIA Brazil as collateral to have significant economic value. As of March 31, 2003 the buyers were in default on their payment obligations under the note as they had made no payments under the note.

On July 8, 2003, in recognition of the continuing economic difficulties of the Brazilian operation and the limited resources of the buyers, VIA agreed to settle the outstanding amounts owing for an aggregate payment by the buyers in the amount of $0.1 million. As a part of this settlement, VIA agreed to release the buyers and VIA Brazil from the obligations under the note and the pledge agreement. VIA received the full settlement amount as of August 8, 2003.

With the release of the pledge agreement, VIA no longer had a continuing involvement in the Brazil operation and is able to complete the accounting treatment under SAB Topic 5E. VIA therefore recognized a $2.5 million loss in the statement of operations in the year ended December 31, 2003 principally related to the release of cumulative foreign currency translation adjustments that had been deferred in other comprehensive income until the date of sale. In addition, VIA Brazil has now been classified as a discontinued operation.

VIA NET.WORKS Mexico S.A. de C.V.

In September 2002, VIA closed a transaction for the sale of 100% of the outstanding capital stock of its subsidiary, VIA NET.WORKS Mexico S.A. de C.V. (“VIA Mexico”) to a group of buyers led by the then-current management of VIA Mexico. As a part of the sale transaction, the parties also entered into a convertible credit agreement under which VIA agreed to loan VIA Mexico a sum of $2.2 million. Under the convertible credit agreement, all outstanding loan amounts together with accrued interest become due and payable on September 4, 2004. This convertible credit agreement provided that upon a change of control of VIA Mexico (which is defined to include a change of greater than 33% of the current equity holding of the company), VIA could elect to convert the outstanding loan amounts into a 19% equity interest of VIA Mexico or accept a cash payment of $0.6 million as payment in full.

Consistent with the accounting treatment prescribed under Staff Accounting Bulletin (SAB) Topic 5E, VIA neither treated the Mexican operation as a discontinued operation nor consolidated any future results of this Mexican operation from September 2002 onwards. For the year ended December 31, 2002, the total assets, liabilities and $2.3 million cumulative translation adjustment gain related to the Mexican operation are shown on the consolidated balance sheet under the captions assets, liabilities and accumulated other comprehensive loss of businesses transferred under contractual arrangement.

At the time the transaction was closed, VIA expected the funds for repayment of the loan to come exclusively from future operations of VIA Mexico. Management believed that VIA Mexico’s history of past operating losses combined with the difficult economic conditions in the telecommunications industry in the region made recovery of the loan uncertain. Accordingly, VIA fully provided against the whole amounts under the loan in its results of operations during the third quarter of 2002.

In September 2003, in recognition of the continuing economic difficulties of the Mexican operation, VIA agreed to settle the outstanding amounts owing under the convertible credit agreement for an accelerated cash payment by the buyers in the amount of $0.4 million. In exchange for the accelerated payment, VIA agreed to release and waive the buyers and VIA Mexico from their obligations under the convertible credit agreement. VIA has settled the entire settlement amount except for $40,000, which is expected to be received during the remainder of 2005.

By waiving the convertible credit agreement, VIA no longer had a continuing involvement in the Mexico operation and is able to complete the accounting treatment under SAB Topic 5E. VIA therefore recognized a $2.9 million gain in the statement of operations in the year ended December 31, 2003 principally related to the release of cumulative foreign currency translation adjustments that had been deferred in other comprehensive income until the date of sale. In addition, VIA Mexico has now been classified as a discontinued operation.

VIA NET.WORKS Italia

In July 2003, VIA sold its Italian operation, VIA NET.WORKS Italia, which has been included in the European segment. The Italian operation was sold for nominal consideration. As part of the transaction, VIA provided cash funding in the form of a loan to the buyers of €0.4 million ($0.5 million), which was waived at closing. VIA also assumed certain real estate lease obligations of the Italian operation, for which the total potential liability is €0.3 million ($0.3 million). In connection with the sale, both parties waived all outstanding intercompany debt existing at the date of sale. VIA recognized a $0.3 million loss in the statement of operations in the year ended December 31, 2003.

VIA NET.WORKS UK Ltd.

As a part of our corporate development strategy, we continuously evaluate our operating units to ensure their ongoing fit to our operating and financial strategy. We are committed to acting upon these evaluations in a meaningful and expeditious manner. Based on the analysis of our operations during the year ended December 31, 2004, we engaged in the sale of VIA NET.WORKS UK Ltd.

On September 24, 2004, VIA sold 100% of the shares of VIA NET.WORKS UK Ltd. to Claranet Limited, a UK-based Internet services provider. Claranet agreed to pay total consideration for the shares of VIA NET.WORKS UK Ltd. in the aggregate amount of GBP 7.3 million ($13.1 million), subject to certain working capital and other adjustments. The Company received GBP 5.3 million in cash ($9.4 million) on completion. The GBP 2.0 million ($3,6 million) balance is payable, subject to the working capital and other adjustments, as follows: GBP 1.0 million ($1.8 million) in cash six months after completion and GBP 1.0 million ($1.8 million) in cash one year after completion.

During the year ended December 31, 2004, the Company recorded a gain on the sale of VIA NET.WORKS UK Ltd. of $0.4 million, which is disclosed in the result from discontinued operations. VIA NET.WORKS UK Ltd. results would have been reported in our Solutions segment.

On March 21, 2005, the Company agreed with Claranet a sum of GBP 0.7 million ($1.3 million) plus accrued interest to be paid to the Company as a part of the first six month escrow release, representing the GBP 1.0 million ($1.8 million) escrow funds less a working capital adjustment and resolution on two warranty claims. The remaining consideration of GBP 1.0 million ($1.8 million) would have been released, subject to warranty claims of Claranet against the Company, at the end of September 2005. However, see and will be resolved one year after completion. The consideration received on March 21, 2005 will be recognized as result of discontinued operations in the year ending December 31, 2005. See Note 1 Going Concern for further discussion of the remaining escrow funds.

SURFTRADE COMPANIES

During the year ended December 31, 2004, Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman were liquidated. The results on liquidation which have been recorded during the year ended December 31, 2004 are a gain of $1.9 million, $0.3 and $0.2 million for Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman respectively, which are disclosed in the result from discontinued operations. Surftrade Ltda., Surftrade Portugal and VIA NET.WORKS Holdings Cayman results would have been reported in the Corporate entity.

The Company has not included within discontinued operations the companies being marketed as described within Note 1 to these consolidated financial statements. The Company made the determination to sell these operations subsequent to December 31, 2004 and therefore has not met the criteria for discontinued operations disclosure as set out within SFAS 144.

The balance sheets as at December 31, 2003 and 2004, have not been reclassified to show separately amounts related to discontinued operations.

4.   Impairment and Restructuring Charges

Impairment charges:

	2002	2003	2004
	In thousands of U.S. dollars
Fixed assets and intangible assets	$—	$131	$1,864
Goodwill	—	1,579	4,252
Total impairment charges	$—	$1,710	$6,116

2003

At December 31, 2003, upon completion of its annual review, the Company impaired $1.6 million of the goodwill related to its Solutions segment. The triggering event for the impairment was the underperformance of these businesses compared to forecast and subsequent revisions to future revenue and cost estimates following the completion of the business forecast. The fair value calculated as of December 31, 2003 was based on a discounted cash flow model with appropriate market and business risk factored in. The discounted cash flow model for each reporting unit was based on the three year model ending December 31, 2006, and constant annual growth rates thereafter. As a part of the process of creating the three-year model, the Company’s management was required to make estimates and assumptions that affect the amounts of future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information

During the year ended December 31, 2003, the Company recorded a fixed asset impairment charge of $0.1 million for fixed asset fixtures and fittings that were written down to net realizable value as a result of the closure of the Reston office in March 2003.

2004

At December 31, 2004, upon completion of an impairment analysis, in accordance with SFAS 144, the Company recorded an intangible fixed asset impairment charge of $0.1 million and a tangible fixed asset impairment charge of $1.8 million, mainly related to the Solutions segment. The fair value of the asset groups, calculated as of December 31, 2004, was based on a discounted cash flow model with appropriate market and business risk factored in for the period up until June 30, 2005, the expected date of completion for the Claranet Sale, the expected proceeds of $27.0 million as agreed in the letter of intent with Claranet and the forecasted working capital requirement at June 30, 2005.

The triggering event for the impairment was a combination of factors including unanticipated revenue shortfalls in certain of our legacy VIA companies and our new Express business in the quarter ended December 31, 2004, which left the Company with insufficient cash reserves to continue the operations, and resulted in the signing of the letter of intent on April 11, 2005 to sell the businesses of VIA NET.WORKS to Claranet.

In addition, at December 31, 2004, upon completion of its annual review in accordance with SFAS 142, the Company impaired $4.3 million of the goodwill related to its Industry Solutions segment.

The fair value of the reporting units calculated as of December 31, 2004 was based on a discounted cash flow model with appropriate market and business risk factored in for the period until the expected date of completion of the transaction with Claranet between June and July, in addition to the expected sale proceeds of $27.0 million to be received as agreed in the letter of intent with Claranet and the forecasted working capital requirements at the expected date of the completion of the transaction. For further details of the proposed transaction, see Note 1.

As a part of the process of creating the discounted cash flow model, the Company’s management was required to make estimates and assumptions that affect the amounts of future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information.

Management has based their assessment of fair value on the expected sale proceeds of the business of $27.0 million and the forecasted working capital requirements at the expected date of completion of the transaction. There is a risk that this sale will not be completed. Also, the expected final sales consideration is based in part on the amount of working capital used by VIA over the period prior to completion, and the actual working capital used may differ significantly from what was forecasted. If one or more of these risks materialize, the outcome of the impairment review may materially differ from the current calculation.

Restructuring charges:

	Balance at December 31, 2002	Additions	Reserves utilized	Foreign exchange	Balance at December 31, 2003
	In thousands of U.S. dollars
Employee termination payments	415	1,416	(1,642)	13	202
Future operating lease obligations	456	187	(369)	2	276
Other	—	1,054	(933)	—	121
Total	$871	$2,657	$(2,944)	$15	$599

	Balance at December 31, 2003	Additions	Reserves utilized	Foreign exchange	Balance at December 31, 2004
	In thousands of U.S. dollars
Employee termination payments	202	1,528	(1,474)	64	320
Future operating lease obligations	276	92	(214)	10	164
Other	121	1,256	(909)	16	484
Total	$599	$2,876	$(2,597)	$90	$968

2003

During the year ended December 31, 2003, the Company recorded restructuring charges related to the implementation of its strategic plan of $2.7 million. The restructuring charge for the year ended December 31, 2003 related to severance payments at five of its operations, at its US operation and at the corporate headquarters; the cost of vacant office space and transition implementation costs for back-office and administrative outsourcing initiatives.

Headcount for sales, information technology, marketing, finance and other various administrative roles has been reduced as part of the Company’s strategic plan. The employee termination costs of $1.4 million relate to the severance and benefits for four employees at three European operations and two employees at the corporate headquarters. The employee termination costs accrual of $0.2 million carried forward at December 31, 2003 comprised $0.1 million in respect of one European operation and $0.1 million at the corporate headquarters. These amounts, which relate to three employees, have been paid in the period ended June 30, 2004.

The future operating lease obligations charge for the year ended December 31, 2003 of $0.2 million comprised $0.1 million in respect of the former corporate headquarters office in Reston, Virginia, USA and $0.1 million for vacant space in the German operation office. The accrual of $0.3 million at December 31, 2003 reflects the net of the future lease obligations on the Reston office, which continues through February 2005, less the income from a sublease of the space.

The Other charges of $1.1 million related to the implementation costs for back-office and administrative outsourcing initiatives at the corporate headquarters. The remainder of the costs have been paid in the quarter ended March 31, 2004.

2004

During the year ended December 31, 2004, the Company recorded restructuring charges of $2.9 million. The restructuring charge for the year ended December 31, 2004 related to severance payments at the corporate headquarters and at six of the Company’s European operations, costs associated with integrating the PSINet Europe operations recently acquired, transition implementation costs for back-office and administrative outsourcing activities and charges for future lease obligations at the German operation and the Reston office.

The employee termination costs of $1.5 million for the year ended December 31, 2004 relate to twelve employees at the corporate headquarters and sixty employees at our European operations, most notably thirty-four in Germany, thirteen in Spain and eight in France. Cash payments for severance and benefits of $1.5 million were made in 2004 by our European operations ($0.9 million) and Corporate ($0.6 million). The remaining accrual of $0.3 million at December 31, 2004 relates to fifteen employees at the European operations and one employee at the corporate headquarters. It is not anticipated that any of these terminations will adversely impact the Company’s ability to generate revenue.

The accrual for future operating lease obligations, relating to the Reston office, has been drawn down by the monthly payments on the office lease, which continues through February 2005, less the income from a sublease of the space. During the year ended December 31, 2004, an additional accrual of $0.1 million has been made for future lease obligations in the German operation.

Other charges of $0.7 million, incurred in the year ended December 31, 2004, relate to the implementation costs for back-office and administrative outsourcing initiatives. In addition, other charges include $0.4 million for the year ended December 31, 2004 relating to costs associated with integrating the PSINet Europe operations recently acquired (see Note 5) and related system migration costs. Restructuring charges of $0.2 million, booked in the year ended December 31, 2004 relate to the termination of a reseller agreement in the French operation. Certain of the actions VIA might take as part of its strategic plan may lead to additional impairment or restructuring charges in future periods and such amounts may be material.

5.   Acquisitions of Certain Businesses

PSINet Entities:

On August 20, 2004, VIA acquired 100% of the issued and outstanding shares of the PSINet Europe B.V. operations in Belgium, France, Germany, the Netherlands and Switzerland. The Company acquired PSINet Europe to increase its revenue streams generated from hosting services and to support the development of our Industry Solutions channel. These operations provide managed hosting, managed networks and monitored access services to 3,700 customers in mainland Europe. The Company paid total consideration for the shares and inter-company debt of the PSINet Europe companies as follows: €10.0 million in cash ($12.3 million) at closing; €1.0 million ($1.4 million) in January 2005 after the resolution of the adjustments for the deficit in the agreed working capital balance. The total acquisition costs spent are $2.2 million. The Company additionally has a undiscounted liability of €6.0 million ($8.2 million) in cash or, at the option of the sellers, 4.5 million shares of VIA common stock, 15 months after closing, subject to any final adjustments for warranty claims, if any. The payments in January 2005 to the former shareholders in relation to the finalization of the working capital balance at acquisition resulted in a corresponding increase in the amount of goodwill recognized in the year ended December 31, 2004. The Company is in discussions with the holders of the note to pay a lesser amount in cash and a portion in common stock of the Company.

The purchase price allocation is as follows:

In thousands of U.S. dollars
Current assets	9,373
Property, plant and equipment	3,281
Intangible assets	4,309
Goodwill (Solutions segment)	31,648
Total assets acquired	48,611
Current liabilities	(25,743)
Purchase consideration, including acquisition costs	$22,868

At acquisition, the Company identified intangible assets regarding customer lists and a tradename and allocated part of the consideration paid to value these intangible assets. The Company engaged a third party expert to identify and value the intangible assets with the purpose to allocate the fair value of the purchase price to the appropriate asset classes.

The customer lists have been valued using the excess earnings method, which examines the economic returns contributed by the identified tangible and intangible assets of the acquired company, then isolating the excess return which is attributable to the customer lists being valued. The tradename has been valued using the royalty savings method. Under this method, the value of the tradename is a function of the projected revenues attributable to the products utilizing those assets, the royalty rate that would hypothetically be charged by a licensor of the trademark to a licensee, and an appropriate discount rate to reflect the inherent risk of the projected cash flows.

The customer lists and the tradename “PSINet Europe”, are being amortized over 5 and 10 years respectively. The results of the PSINet Europe companies have been included from August 20, 2004, the acquisition date. The Company recorded $0.2 million of amortization on these acquired intangible fixed assets in the year ended December 31, 2004. The allocation of purchase consideration is preliminary and may change once the Company completes its valuation of the assets and liabilities acquired. The Company is still working through the integration of PSINet, and may record additional amounts to adjust the purchase price allocation in future periods.

The following unaudited pro forma results of operations of the PSINet operations acquired are presented assuming the acquisition had been completed on January 1, 2003:

	For the year ended December 31, 2003	For the year ended December 31, 2004
Revenue	$43,853	$41,826
Net loss from continuing operations	(13,313)	(6,731)
Basic and diluted loss per share, from continuing operations	$(0.22)	$(0.11)

The unaudited pro forma amounts are not necessarily indicative of the results that would have been achieved if the acquisition had been consummated on January 1, 2003, nor are the results indicative of VIA’s expected future results.

Amen:

In January 2004, the Company purchased 100% of the issued and outstanding shares of Amen SAS, Amen Srl and Amen Limited (collectively “Amen”), a European web-hosting company based in Paris,

France. Amen has operations in France, the United Kingdom, Spain and Italy. The Company acquired Amen to strengthen its operations and benefit from Amen’s operating platform and service offerings. The Company paid $7.5 million in cash and issued 673,652 shares of its common stock, which had a market value of $2 per share on the date of acquisition having a total value of approximately $1.3 million for Amen common stock. The total acquisition costs spent are $1.2 million. Based on the earn-out arrangement with the former shareholders, the Company has recorded a liability to the former shareholders of $1.3 million in cash and $0.6 million in shares of the Company’s common stock, as of December 31, 2004. The purchase consideration calculated below includes the additional consideration, which is currently determinable. If any further amounts are paid to the former shareholders, this will result in a corresponding increase in the amount of goodwill recognized.

The purchase price allocation is as follows:

In thousands of U.S. dollars
Current assets	$3,310
Propert, plant and equipment	1,059
Intangible assets	3,968
Goodwill (Amen segment)	13,299
Total assets acquired	21,636
Current liabilities	(9,823)
Purchase consideration, including acquisition costs	$11,813

At acquisition, the Company identified intangible assets regarding customer lists, a tradename and software and allocated part of the consideration paid to value these intangible assets. The software relates to an internally developed fully-automated and scaleable end-to-end operating platform which automates the sales, payment, domain name and hosting packages account set-up process. The Company engaged a third party expert to identify and value the intangible assets with the purpose to allocate the fair value of the purchase price to the appropriate asset classes.

The customer lists have been valued using the average outcomes of the income approach, the market approach and the cost approach. Under the market approach, the fair value of an asset reflects the price at which comparable assets can be purchased under similar circumstances. The income approach is predicated upon the value of the future cash flows that an asset will generate over its remaining useful life. The cost approach determines the value of an asset as an estimate of the current cost to purchase or replace the asset. The trade name has been valued using the royalty savings method. Under this method, the value of the trade name is a function of the projected revenues attributable to the products utilizing those assets, the royalty rate that would hypothetically be charged by a licensor of the trademark to a licensee, and an appropriate discount rate to reflect the inherent risk of the projected cash flows. The software has been valued using the cost approach.

The intangible assets are being amortized over 3-10 years. The Company recorded $0.7 million of amortization on these acquired intangible fixed assets in the year ended December 31, 2004. The results of Amen have been included from January 28, 2004, the acquisition date. The allocation of purchase consideration was amended throughout the year ended December 31, 2004.

The actual results of operations for the year ended December 31, 2004 did not differ materially from the pro forma results of operations computed under the assumption that the acquisition was consummated effective January 1, 2004.

6.   Accounts Receivable, net

Trade receivables are stated net of allowance for doubtful accounts of $1.9 million and $3.0 million as at December 31, 2003 and 2004.

	December 31, 2003	December 31, 2004
	In thousands of U.S. dollars
Trade receivables, net	$10,690	$11,412
Other receivables	3,605	2,497
As at December 31	$14,295	$13,909

Other receivables relate to VAT receivable and the recovery of certain previously paid legal invoices.

Further analysis of the allowance for doubtful accounts is presented below.

	2002	2003	2004
	In thousands of U.S. dollars
Allowance for doubtful accounts:
As at January 1	$3,623	$4,529	$1,911
Foreign exchange adjustment	(165)	688	301
Bad debt expenses	8,029	289	1,026
Write off of bad debts	(3,094)	(3,005)	(778)
Other movements(1)	—	(590)	506
As at December 31	$8,393	$1,911	$2,966

(1)          Amounts represent the write off of uncollectible accounts receivable balances and the balance of operations acquired or sold during the year ended December 31, 2003 and 2004.

7.   Property and Equipment, net

Property and equipment consisted of the following:

	December 31,
	2003	2004
	In thousands of U.S. dollars
Hardware and other equipment	$16,393	$19,586
Network and data center assets	11,914	8,330
Software	14,471	17,237
Furniture and fixtures	1,105	1,186
	43,883	46,339
Accumulated depreciation and amortization	(31,880)	(33,274)
Property and equipment, net	$12,003	$13,065

Total depreciation expense was $7.5 million, $6.0 million and $4.5 million in the year ended December 31, 2002, 2003 and 2004, respectively. As of December 31, 2003 and 2004, the Company held $9.8 million and $6.6 million of capitalized network infrastructure under capital lease/IRU arrangements. The related accumulated depreciation was $7.9 million and $5.5 million. As of December 31, 2003 and 2004, the Company held $14.5 million and $17.8 million of capitalized internal use software with related accumulated depreciation of $10.1 million and $12.8 million.

The Company recorded an asset impairment charge of $1.8 million and $0.1 million for the year ended December 31, 2004 and the year ended December 31, 2003 respectively. The table above shows the balances net after the effect of the impairment charges. The fixed asset impairment charge related to Hardware and other equipment. (See Note 4 for further information.)

8.   Goodwill

The changes in the carrying amount of goodwill during the years ended December 31, 2003 and 2004 are as follows:

	Total	Solutions	Amen	Express
	In thousands of U.S. dollars
Balance as of December 31, 2002	$9,189	$7,027	—	$2,162
Impairment charges related to continuing operations	(1,579)	(1,579)	—	—
Impairment charges related to discontinued operations	(5,688)	(4,672)	—	(1,016)
Foreign exchange adjustment	1,189	1,189	—	—
Balance as of December 31, 2003	$3,111	$1,965	—	$1,146
Acquisitions	44,947	31,648	13,299	—
Impairment charges related to continuing operations	(4,252)	(4,252)	—	—
Impairment charges related to discontinued operations	(3,054)	—	(3,054)	—
Disposal of goodwill related to discontinued operations	(1,965)	(1,965)	—	—
Foreign exchange adjustment	3,679	3,434	245	—
Balance as of December 31, 2004	$42,466	$30,830	$10,490	$1,146

Impairments are discussed in greater detail within Note 4 of these consolidated financial statements.

9.   Intangible Assets, net

The Company’s intangible assets, consisting of acquired customer lists, are as follows:

	December 31, 2003	December 31, 2004
	In thousands of U.S. dollars
Customer lists	$794	$6,580
Software	—	2,183
Tradename	—	1,062
Accumulated amortization	(63)	(1,130)
Intangible assets, net	$731	$8,695

The amortization expense for the years ended December 31, 2002, 2003 and 2004 was $0.7 million, $0.1 million and $0.2 million respectively.

At the end of September 2003, the Swiss subsidiary acquired a customer list from a Swiss web-design and hosting company for the amount of $0.8 million. The acquisition cost is amortized over three years.

Company amortizes customer lists, software and trade names over three to seven years, five years and ten years respectively.

The amortization charge for the next five years is as follows:

In thousands of U.S. dollars
2005	$865
2006	865
2007	865
2008	865
2009	603
Thereafter	363
Total	$4,426

10.   Capital Lease Obligations, Long-Term Payables and Notes Payable

Capital lease obligations, long-term payables and notes payable consisted of the following:

	December 31,
	2003	2004
	In thousands of U.S. dollars
Capital lease obligations at interest rates ranging from 7.8% to 8.0%, due monthly	$—	$226
Long-term payables	501	1,626
Notes payable	—	7,817
	501	9,669
Less current portion	(173)	(9,325)
Long-term portion	$328	$344

The scheduled maturities of amounts payable outstanding at December 31, 2004 are summarized as follows:

2005	$9,694
2006	277
2007	67
$10,038
Less: interest	(369)
9,669

In connection with the acquisition of the PSINet Europe companies (see Note 4), in August 2004 the Company issued an unsecured zero coupon convertible note. The note is due in November 2005 and is convertible into 4.5 million of VIA common stock at the option of the holder. The face value of the note is €6 million (approximately $8.2 million), subject to any final adjustments for warranty claims if any, and the effective interest rate is 5.27%. Based on this effective interest rate, the present value of the unsecured zero coupon convertible note is €5.6 million (approximately $7.6 million). The discount of €0.4 million (approximately $0.6 million) is being amortized as interest expense over the duration of the note.

11.   Stock Compensation and Retirement Plans

Stock Option Plan:

In 2000, the Company adopted the Amended and Restated 1998 Stock Option and Restricted Stock Plan (the “Option Plan”). The Option Plan allows the Company to issue employees either incentive or non-qualified options, which vest over such periods as may be determined by the Board of Directors, generally two to four years. The options expire no later than ten years and one month after grant date. The Option Plan allows for grants that would allow the grantees to exercise their options prior to vesting in exchange for restricted common stock or restricted stock units, however, no such grants have been made. Options granted prior to our initial public offering in February 2000 have an exercise price equal to the estimated value of the common stock at the date of grant as determined by the Company’s Board of Directors. Options granted after the date of our initial public offering have an exercise price equal to the closing price for our stock on the NASDAQ SmallCap Market on the last trading day immediately prior to the date of grant. As of December 31, 2003 and 2004 the Company has reserved 9,200,000 common shares for issuance under the Option Plan.

Warrants for Common Stock:

In April 1998, the Company issued warrants to purchase 100,000 shares of common stock at an exercise price of $2.40, to a non-employee member of the Board of Directors. These warrants expired during the year ended December 31, 2003.

Fair Value of Stock Options and Warrants:

For disclosure purposes under SFAS 123, the fair value of each stock option and warrant granted is estimated on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

	2002	2003	2004
	Option Plan	Option Plan	Option Plan
Expected life in months	12-120	72	112
Risk-free interest rate	4.61%	4.01%	4.27%
Volatility	90%	82%	77%
Dividend yield	0%	0%	0%

Utilizing these assumptions, the weighted-average fair value of the stock options granted was as follows:

	2002	2003	2004
Option Plan	$0.55	$0.93	$0.83

Under the above model, the total fair value of stock options granted was approximately $1.8 million, $3.1 million and $0.6 million in 2002, 2003 and 2004, respectively, which would be amortized on a pro forma basis over the option-vesting period. The weighted average grant date fair value of options granted during each year was approximately $0.55, $0.81 and $0.83 respectively, for the fiscal years ended December 31, 2002, 2003 and 2004.

Following is a summary of the Company’s stock option and warrant activity through December 31, 2004:

	Price Per Share	Weighted Average Exercise Price
	Option Plan	Warrants
Balance at December 31, 2001	8,529,773	100,000	$0.86-$21.63	$8.61
Granted	3,370,000	—	$0.54-$1.01	$0.66
Exercised	—	—	$—	$—
Forfeited	(4,570,199)	—	$0.86-$21.63	$9.55
Balance at December 31, 2002	7,329,574	100,000	$0.54-$19.00	$4.34
Granted	3,748,895	—	$0.65-$1.74	$1.21
Exercised	(660,005)	—	$0.59-$0.99	$0.81
Forfeited	(2,750,029)	(100,000)	$0.65-$19.00	$5.76
Balance at December 31, 2003	7,668,435	—	$0.54-$19.00	$2.63
Granted	732,500	—	$0.61-$2.00	$1.03
Exercise	(105,932)	—	$0.60-$0.86	$1.01
Forfeited	(850,870)	—	$0.60-$19.00	$4.38
Balance at December 31, 2004	7,444,133	—	$0.54-$19.00	$2.31
Exercisable, December 31, 2002	3,761,134	100,000	$0.56-$19.00	$6.21
Exercisable, December 31, 2003	2,727,281	—	$0.54-$19.00	$5.12
Exercisable, December 31, 2004	4,425,002	—	$0.54-$19.00	$3.18

The following table summarizes information about the outstanding and exercisable options and warrants at December 31, 2004:

Exercise Price	Outstanding Number of Shares	Weighted-Average Remaining Contractual Life (Months)	Exercisable Number of Shares
$0.54	1,000,000	94.1	520,833
$0.56	150,000	94.0	150,000
$0.59	100,000	93.5	72,222
$0.61	300,000	117.0	—
$0.63	250,000	89.0	156,250
$0.65	827,084	94.7	519,398
$0.67	215,000	98.6	94,063
$0.72	110,000	97.2	67,220
$0.78	200,000	89.7	145,833
$0.82	50,104	87.0	33,403
$0.86	193,609	81.0	153,273
$0.95	277,500	112.2	—
$0.97	262,300	101.4	110,863
$1.00	300,000	39.4	300,000
$1.18	1,000	79.2	833
$1.38	200,000	106.0	77,778
$1.62	1,195,000	107.6	379,999
$1.74	445,144	107.3	436,485
$2.00	155,000	108.3	—
$2.05	49,100	76.7	43,987
$2.40	71,042	43.3	71,042
$4.00	295,000	51.9	295,000
$6.13	114,000	67.9	113,270
$8.25	34,500	56.5	34,500
$9.00	340,750	60.7	340,750
$9.75	9,500	59.0	9,500
$12.94	4,000	68.0	4,000
$14.88	10,000	67.9	10,000
$16.00	75,000	60.5	75,000
$18.69	51,500	65.8	51,500
$19.00	158,000	63.1	158,000
	7,444,133	89.6	4,425,002

12.   Stockholders’ Equity

In June 2001, the Company announced a stock repurchase plan that will allow the Company to spend up to $10 million to repurchase shares of its common stock. Under the plan, the Company may repurchase shares of its common stock from time to time, subject to market conditions, applicable legal requirements and other factors. This plan does not require that the Company purchase any specific number of shares and the plan may be suspended at any time. The Company’s repurchase of shares of common stock are recorded as “Treasury Stock” and result in a reduction of “Stockholders’ Equity”. In April 2003, VIA announced the restarting of its previously authorized stock repurchase plan to acquire up to $10 million worth of VIA stock. In the second quarter of 2003, VIA purchased 823,593 shares of its common stock at a total cost of $0.8 million. In the third and fourth quarters of 2003 and in 2004 no shares were repurchased. This plan can be suspended by VIA at any time.

13.   Income Taxes

The differences between the U.S. federal statutory tax rate and the Company’s effective tax rate are as follows:

	For the Years ended December 31,
	2002	2003	2004
Statutory U.S. federal income tax rate	34%	34%	34%
State income taxes, net	2	1	—
Intangibles amortization	(1)	—	(1)
Goodwill impairment charges	(8)	(9)	(7)
Change in valuation allowance	(35)	(21)	(26)
Foreign tax differential	13	(5)	—
Effective income tax rate	0%	0%	0%

The (benefit from) expense for income taxes from continuing operations is summarized below:

	For the Years ended December 31,
	2002	2003	2004
	In thousands of U.S. dollars
Current income taxes:
International	$(1)	$164	$(68)
Federal	—	—	—
State	—	4	—
	$(1)	$168	$(68)
Deferred income taxes:
International	—	—	—
Total deferred income taxes	—	—	—
Total (benefit from) expense for income taxes	$(1)	$168	$(68)

The components of loss from continuing operations before income taxes and minority interest are as follows:

	For the Years ended December 31,
	2002	2003	2004
	In thousands of U.S. dollars
U.S operations	$(36,326)	$(7,295)	$(19,383)
Non-U.S. operations	18,238	(6,024)	(12,379)
	$(18,088)	$(13,319)	$(31,762)

There have been no tax amounts allocated to our discontinued operations. Deferred tax assets and liabilities were comprised of the following:

	2002	2003	2004
	In thousands of U.S. dollars
Deferred tax assets:
Federal net operating loss carry forward	$74,088	$80,282	$95,072
Start-up costs	46	—	—
Cash to accrual adjustment at U.S. subsidiary	9	—	—
Deferred compensation	4,214	514	514
Other International	9,127	4,671	(790)
Other	1,571	4,361	5,965
International subsidiaries net operating loss carry forward	16,237	20,040	47,040
Gross deferred tax assets	105,292	109,868	147,801
Valuation allowance	(101,667)	(101,558)	(134,030)
Net deferred tax assets	3,625	8,310	13,771
Deferred tax liabilities:
Unrealized foreign currency gain	(3,515)	(7,999)	(13,771)
Fixed assets	(110)	(311)	—
Intangible fixed assets	—	—	(1,499)
Gross deferred tax liabilities	(3,625)	(8,310)	(15,270)
Net deferred tax asset (liability)	$—	$—	$(1,499)

The amounts of deferred tax asset and liability for the years ended December 31, 2002, December 31, 2003 and December 31, 2004 presented above are exclusive of any amounts pertaining to discontinued operations.

The net deferred tax assets have been reduced by a valuation allowance since management has determined that currently it is more likely than not that these benefits will not be realized. The change in the valuation allowance was an increase of $39.5 million in 2004, which is primarily related to additional operating losses in the U.S. and foreign jurisdictions and amounts attributable to the decrease of both U.S. and foreign fixed assets and purchased intangible assets other than goodwill for the foreign subsidiaries. The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Company continually reviews the adequacy of these valuation allowances.

At December 31, 2002, 2003 and 2004, the Company had U.S. net operating loss carry forwards of approximately $194.9 million, $211.2 million and $250.3 million respectively, which may be used to offset future taxable income. These carry forwards begin to expire in 2018. Further, the Internal Revenue Code places certain limitations on the annual amount of net operating loss carry forwards that can be utilized if certain changes in the Company’s ownership occur.

At December 31, 2002, 2003 and 2004, the Company had net operating loss carry forwards from continuing operations generated by its foreign subsidiaries of approximately $46.3 million, $59.1 million and $178.7 million respectively, of which $31.1 million expires between 2005 and 2019 and $147.6 million has an indefinite carry forward period. It is expected that all earnings generated from foreign subsidiaries will be permanently reinvested in those subsidiaries. Determination of the amount of the potential unrecognized deferred tax liability is not practicable.

14.   Commitments and Contingencies

(a)           Lease commitments

The Company leases office space and equipment under non-cancelable operating leases expiring on various dates through 2013. In addition, the Company is required to make quarterly payments for certain operations and maintenance services over the life of the IRU arrangements ranging from 1-25 years. Rent expense for the years ended December 31, 2002, 2003 and 2004 was $2.4 million, $2.4 million and $8.4 million, respectively.

Future minimum lease payments under non-cancelable operating leases (including operations and maintenance payments under IRU agreements) at December 31, 2004 are as follows:

In thousands of U.S. dollars
2005	$9,388
2006	8,169
2007	6,418
2008	5,520
2009	5,124
2010 and thereafter	18,128
$52,747

(b)          Other commitments

The Company has entered into agreements for the outsourcing of its network management, billing and back-office transaction processing. Future payments under these commitments are as follows:

In thousands of U.S. dollars
2005	$1,103
2006	1,083
$2,186

(c)           Legal proceedings

On November 5, 2001, we were named as a defendant in a class action lawsuit in the District Court for the Southern District of New York against VIA NET.WORKS, Inc., certain of the underwriters who supported our initial public offering (“IPO”) and certain of our officers, under the title O’Leary v. Via Net.works [sic] et al [01-CV-9720] (the “Complaint”). An amended complaint was filed in April 2002. The Complaint alleges that the prospectus we filed with our registration statement in connection with our IPO was materially false and misleading because it failed to disclose, among other things, that: (i) the named underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for the right to purchase large blocks of VIA IPO shares; and (ii) the named Underwriters had entered into agreements with certain of their customers to allocate VIA IPO shares in exchange for which the customers agreed to purchase additional VIA shares in the aftermarket at pre-determined prices (“Tie-in Arrangements”), thereby artificially inflating the Company’s stock price. The Complaint further alleges violations of Sections 11, 12 (a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated there under arising out of the alleged failure to disclose and the alleged materially misleading disclosures made with respect to the commissions and the Tie-in Arrangements in the prospectus. The plaintiffs in this action seek monetary damages in an unspecified amount. Approximately 300 other issuers and their underwriters have had similar suits filed against them, all of which are included in a single coordinated proceeding in the Southern District of

New York (the “IPO Litigation”). On June 30, 2003, the special litigation committee of the board of directors of the Company conditionally approved the global settlement between all plaintiffs and issuers in the IPO Litigations. The special litigation committee agreed to approve the settlement subject to a number of conditions, including the participation of a substantial number of other defendants in the proposed settlement, the consent of the Company’s insurers to the settlement, and the completion of acceptable final settlement documentation. The settlement would provide, among other things, a release of the Company and of the individual defendants for the conduct alleged in the action to be wrongful by the plaintiffs. Under the proposed settlement, the Company would agree to undertake other responsibilities under the partial settlement, including agreeing to assign away, not assert, or release certain potential claims the Company may have against its underwriters. In June 2004, a motion for preliminary approval of the settlement was filed with the Court. The underwriters filed a memorandum with the Court opposing preliminary approval of the settlement. The court granted the preliminary approval on February 15, 2005, subject to certain modifications. If the parties are able to agree upon the required modifications, and such modifications are acceptable to the court, notice will be given to all class members of the settlement, a “fairness” hearing will be held and if the Court determines that the settlement is fair to the class members, the settlement will be approved. Any direct financial impact of the proposed settlement is expected to be borne by our insurers.

PSINet Belgium, an indirect wholly-owned subsidiary of the Company, is a defendant in a lawsuit filed by Perceval Technologies N.V. regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval Technologies. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of €1.4 million ($1.9 million) plus €250,000 ($0.3 million) moral damages, plus interests, costs and attorneys’ fees. We believe PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit and have engaged counsel to defend the action. If PSINet Belgium is determined to be liable or if we conclude that a settlement is in its best interests, that subsidiary may incur substantial costs.

The Company is subject to claims and legal proceedings that arise in the ordinary course of its business operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

(d)          Guarantees

From time to time, the Company enters into indemnification agreements with certain contractual parties in the ordinary course of business, including agreements with lenders, lessors, service providers and certain vendors. All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Although the maximum amount of future payments that the Company could be required to make under these indemnification agreements is unlimited, management believes that historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows and that this is the expectation for the future. Additionally, the fair value of the indemnifications that the Company issued during the years ended December 31, 2003 and 2004 respectively were not material to the Company’s financial position, results of operations or cash flows.

15.   Segment Reporting

VIA offers a variety of Internet access, managed bandwidth, web-hosting, Internet security and related services to businesses and consumers in Europe and the Americas. As of December 31, 2004, VIA served primary markets in nine countries. These country operations generate Internet-related revenues from leased lines, dial-up Internet access, web-hosting and design, Internet security and consulting services, and sale of third-party hardware and software.

In prior reporting periods, the Company’s internal management reporting structure was based on country operations and therefore the Company had provided segment information based on geographic regions.

Within the last quarter of 2004, management reevaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies, except the US operation, and the newly acquired PSINet Europe operating companies into one operating segment—“Solutions”. The Company grouped its start-up VIA Express channel operations together with  the legacy VIA US operations into one operating segment—“Express”. The Company grouped all of the Amen operating companies into one operating—“Amen”. The Company and its Chief Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and EBITDA before restructuring (“Adjusted EBITDA”). The Company’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

The table below presents information about the reported revenue, operating loss from continuing activities, impairment and restructuring charges and assets from continuing operations of the Company’s operating segments for years ended December 31, 2002, 2003 and 2004. Total segment assets, as presented in the table below, are total assets net of intercompany funding amounts.

	Solutions	Express	Amen	Corporate	Total
	In thousands of U.S. dollars
Total assets as of December 31, 2002	$11,722	$6,422	—	$101,955	$120,099
Total assets as of December 31, 2003	$17,571	$2,433	—	$76,805	$96,819
Total assets as of December 31, 2004	$67,145	$3,711	$21,808	$27,789	$120,453
Total long-lived asset additions as of December 31, 2002	$1,337	346	—	$270	$1,953
Total long-lived asset additions as of December 31, 2003	$1,914	897	—	$3,195	$6,006
Total long-lived asset additions as of December 31, 2004	$41,105	$1,334	19,288	$2,995	$64,722
The year ended December 31, 2002:
Revenue	$20,002	—	—	—	$20,002
Adjusted EBITDA	(3,146)	—	—	(25,846)	(28,992)
Impairment and restructuring charges	—	—	—	(1,153)	(1,153)
The year ended December 31, 2003:
Revenue	$16,645	—	—	—	$16,645
Adjusted EBITDA	(2,073)	—	—	(20,654)	(22,727)
Impairment and restructuring charges	(2,563)	—	—	(1,804)	(4,367)
The year ended December 31, 2004:
Revenue	$31,834	$89	—	$38	$31,961
Adjusted EBITDA	(3,880)	(2,740)	—	(22,850)	(29,470)
Impairment and restructuring charges	(6,779)	—	—	(2,213)	(8,992)

At December 31, 2004, goodwill for the operating segments Solutions, Express and Amen was $30.8 million, $1.1 million and $10.5 million, respectively. All discontinued operations for the period related to the Solutions segment (see Note 3).

The reconciliation between Adjusted EBITDA to net loss from continuing operations is as follows:

	Solutions	Express	Amen	Corporate	Total
	In thousands of U.S. dollars
The year ended December 31, 2002:
Adjusted EBITDA	(3,146)	—	—	(25,846)	(28,992)
Impairment and restructuring charges	—	—	—	(1,153)	(1,153)
Depreciation and amortization	(211)	—	—	(4,486)	(4,697)
Interest income	14	—	—	2,139	2,153
Interest expense	(2)	—	—	(40)	(42)
Other income (expense), net	(1,061)	—	—	2,151	1,090
Foreign currency (losses) gains, net	(12)	—	—	13,565	13,553
Income tax benefit (expense)	1	—	—	—	1
Net loss from continuing operations	(4,417)	—	—	(13,670)	(18,087)
The year ended December 31, 2003:
Adjusted EBITDA	(2,073)	—	—	(20,654)	(22,727)
Impairment and restructuring charges	(2,563)	—	—	(1,804)	(4,367)
Depreciation and amortization	(539)	—	—	(3,587)	(4,126)
Interest income	10	—	—	1,073	1,083
Interest expense	(4)	—	—	—	(4)
Other income (expense), net	(1,302)	—	—	1,811	509
Foreign currency (losses) gains, net	6	—	—	16,307	16,313
Income tax benefit (expense)	(21)	—	—	(147)	(168)
Net loss from continuing operations	(6,486)	—	—	(7,001)	(13,487)
The year ended December 31, 2004:
Adjusted EBITDA	(3,880)	(2,740)	—	(22,850)	(29,470)
Impairment and restructuring charges	(6,779)	—	—	(2,213)	(8,992)
Depreciation and amortization	(1,912)	(142)	—	(2,723)	(4,777)
Interest income	8	—	—	478	486
Interest expense	(149)	(7)	—	(144)	(300)
Other income (expense), net	1,184	(193)	—	4,903	5,894
Foreign currency (losses) gains, net	2,615	46	—	2,736	5,397
Income tax benefit (expense)	68	—	—	—	68
Net loss from continuing operations	(8,845)	(3,036)	—	(19,813)	(31,694)

A summary of the revenues and long-lived assets relating to the Company’s countries of domicile (origin) is as follows:

	For the years ended December 31,
	2002	2003	2004
	In thousands of U.S. dollars
Revenues:
Germany	10,522	7,634	13,351
France	7,676	7,238	8,122
The Netherlands	—	—	3,577
Switzerland	—	—	3,398
Spain	1,804	1,773	1,576
Belgium	—	—	1,898
Corporate	—	—	38
Total	$20,002	$16,645	$31,961

	December 31,
	2002	2003	2004
	In thousands of U.S. dollars
Long-lived Assets:
Germany	621	703	17,551
France	1,583	785	17,952
The Netherlands	4,127	1,238	12,568
Switzerland	720	1,131	4,412
Portugal	104	362	389
Spain	433	381	627
Belgium	—	—	5,589
U.S.A.	2,833	2,139	2,075
United Kingdom	—	—	422
Italy	—	—	58
Corporate	5,228	5,146	14,039
Total	$15,649	$11,885	$75,682

A summary relating to the Company’s products and services from external customers is as follows:

	Year-end 2003	Year-end 2004
Access (including DSL connectivity)	$9,968	$17,739
Hosting	2,530	8,193
Internet security services	1,413	2,874
Other	2,734	3,155
Total	$16,645	$31,961

Because of the systematic errors and limitations the Company experienced in the past with its legacy billing platforms, the Company is not able to provide an accurate breakdown of the revenues for the year ended December 31, 2002.

16.   Related Party Transaction

During the first quarter of 2002, VIA NET.WORKS Europe Holding, B.V. (“VIA Europe”), a wholly-owned indirect subsidiary of VIA, entered into a loan agreement with MERCUR Einhundertsechzehnte Vermögensverwaltung GmbH (“Mercur”) under which VIA Europe agreed to lend Mercur $1 million. Mercur is a wholly-owned indirect subsidiary of Norwest Equity Partners VII LP (“NEP VII”), which is an affiliated fund of Norwest Venture Capital Management (“NVCM”). Norwest Equity Capital and Norwest Venture Partners VI L.P., affiliates of NVCM, hold over 5% of VIA’s common stock. Erik Torgerson, a General Partner of Norwest Equity Partners and an officer of NVCM and a member of Norwest Equity Capital, is a member of VIA’s board of directors and chairman of its audit committee. The loan by VIA was part of an aggregate $2.9 million lending facility provided to Mercur by VIA, NEP VII and J.P. Morgan International Capital Corporation. The purpose of the facility was to enable Mercur to lend an equivalent amount to riodata GmbH, a German Internet virtual private network and data services provider (“riodata”). The loan to riodata, which was secured by a lien on its accounts receivable, was intended to provide riodata a period of time of approximately three weeks to pay its obligations and avoid being required to file for insolvency under German law. As a part of the loan transaction, riodata agreed to provide VIA, NEP VII and J.P. Morgan exclusive rights to conduct commercial, financial and legal due diligence of riodata for the purposes of a possible investment in riodata. Currently, NEP VII and J.P. Morgan are minority investors in riodata. VIA’s loan participation was discussed and approved by its board of directors. Subsequent to the funding of the loan, VIA determined that, based on its diligence of riodata, it would not proceed with an investment in riodata. riodata has subsequently filed for insolvency under German law. VIA received from Mercur payment of $0.7 million on the loan amounts. A loss of $0.3 million was recorded as other expense in VIA’s statement of operations for the year ended December 31, 2002.

In connection with and concurrent to his appointment as chairman of the board of directors, VIA entered into a letter agreement with Michael McTighe, effective as of September 1, 2002. Under the terms of the letter agreement, Mr. McTighe agreed to assume the role of chairman of the board of directors and also provide certain consultancy services to the VIA and its group companies, including providing strategic guidance and direction and operational advice and consultation to VIA’s senior management team. The letter agreement provides for VIA to pay Mr. McTighe a total of $0.1 million per annum, of which approximately $76,000 per annum is payable to Mr. McTighe in consideration for his advisory services. Under the letter agreement, Mr. McTighe was also entitled to a one-time option grant to purchase up to 250,000 shares of VIA common stock, which options will vest over three years. The agreement provides that either party may terminate the consultancy agreement by giving no less than one month’s written notice to the other. The compensation payable to Mr. McTighe under the letter agreement is in lieu of payment to him of any cash fees payable to other VIA directors under the director compensation policy. This agreement was terminated at December 31, 2003.

In January of 2004, the board of directors adopted a new compensation policy. Under this policy, Mr. McTighe shall be paid a cash retainer of $0.1 million for all services rendered in his capacity as chairman of the board as well as services on all committees of the board on which he serves. This is in addition to cash fees payable and options granted to all VIA directors under the director compensation policy.

17.   Disposal of VIA NET.WORKS Switzerland

On April 1, 2005, the Company sold VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG to former managers and owners of the business, for a purchase price of CHF 3.5 million ($3.1 million), VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG results would have been reported in our Solutions segment. The Company sold the Swiss operations due to working capital shortfalls. The net proceeds of the sale provided VIA with additional liquidity to continue its operations, while the Company continued discussions for refinancing and sale transactions. The Company made the determination to sell these operations subsequent to December 31, 2004, and therefore had not met the criteria for discontinued operations presentation as at December 31, 2004. Accordingly the Company’s annual report on Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission on April 26, 2005 did not show these entities as discontinued operations. On May 20, 2005, the Company filed its quarterly report on Form 10-Q for the three months ended March 31, 2005. As of March 31, 2005 VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG met the definition of discontinued operations and accordingly were presented as such in the statement of operations for the three months ended March 31, 2005 and 2004.

On April, 30, 2005, VIA NET.WORKS, Inc. entered into a sale and purchase agreement, or Sale Agreement, with Claranet Group Limited (Claranet), a privately-held European Internet services provider based in the United Kingdom, to sell all of the Company’s remaining business operations in Europe and the United States (the Asset Sale). The agreement followed on the letter of intent entered into between Claranet and VIA on April 10, 2005. The Asset Sale is conditioned on receiving the approval of the Company’s shareholders. VIA will solicit votes from its shareholders through a proxy statement that will describe the circumstances and rationale for the Asset Sale.

As the Company is required to include in the proxy statement financial information that covers the quarterly periods ended June 30, 2005 and 2004 and the three years ended December 31, 2002, 2003 and

2004, the Company is required to include restated financial statements for the three years ended December 31, 2002, 2003, and 2004 in order to present VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG as discontinued operations on a basis consistent with that presented in the Form 10-Q for the three months ended March 31, 2005.

Revenues related to VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG were approximately $7.4 million, $8.8 million and $9.3 million for the years ended December 31, 2002, 2003 and 2004, respectively. The gain (loss), excluding accounting for the sale transaction, related to VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG was approximately $0.4 million, $(0.4) million and $1.6 million for the years ended December 31, 2002, 2003 and 2004 respectively.

18.   Disposal of business to Claranet on July 12, 2005

On July 12, 2005, VIA and Claranet entered into an Amendment and Restatement Agreement relating to the Sale Agreement of April 30, 2005 (the “Amended Sale Agreement”). Pursuant to the Amended Sale Agreement, on July 12, 2005, the Company sold its Amen group of businesses and the U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations to Claranet Group Limited (the July 12th Sale). The Company made the determination to sell these operations subsequent to March 31, 2005, and therefore had not met the criteria for discontinued operations presentation as at March 31, 2005. Accordingly the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, which was filed with the Securities and Exchange Commission on May 20, 2005, did not show these entities as discontinued operations.

As the Company is required to include in the proxy statement financial information that covers the quarterly periods ended June 30, 2005 and 2004 and the three years ended December 31, 2002, 2003 and 2004, the Company is required to include restated financial statements for the three years ended December 31, 2002, 2003, and 2004 in order to present the Amen group of businesses and the U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations as discontinued operations on a basis consistent with that presented in the Form 10-Q for the three months ended June 30, 2005.

Revenues related to the Amen group of businesses and the U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations were approximately $15.2 million, $19.4 million and $28.4 million for the years ended December 31, 2002, 2003 and 2004 respectively. The loss, excluding accounting for the sale transaction, related to these businesses was approximately $4.5 million, $7.0 million and $13.6 million for the years ended December 31, 2002, 2003 and 2004 respectively.

19.   Subsequent Events

On January 26, 2005, the board of directors removed Rhett Williams from his position as a member of the board of director and as chief executive officer of the Company. The vacancy on the board of directors has remained unfilled. Ray Walsh was appointed as the replacement chief executive officer. Mr. Walsh was formerly VIA’s Senior Vice President, Technology & Operations.

On January 28, 2005, Erik M. Torgerson submitted his resignation and stepped down from the Board of Directors of the Company. In stepping down, Mr. Torgerson cited time constraints. Prior to his resignation, Mr. Torgerson, who has served as a director of VIA since May 1999, was its longest serving director. Mr. Torgerson served as chairman of VIA’s audit committee from October 1999 until August 2003. Erik is a general partner of Norwest Equity Partners, a private equity firm, which has over $2 billion in capital under management.

On April 1, 2005, the Company sold its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of

CHF3.5 million ($3.1 million). Foreign currency translation adjustments of $0.9 million will be reclassified into the statement of operations upon disposal in fiscal year 2005.

On April 10, 2005,  VIA NET.WORKS, Inc. entered into a letter of intent with Claranet Group Limited, a privately-held European Internet services provider based in the United Kingdom, to sell all of our business operations in Europe and the United States. The key terms of the proposed transaction, or the Claranet Sale, are disclosed within Note 1 of these consolidated financial statements. Foreign currency translation adjustments of $34.1 million will be reclassified into the statement of operations upon disposal in fiscal year 2005.

On April 11, 2005, the Company announced the Claranet Sale offer. In reaction to the announcement, a number of managers and employees of the Company’s Amen group formed a strike against Amen, seeking employment security guarantees from Claranet, amongst other things. The Company has obtained the support of staff from other members of the VIA group to fill in for the striking workers to ensure the continuation of technical and customer support. The Company believes it will be able to resolve the matter satisfactorily without undue cost or impairment to the Amen business.

On June 29, 2005, the Company entered into a series of agreements (the “Sorbie Agreements”) relating to the release by Sorbie Europe B.V. (formerly PSINet Europe B.V.) (“Sorbie”) of all of VIA’s obligations related to the unsecured zero-coupon convertible note of €6.0 million (approximately $7.3 million) due in full November 20, 2005, issued to Sorbie in connection with its acquisition of the PSINet Europe companies on August 9, 2004. Under the Sorbie Agreements, VIA and the sellers of the PSINet Europe companies mutually released all claims that either party has or may have in the future against the other party under the August 9, 2004, purchase agreement. In consideration for the release, Sorbie agreed to cancel the note against a payment to Sorbie, prior to August 31, 2005, of €1.5 million (approximately $1.8 million) in cash and the issuance to Sorbie of a number of shares of common stock of VIA equal to 9.9% of the total outstanding shares of the Company as of June 29, 2005. Pursuant to the Sorbie Agreements, on August 29, 2005, VIA paid approximately $1.8 million and issued 7,173,341 shares of common stock to Sorbie (collectively, the “Sorbie Settlement”). Upon completion of the Sorbie Settlement, the Company recorded a gain of $5.0 million in the statement of operations in the three months ending September 30, 2005.

On July 12, 2005, the Company sold various businesses as described in Note 18.

On July 27, 2005, Claranet delivered a notice of termination of the Amended Sale Agreement and the Amended Facility based on events which allegedly occurred and gave rise to its right to terminate. The Company has notified Claranet that it rejects the allegations and denies that Claranet has the right to terminate. The Company is currently engaged in discussions with other parties and is seeking to enter into a new transaction for the sale of Company’s businesses.

On August 1, 2005, VIA’s board of directors acknowledged the termination of employment of Cameron Mackenzie, the Company’s Chief Financial Officer, as of July 31, 2005. Also on August 1, 2005, VIA’s board accepted the resignation of Dick Theunissen, Vice President, effective as of July 31, 2005. These terminations are a part of VIA’s plan to prepare the Company for a potential sale.

On August 26, 2005, VIA agreed to sell substantially all of its assets to Interoute Communications Holdings S.A. for $18.1 million. The sale comprised VIA’s remaining business operations, including the PSINet Europe operations in Germany, France, Belgium, Switzerland and the Netherlands and the legacy VIA NET.WORKS operations in France, Germany and Spain, as well as certain assets pertaining to centralised back office and technical support systems.

INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS OF THE
ASSET SALE BUSINESSES

Unaudited Combined Financial Statements:
Unaudited Combined Balance Sheets as of December 31, 2004 and June 30, 2005	G-2
Unaudited Combined Statements of Operations for the three and six months ended June 30, 2004 and 2005	G-3
Unaudited Combined Statements of Cash Flows for the six months ended June 30, 2004 and 2005	G-4
Notes to the Unaudited Combined Financial Statements	G-5

General:

In accordance with rules promulgated by the Securities and Exchange Commission, VIA NET.WORKS, Inc. (“VIA” or the “Company”) has provided the following unaudited combined financial statements of the business that is to be sold to Interoute under the terms of the Sale Agreement (the “Terms of the Asset Sale; The Sale Agreement”) that is described in the Proxy Statement filed by the Company with the Securities and Exchange Commission on September 28, 2005 (the “Proxy Statement”) beginning on page 45, at December 31, 2004 and June 30, 2005, and for the three and six month periods ended June 30, 2004 and June 30, 2005. The Asset Sale Business consists of the operations (and the financial results and financial positions) of the direct and indirect subsidiaries of VIA NET.WORKS, Inc. listed at Schedule 2 to the Sale Agreement (see Annex A to the Proxy Statement, pages A-1 to A-68 of the Proxy Statement), together with those certain assets and liabilities currently held by the group parent, VIA NET.WORKS, Inc., which are to be transferred to Interoute at the closing of the Sale Agreement.

All financial statement schedules are omitted because they are not required, are not applicable or the information is included in the combined financial statements or notes thereto.

ASSET SALE BUSINESS
UNAUDITED COMBINED BALANCE SHEETS
(In thousands of U.S. dollars)

	December 31, 2004	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$4,707	$1,663
Restricted cash	2,057	2,215
Trade and other accounts receivable, net of allowance of $1,825 and $1,515 respectively	6,440	4,652
Other current assets	3,624	3,145
Total current assets	16,828	11,675
Property and equipment, net	8,453	6,222
Goodwill	30,830	18,677
Intangible assets, net	4,447	3,052
Other non-current assets	238	210
Deferred tax asset	—	—
Total assets	$60,796	$39,836
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,848	$6,120
VAT and other taxes payable	260	5
Current portion of capital lease obligations and long-term payables	241	185
Deferred revenue	3,306	2,151
Accrued expenses	17,340	15,322
Other current liabilities	98,451	106,735
Total current liabilities	128,446	130,518
Capital lease obligations and long-term payables, less current portion	226	125
Deferred tax liability	1,449	1,199
Total liabilities	130,171	131,842
Stockholders’ equity:
Total stockholders’ equity	(69,375)	(92,006)
Total liabilities and stockholders’ equity	$60,796	$39,836

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASSET SALE BUSINESS
UNAUDITED COMBINED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2005	2004	2005
Revenue	4,152	13,969	8,242	29,477
Operating costs and expenses:
Internet services	2,506	7,066	4,745	15,458
Selling, general and administrative	3,677	7,727	7,124	18,153
Impairment and restructuring charges	—	9,171	—	10,178
Depreciation and amortization	896	1,227	1,995	2,911
Total operating costs and expenses	7,079	25,191	13,864	46,700
Operating loss	(2,927)	(11,222)	(5,622)	(17,223)
Interest income	5	12	6	19
Interest expense	(5)	(83)	(6)	(139)
Other (expense) income, net	(578)	(2,770)	(999)	(4,462)
Foreign currency gains (losses), net	3	(1,267)	(166)	(955)
Loss before income taxes	(3,502)	(15,330)	(6,787)	(22,760)
Income tax expense	(1)	60	(1)	129
Net loss	(3,503)	(15,270)	(6,788)	(22,631)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASSET SALE BUSINESS
UNAUDITED COMBINED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

	Six months ended June 30, 2004	Six months ended June 30, 2005
Cash flows from operating activities:
Net loss	$(6,778)	$(22,631)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,995	2,911
Impairment charges	—	10,178
Provision (benefit) for doubtful accounts receivable	563	39
Unrealized foreign currency transaction losses (gains)	—	957
Deferred tax	—	132
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(238)	927
Other current assets	(341)	93
Other non-current assets	35	—
Accounts payable	234	(1,760)
VAT and other taxes payable	34	(246)
Accrued expenses	624	(332)
Deferred revenue	(2)	(729)
Net cash used in operating activities	(3,874)	(10,461)
Cash flows from investing activities:
Increase in restricted cash	137	158
Acquisition of subsidiaries (net of cash acquired)	—
Proceeds from transferred under contractual obligations	—
Purchases of property, equipment and other assets	(476)	(479)
Net cash used in investing activities	(339)	(321)
Cash flows from financing activities:
Other current liabilities	1,256	8,996
Repayment of debt and principal payments on capital lease obligations	8	(107)
Net cash received in financing activities	1,264	8,889
Effect of currency exchange rate changes on cash	(8)	(1,151)
Net increase in cash and cash equivalents	(2,957)	(3,044)
Cash and cash equivalents, beginning of period	4,287	4,707
Cash and cash equivalents, end of period	$1,330	$1,663

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASSET SALE BUSINESS
NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS
(in thousands of U.S. Dollars)

1.   Organization and Nature of Asset Sale Business:

VIA. NET.WORKS, Inc. (the “Company” or “VIA”) which was founded on June 13, 1997 for the purpose of acquiring existing Internet service providers around the world. On August 26, 2005, VIA entered into a Sale Agreement with Interoute, to sell separate legal entities owned by directly or through one or more wholly-owned subsidiaries of VIA (together “the Asset Sale Business” or “the Business”). The Asset Sale Business provides managed IP solutions, including web-hosting, ecommerce, Internet security and other services, primarily to the small and mid-sized business market, under the brands VIA NET.WORKS and PSINet Europe. The Asset Sale Business has operations in Belgium, France, Germany, the Netherlands, Spain and Switzerland.

Further information about the Sale Agreement is noted below under Going Concern.

Basis for Presentation

The combined financial statements have been derived from the consolidated financial statements and accounting records of VIA using the historical results of operations and historical basis of assets and liabilities of the Asset Sale Business. Management believes the assumptions underlying the combined financial statements are reasonable. Because a direct ownership relationship did not exist among all the various entities comprising the Asset Sale Business, the Company’s net investment in the Asset Sale Business is shown in lieu of stockholders’ equity in the combined financial statements.

The combined financial statements include allocations of certain VIA NET.WORKS expenses and balance sheet items, relating to the assets and liabilities currently held by VIA, which are to be transferred to Interoute at the closing of the Sale Agreement. The allocations include balance sheet information and historical costs associated with information technology and management information systems, communications, network management, back office and financial software applications or systems and network management systems. No allocation has been made for the centralized legal, accounting, treasury, and other corporate and centralized services provided to the Business by VIA as none of these functions are being transferred to Interoute and therefore the combined financial statements included herein may not necessarily reflect the Asset Sale Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Asset Sale Business been a stand-alone company during the periods presented.

Acquisitions

On August 20, 2004, VIA completed the acquisition of PSINet Europe’s operations in Belgium, France, Germany, the Netherlands and Switzerland. These operations provide managed hosting, managed networks and monitored access services to more than 3,700 customers in mainland Europe. VIA acquired the PSINet Europe group to increase the revenues generated from hosting services and to support the development of the Industry Solutions channel.

The unaudited combined statement of operations for the Asset Sale Business for the six months ended June 30, 2004, does not reflect the results of the PSINet Europe operations, which were acquired in August 2004. The unaudited combined statement of cash flows for the Asset Sale Business for the twelve months ended December 31, 2004 reflect the cash movements of the PSINet Europe operations, from the dates that these operations were acquired by VIA.

Funding of Asset Sale Business by VIA NET.WORKS

Net amounts of funding provided by VIA to the legal entities included in the Asset Sale Business as at December 31, 2004 and June 30, 2005, have been classified as Other current liabilities in the unaudited combined balance sheet and as Net cash received from financing activities in the unaudited combined statement of cash flows for the six month periods ending June 30, 2004 and June 30, 2005.

Going Concern

For the six month period ended June 30, 2005, the Asset Sale Business had net losses of $22.6 million and cash used by operations of $3.0 million. If the Asset Sale Business is unable to increase the revenue or scale down the costs and investment expenditures, it will continue to experience net losses and decreases of cash from operations.

As of June 30, 2005, the Asset Sale Business had $1.7 million in cash and cash equivalents and $2.2 million in restricted cash.

On March 17, 2005, the Company announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005, and that it was working with its professional advisors to obtain new financing to address the issue. With the support of its advisors, the Company pursued two parallel processes to maximize its strategic alternatives and optimize the value that is inherent in the VIA businesses. In the first of the processes, the Company engaged in discussions with a number of parties with a view to selling all or parts of its businesses. In the second of the two processes, the Company sought potential investors to provide funds sufficient to enable the Company to continue as a going concern.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million ($2.9 million). The net proceeds of the sale provided VIA with additional liquidity to continue its discussions for refinancing and sale transactions.

On August 26, 2005, VIA entered into a sale and purchase agreement, or Sale Agreement, with Interoute, to sell the Asset Sale Business pursuant to the Sale Agreement, a copy of which is attached as Annex A to the Proxy Statement.

Closing

·       The Asset Sale is conditioned upon the approval by the Business’s shareholders. In addition, the agreement contains customary pre-closing conditions relating to, among other things, accuracy of warranties and the Company’s compliance with the provisions of the Sale Agreement, including the conduct of the business pending the closing.

·       If the Asset Sale is approved and adopted by VIA’s shareholders, the closing will take place shortly after the shareholder meeting, scheduled for            , 2005.

Competing Offers

·       The Sale Agreement prohibits the Company from approaching or negotiating with any other potential purchaser, provided that the Company’s board may negotiate with a third party regarding an alternative offer if refusing to do so would, in the reasonable determination of our board upon advice of counsel, be reasonably likely to constitute a breach of fiduciary duties to the Company’s shareholders.

Terms of Financing Agreement

·       Concurrently with entering into the Sale Agreement, VIA entered into a Facility Agreement with Interoute under which Interoute committed to provide a $7.2 million secured bridge financing facility, of which $2.2 million may be advanced to fund VIA’s subsidiary company operations and $5.0 million may be used by VIA to pay the corporate operating costs and certain accrued liabilities. At closing, the purchase price of the transaction would be reduced by the amount that VIA has been advanced under the $5.0 million facility. Amounts advanced under the $2.2 million portion of the credit facility would be assumed by Interoute at the closing. Funds advanced under the new facility bear interest at a rate of 12% per annum. Interoute received a commitment fee for the credit facility in the amount of $525,000, which we paid by the issuance to Interoute of 14.2 million shares of our common stock.

The Sale Agreement is conditioned on receiving the approval of VIA’s shareholders. Interoute, the proposed purchaser, through a subsidiary, controls approximately 46.5% of our outstanding voting stock and has agreed to vote in favor of the proposals related to the Sale Agreement and the Plan of Dissolution. If , for whatever reason, VIA’s shareholders were to reject the transaction, there can be no assurance that VIA will be able to find alternative solution to its liquidity issue and in that event, would have insufficient funds to continue to operate the Asset Sale Business as a going concern.

2.   Impairment and Restructuring Charges

Impairment charges:

	Six months ended June 30,
	2004	2005
	In thousands of U.S. dollars
Fixed assets and intangible assets	$—	$1,363
Goodwill	—	8,815
Total impairment charges	$—	$10,178

2004

There were no impairment charges for the six months ended June 30, 2004.

2005

At June 30, 2005, upon completion of an impairment analysis, in accordance with SFAS 144, the Company recorded an intangible fixed asset impairment charge of $0.3 million and a tangible fixed asset impairment charge of $1.1million, mainly related to the Solutions segment. For definitions of the segments, please refer to Note 8 Segment reporting.

The impairment review reflected the signing of the Amended Sale Agreement with Claranet on July 12, 2005 to sell the businesses of VIA NET.WORKS to Claranet, and the subsequent termination letter issued by Claranet, which provided additional information regarding the fair value of the assets.

Based on the impairment of tangible and intangible fixed assets, at June 30, 2005, the Company determined a triggering event had occurred which required the Company to perform an impairment test on the carrying value of goodwill in accordance with SFAS 142. As a result, the Company recorded an impairment of $8.8 million to the goodwill related to its Solutions segment.

The fair value of the assets calculated as of June 30, 2005 was based on a discounted cash flow model with appropriate market and business risk factored in for the period until October 31, 2005, the estimated date of completion of the sale of the Business. In addition estimated sale proceeds of $17.1 million were used, which represents management’s best estimate of the likely sale proceeds based on substantive discussions with interested parties.

As a part of the process of creating the discounted cash flow model, the Company’s management was required to make estimates and assumptions regarding future revenues, costs and cash flows for the period between June 30, 2005 and October 31, 2005, the estimated date of completion of the sale of the Business and the projected working capital position at October 31, 2005. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information. Changes to any of these assumptions can have a material impact on the discounted cash flows and therefore have a further material impact on the level of impairment required to be recorded.

Restructuring charges:

	Balance at December 31, 2003	Additions	Cash utilized	Foreign exchange	Balance at March 31, 2004
	In thousands of U.S. dollars
Employee termination payments	82	—	(82)	—	—
Future operating lease obligations	6	—	(6)	—	—
Total restructuring charges	$88	$—	$(88)	$—	$—

	Balance at March 31, 2004	Additions	Cash utilized	Foreign exchange	Balance at June 30, 2004
In thousands of U.S. dollars
Employee termination payments	—	—	—	—	—
Other	—	—	—	—	—
Total restructuring charges	$—	$—	$—	$—	$—

	Balance at December 31, 2004	Additions / releases	Cash utilized	Foreign exchange	Balance at March 31, 2005
	In thousands of U.S. dollars
Employee termination payments	253	—	(232)	(11)	10
Future operating lease obligations	101	—	(47)	(4)	50
Other	205	—	—	(11)	194
Total restructuring charges	$559	$—	$(279)	$(26)	$254

	Balance at March 31, 2005	Additions / releases	Cash utilized	Foreign exchange	Balance at June 30, 2005
	In thousands of U.S. dollars
Employee termination payments	10	—	(10)	—	—
Future operating lease obligations	50	—	(45)	(5)	—
Other	194	—	—	(13)	181
Total restructuring charges	$254	$—	$(55)	$(18)	$181

2004

The Company recorded no restructuring charges during the three and six months ended June 30, 2004 respectively. Cash payments for severance and benefits of $0.1 million were made in the first quarter of 2004 by the German operation.

2005

The Company recorded no restructuring charges during the three and six months ended June 30, 2005 respectively. Cash payments for severance and benefits of $0.2 million were made in the six months ended June 30, 2005.

The accrual for future operating lease obligations, relate to future lease obligations in the VIA Germany operation. As at June 30, 2005 the accrual for the future operating lease obligations of the VIA Germany operation has been drawn down to nil.

Other accruals of $0.2 million at June 30, 2005 relates to the termination of a reseller agreement in the PSINet France operation.

3.   Income Tax

The provision for taxes based on income for the six months ended June 30, 2004 and 2005 was computed in accordance with Interpretation No. 18 of Accounting Principles Board Opinion No. 28 on reporting taxes for interim periods and was based on management’s expectation of an effective income tax rate of 0% for the year ending December 31, 2005.

4.   Property and Equipment, net

Property and equipment consisted of the following:

	December 31, 2004	June 30, 2005
	In thousands of U.S. dollars
Hardware and other equipment	$8,843	$6,969
Network and data center assets	3,605	4,349
Software	15,754	15,654
Furniture and fixtures	253	221
	28,455	27,193
Accumulated depreciation	(20,002)	(20,971)
Property and equipment, net	$8,453	$6,222

Depreciation expense was $2.0 million and $2.7 million for the six months ended June 30, 2004 and 2005, respectively. The Company recorded an asset impairment charge of $1.8 million and $1.1 million for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively. The table above shows the balances, net, after the effect of the impairment charges. The fixed asset impairment charge related to all property and equipment categories. (See Note 2 for further information.)

5.   Goodwill

The changes in the carrying amount of goodwill during the six months ended June 30, 2005 are as follows:

	Total	Solutions
	In thousands of U.S. dollars
Balance as of December 31, 2004	$30,830	$30,830
Impairment charges related to operations	—	—
Foreign exchange adjustment	(1,607)	(1,607)
Balance as of March 31, 2005	$29,223	$29,223
Impairment charges related to operations	(8,815)	(8,815)
Foreign exchange adjustment	(1,731)	(1,731)
Balance as of June 30, 2005	$18,677	$18,677

Impairments are discussed in greater detail within Note 2 of these consolidated financial statements.

6.   Intangible Assets, net

Intangible assets consisted of the following:

	December 31, 2004	June 30, 2005
	In thousands of U.S. dollars
Customer lists	$3,966	$3,508
Tradename	789	697
Accumulated amortization	(308)	(1,153)
Intangible assets , net	$4,447	$3,052

The amortization expense for the six-month periods ended June 30, 2004 and 2005 for operations was nil and $0.2 million, respectively. The Company amortizes customer lists and trade names over three to seven years and ten years respectively. The Company recorded an asset impairment charge of $0.1 million and $0.3 million for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively. The table above shows the balances net after the effect of the impairment charges (See Note 2 for further information.)

7.   Contingencies

Legal Proceedings

In August 2004, VIA acquired PSINet Belgium as a part of its acquisition of five PSINet Europe companies. PSINet Belgium is a defendant in a lawsuit filed in September 2002 by the former Vice President Europe Sales & Marketing of PSINet Europe, based on the termination of her employment in February 2002. In her suit filed in the Belgium employment tribunal, the claimant alleges that that she was entitled to notice and termination pay, reimbursement for expenses incurred and other damages in an amount in excess of €1.7 million. In January 2003, after the tribunal delivered a ruling in favor of PSINet Belgium with regard to the initial request of the former employee for holiday allowance, the claimant did not prosecute the matter further; however the matter is still pending in the Belgium employment tribunal and may be restarted at any time by the former employee. In June 2005, through her counsel, the claimant contacted PSINet Belgium and VIA’s chief executive officer to renew her demands for payment of her claims, which she now claims is in excess of €2.1 million. VIA has communicated to the former employee its willingness to discuss the matter with a view toward reaching an appropriate settlement. However, if a settlement of the matter is not concluded and the matter is restarted, the Company intends to defend vigorously the action. If PSINet Belgium is determined to be liable or if the Company concludes that a settlement is in its best interests, that subsidiary may incur substantial costs.

PSINet Belgium, an indirect wholly-owned subsidiary of the Company, is a defendant in a lawsuit filed by Perceval Technologies N.V. (“Perceval”) regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of €1.4 million plus €250,000 moral damages, plus interests, costs and attorneys’ fees. The Company believes PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit and have engaged counsel to defend the action. If PSINet Belgium is determined to be liable or if the Company concludes that a settlement is in its best interests, that subsidiary may incur substantial costs.

Guarantees

From time to time, the Company enters into indemnification agreements with certain contractual parties in the ordinary course of business, including agreements with lenders, lessors, service providers and certain vendors. All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Although the maximum amount of future payments that the Company could be required to make under these indemnification agreements is unlimited, management believes that historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows and that this is the expectation for the future. Additionally, the fair value of the indemnifications that the Company issued during the year ended December 31, 2004 and the six months ended June 30, 2005, respectively, were not material to the Company’s financial position, results of operations or cash flows.

Other

The Company is subject to claims and legal proceedings that arise in the ordinary course of its business operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

8.   Segment Reporting

VIA offers a variety of Internet access, managed bandwidth, web-hosting, Internet security and related services to businesses and consumers in Europe. As of June 30, 2005, the Company served primary markets in six countries. These country operations generate Internet-related revenues from leased lines, dial-up Internet access, web-hosting and design, Internet security and consulting services, and sale of third-party hardware and software.

In prior reporting periods, the Company’s internal management reporting structure was based on country operations and therefore the Company had provided segment information based on geographic regions.

Within the last quarter of 2004, management re-evaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies and the newly acquired PSINet Europe operating companies into one operating segment—“Solutions”. The Company grouped its start-up VIA Express channel operations into one operating segment—“Express”. The Company and its Chief Operating Decision Makers (“CODM”) evaluates the performance of its segments based on revenue and EBITDA before restructuring (“Adjusted EBITDA”). The Company’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

The table below presents information about the reported revenue, adjusted EBITDA and impairment and restructuring charges from operations of the Company’s operating segments for the three and six months ended June 30, 2004 and June 30, 2005. Total segment assets, as presented in the table below, are total assets net of intercompany funding amounts.

	Solutions	Express	Corporate	Total
	In thousands of U.S. dollars
Total assets as of June 30, 2004	$24,655	$83	$5,774	30,512
Total assets as of June 30, 2005	36,405	455	2,976	39,836
Three months ended June 30, 2004:
Revenue	4,152	—	—	4,152
Adjusted EBITDA	(1,146)	(117)	(768)	(2,031)
Impairment and restructuring charges	—	—	—	—
Three months ended June 30, 2005:
Revenue	14,101	(135)	—	13,969
Adjusted EBITDA	926	(763)	(987)	(824)
Impairment and restructuring charges	9,171	—	—	9,171
Six months ended June 30, 2004:
Revenue	8,242	—	—	8,242
Adjusted EBITDA	(2,192)	(117)	(1,318)	(3,627)
Impairment and restructuring charges	—	—	—	—
Six months ended June 30, 2005:
Revenue	29,431	46	—	29,477
Adjusted EBITDA	(1,154)	(1,135)	(1,845)	(4,134)
Impairment and restructuring charges	10,178	—	—	10,178

The reconciliation between Adjusted EBITDA to net loss for operations is as follows:

Three months ended June 30, 2004
Adjusted EBITDA	(2,031)
Impairment and restructuring charges	—
Depreciation and amortization	(896)
Interest income	5
Interest expense	(5)
Other income, net	(578)
Foreign currency losses, net	3
Income tax benefit	(1)
Net loss from operations	(3,503)
Three months ended June 30, 2005
Adjusted EBITDA	(824)
Impairment and restructuring charges	(9,171)
Depreciation and amortization	(1,227)
Interest income	12
Interest expense	(83)
Other income, net	(2,770)
Foreign currency losses, net	(1,267)
Income tax expense	60
Net loss from operations	(15,270)
Six months ended June 30, 2004
Adjusted EBITDA	(3,627)
Impairment and restructuring charges	—
Depreciation and amortization	(1,995)
Interest income	6
Interest expense	(6)
Other income, net	(999)
Foreign currency losses, net	(166)
Income tax benefit	(1)
Net loss from operations	(6,788)
Six months ended June 30, 2005
Adjusted EBITDA	(4,134)
Impairment and restructuring charges	(10,178)
Depreciation and amortization	(2,911)
Interest income	19
Interest expense	(139)
Other income, net	(4,462)
Foreign currency losses, net	(955)
Income tax expense	129
Net loss from operations	(22,631)

9.   Subsequent events

On July 12, 2005, VIA and Claranet entered into the Amended Sale Agreement and the Amended Facility Agreement. Pursuant to the Amended Sale Agreement, on July 12, 2005 the Company sold its Amen group of businesses and the U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations to Claranet Group Limited for $9.3 million, less a portion of the deposit already paid by Claranet in connection with the Asset Sale (plus interest on such amount), repayment to Claranet of the amounts owed by VIA under the loan facility established on April 30, 2005, including interest, and an amount held as a deferred payment. The July 12th Sale excluded the PSINet Europe operations and VIA’s legacy operations in France, Germany and Spain. The Amended Sale Agreement provided that these remaining assets would be sold by Claranet in a second closing shortly after the Company received the requisite approval from its shareholders. Upon completion of the July 12th Sale, we recorded a loss in the statement of operations for the three months ending September 30, 2005 of $1.6 million, relating to the reclassification of cumulative foreign translation adjustments previously recorded in accumulated other comprehensive loss. Further details of the July 12th Sale are described under Note 1 Basis of Presentation; Going Concern.

On July 27, 2005, Claranet delivered a notice of termination of the Amended Sale Agreement and the Amended Facility based on events which allegedly occurred and gave rise to its right to terminate. The Company has notified Claranet that it rejects the allegations and denies that Claranet has the right to terminate. The Company is currently engaged in discussions with other parties and is seeking to enter into a new transaction for the sale of Company’s businesses. See Note 1 Basis of Presentation; Going Concern and Note 11 Contingencies.

On August 1, 2005, VIA’s board of directors acknowledged the termination of employment of Cameron Mackenzie, the Company’s Chief Financial Officer, as of July 31, 2005. Also on August 1, 2005, VIA’s board accepted the resignation of Dick Theunissen, Vice President, effective as of July 31, 2005. These terminations are a part of VIA’s plan to prepare the Company for a potential sale.

INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS OF THE
ASSET SALE BUSINESSES

Unaudited Combined Financial Statements:
Unaudited Combined Balance Sheets as of December 31, 2003 and 2004	G-16
Unaudited Combined Statements of Operations for the years ended December 31, 2003 and 2004	G-17
Unaudited Combined Statements of Cash Flows for the years ended December 31, 2003 and 2004	G-18
Notes to the Unaudited Combined Financial Statements	G-19

General:

In accordance with rules promulgated by the Securities and Exchange Commission, VIA NET.WORKS, Inc. (“VIA” or the “Company”) has provided the following unaudited combined financial statements of the business that is to be sold to Interoute under the terms of the Sale Agreement (the “Terms of the Asset Sale; The Sale Agreement”) that is described in the Proxy Statement filed by the Company with the Securities and Exchange Commission on September 28, 2005 (the “Proxy Statement”) beginning on page 45, at December 31, 2003 and December 31, 2004, and for the twelve month periods ended December 31, 2003 and December 31, 2004. The Asset Sale Business consists of the operations (and the financial results and financial positions) of the direct and indirect subsidiaries of VIA NET.WORKS, Inc. listed at Schedule 2 to the Sale Agreement (see Annex A to the Proxy Statement, pages A-1 to A-68 of the Proxy Statement), together with those certain assets and liabilities currently held by the group parent, VIA NET.WORKS, Inc., which are to be transferred to Interoute at the closing of the Sale Agreement.

All financial statement schedules are omitted because they are not required, are not applicable or the information is included in the combined financial statements or notes thereto.

ASSET SALE BUSINESS
COMBINED BALANCE SHEETS (UNAUDITED)
(In thousands of U.S. dollars, except share data)

	December 31, 2003	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,287	$4,707
Restricted cash	380	2,057
Trade and other accounts receivable, net of allowance of $285 and $1,852 respectively	2,082	6,440
Other current assets	941	3,624
Total current assets	7,690	16,828
Property and equipment, net	7,006	8,453
Goodwill	—	30,830
Intangible assets, net	—	4,447
Other non-current assets	767	238
Deferred tax asset	—	—
Total assets	$15,463	$60,796
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,188	$8,848
VAT and other taxes payable	25	260
Current portion of capital lease obligations and long-term payables	—	241
Deferred revenue	1,516	3,306
Accrued expenses	1,796	17,340
Other current liabilities	65,867	98,451
Total current liabilities	71,392	128,446
Capital lease obligations and long-term payables, less current portion	—	226
Deferred tax liability	—	1,499
Total liabilities	71,392	130,171
Stockholders’ equity:
Total stockholders’ equity	(55,929)	(69,375)
Total liabilities and stockholders’ equity	$15,463	$60,796

The accompanying notes are an integral part of these combined financial statements.

ASSET SALE BUSINESS
COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands of U.S. Dollars, except share and per share data)

	Year ended December 31, 2003	Year ended December 31, 2004
Revenue	$16,645	$31,926
Operating costs and expenses:
Internet services	10,030	16,905
Selling, general and administrative	11,562	24,820
Impairment and restructuring charges	2,563	6,779
Depreciation and amortization	4,126	4,777
Total operating costs and expenses	28,281	53,281
Operating loss from operations	(11,636)	(21,355)
Interest income	10	9
Interest expense	(4)	(157)
Other (expense), net	(1,380)	(3,789)
Foreign currency gains, net	778	6,757
Loss from operations before income taxes	(12,232)	(18,535)
Income tax benefit (expense)	(22)	68
Net loss	$(12,254)	$(18,467)

The accompanying notes are an integral part of these combined financial statements.

ASSET SALE BUSINESS
COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands of U.S. Dollars)

	Year ended December 31, 2003	Year ended December 31, 2004
Cash flows from operating activities:
Net loss from continuing operations	$ (12,254)	$ (18,467)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	4,126	4,777
Impairment charges	1,579	5,687
Provision (benefit) for doubtful accounts receivable	1,384	180
Unrealized foreign currency transaction losses (gains)	(748)	(4,042)
Deferred tax	—	(759)
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(485)	2,524
Other current assets	190	2,188
Other non-current assets	(543)
Accounts payable	(721)	(206)
VAT and other taxes payable	255	(2,288)
Accrued expenses	(370)	2,568
Deferred revenue	(322)	(2,784)
Net cash used in operating activities	(7,909)	(10,622)
Cash flows from investing activities:
Increase in restricted cash	(43)	(1,677)
Acquisition of subsidiaries (net of cash acquired)		(2,588)
Proceeds from transferred under contractual obligations	485
Purchases of property, equipment and other assets	(3,820)	(4,897)
Net cash used in investing activities	(3,378)	(9,162)
Cash flows from financing activities:
Other current liabilities	11,192	21,085
Repayment of debt and principal payments on capital lease obligations	(3)	(1,019)
Net cash received in financing activities	11,189	20,066
Effect of currency exchange rate changes on cash	659	138
Net increase in cash and cash equivalents	561	420
Cash and cash equivalents, beginning of period	3,726	4,287
Cash and cash equivalents, end of period	$ 4,287	$ 4,707
Supplemental disclosure of cash flow information:
Cash paid for interest	$ 15	$ 44
Income taxes paid	$ 144	$ 110

The accompanying notes are an integral part of these combined financial statements.

ASSET SALE BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(in thousands of U.S. Dollars, except share and per share data)

1.   Organization and Nature of Asset Sale Business:

VIA. NET.WORKS, Inc. (the “Company” or “VIA”) which was founded on June 13, 1997 for the purpose of acquiring existing Internet service providers around the world. On August 26, 2005, VIA entered into a Sale Agreement with Interoute, to sell separate legal entities owned by directly or through one or more wholly-owned subsidiaries of VIA (together “the Asset Sale Business” or “the Business”). The Asset Sale Business provides managed IP solutions, including web-hosting, ecommerce, Internet security and other services, primarily to the small and mid-sized business market, under the brands VIA NET.WORKS and PSINet Europe. The Asset Sale Business has operations in Belgium, France, Germany, the Netherlands, Spain and Switzerland.

Further information about the Sale Agreement is noted below under Going Concern.

Basis for Presentation

The combined financial statements have been derived from the consolidated financial statements and accounting records of VIA using the historical results of operations and historical basis of assets and liabilities of the Asset Sale Business. Management believes the assumptions underlying the combined financial statements are reasonable. Because a direct ownership relationship did not exist among all the various entities comprising the Asset Sale Business, the Company’s net investment in the Asset Sale Business is shown in lieu of stockholders’ equity in the combined financial statements.

The combined financial statements include allocations of certain VIA NET.WORKS expenses and balance sheet items, relating to the assets and liabilities currently held by VIA, which are to be transferred to Interoute at the closing of the Sale Agreement. The allocations include balance sheet information and historical costs associated with information technology and management information systems, communications, network management, back office and financial software applications or systems and network management systems. No allocation has been made for the centralized legal, accounting, treasury, and other corporate and centralized services provided to the Business by VIA as none of these functions are being transferred to Interoute and therefore the combined financial statements included herein may not necessarily reflect the Asset Sale Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Asset Sale Business been a stand-alone company during the periods presented.

Acquisitions

On August 20, 2004, VIA completed the acquisition of PSINet Europe’s operations in Belgium, France, Germany, the Netherlands and Switzerland. These operations provide managed hosting, managed networks and monitored access services to more than 3,700 customers in mainland Europe. VIA acquired the PSINet Europe group to increase the revenues generated from hosting services and to support the development of the Industry Solutions channel.

The unaudited combined balance sheet of the Asset Sale Business for the year ended December 31, 2003 does not reflect any assets or liabilities of the PSINet Europe operations, which were acquired in 2004. The unaudited combined statement of operations and the unaudited combined statement of cash flows for the Asset Sale Business for the twelve months ended December 31, 2003 do not reflect the results and cash movements, respectively, of the PSINet Europe operations, which were acquired in 2004. The unaudited combined statement of operations and the unaudited combined statement of cash flows for the Asset Sale Business for the twelve months ended December 31, 2004 reflect the results and cash movements, respectively, of the PSINet Europe operations, from the dates that these operations were acquired by VIA.

Funding of Asset Sale Business by VIA NET.WORKS

Net amounts of funding provided by VIA to the legal entities included in the Asset Sale Business as at December 31, 2003 and 2004 have been classified as Other current liabilities in the unaudited combined balance sheet and as Net cash received from financing activities in the unaudited combined statement of cash flows for the twelve month periods ending December 31, 2003 and December 31, 2004.

Going Concern:

For the year ended December 31, 2004, the Asset Sale Business had net losses from continuing operations of $18.5 million and cash received by continuing operations of $0.4 million. If the Asset Sale Business is unable to increase the revenue or scale down the costs and investment expenditures, it will continue to experience net losses from continuing operations.

As of December 31, 2004, the Asset Sale Business had $4.7 million in cash and cash equivalents and $2.1 million in restricted cash.

On March 17, 2005, the Company announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005, and that it was working with its professional advisors to obtain new financing to address the issue. With the support of its advisors, the Company pursued two parallel processes to maximize its strategic alternatives and optimize the value that is inherent in the VIA businesses. In the first of the processes, the Company engaged in discussions with a number of parties with a view to selling all or parts of its businesses. In the second of the two processes, the Company sought potential investors to provide funds sufficient to enable the Company to continue as a going concern.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million ($2.9 million). The net proceeds of the sale provided VIA with additional liquidity to continue its discussions for refinancing and sale transactions.

On August 26, 2005, VIA entered into a sale and purchase agreement, or Sale Agreement, with Interoute, to sell the Asset Sale Business pursuant to the Sale Agreement, a copy of which is attached as Annex A to the Proxy Statement.

Closing

·       The Asset Sale is conditioned upon the approval by the Business’s shareholders. In addition, the agreement contains customary pre-closing conditions relating to, among other things, accuracy of warranties and the Company’s compliance with the provisions of the Sale Agreement, including the conduct of the business pending the closing.

·       If the Asset Sale is approved and adopted by VIA’s shareholders, the closing will take place shortly after the shareholder meeting, scheduled for October 21, 2005.

Competing Offers

·       The Sale Agreement prohibits the Company from approaching or negotiating with any other potential purchaser, provided that the Company’s board may negotiate with a third party regarding an alternative offer if refusing to do so would, in the reasonable determination of our board upon advice of counsel, be reasonably likely to constitute a breach of fiduciary duties to the Company’s shareholders.

Terms of Financing Agreement

·       Concurrently with entering into the Sale Agreement,  VIA entered into a Facility Agreement with Interoute under which Interoute committed to provide a $7.2 million secured bridge financing facility, of which $2.2 million may be advanced to fund VIA’s subsidiary company operations and $5.0 million may be used by VIA to pay the corporate operating costs and certain accrued liabilities. At closing, the purchase price of the transaction would be reduced by the amount that VIA has been advanced under the $5.0 million facility. Amounts advanced under the $2.2 million portion of the credit facility would be assumed by Interoute at the closing. Funds advanced under the new facility bear interest at a rate of 12% per annum. Interoute received a commitment fee for the credit facility in the amount of $525,000, which we paid by the issuance to Interoute of 14.2 million shares of our common stock.

The Sale Agreement is conditioned on receiving the approval of VIA’s shareholders. Interoute, the proposed purchaser, through a subsidiary, controls approximately 46.5% of our outstanding voting stock and has agreed to vote in favor of the proposals related to the Sale Agreement and the Plan of Dissolution. If , for whatever reason, VIA’s shareholders were to reject the transaction, there can be no assurance that VIA will be able to find alternative solution to its liquidity issue and in that event, would have insufficient funds to continue to operate the Asset Sale Business as a going concern.

2.   Significant Accounting Policies:

Principles of Consolidation:

The accompanying combined financial statements consist of the accounts of the companies comprising the Asset Sale Business.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires the Business to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the combined financial statements. Actual results could differ from the recorded estimates.

Cash and Cash Equivalents:

The Business considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Our investments are generally fixed rate short-term investment grade and government securities denominated in U.S. dollars or Euros. Restricted cash of $0.4 million at December 31, 2003, represents amounts held on deposit with banking institutions as security for operating leases. Restricted cash of $2.1 million as at December 31, 2004 represents amounts held on deposit with banking institutions as security for operating leases, leased properties, and key telecom suppliers.

Concentration of Credit Risk:

Financial assets that potentially are subject to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. The Business’s cash and investment policies limit investments to short-term, investment grade instruments. Concentration of credit risk, with respect to accounts receivable, is limited due to the large number and geographic dispersion of customers comprising the Business’s customer base.

Property and Equipment:

Property and equipment are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three to five years. VIA has purchased software to facilitate its global information processing, financial reporting and access needs. These costs and related software implementation costs are capitalized, in accordance with Statement of Position No. 98-1, “Accounting for the Cost of Internal Use Software,” and amortized over the estimated useful life, generally three years. The cost of network infrastructure purchased under indefeasible right of use agreements (IRU) is capitalized and amortized over the lesser of the estimated useful life or term of the agreement, generally 1 to 25 years. Cost includes major expenditures for improvements and replacements, which extend useful lives or increase capacity of the assets. Expenditures for maintenance and repairs are expensed as incurred.

Impairment or Disposal of Long-lived Assets:

Long-lived assets include acquired intangible (principally customer lists and trade names) and tangible assets. On a quarterly basis, management reviews the carrying value of the investment in its operations to determine if an event has occurred, with respect to any operation, which could result in an impairment of long-lived assets. In its review, management considers the following:

·       market and competitive factors, including trends within the telecommunications industry broadly and the market for Internet access specifically, as well as general economic trends;

·       operating and financial trends, including significant underperformance relative to expected historical or projected operating results; and,

·       outlook for each operation, including changes in the expected revenues and cash flows for each of our operations, changes in our customers and the services that they require and our Strategic Plans for each operation.

The carrying amounts of long-lived assets are reviewed if facts or changes in circumstances suggest that they may be impaired. If this review indicates the carrying amounts of long-lived assets will not be recoverable, as determined based on estimated undiscounted future cash flows of the assets, the carrying amounts are reduced to their estimated fair value. The asset groups and lowest level of cash flows are based on geographic operations. The Business recorded impairment charges of nil and $1.4 million in the years ended December 31, 2003 and 2004, respectively.

Long-lived assets are classified as held-for-sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; whether an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets. The Business measures long-lived assets to be disposed of by sale at the lower of carrying amount and fair value less cost to sell. Fair value is determined using the amount at which the reporting unit as a whole could be bought or sold in a current transaction between willing buyers, or the anticipated cash flows discounted at a rate commensurate with the risk involved.

The Business classifies an asset or asset group that will be disposed of other than by sale as held and used until the disposal transaction occurs. The asset or asset group continues to be depreciated based on revisions to its estimated useful life until the date of disposal or abandonment.

Goodwill:

The Business has recorded goodwill. As at December 31, 2004, $30.1 million of goodwill are recorded within the scope of Statement of Financial Accounting Standards (“SFAS”) 142.

The Business reviews goodwill to assess recoverability on an annual basis or when changes in circumstances at each operation warrant a review. The Business elected December 31 as its annual goodwill impairment review date for all reporting units. In accordance with SFAS 142, if the carrying amount of the reporting unit exceeds its estimated fair value, its associated goodwill is written down to its implied fair value using a hypothetical purchase price allocation. Any impairment loss is recorded in the consolidated statement of operations. Measurement of the fair value of a reporting unit is based on a discounted future cash flows model derived from the Business’s Strategic Plan or the amount at which the asset group as a whole could be bought or sold in a current transaction between willing buyers.

During the years ended December 31, 2003 and 2004, the Business recorded goodwill impairment charges of $ 1.6 million and $4.3 million, respectively.

Business combinations

The Business accounts for acquisitions under SFAS 141, Business Combinations. The acquisition date is determined by the date on which transfer of effective control has taken place. In general, it is the date the Business has assumed all economic consequences of ownership (the date that assets are received and consideration is given) and has the authority to make unilateral decisions regarding the conduct of the acquired company. The total purchase price consists of the direct costs incurred by the Business in connection with the transaction and the purchase consideration. Any excess of purchase price (total acquisition cost) over the net assets acquired is recorded as goodwill.

Where a purchase agreement contains additional contingent consideration based on future earnings or contingent consideration based on security prices, the contingent consideration is recorded when the contingency is resolved and the consideration is issued or becomes issuable.

The allocation period is the period that is required to identify and quantify the assets acquired and the liabilities assumed. Although the time required will vary with circumstances, the “allocation period” usually does not exceed one year from the date of acquisition. In most cases, the Business may not be able to obtain some of the data required to complete the allocation of the purchase price for inclusion in its next external financial reporting period. As such, a tentative allocation is made using the values that have been determined and preliminary estimates of the values that have not yet been determined. See Note 4 these consolidated financial statements for further information.

Recognition of revenue:

The Business derives its revenue from the sale of Internet-related goods and services, specifically sale of third party hardware and software and Internet connectivity services; other Internet value-added services, such as hosting, security and IP VPN; and voice services.

The Business applies the provisions of Staff Accounting Bulletin No. 104, “Revenue Recognition.” The Business recognizes revenue from the sale of Internet goods and services when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collection of the resulting receivable is reasonably assured. At the time of the transaction, the Business assesses collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Business generally does not perform credit checks on potential customers before providing services. If the Business determines that collection of a fee is not reasonably assured, the revenue is recognized upon the receipt of cash, provided other revenue recognition criteria have been satisfied.

The Business’s practices regarding the evidence of an arrangement vary from country to country. Generally, for sales, other than those completed over the Internet, the Business uses either a purchase order or a customer agreement as evidence of an arrangement. For sales over the Internet, the Business generally uses a credit card authorization as evidence of an arrangement.

Service revenue

The Business’s Internet connectivity services, other Internet value-added services, and voice revenue are recognized as it is earned over the customer relationship period. When the Business’s services are bundled in a customer arrangement, then the related fee is allocated to the multiple elements of the arrangement based on objective evidence of fair value. Revenue from installation, training and consulting is recognized as the related services are rendered, although such amounts have not been material. The typical service period for connectivity services is from one to two years.

When the customer arrangement dictates that payments are made prior to service delivery, the Business records the advance receipt of payment as a credit to the balance sheet within the deferred revenue account. The fees received by the Business are non-refundable. There are no terms in the agreement with the customer that allow them to cancel or terminate the agreement and obtain refunds of the amounts advanced. As the service is provided the Business recognizes the revenue ratably over the expected customer relationship in accordance with the revenue recognition policies described above. When a customer pays a non-refundable fee in advance and subsequently cancels service before the end of the contract term, the Business recognizes the remaining deferred revenue as revenue with the statement of operations at the time the service is terminated.

Product revenue

In general, revenue from hardware sales is recognized gross upon delivery or installation of the products, depending on the terms of the arrangement, provided other revenue recognition criteria have been satisfied.

In accordance with EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”, revenue from hardware and third-party software sales is recognized gross upon delivery or installation of the products, depending on the terms of the arrangement, provided other revenue recognition criteria have been satisfied. The Business’s hardware and software sales are arrangements negotiated and agreed upon directly with its customers. The Business does not act as an agent or a broker for its vendors nor does it receive compensation, commissions or fees from its vendors. The Business also maintains the freedom and discretion in selecting the appropriate vendor to support its various hardware and software arrangements.

Advertising Costs:

Costs related to advertising and service promotion are charged to operating expense as incurred. Advertising expense was nil and $0.7 million for the years ended December 31, 2003 and 2004, respectively.

Income Taxes:

The Business accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. The Business provides a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized. In conjunction with acquisitions, the Business records acquired deferred tax assets and liabilities. Future reversals of the valuation allowance on acquired deferred tax assets will first be applied against goodwill and other intangible assets before recognition of a benefit in the combined statements of operations.

Foreign Currency:

The functional currency for the Business’s legal entities is the applicable local currency. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is settled or translated, are recognized in the combined statements of operations as “Foreign currency gains (losses), net.”

The financial statements of the Business’s legal entities are translated into U.S. dollars using the current rate method. Accordingly, assets and liabilities are translated at year-end exchange rates while revenue and expenses are translated at the average exchange rates. Adjustments resulting from these translations are accumulated and reported as a component of accumulated other comprehensive loss in stockholders’ equity. No tax is provided on this foreign currency translation adjustment.

Defined Contribution Plan

The Business contributes to personal defined contribution plans of employees in certain of its operations. Business contributions to the defined contribution plans totaled nil and $0.3 million for the years ended December 31, 2003 and 2004 respectively, and were charged to the combined statements of operation as they became payable.

Fair Value of Financial Instruments:

Carrying amounts of certain of the Business’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Business for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

Segment Reporting:

The Business discloses its segments using the “management” approach in accordance with SFAS 131, “Disclosures About Segments of an Enterprise and Related Information.” The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Business’s operating segments.

In prior reporting periods, the Business’s internal management reporting structure was based on country operations and therefore had provided segment information based on geographic regions.

Within the last quarter of 2004, management reevaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies and the newly acquired PSINet operating companies into one operating segment—“Solutions”, except for the VIA Express operation which is reported as an operating segment—“Express”. The Business and its Chief

Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and adjusted EBITDA. The Business’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

Recent Issued Accounting Pronouncements Not Yet Adopted:

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion 29” (“SFAS 153”), which amends Accounting Principles Board Opinion 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Business does not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

3.   Impairment and Restructuring Charges

Impairment charges:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Fixed assets and intangible assets	$—	$1,435
Goodwill	1,579	4,252
Total impairment charges	$1,579	$5,687

2003

At December 31, 2003, upon completion of its annual review, the Business impaired $1.6 million of the goodwill related to its Solutions segment. The triggering event for the impairment was the underperformance of these es compared to forecast and subsequent revisions to future revenue and cost estimates following the completion of the forecast. The fair value calculated as of December 31, 2003 was based on a discounted cash flow model with appropriate market and risk factored in. The discounted cash flow model for each reporting unit was based on the three year model ending December 31, 2006, and constant annual growth rates thereafter. As a part of the process of creating the three-year model, the Business’s management was required to make estimates and assumptions that affect the amounts of future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information.

2004

At December 31, 2004, upon completion of an impairment analysis, in accordance with SFAS 144, the Business recorded an intangible fixed asset impairment charge of $0.1 million and a tangible fixed asset impairment charge of $1.3 million, mainly related to the Solutions segment. The fair value of the asset groups, calculated as of December 31, 2004, was based on a discounted cash flow model with appropriate market and risk factored in for the period up until June 30, 2005, the expected date of completion for the Sale, the expected proceeds of $27.0 million and the forecasted working capital requirement at June 30, 2005.

The triggering event for the impairment was a combination of factors including unanticipated revenue shortfalls in certain of the legal entities acquired before 2004 and the new Express business in the quarter ended December 31, 2004, which left the VIA with insufficient cash reserves to continue the operations.

In addition, at December 31, 2004, upon completion of its annual review in accordance with SFAS 142, the Business impaired $4.3 million of the goodwill related to its Industry Solutions segment.

The fair value of the reporting units calculated as of December 31, 2004 was based on a discounted cash flow model with appropriate market and risk factored in for the period until the expected date of completion of the transaction between June and July, in addition to the expected sale proceeds of $27.0 million to be received and the forecasted working capital requirements at the expected date of the completion of the transaction.

As a part of the process of creating the discounted cash flow model, the Business’s management was required to make estimates and assumptions that affect the amounts of future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information.

Management has based its assessment of fair value on the expected sale proceeds of $27.0 million and the forecasted working capital requirements at the expected date of completion of the transaction. There is a risk that this sale will not be completed. Also, the expected final sales consideration is based in part on the amount of working capital used by VIA over the period prior to completion, and the actual working capital used may differ significantly from what was forecasted. If one or more of these risks materialize, the outcome of the impairment review may materially differ from the current calculation.

Restructuring charges:

	Balance at December 31, 2002	Additions	Reserves utilized	Foreign exchange	Balance at December 31, 2003
	In thousands of U.S. dollars
Employee termination payments	—	888	(818)	12	82
Future operating lease obligations	70	96	(158)	2	10
Total	$70	$984	$(976)	$14	$92

	Balance at December 31, 2003	Additions	Reserves utilized	Foreign exchange	Balance at December 31, 2004
	In thousands of U.S. dollars
Employee termination payments	82	1,000	(989)	61	154
Future operating lease obligations	10	92	(6)	10	106
Total	$92	$1,092	$(995)	$71	$260

2003

During the year ended December 31, 2003, the Business recorded restructuring charges related to the implementation of the Company’s strategic plan of $1.0 million. The restructuring charge for the year ended December 31, 2003 related to severance payments at three of its operations and the cost of vacant office space.

Headcount for sales, information technology, marketing, finance and other various administrative roles has been reduced as part of VIA’s strategic plan. The employee termination costs of $0.9 million relate to the severance and benefits for fourty two employees at three operations. The employee termination costs accrual of $0.1 million carried forward at December 31, 2003, have been paid in the period ended June 30, 2004.

The future operating lease obligations charge for the year ended December 31, 2003 of $0.1 million in respect to vacant space in the German operation office.

2004

During the year ended December 31, 2004, the Business recorded restructuring charges of $1.1 million. The restructuring charge for the year ended December 31, 2004 related to severance payments at three of the Business’s European operations and charges for future lease obligations at the German operation.

The employee termination costs of $1.0 million for the year ended December 31, 2004 relate to fifty eight employees at our European operations, most notably thirty-four in Germany, thirteen in Spain and eight in France. Cash payments for severance and benefits of $1.0 million were made in 2004 by our European operations. The remaining accrual of $0.2 million at December 31, 2004 relates to fifteen employees at the European operations.

During the year ended December 31, 2004, an additional accrual of $0.1 million has been made for future lease obligations in the German operation.

4.   Accounts Receivable, net

Trade receivables are stated net of allowance for doubtful accounts of $0.3 million and $1.9 million as at December 31, 2003 and 2004.

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Trade receivables, net	$2,256	$5,976
Other receivables	(174)	464
As at December 31	$2.082	$6,440

Other receivables relate to VAT receivable and the recovery of certain previously paid invoices.

Further analysis of the allowance for doubtful accounts is presented below.

	2003	2004
	In thousands of U.S. dollars
Allowance for doubtful accounts:
As at January 1	$293	$285
Foreign exchange adjustment	192	214
Bad debt expenses	(27)	403
Write off of bad debts	(173)	(524)
Other movements(1)	—	1,474
As at December 31	$285	$1,852

(1)          Amounts represent the write off of uncollectible accounts receivable balances and the balance of operations acquired or sold during the year ended December 31, 2003 and 2004.

5.   Property and Equipment, net

Property and equipment consisted of the following:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Hardware and other equipment	$5,443	$8,843
Network and data center assets	3,522	3,605
Software	13,038	15,754
Furniture and fixtures	198	253
	22,201	28,455
Accumulated depreciation and amortization	(15,195)	(20,002)
Property and equipment, net	$7,006	$8,453

Total depreciation expense was $4.1 million and $4.5 million in the years ended December 31, 2003 and 2004, respectively. As of December 31, 2003 and 2004, the Business held $9.8 million and $6.6 million of capitalized network infrastructure under capital lease/IRU arrangements. The related accumulated depreciation was $7.9 million and $5.5 million. As of December 31, 2003 and 2004, the Business held $13.0 million and $15.8 million of capitalized internal use software with related accumulated depreciation of $9.6 million and $11.8 million.

The Business recorded an asset impairment charge of nil and $1.3 million for the years ended December 31, 2003 and 2004, respectively. The table above shows the balances net after the effect of the impairment charges. The fixed asset impairment charge related to hardware and other equipment. (See Note 3 for further information.)

6.   Goodwill

The changes in the carrying amount of goodwill during the years ended December 31, 2003 and 2004 are as follows:

	Total	Solutions
Balance as of December 31, 2002	$1,223	$1,223
Impairment charges related to continuing operations	(1,579)	(1,579)
Foreign exchange adjustment	356	356
Balance as of December 31, 2003	$—	—
Acquisitions	31,648	31,648
Impairment charges related to continuing operations	(4,252)	(4,252)
Foreign exchange adjustment	3,434	3,434
Balance as of December 31, 2004	$30,830	$30,830

Impairments are discussed in greater detail within Note 3 of these combined financial statements.

7.   Intangible Assets, net

The Business’s intangible assets, consisting of acquired customer lists, are as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Customer lists	$—	$3,966
Tradename	—	789
Accumulated amortization	—	(308)
Intangible assets, net	$—	$4,447

The amortization expense for the years ended December 31, 2003 and 2004 was nil and $0.3 million respectively. The Business amortizes customer lists, software and trade names over three to seven years, five years and ten years respectively.

The amortization charge for the next five years is as follows:

In thousands of U.S. dollars
2005	$865
2006	865
2007	865
2008	865
2009	603
Thereafter	363
Total	$4,426

8.   Capital Lease Obligations, Long-Term Payables and Notes Payable

Capital lease obligations, long-term payables and notes payable consisted of the following:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Capital lease obligations at interest rates ranging from 7.8% to 8.0%, due monthly	—	467
	—	467
Less current portion	—	(241)
Long-term portion	$—	$226

The scheduled maturities of amounts payable outstanding at December 31, 2004 are summarized as follows:

2005	$241
2006	160
2007	66
$467

9.   Income Taxes

The (benefit from) expense for income taxes from operations is summarized below:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Current income taxes:
International	$22	$(68)
State	—	—
	$22	$(68)
Deferred income taxes:
International	—	—
Total deferred income taxes	—	—
Total (benefit from) expense for income taxes	$22	$(68)

The components of loss from operations before income taxes and minority interest are as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
U.S operations	$—	$—
Non-U.S. operations	(12,232)	(18,535)
	$(12,232)	$(18,535)

Deferred tax assets and liabilities were comprised of the following:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Deferred tax assets:
Gross deferred tax assets	23,461	52,347
Valuation allowance	(23,461)	(52,347)
Net deferred tax assets	—	—
Deferred tax liabilities:
Intangible fixed assets	—	(1,499)
Gross deferred tax liabilities	—	(1,499)
Net deferred tax asset (liability)	$—	$(1,499)

The net deferred tax assets have been reduced by a valuation allowance since management has determined that currently it is more likely than not that these benefits will not be realized. The change in the valuation allowance was an increase of $28.7 million in 2004, which is primarily related to additional operating losses and amounts attributable to the decrease of fixed assets and purchased intangible assets other than goodwill. The Business establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Business continually reviews the adequacy of these valuation allowances.

At December 31, 2003 and 2004, the Business had net operating loss carry forwards of $58.5 million and $178.5 million respectively, of which $31.0 million expires between 2005 and 2019 and $147.5 million has an indefinite carry forward period. It is expected that all earnings generated from subsidiaries will be permanently reinvested in those subsidiaries. Determination of the amount of the potential unrecognized deferred tax liability is not practicable.

10.   Commitments and Contingencies

(a)           Lease commitments

The Business leases office space and equipment under non-cancelable operating leases expiring on various dates through 2013. In addition, the Business is required to make quarterly payments for certain operations and maintenance services over the life of the IRU arrangements ranging from 1-25 years.

Future minimum lease payments under non-cancelable operating leases (including operations and maintenance payments under IRU agreements) at December 31, 2004 are as follows:

In thousands of U.S. dollars
2005	$4,806
2006	4,457
2007	3,889
2008	3,602
2009	3,527
2010 and thereafter	17,347
$37,628

(b)          Legal proceedings

PSINet Belgium is a defendant in a lawsuit filed by Perceval Technologies N.V. regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval Technologies. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of €1.4 million ($1.9 million) plus €250,000 ($0.3 million) moral damages, plus interests, costs and attorneys’ fees. We believe PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit and have engaged counsel to defend the action. If PSINet Belgium is determined to be liable or if we conclude that a settlement is in its best interests, that subsidiary may incur substantial costs.

The Business is subject to claims and legal proceedings that arise in the ordinary course of its operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Business. The Business does not believe that any of these matters will have a material adverse affect on its assets or operations.

(d)          Guarantees

From time to time, the Business enters into indemnification agreements with certain contractual parties in the ordinary course of , including agreements with lenders, lessors, service providers and certain vendors. All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Although the maximum amount of future payments that the Business could be required to make under these indemnification agreements is unlimited, management believes that historically, costs incurred to settle claims related to these indemnifications have not been material to the Business’s financial position, results of operations or cash flows and that this is the expectation for the future. Additionally, the fair value of the indemnifications that the Business issued during the years ended December 31, 2003 and 2004 respectively were not material to the Business’s financial position, results of operations or cash flows.

11.   Segment Reporting

VIA offers a variety of Internet access, managed bandwidth, web-hosting, Internet security and related services to es and consumers in Europe and the Americas. As of December 31, 2004, VIA served primary markets in nine countries. These country operations generate Internet-related revenues from leased lines, dial-up Internet access, web-hosting and design, Internet security and consulting services, and sale of third-party hardware and software.

In prior reporting periods, the Business’s internal management reporting structure was based on country operations and therefore the Business had provided segment information based on geographic regions.

Within the last quarter of 2004, management reevaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies and the newly acquired PSINet Europe operating companies into one operating segment—“Solutions”. The Business grouped its start-up VIA Express channel operations into one operating segment—“Express”. The Business and its Chief Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and EBITDA before restructuring (“Adjusted EBITDA”). The Business’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

The table below presents information about the reported revenue, operating loss from continuing activities, impairment and restructuring charges and assets from operations of the Business’s operating segments for years ended December 31, 2003 and 2004.

	Solutions	Express	Corporate	Total
	In thousands of U.S. dollars
Total assets as of December 31, 2003	$10,454	$—	$5,009	$15,463
Total assets as of December 31, 2004	$55,446	$1,006	$4,344	$60,796
Total long-lived asset additions as of December 31, 2003	$587	$—	$3,195	$3,782
Total long-lived asset additions as of December 31, 2004	$40,216	$884	$2,995	$44,095
The year ended December 31, 2003:
Revenue	$16,645	$—	$—	$16,645
Adjusted EBITDA	(2,073)	—	(2,874)	(4,947)
Impairment and restructuring charges	(2,563)	—	—	(2,563)
The year ended December 31, 2004:
Revenue	$31,837	$89	$—	$31,926
Adjusted EBITDA	(3,880)	(2,740)	(3,179)	(9,799)
Impairment and restructuring charges	$(6,779)	—	—	$(6,779)

At December 31, 2004, goodwill for the operating segments Solutions and Express was $30.8 million and nil, respectively.

The reconciliation between Adjusted EBITDA to net loss from operations is as follows:

	Solutions	Express	Corporate	Total
	In thousands of U.S. dollars
The year ended December 31, 2003:
Adjusted EBITDA	$(2,073)	$—	$(2,874)	$(4,947)
Impairment and restructuring charges	(2,563)	—	—	(2,563)
Depreciation and amortization	(539)	—	(3,587)	(4,126)
Interest income	10	—	—	10
Interest expense	(4)	—	—	(4)
Other income (expense), net	(1,302)	—	(78)	(1,380)
Foreign currency (losses) gains, net	6	—	772	778
Income tax benefit (expense)	(22)	—	—	(22)
Net loss from continuing operations	$(6,487)	$—	$(5,767)	$(12,254)
The year ended December 31, 2004:
Adjusted EBITDA	$(3,880)	$(2,740)	$(3,179)	$(9,799)
Impairment and restructuring charges	(6,779)	—	—	(6,779)
Depreciation and amortization	(1,912)	(142)	(2,723)	(4,777)
Interest income	9	—	—	9
Interest expense	(149)	(8)	—	(157)
Other income (expense), net	1,184	(193)	(4,780)	(3,789)
Foreign currency (losses) gains, net	2,615	46	4,096	6,757
Income tax benefit (expense)	68	—	—	68
Net loss from continuing operations	$(8,844)	$(3,037)	$(6,586)	$(18,467)

A summary of the revenues and long-lived assets relating to the Business’s countries of domicile (origin) is as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Revenues:
Germany	$7,634	$13,354
France	7,238	8,122
The Netherlands	—	3,577
Switzerland	—	3,398
Spain	1,773	1,576
Belgium	—	1,898
Total	$16,645	$31,926

	December 31, 2003	December 31, 2004
	In thousands of U.S. dollars
Long-lived Assets:
Germany	703	17,552
France	785	2,505
The Netherlands	—	11,246
Switzerland	—	3,316
Spain	381	279
Belgium	—	5,589
Corporate	5,904	3,481
Total	$7,773	$43,968

A summary relating to the Business’s products and services from external customers is as follows:

	Year-end December 31, 2003	Year ended December 31, 2004
Access (including DSL connectivity)	$9,968	$17,739
Hosting	2,530	$8,193
Internet security services	1,413	2,874
Other	2,734	3,120
Total	$16,645	$31,926

12.   Subsequent Events

On January 26, 2005, the board of directors removed Rhett Williams from his position as a member of the board of director and as chief executive officer of the Company. The vacancy on the board of directors has remained unfilled. Ray Walsh was appointed as the replacement chief executive officer. Mr. Walsh was formerly VIA’s Senior Vice President, Technology & Operations.

On January 28, 2005, Erik M. Torgerson submitted his resignation and stepped down from the Board of Directors of the Company. In stepping down, Mr. Torgerson cited time constraints. Prior to his resignation, Mr. Torgerson, who has served as a director of VIA since May 1999, was its longest serving director. Mr. Torgerson served as chairman of VIA’s audit committee from October 1999 until August 2003. Erik is a general partner of Norwest Equity Partners, a private equity firm, which has over $2 billion in capital under management.

On April 1, 2005, the Company sold its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF3.5 million ($3.1 million). Foreign currency translation adjustments of $0.9 million will be reclassified into the statement of operations upon disposal in fiscal year 2005.

On April 10, 2005,  VIA NET.WORKS, Inc. entered into a letter of intent with Claranet Group Limited, a privately-held European Internet services provider based in the United Kingdom, to sell all of our business operations in Europe and the United States. The key terms of the proposed transaction, or the Claranet Sale, are disclosed within Note 1 of these consolidated financial statements. Foreign currency translation adjustments of $34.1 million will be reclassified into the statement of operations upon disposal in fiscal year 2005.

On April 11, 2005, the Company announced the Claranet Sale offer. In reaction to the announcement, a number of managers and employees of the Company’s Amen group formed a strike against Amen, seeking employment security guarantees from Claranet, amongst other things. The Company has obtained the support of staff from other members of the VIA group to fill in for the striking workers to ensure the continuation of technical and customer support. The Company believes it will be able to resolve the matter satisfactorily without undue cost or impairment to the Amen business.

On June 29, 2005, the Company entered into a series of agreements (the “Sorbie Agreements”) relating to the release by Sorbie Europe B.V. (formerly PSINet Europe B.V.) (“Sorbie”) of all of VIA’s obligations related to the unsecured zero-coupon convertible note of €6.0 million (approximately $7.3 million) due in full November 20, 2005, issued to Sorbie in connection with its acquisition of the PSINet Europe companies on August 9, 2004. Under the Sorbie Agreements, VIA and the sellers of the PSINet Europe companies mutually released all claims that either party has or may have in the future against the other party under the August 9, 2004, purchase agreement. In consideration for the release, Sorbie agreed to cancel the note against a payment to Sorbie, prior to August 31, 2005, of €1.5 million (approximately $1.8 million) in cash and the issuance to Sorbie of a number of shares of common stock of VIA equal to 9.9% of the total outstanding shares of the Company as of June 29, 2005. Pursuant to the Sorbie Agreements, on August 29, 2005, VIA paid approximately $1.8 million and issued 7,173,341 shares of common stock to Sorbie (collectively, the “Sorbie Settlement”). Upon completion of the Sorbie Settlement, the Company recorded a gain of $5.0 million in the statement of operations in the three months ending September 30, 2005.

On July 12, 2005, the Company sold various businesses as described in Note 18.

On July 27, 2005, Claranet delivered a notice of termination of the Amended Sale Agreement and the Amended Facility based on events which allegedly occurred and gave rise to its right to terminate. The Company has notified Claranet that it rejects the allegations and denies that Claranet has the right to terminate. The Company is currently engaged in discussions with other parties and is seeking to enter into a new transaction for the sale of Company’s businesses.

On August 1, 2005, VIA’s board of directors acknowledged the termination of employment of Cameron Mackenzie, the Company’s Chief Financial Officer, as of July 31, 2005. Also on August 1, 2005, VIA’s board accepted the resignation of Dick Theunissen, Vice President, effective as of July 31, 2005. These terminations are a part of VIA’s plan to prepare the Company for a potential sale.

On August 26, 2005, VIA agreed to sell substantially all of its assets to Interoute Communications Holdings S.A. for $18.1 million. The sale comprised VIA’s remaining business operations, including the PSINet Europe operations in Germany, France, Belgium, Switzerland and the Netherlands and the legacy VIA NET.WORKS operations in France, Germany and Spain, as well as certain assets pertaining to centralised back office and technical support systems.

ANNEX A

Dated 26 August 2005

VIA NET.WORKS, INC.

and

MAWLAW 653 LIMITED

and

INTEROUTE COMMUNICATIONS HOLDINGS SA

SALE AND PURCHASE AGREEMENT
relating to the operating subsidiaries and certain assets and liabilities of VIA NET.WORKS, Inc.

One Angel Court
London EC2R 7HJ

+44 20 7367 0200

Sale and Purchase Agreement

This DEED is made               August 2005

between:

(1)                                    VIA NET.WORKS, Inc., a company incorporated in Delaware, the United States whose registered office is at 1013 Centre Road, Wilmington, Delaware 19805, United States (“VIA Inc.” or the “Seller”);

(2)                                    MAWLAW 653 LIMITED a company organised under the laws of England & Wales (registered number 5391411) whose registered office is at Walbrook Building, 195 Marsh Wall, London E14 9SG, United Kingdom (the “Purchaser”); and

(3)                                    INTEROUTE COMMUNICATIONS HOLDINGS SA a company organised under the laws of Luxembourg (registered number RCS Luxembourg B109.435) whose registered office is at 9, Rue Schiller, L-2519 Luxembourg (“Interoute” and, together with the Purchaser, the “Purchasers” or the “Relevant Purchasers”).

Whereas:

(A)                                 The Seller has agreed to sell the Group (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(B)                                  The Relevant Purchasers have agreed to purchase the Group and to assume the obligations imposed on the Relevant Purchasers under this Agreement.

It is agreed as follows:

1                                              Interpretation

In this Agreement, unless the context expressly otherwise requires, the provisions in this Clause 1 apply:

1.1                                    Definitions

“Accounts Date” means 31 December 2004;

“affiliate” means in relation to a person, any entity controlled, directly or indirectly, by that person, any entity that controls, directly or indirectly, that person or any entity directly or indirectly under common control with that person;

“Aggregate Purchaser Liability” means the sum of US$2,000,000;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between VIA Inc. and the Purchaser and signed for identification by the Seller’s Lawyers and the Purchasers’ Lawyers with such alterations as may be agreed in writing between VIA Inc. and the Purchaser from time to time;

“Assumed Liabilities” means the liabilities of the Seller (other than the Excluded Liabilities) to be assumed by the Relevant Purchasers under or pursuant to Clause 2.3.1 and “Assumed Liability” means any one of them;

“Back Stop Date” means 15 November 2005 or, only in the event of any delays caused by the SEC in relation to Clause 4.2, such number of additional days as the SEC may take to respond or come to a final determination on any matter in respect thereof, provided that, in any case, such Back Stop Date shall not go beyond 15 December 2005;

“Blocked Account” means the blocked account at ING Bank N.V. in the name of PSINet Netherlands currently in credit to the amount of €283,716;

“Blocked Amount” means the amount in Euro standing to credit in the Blocked Account, converted to U.S. dollars at the Euro/U.S. dollar exchange rate at Closing as quoted by the Financial Times, London edition or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Business Assets” means all the property, rights and assets (including the Seller’s Computer Systems) agreed to be sold under Clause 2.3.1 of this Agreement or any relevant Local Transfer Document;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in London or Amsterdam;

“Business Intellectual Property” means all rights and interests of the Seller in Intellectual Property which, at or immediately before Closing, is used or capable of use in the business of the Group, including the Registered Intellectual Property details of which are set out in the document entitled “Business Intellectual Property” contained in the Data Room;

“Cashflow” means the sum of any of the following to the extent they occur between the date of this Agreement and the Closing Date (inclusive):

(i)                          the aggregate amount of any dividend, or distribution declared, paid or made by a Group Company other than to another Group Company (expressed as a negative number); and

(ii)                      the aggregate amount of any redemption or purchase of shares or return of capital by a Group Company other than to another Group Company (expressed as a negative number); and

(iii)                  the aggregate amount of any cash payments made to (or the fair market value of assets transferred to or liabilities assumed, indemnified or incurred for the benefit of) any member of the VIA Group (including, without limitation, management fees and any payment of interest) by any Group Company (expressed as a negative number); and

(iv)                    the aggregate amount of any cash payments made to (or the fair market value of assets transferred to or liabilities assumed, indemnified or incurred for the benefit of) any Group Company (including, without limitation, management fees and any payment of interest) by any member of the VIA Group (expressed as a positive number); and

(v)                        any payment or incurrence by a Group Company of any third party costs and expenses in connection with the proposed sale of the Companies to the extent that the same have not been refunded to the relevant Group Company by the Seller or its agents prior to Closing (expressed as a negative number); and

(vi)                    any payment or incurrence by a Group Company of any material third party costs and expenses that should properly have been for the account of the VIA Group in connection with any litigation or potential litigation to the extent that the same have not been refunded to the relevant Group Company by the Seller or its agents prior to Closing (expressed as a negative number); and

(vii)                any indemnity or other contingent liability or obligation granted or assumed, other than pursuant to this Agreement, by a Group Company in connection with the proposed sale of the Companies (expressed as a negative number).

“Charged Asset” means any asset subject to an Encumbrance created pursuant to a Security Document;

“Claranet Agreement” means the sale and purchase agreement relating to the operating subsidiaries and certain assets and liabilities of VIA, between VIA Inc., VIA Net.Works Holdco Inc., VIA Net.Works NY Corp and Claranet Group Limited, dated 30 April 2005 (as amended by an amendment and restatement agreement dated 12 July 2005);

“Claranet Deed” means the deed of settlement (including all exhibits and side letters relating thereto) relating to the Claranet Agreement between VIA Inc., VIA Net.Works Holdco Inc., VIA Net.Works NY Corp, Claranet Group Limited and Clara.net Holdings Limited, dated 23 August 2005;

“Claranet Service Agreements” means all agreements to which the Seller and/or any Group Company is a party (including without limitation, the Claranet TSA, the Claranet Deed and the transition services agreement dated 28 September 2004 between VIA Inc., Claranet Limited and VIA Net.Works UK Limited) under which services are provided to and/or received by any of the Seller, Claranet Limited or any member of their respective group of companies;

“Claranet TSA” means the transition services agreement between VIA Inc., VIA Net.Works Holdco Inc., VIA Net.Works NY Corp, Claranet Group Limited and Clara.net Holdings Limited, dated 12 July 2005;

“Claranet Facility” means the facility agreement entered into between VIA Inc. and Clara.net Holdings Limited dated 30 April 2005 (as amended and restated on 12 July 2005);

“Claranet Group” means Claranet Group Limited and its subsidiaries from time to time;

“Claims” means all rights and claims of the Seller arising at any time whether before or after Closing primarily in relation to any of the Business Assets or any Assumed Liability (but excluding any rights or claims under insurance policies) and “Claim” means any one of them;

“Closing” means the completion of the sale of the Group pursuant to Clauses 6.1, 6.2 and 6.3 of this Agreement and any relevant Local Transfer Document;

“Closing Date” means, in respect of a Closing, the date on which such Closing takes place pursuant to Clause 6;

“Companies” means the companies, details of which are set out in paragraph 1 of Schedule 2 and “Company” means any one of them;

“Competing Proposals” means a proposal made by a Third Party to the Seller pursuant to which such Third Party will acquire equity or any material assets, or provide debt or equity funding to, the Seller or any Group Company. For the avoidance of doubt, “Competing Proposal” shall not include the disposal of any assets of the Seller or any Group Company to the extent that such disposal is proposed by or otherwise agreed to in writing by Purchaser, pursuant to a Restructuring Action or otherwise;

“Computer Systems” means all computer systems, communications systems, hardware and software used by a Group Company and/or the Seller, as appropriate;

“Confidentiality Agreement” means the confidentiality agreement dated 8 March 2005 between VIA Inc. and Interoute pursuant to which VIA Inc. made available to the Purchasers certain confidential information relating to the Group;

“Consolidated Accounts” means the consolidated audited accounts of the VIA Group and the Group Companies taken as a whole, each comprising a balance sheet and a profit and loss account for the twelve month period ended on the Accounts Date;

“Contracts” means the Licence Agreements and all contracts, undertakings, arrangements and agreements listed in the document in the Data Room entitled “Revised Schedule of Contracts” (excluding the Claranet Service Agreements) or contained in the Data Room and “Contract” means any of them;

“Customer Premises Equipment” means equipment required by a customer for the provision of services to that customer and which is not located at the premises of a Group Company;

“Data Room” means the data room containing documents and information relating to the Group made available by the Seller at the website communicated by the Seller to the Purchasers on a CD ROM, the contents of which are listed in Appendix B to the Disclosure Letter;

“DebtCo” means the wholly owned subsidiary of VIA Inc. to be incorporated under the laws of Jersey by VIA Inc. as soon as practicable after the date of this Agreement;

“Deferred Amount” means the amount of rent payable under the Schiphol Lease from the date of Closing until the expiry of that lease;

“Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchasers, as updated on Closing, disclosing:

(i)                          information constituting exceptions to the Warranties; and

(ii)                      details of other matters referred to in this Agreement;

“Employee” means all employees of the Group Companies and all Relevant Employees who are or will be employed by a Group Company immediately prior to the Closing Date (other than any specifically excluded by agreement with the Purchaser);

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Event of Default” has the meaning given to it in the Facility Agreement;

“Excluded Liabilities” means the liabilities referred to in Clause 2.3.3;

“Facility Agreement” means the agreement in the Agreed Terms to be entered into on the date hereof, pursuant to which the Purchaser will provide VIA Inc. with a working capital facility;

“Finance Documents” has the meaning given to it in the Facility Agreement;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)           moneys borrowed;

(b)          any amount raised by acceptance under any acceptance credit facility;

(c)           any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)          the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the relevant accounting standard in the jurisdiction of the relevant Group Company, be treated as a finance or capital lease;

(e)           receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)             any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)           any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)          shares which are expressed to be redeemable;

(i)             any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)              the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Finance Leasing Arrangement” means any arrangement or transaction pursuant to which a Group Company:

(a)           sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by that or any other Group Company;

(b)          sells transfers or otherwise disposes of any of its receivables on recourse terms;

(c)           agrees that money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts, save in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances; or

(d)          enters into any other preferential arrangement having a similar effect;

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset

“First Payables Assignment Agreement” means the assignment agreement in the Agreed Terms to be entered into in accordance with the terms of clause 5.4.2;

“First Relevant Subsidiaries” shall have the meaning given in the First Payables Assignment Agreement;

“Goodwill” means the goodwill of the Seller in relation to the business of the Group as at Closing;

“Group” means the Group Companies and the VIA Operations, taken as a whole;

“Group Companies” means the Companies and the Subsidiaries and “Group Company” means any one of them;

“Group Intellectual Property” means all rights and interests held by the Group Companies in Intellectual Property as at the date of Closing (whether as owner or licensee);

“Insolvency Proceedings” means:

(i)                          any statutory procedure involving a suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Company or any member of the VIA Group;

(ii)                      a composition, assignment or arrangement with the majority by value of its unsecured creditors of any Group Company or any member of the VIA Group;

(iii)                  the appointment of a custodian, liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Group Company or any of its assets of any Group Company or any member of the VIA Group;

(iv)                    the enforcement of any Security over any assets of any Group Company or any member of the VIA Group and which if not discharged within ten Business Days would have a material adverse effect on the business of the Group Companies and the VIA Group taken as a whole;

(v)                        the expropriation, attachment, sequestration, distress or execution which affects any asset or assets of a Group Company or any member of the VIA Group and which if not discharged within ten Business Days would have a material adverse effect on the business of the Group Companies and the VIA Group taken as a whole; or

(vi)                    any resolution by the directors of any Group Company or member of the VIA Group or any application or petition to a court in respect of any of the processes or events listed in paragraphs (i) to (v) above, or any analogous statutory procedure or enforcement step in any jurisdiction,

BUT EXCLUDING any step taken by a third party that:

(y)                        does not actually result in one of the processes or events described in paragraphs (i) to (v) above being commenced or occurring in respect of that Group Company or member of the VIA Group and is dismissed or withdrawn within ten Business Days of presentation; and

(z)                        is made in respect of a debt with a value purported (by the third party) to be less than $500,000.

“Intellectual Property” means trade marks, domain names, get-up, logos, patents, design rights, copyrights (including copyrights in software), database rights, Know-how and all other similar rights in any part of the world, including any registration of such rights and applications and rights to apply for such registrations;

“Intra-Group Payables” shall have the meaning given in the First Payables Assignment Agreement;

“Know-how” means confidential and/or proprietary industrial and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent,

ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety;

“Licence Agreements” means those Intellectual Property licence agreements listed in the document entitled “Revised Schedule of Contracts” contained in the “VIA Inc.” folder in the Data Room and copies of which are included in the Data Room;

“Local Transfer Document” has the meaning given to it in Clause 2.5.1;

“Losses” means all losses, liabilities, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands but excluding consequential, incidental, special or punitive damages including loss of profits or revenues;

“Management Agreement” means the agreement in the Agreed Terms to be entered into on the date hereof, pursuant to which the Purchaser shall provide Management Consultancy Services (as defined in the Management Agreement) to VIA Inc. and the Group Companies;

“Material Contracts” means contracts to which the Seller or a Group Company is a party and which account for, in the case of customers, in excess of €150,000 of revenue per annum and, in the case of suppliers, in excess of €100,000;

“Material Group IP” means such of the Group Intellectual Property as is material to the business of the Group;

“Moveable Assets” means all existing applications and/or systems used in the operations of the Group Companies immediately prior to Closing, including all IT, communications, network management, back office and financial software applications or systems (Inovaware, Coda, etc.) and network management systems;

“Payables Release Agreement” means the release agreement in the Agreed Terms to be entered into in accordance with the terms of clause 5.4.3;

“Permitted Encumbrance” means:

(i)                          any lien arising by operation of law and in the ordinary course of trading; or

(ii)                      any Encumbrance in existence as at the date of this Agreement or coming into existence pursuant to an agreement existing as of the date of this Agreement; or

(iii)                  any Encumbrance created pursuant to the Finance Documents;

“Properties” means the leasehold properties, listed in the document entitled “Real Property Leasehold Interest Summary Relating to Office and Datacentres” contained in the Data Room, and “Property” means any one of them;

“Purchase Price” has the meaning given in Clause 3.1;

“Purchasers’ Group” means Interoute Communications Holdings S.A. (a Luxembourg incorporated company) and its subsidiaries from time to time;

“Purchasers’ Lawyers” means Mayer, Brown, Rowe & Maw LLP, of 11 Pilgrim Street, London EC4V 6RW, United Kingdom;

“Quarterly Lease Payment Amount” means the quarterly rent payment specified in the Schiphol Lease, payable in advance;

“Registered Intellectual Property” means Intellectual Property which is registered or the subject of an application for registration in any patent, trade mark or other Intellectual Property registry anywhere in the world;

“Relevant Employees” means those employees listed in the document entitled “Relevant Employees” contained in the Data Room;

“Relevant Purchasers’ Warranties” has the meaning given to it in Clause 8.1;

“Restructuring Action” means an action to restructure the business of any Group Company or the VIA Operations which restructuring is carried out prior to Closing by agreement between VIA Inc. and the Purchaser;

“Schiphol Assignment” each full or partial assignment of the rights and obligations of VIA Nederland under the Schiphol Lease which has the effect of releasing VIA Nederland from any and all rights and obligations under the Schiphol Lease;

“Schiphol Lease” means the lease dated 14 April 2003 by and among VIA Nederland and the Schiphol Lessor over the premises at H. Walaardt Sacrestraat 401-403, 1017BM Schiphol, The Netherlands, to be assigned to PSINet Netherlands;

“Schiphol Lessor” means Bouwfonds Property Finance N.V., a private company with limited liability, duly incorporated under the laws of The Netherlands, having its registered office at Hoevelaken, Westerdorpstraat 66, The Netherlands;

“SEC” has the meaning given to it in Clause 4.12;

“Second Payables Assignment Agreement” means the assignment agreement in the Agreed Terms to be entered into in accordance with clause 5.4.3;

“Security” has the meaning given to it in the Facility Agreement;

“Security Assignment Agreement” means the security assignment agreement in the Agreed Terms entered into in accordance with the terms of clause 5.4.1;

“Security Document” has the meaning given to it in the Facility Agreement;

“Seller’s Lawyers” means Hogan & Hartson of One Angel Court, London EC2R 7HJ, United Kingdom;

“Senior Employee” means any Employee employed or engaged in relation to the Group on an annual salary (on the basis of full-time employment) in excess of €100,000 or local equivalent;

“Shares” means the shares in the capital of the Companies specified in Part 1 of Schedule 1;

“Solus Accounts” means the audited accounts of PSINet Germany GmbH, VIA NET.WORKS France S.A., VIA NET.WORKS España SL, VIA NET.WORKS France Holding SAS and VIA NET.WORKS UK Holding Limited comprising a balance sheet and a profit and loss account for the twelve month period ended on 31 December 2003;

“Subscription Agreement” has the meaning given to it in the Facility Agreement;

“Subsidiaries” means the companies listed in paragraph 2 of Schedule 2 together with any other subsidiaries of the Companies and “Subsidiary” means any one of them;

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Taxation Benefit” means any Taxation benefit or advantage, including any loss, relief, allowance, exemption, set-off, deduction or credit available in the computation of any liability to Taxation;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Third Party” means persons other than the Purchasers or any member of the Purchasers’ Group;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the assignment or transfer to the Relevant Purchasers or a Group Company of any of the Contracts and “Third Party Consent” means any one of them;

“Transaction Documents” means the Finance Documents, the Subscription Agreement, the Management Agreement, the Assignment Agreement, this Agreement and all documents contemplated by this Agreement;

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 77/338/EEC and outside the European Union any Taxation levied by reference to added value or sales;

“VIA Group “ means VIA Inc. and its subsidiaries from time to time excluding the Group Companies;

“VIA Group Drawdown Schedule” has the meaning given in the Facility Agreement;

“VIA Inc. Board” means the board of directors of VIA Inc.;

“VIA Operations” means the activities carried on by the Seller in relation to or in connection with the business of the Group Companies and being sold under this Agreement pursuant to Clause 2.3 and the Local Transfer Documents;

“VIA Shareholders” means the holders of VIA Inc.’s common stock from time to time;

“VIA Termination Event” has the meaning given to it in the Facility Agreement; and

“Warranties” means the warranties given by the Seller pursuant to Clause 8 and Schedule 7 and “Warranty” means any one of them. and

1.2                                    Shares

References to shares shall include, where relevant, quotas.

1.3                                    Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4                                    References to persons and companies

References to:

1.4.1                           a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2                           a company include any company, corporation or any body corporate, wherever incorporated.

1.5                                    References to subsidiaries and holding companies

A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1                           holds a majority of the voting rights in it;

1.5.2                           is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3                           is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4                           has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

1.6                                    Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7                                    Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8                                    Currency Conversion

Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause:

“Conversion Rate” means the spot closing mid-point rate for a transaction between the two currencies in question on the date immediately preceding the Relevant Date as quoted by the Financial Times, London edition, or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)                          for the purposes of Clause 5.1, the date of this Agreement;

(ii)                      for the purposes of Clause 9, the date a claim is made in accordance with Clause 9.1; and

(iii)                  for the purposes of Schedule 7, the date at which the relevant Warranty is expressed to be true and accurate.

1.9                                    Rights of the Seller and the Purchaser

1.9.1                           The Purchaser and the Relevant Purchasers agree that where any right is given to a Purchaser under this Agreement, such right shall be exercisable exclusively by the Purchaser and any such exercise shall be binding on the Relevant Purchasers.

1.10                             Joint and Several Liability

1.10.1                    The obligations of the Purchasers under this Agreement shall be joint and several.

2                                              Agreement to Sell the Group

2.1                                    Sale and Purchase of the Group

On and subject to the terms of this Agreement and the Local Transfer Documents:

2.1.1                           the Seller agrees to sell or procure the sale of, and

2.1.2                           the Relevant Purchasers agree (each as to the Shares set out against its name in Schedule 1 and the VIA Operations) to purchase,

except as otherwise expressly provided in this Agreement, the Group as a going concern.

2.2                                    Sale of the Shares

2.2.1                           The Shares shall be sold free from Encumbrances and the Seller shall sell the entire legal and beneficial ownership in the Shares together with all rights and advantages attaching to them as at the date of this Agreement (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.2.2                           The Seller shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

2.3                                    Sale of the VIA Operations

2.3.1                           There shall be as the Relevant Purchaser may elect: (a) transferred to such Group Company with effect from Closing or (b) included in the sale of the VIA Operations under this Agreement or, where relevant, the Local Transfer Documents, which shall be sold free from Encumbrances (including the entire legal and beneficial ownership) except for Permitted Encumbrances:

(i)                          the Business Intellectual Property;

(ii)                      the Goodwill;

(iii)                  the Moveable Assets;

(iv)                    the rights of the Seller arising under the Contracts (on the terms set out in Schedule 3);

(v)                        the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of the Claims; and

(vi)                    the benefit (so far as the same can lawfully be assigned or transferred to the Relevant Purchasers) of any claim under an insurance policy to the extent such claim relates exclusively to any Business Asset or Assumed Liability.

2.3.2                           Subject to Clause 2.3.3, with effect from Closing the Seller agrees to transfer, or to procure the transfer (to the extent it is able so to do), and the Relevant Purchaser or such Group Company as the Relevant Purchasers may elect, agrees to accept the transfer of, and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil, all Liabilities incurred by the Seller in relation to the Relevant Employees (in accordance with and subject to the provisions of Schedule 4) and the Contracts. The

Seller agrees with the Relevant Purchasers that such Liabilities shall be transferred to and assumed by the Relevant Purchasers or a member of the Purchasers’ Group (including the Group Companies) so that the Relevant Purchasers shall have such Liabilities (so far as the same can be lawfully transferred) and so that the Relevant Purchasers or the Group Company, as the case may be, shall have and be entitled to the benefit of the same rights, powers, remedies, claims, defences, obligations and conditions (including, without limitation, rights of set-off and counterclaim) as the Seller enjoyed.

2.3.3                           Clause 2.3.2 shall not apply to, and the Relevant Purchasers shall not be obliged to, and the Seller shall procure that no Group Company shall, accept the transfer of and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil:

(i)                          any Liability of the Seller or the VIA Group falling due for performance, or which should have been performed, prior to Closing;

(ii)                      any Liability of the Seller or the VIA Group except for the Liabilities referred to in Clause 2.3.2;

(iii)                  any Liability of the Seller or the VIA Group owed to any member of the Claranet Group (other than in respect of the obligations assumed pursuant to Clause 2.3.4 and those aspects of the Claranet Deed associated with the Claranet TSA).

2.3.4                           With effect from Closing and to the extent permitted by law, the Seller agrees to subcontract to the Purchaser the obligations of the Seller and/or any Group Company to provide, as well as the benefit of receipt by the Seller and/or any Group Company of, services under the terms of the Claranet Service Agreements.

2.3.5                           The Purchaser agrees to being the Seller’s sub-contractor under the Claranet Service Agreements and hereby agrees to indemnify the Seller against all costs, fees, charges, expenses and liabilities incurred by the Seller to any third party (including any member of the Claranet Group) arising from or in connection with the negligent performance of the Claranet Service Agreements sub-contracted to it pursuant to Clause 2.3.4 by the Purchaser.

2.4                                    Relevant Employees

The provisions of Schedule 4 shall apply in respect of the Relevant Employees.

2.5                                    Local Transfer Documents

2.5.1                           At Closing the Seller and the Relevant Purchasers shall execute such agreements, transfers, conveyances and other documents (subject to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser) to implement the transfer of (i) the Shares and (ii) the VIA Operations (the “Local Transfer Documents” and each, a “Local Transfer Document”).

2.5.2                           To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)                          the provisions of this Agreement shall prevail; and

(ii)                      so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, the Seller shall indemnify the Purchaser against all Losses suffered by the Relevant Purchasers or, as the case may be, the Purchaser shall indemnify the Seller against all Losses suffered by the Seller, in either case through or arising from the inconsistency between the Local Transfer Document and the Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

2.5.3                           No Seller shall bring any claim against the Relevant Purchasers in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or VIA Operations in accordance with this Agreement.

2.5.4                           No Purchaser shall bring any claim against the Seller in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or VIA Operations in accordance with this Agreement.

3                                              Consideration

3.1                                    Amount

The aggregate consideration for the purchase at Closing of the Shares and the Business Assets under this Agreement and the Local Transfer Documents shall be an amount in cash equal to $18,100,000.00 (the “Purchase Price”).

3.2                                    Allocation of Purchase Price

The parties shall co-operate in good faith prior to Closing to allocate the consideration between the Shares and the Business Assets being acquired with a view to ensuring that such allocation is made in a mutually beneficial manner (and in accordance with applicable laws).

3.3                                    VAT

The Seller and Purchaser agree that the Purchase Price is exclusive of VAT. If any VAT is found to be chargeable in respect of this Agreement, it shall be payable in addition to the Purchase Price, against delivery of a valid VAT invoice (or equivalent, if any), where appropriate, in respect of which the provisions of Schedule 5 shall apply.

3.4                                    Reduction of the Purchase Price

3.4.1                           If any payment is to be made by the Seller to the Relevant Purchasers in respect of any claim for any breach of this Agreement or any Local Transfer Document or pursuant to an indemnity under this Agreement, the payment shall be made by way of adjustment of the consideration paid by the Relevant Purchasers for the particular category of Business Asset or Shares (if any) to which the payment and/or claim relates under this Agreement and the Purchase Price shall be deemed to be reduced by the amount of such payment.

3.4.2                           If:

(i)                          the payment and/or claim relates to more than one category of Business Asset or Shares, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the relevant Business Assets or Shares by reference to the proportions in which the Purchase Price is allocated in accordance with Clause 3.2; or

(ii)                      the payment and/or claim relates to no particular category of Business Asset or Shares, it shall be allocated rateably to all Business Assets and Shares by reference to the proportions in which the Purchase Price is allocated in accordance with Clause 3.2, and in each case the Purchase Price shall be deemed to have been reduced by the amount of such payment.

4                                              Conditions

4.1                                    Conditions Precedent

The agreement contained in Clause 2.1 to purchase and sell the Shares and the Business Assets is conditional upon each of the following:

(i)                          the approval of the VIA Shareholders in accordance with s271 of the Delaware General Corporation Law of the transactions contemplated by this Agreement;

(ii)                      incorporation of DebtCo;

(iii)                  no dispute in relation to the Claranet Deed arising prior to Closing which dispute relates to those assets, shares and liabilities to be transferred to the Relevant Purchasers pursuant to Clause 2 and the Transaction Documents;

(iv)                    the release and discharge pursuant to the Claranet Deed of the security interests granted to Clara.net Holdings Limited under the Claranet Facility remaining effective; and

(v)                        fulfilment of the obligations set out in Clause 5.4.

4.2                                    Responsibility for Satisfaction

VIA Inc. shall use its best endeavours to ensure the satisfaction of the conditions set out in Clause 4.1 as soon as possible and shall as soon as reasonably practical following the date of this Agreement file requisite proxy materials with the US Securities and Exchange Commission (“SEC”) and proceed to a vote of VIA Shareholders, such vote to take place no later than the Back Stop Date and, subject to the provisions of Clause 5.6, VIA Inc. Board’s recommendation that VIA Shareholders approve the transactions contemplated by this Agreement shall be included in the materials sent to VIA Shareholders in relation to such vote. The Purchaser shall provide a reasonable level of cooperation to VIA Inc. in connection with the preparation of the proxy statement and shall provide the Seller with such information as it may reasonably request from time to time. VIA Inc. shall respond promptly to any enquiries or requests for further information raised by the SEC in respect of the matters raised by the SEC pursuant to or in connection with this Agreement.

4.3                                    Non-Satisfaction/Waiver

4.3.1                           VIA Inc. shall give notice to the Purchaser of the satisfaction of the condition in Clause 4.1 within one Business Day of becoming aware of the same.

4.3.2                           VIA Inc. may at any time, to the extent permitted by law, waive in whole or in part and conditionally or unconditionally the condition set out in Clause 4.1 by notice in writing to the Purchaser.

4.3.3                           If the condition in Clause 4.1 is not satisfied or waived on or before the Back Stop Date, save as expressly provided, this Agreement (other than Clauses 1, 5.5.2, 11 and 12.2 to 12.15) shall lapse and no party shall have any claim against any other under it, save for any claim arising from breach of the obligation contained in Clause 4.2, provided that the terms of Clause 5.5.2 shall apply and the amounts referred to in Clauses 5.5.2(x) and (y) shall become payable to Interoute.

4.4                                    Approval

The Seller shall provide suitable evidence of (on or prior to the date of this Agreement) the unanimous approval by VIA Inc.’s Board of this Agreement, the Subscription Agreement, the Management Agreement and the Facility Agreement, including for purposes of Section 203 of the Delaware General Corporation Law.

The Purchasers shall each provide suitable evidence of (on or prior to the date of this Agreement) the unanimous approval by each of its board of directors for the entering into and the performance of the transactions contemplated by this Agreement.

5                                              Pre-Closing

5.1                                    The Seller’s Obligations in Relation to the Conduct of the Group

Except (w) as contemplated and expressly permitted under the terms of the Management Agreement, (x) as may be required by law, (y) as may be required by any securities exchange or regulatory or governmental body to which the Seller or any Group Company is subject (including without limitation, Euronext, the SEC) or (z) as may be required under this Agreement between the date of this Agreement and Closing the Seller:

5.1.1                           shall carry on the business of the Group as a going concern in the ordinary and usual course as carried on since 1 January 2005;

5.1.2                           shall use commercially reasonable efforts to maintain in force all existing insurance policies in all material respects on the same terms and similar level of cover prevailing at the date of this Agreement for the benefit of the Group Companies and the Seller;

5.1.3                           without prejudice to the generality of Clause 5.1.1, shall not without the prior written consent of the Purchaser (such consent not to be unreasonably withheld delayed or conditioned) do any of the following in relation to any of the Group Companies or the VIA Operations:

(i)                          enter into any agreement or incur any commitment involving any capital expenditure in excess of $50,000 per item and $1,000,000 in aggregate save in respect of agreements of a revenue nature, in which case no such limit or consent shall apply, in each case exclusive of VAT;

(ii)                      enter into or amend any agreement or commitment (save in respect of agreements of a revenue nature) (a) which is not capable of being terminated without compensation at any time with three months’ notice or less or that is not in the ordinary and usual course of business and (b) which involves or may involve total annual expenditure in excess of $100,000 per agreement or commitment and $1,000,000 in the aggregate, exclusive of VAT;

(iii)                  enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset (including any present or future revenues and rights of every description);

(iv)                    create any Encumbrance over any of its assets except for a Permitted Encumbrance;

(v)                        enter into any new Finance Leasing Arrangement;

(vi)                    make any loan, or provide any form of credit or financial accommodation, to any other person other than in the ordinary course of the business of the relevant Group Company;

(vii)                other than the late or non-payment of monies owing to the extent consistent with the practice adopted by the Group since 1 January 2005 breach any of its material contractual or other obligations with a person other than another Group Company;

(viii)            acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture (other than the DebtCo);

(ix)                    incur or assume any Financial Indebtedness other than pursuant to the Facility Agreement or equipment leases entered into prior to the date of this Agreement;

(x)                        create, allot or issue, or grant an option to subscribe for, any share capital of any Group Company;

(xi)                    repay, redeem or repurchase any share capital of any Group Company;

(xii)                declare, make or pay any dividend or other distribution to shareholders;

(xiii)            save as required by law:

(a)          make any amendment to the terms and conditions of employment (including, without limitation, remuneration and pension entitlements and other benefits) of any Senior Employee;

(b)         provide or agree to provide any gratuitous payment or benefit to any Senior Employee or any of his dependants otherwise than in the ordinary course of business;

(c)          other than in the case of gross misconduct, dismiss, remove or redeploy any Senior Employee; or

(d)         engage or appoint any additional Senior Employee;

(xiv)              save as expressly provided by the Facility Agreement, enter into any guarantee, indemnity or other agreement to secure any obligation of a third party other than on arm’s length terms or in the ordinary and usual course of business of that Group Company; and

(xv)                  make any change to its accounting practices or policies (except as required by generally accepted accounting principles) or amend its constitutional documents;

(xvi)              take any step or commit any act which might materially affect the adequacy and sufficiency of the Group’s Computer Systems;

5.1.4                           shall comply with the provisions of Schedule 4, paragraph 1.

5.2                                    Seller’s notification requirements

From the date of this Agreement until Closing, the Seller shall notify the Purchaser forthwith upon becoming aware that any of the following has occurred, is reasonably likely to occur or has been threatened in writing:

5.2.1                           any Insolvency Proceedings occur in respect of the Seller;

5.2.2                           the occurrence of any fact or matter which would have resulted in a material breach of any Warranty had the fact or matter been known to Matt Stuart Nydell, Raymond Walsh or Joe Correia at the date of this Agreement.

5.3                                    The Seller’s obligations in relation to inter-company financing

5.3.1                           The Seller undertakes that, between the date of this Agreement and Closing, it will procure that there is no Cashflow in relation to any Group Company other than as set out in the accounting books and records of the relevant Group Company or by such other means to which the Purchaser has consented in advance, such consent to be in writing and not to be unreasonably withheld or delayed or conditioned.

5.4                                    Assignment Agreements, Security Assignment Agreements and Release Agreements

5.4.1                           In accordance with the terms of the Facility Agreement, after the date hereof, the Purchaser, the Seller and DebtCo (upon the procurement of Seller) shall execute the Security Assignment Agreement.

5.4.2                           In order to effect the execution of the Security Assignment Agreement in accordance with the terms of the Facility Agreement, Seller shall (and shall procure that DebtCo shall) execute the First Payables Assignment Agreement.

5.4.3                           Immediately prior to Closing Seller shall execute and shall procure that DebtCo shall execute:

(i)                          the Second Payables Assignment Agreement; and

(ii)                      the Payables Release Agreement.

5.5                                    Termination

5.5.1                           The Purchaser shall be entitled, prior to Closing, by notice in writing to the Seller, to terminate this Agreement (other than Clauses 1, 5.5.2, 11 and 12.2 to 12.15) in the event:

(i)                          any actual or pending claims or proceedings against the Seller or any Group Company in excess of $50,000, which has not been disclosed in the Data Room on or before 25 August 2005, and which exceed $1,500,000 in aggregate, but excluding any claim or proceeding arising from, or relating to any action taken or omitted to be taken by the Seller, any Group Company or the Purchasers (and its affiliates) pursuant to the Management Agreement, provided that if the Seller, acting reasonably, believes that any claim(s) received is without merit or that the likely quantum of such claim(s) is less than $1,500,000 in aggregate, the Seller and the Purchaser shall refer the claim(s) in question to a leading counsel of not less than ten years standing (or equivalent in overseas jurisdictions) agreed between the parties (and in absence of agreement appointed at the election of either party by the Chairman for the time being of the Bar Council of England and Wales (or equivalent in overseas jurisdictions))

to determine whether the claim(s) has merit and, if so, whether the quantum of the claim is reasonably expected to exceed $1,500,000. The costs of such leading counsel (or equivalent in overseas jurisdictions) shall be borne by the Purchaser. In such circumstances, the Purchaser shall not be allowed to exercise its rights pursuant to this Clause 5.5.1(i) unless the determination of leading counsel (or equivalent overseas) is that the claim(s) has merit and is reasonably expected to exceed $1,500,000 in aggregate;

(ii)                      prior to Closing the Seller enters into Insolvency Proceedings;

(iii)                  breach(es) known to Matt Stuart Nydell, Raymond Walsh or Joe Correia, of any Warranties where the aggregate Loss to the Purchasers resulting from such breach(es) would exceed $1,000,000;

(iv)                    an Event of Default, as defined under the Facility Agreement occurs;

(v)                        a VIA Termination Event occurs;

(vi)                    there is a failure by the Seller to proceed to Closing in breach of this Agreement;

(vii)                the conditions set out in Clause 4.1 not being satisfied in time to allow Closing to take place prior to the Back Stop Date (provided that the Purchaser shall have no right to terminate this Agreement unless it and each of its affiliates, as a VIA Stockholder, shall have voted each share of VIA Inc. held by it in favour of the transactions contemplated by this Agreement); or

(viii)            the Seller and/or any other Group Company suffers Losses to one or more of their assets which would not have otherwise occurred had all existing insurance policies prevailing at the date of this Agreement been maintained in all material respects and on the same terms and similar level of cover and further provided that such Losses exceed US$2,000,000.

5.5.2                           In the event of:

(i)                          a termination by the Purchaser pursuant to Clause 5.5.1 or Clause 6.6.1; or

(ii)                      a termination by the Purchaser by notice in writing to the Seller following the Seller failing, in time for the VIA Shareholder meeting to take place no later than 15 December 2005:

(a)          to convene a meeting of VIA Shareholders to approve the transaction provided for by this Agreement; or

(b)         to send to VIA Shareholders materials containing a recommendation of the VIA Inc. Board in the Agreed Terms that the transactions provided for by this Agreement be approved or, having sent such a recommendation, the VIA Inc. Board adversely modifies or changes its recommendation with respect to such transaction, the Seller shall pay to the Purchaser in same day funds:

(x)                        within two Business Days of receipt of the termination notice (or, in the case of Clause 5.5.2(x)(b) below, within two Business Days of being notified of the relevant amount):

(a)          a break fee in the amount of $500,000; and

(b)         the Purchaser’s actual and incurred costs and expenses (including legal fees) in connection with the transactions provided for by this Agreement up to a maximum amount of $250,000;

(y)                        in accordance with the terms of the Facility Agreement, all sums due and outstanding under the terms of the Facility Agreement.

5.5.3                           In the event of a material breach by a Purchaser of the Facility Agreement or failure by the Purchasers to proceed to Closing in breach of this Agreement (including, for the avoidance of doubt, Purchaser or any of its affiliates, as a VIA Stockholder, failing to vote each share of VIA Inc. held by it in favour of the transactions contemplated by this Agreement), the Seller shall be entitled, at any time prior to Closing, by notice in writing to the Purchaser, to terminate this Agreement (other than Clauses 1, 5.5.3, 11 and 12.2 to 12.15), and upon receiving such notice (as applicable) or following a termination of this Agreement by the Seller pursuant to Clause 6.6.1:

(i)                          the Purchaser shall pay to the Seller in same day funds within two Business Days a break fee in the amount of $500,000; and

(ii)                      the Seller shall pay to the Purchaser within 40 days of written demand from the Purchaser in accordance with the terms of the Facility Agreement, all amounts outstanding under the terms thereof.

5.6                                    Exclusivity

The Seller undertakes that:

5.6.1                           it, and members of the VIA Group and the Group Companies and its or their respective agents, shall not make any initial or further approach to, or enter into or continue negotiations with, any other person with a view to a Competing Proposal taking place, provided that the VIA Inc. Board or its agents may negotiate with a Third Party in relation to a Competing Proposal if refusing to do so would, in the reasonable determination of the VIA Inc. Board based on advice of external counsel of the Seller, be reasonably likely to constitute a breach of its fiduciary duties to VIA Shareholders;

5.6.2                           it shall not enter into any binding agreement in relation to a Competing Proposal and the VIA Inc. Board shall not recommend a Competing Proposal to VIA Shareholders unless:

(i)                          to the extent permitted by any duties of confidentiality or legal obligations to which the Seller was subject on or prior to 8 March 2005, the Purchasers have first been given the opportunity, including reasonable time in the circumstances, to at least match, to the reasonable satisfaction of the VIA Inc. Board, any such Competing Proposal; and

(ii)                      the VIA Inc. Board has determined that the terms of the Competing Proposal are more favourable to VIA Shareholders, taking into account all relevant factors, including conditions and likelihood of closing, provided that, for the avoidance of doubt VIA Inc. is under no obligation to inform the Purchasers of any unsolicited offers it may receive in relation to any Competing Proposal save as required in order for the Seller to comply with Clause 5.6.2(i).

5.6.3         If the VIA Inc. Board accepts or recommends a Competing Proposal to VIA Shareholders, the Seller or the Purchaser may terminate this Agreement (other than Clauses 1, 5.5.2, 11 and 12.2 to 12.15) and no party shall have any claim against any other under this Agreement.

6                                              Closing

6.1                                    Date and Place

Subject to Clause 4, Closing shall take place at such time and place and on such date as the parties may agree being no earlier than five Business Days following notification by the Seller of satisfaction of the condition set out in Clause 4.1 or at such other location, time or date as may be agreed between the Purchaser and the Seller.

6.2                                    Closing Events

On each Closing, the parties shall comply with their respective obligations specified in Schedule 6. The Seller may waive some or all of the obligations of the Purchasers as set out in Schedule 6 and the Purchaser may waive some or all of the obligations of the Seller as set out in Schedule 6.

6.3                                    Payment on Closing

6.3.1                           On Closing the Relevant Purchasers shall pay an amount in cash to the Seller which is equal to the aggregate of:

(i)                          the Purchase Price;

minus

(ii)                      the Deferred Amount;

minus

(iii)                  all amounts, including accrued interest, payable or repayable to the Purchaser under Facility A of the Facility Agreement (as defined therein) at the Closing Date.

6.3.2                           The Deferred Amount shall be paid (if applicable) by the Purchasers to the Seller in accordance with Clause 6.8.

6.4                                    Intra-Group Balances

The parties hereby undertake that, in addition to the actions taken pursuant to clause 5.4, they shall perform (or procure the performance of) such further acts and execute (or procure the execution of) such further documents, as may reasonably be necessary to carry out and give full effect to the parties’ intention that, save as expressly provided by or pursuant to this Agreement, at Closing no sums shall be owed by the VIA Group to the Group Companies or vice versa and any sums owing by the VIA Group or the Group Companies to the Group Companies or vice versa at Closing shall be assigned, subordinated, forgiven or otherwise written off or capitalised by the relevant entity in each case without any of the Purchasers, the Seller or the Group Companies incurring any cash cost. The Parties shall co-operate in good faith (or procure such co-operation) with a view to ensuring that such action is taken in a mutually beneficial tax efficient manner and in taking such action the Seller shall procure that the relevant members of the VIA Group use applicable reliefs and any available accumulated tax losses to the extent reasonably agreed by VIA Inc.

6.5                                    Mutual Release

6.5.1                           The Seller undertakes that on and after Closing no member of the VIA Group will except as expressly permitted under the terms of this Agreement make any claim on any Group Company or any of its officers or directors in respect of any transactions, acts or omissions occurring before Closing (and, if requested by the Purchaser, VIA Inc. shall or shall procure that the relevant member of the VIA Group shall waive any such claim) such that no Group Company shall have any Liability to any member of the VIA Group save as otherwise provided by this Agreement.

6.5.2                           The Purchasers undertake that on and after Closing no Group Company will (except as expressly permitted under the terms of this Agreement) make any claim against any member of the VIA Group or any of its officers or directors in respect of any transactions, act or omissions occurring before Closing (and, if requested by VIA Inc., the Purchasers shall procure that the relevant Group Companies shall waive any such claim) such that no member of the VIA Group shall have any Liability to any Group Company save as otherwise provided by this Agreement.

6.5.3                           Confirmation of no claims

(i)                          The Seller confirms that with effect from Closing the Seller and each of the Group Companies shall have no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to it or on any account whatsoever) outstanding against any of those directors of the Group Companies who are to resign with effect from Closing.

(ii)                      To the extent that any such claim or obligation exists or may exist in relation to any fact, matter or circumstance arising on or before Closing, the Seller (in relation to the period from the date of this Agreement until Closing) and the Purchasers (from Closing) shall, other than in the case of fraud, procure the waiver by each of the Group Companies of such claim or obligation and, other than in the case of fraud, shall procure the release of such directors of the Group Companies from any liability whatsoever in respect of such claim or obligation.

6.6                                    Breach of Closing Obligations

If any party fails to comply with any material obligation in Schedule 6, the Purchaser, in the case of non-compliance by the Seller (which has not been remedied to the reasonable satisfaction of the Purchaser within five Business Days), or the Seller, in the case of non-compliance by the Purchasers (which has not been remedied to the reasonable satisfaction of the Seller within five Business Days), shall be entitled by written notice to the Seller or the Purchasers, as the case may be:

6.6.1                           to terminate this Agreement (other than Clauses 1, 5.5, 11 and 12.2 to 12.15) without liability on its part or on the part of those on whose behalf notice is served whereupon in the case of such non-compliance by the Seller, the amount referred to in Clauses 5.5.2(x) and (y) shall become payable; or

6.6.2                           to effect the Closing so far as practicable having regard to the defaults which have occurred, provided that the Seller shall not be required to sell the Shares and the VIA Operations unless all of the Shares and the VIA Operations are purchased simultaneously and, provided further, that the Relevant Purchasers shall not be required to purchase the Shares and the VIA Operations unless all of the Shares and the VIA Operations are sold simultaneously; or

6.6.3                           to fix a new date for Closing (not being more than 20 Business Days after the agreed date for Closing) in which case the provisions of Schedule 6 shall apply to Closing as so deferred, but provided such deferral may only occur once.

6.7                                    Books and Records

The Purchasers shall and shall procure that the Group Companies shall, retain for a period of twelve months from Closing or such longer period as is necessary for the Seller to close its books and file its tax returns for 2004 and 2005 and allow the Seller or the Seller’s representatives to have reasonable access (at all reasonable times during normal business hours and on reasonable advance notice) to (and at the Seller’s expense, copies of) the books, records and documents relating to the Group, to the extent that they relate to the period prior to Closing and to the extent reasonably required by the Seller to comply with any relevant law or regulations or in connection with the preparation and agreement of any accounting, tax or other records.

6.8                                    Schiphol Lease

6.8.1                           From the date of this Agreement, the Seller shall use its reasonable endeavours to procure the assignment of the rights and obligations under the Schiphol Lease to a third party, such assignment to constitute a full release of the relevant Group Company from all rights and obligations under the Schiphol Lease. The Seller shall keep the Purchasers informed as to efforts undertaken pursuant to this Clause 6.8.1 and shall promptly provide notice to the Purchasers of each Schiphol Assignment. The Purchasers shall provide all such reasonable assistance and information as the Seller may reasonably require in connection with any proposed Schiphol Assignment. The Seller shall indemnify and keep indemnified the Purchasers against all Losses incurred by the Purchasers or the relevant Group Company in relation to the Schiphol Lease or any Schiphol Assignment.

6.8.2                           At all times prior to the assignment of all of the rights and obligations of the relevant Group Company under the Schiphol Lease in accordance with Clause 6.8.1, the Seller shall on the quarterly due date for such payment pay (or procure the timely payment of) the Quarterly Lease Payment Amount, less all amounts payable by a third party pursuant to a Schiphol Assignment. Such amounts shall be paid to the Schiphol Lessor in accordance with the terms of the Schiphol Lease.

6.8.3                           Upon any third party entering into a Schiphol Assignment, the Purchasers shall promptly pay to the Seller (or procure the payment of) an amount equal to the Deferred Amount multiplied by a fraction, the numerator of which is aggregate value of all rent payments to be made pursuant to the terms of the Schiphol Assignment to the expiration date of the Schiphol Lease and the denominator of which is the aggregate value of all rent payments to be made pursuant to the terms of the Schiphol Lease until its expiration date.

6.8.4                           Any such payment by the Purchasers shall be made in US dollars. Any such payment shall be treated as a reduction of the Deferred Amount, until the Deferred Amount shall have been reduced to zero. At such time, subject to release of all restrictions over the Blocked Account, the Purchasers shall cooperate with and, at the Sellers cost, provide all such reasonable assistance as the Seller may reasonably require in connection with the release of the Blocked Amount from the Blocked Account by the Schiphol Lessor to the order of the Seller.

7              Post-Closing Obligations

7.1                               Indemnities

7.1.1                           Indemnity by Relevant Purchasers against Assumed Liabilities

The Relevant Purchasers shall indemnify and keep indemnified the Seller against:

(i)                          all Assumed Liabilities and any Liability of the Relevant Purchasers and/or any other person incurred in the course of carrying on the business of the Group after Closing including, for the avoidance of doubt, any such Liability which is or is deemed to be or becomes a Liability of the Seller by virtue of any applicable law; and

(ii)                      any Losses which the Seller may suffer by reason of the Seller taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 7.1.1(i),

provided that the Relevant Purchasers shall not be liable under this Clause 7.1.1 to the extent the Relevant Purchasers have a valid claim against the Seller under this Agreement in respect of the Liability in question.

7.1.2                           Indemnity by Seller against Excluded Liabilities

The Seller shall indemnify and keep indemnified the Relevant Purchasers against:

(i)                          any Liability of the Seller which is not an Assumed Liability including any such Liability which is deemed to be, or becomes, a Liability of the Relevant Purchasers by virtue of any applicable law and which is not otherwise assumed by the Relevant Purchasers under this Agreement or any Local Transfer Document; and

(ii)                      any Losses which the Relevant Purchasers may suffer by reason of either of the Purchasers taking any reasonable action to avoid, resist or defend against any Liability referred to in Clause 7.1.1(i).

Provided that the Seller shall not be liable under this Clause 7.1.2 to the extent that the Seller has a valid claim against the Relevant Purchasers under this Agreement in respect of the Liability in question.

7.2          Conduct of Claims

7.2.1                           Assumed Liabilities

(i)                          If the Seller becomes aware after Closing of any claim against it which constitutes or may constitute an Assumed Liability, the Seller shall as soon as reasonably practicable (but in any event within such period as will afford the Relevant Purchasers reasonable opportunity of requiring the Seller in question to lodge a timely appeal) give written notice thereof to the Relevant Purchasers and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Relevant Purchasers.

(ii)                      The Seller shall take such action as the Relevant Purchasers may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability subject to the Seller being indemnified and secured to its reasonable satisfaction by the Relevant Purchasers against all Losses which may thereby be incurred. In connection therewith the Seller shall make or procure to be made available to the Relevant Purchasers or their duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Group which have been retained by the Seller (and shall permit the Relevant Purchasers to take copies thereof at the Relevant Purchasers’ expense) for the purposes of enabling the Relevant Purchasers to ascertain or extract any information relevant to the claim.

7.2.2                           Excluded Liabilities etc.

(i)                          If the Relevant Purchasers become aware after Closing of any claim which constitutes or may constitute an Excluded Liability or which could give rise to a liability for a member of the Purchasers’ Group in respect of which it is entitled to be indemnified by the Seller, the Relevant Purchasers shall as soon as reasonably practicable (but in any event within such period as will afford the Seller reasonable opportunity of requiring the Relevant Purchasers to lodge a timely appeal) give written notice thereof to VIA Inc. and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of VIA Inc.

(ii)                      The Relevant Purchasers shall take such action as VIA Inc. may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability or other liability in respect of which the Relevant Purchasers are entitled to be indemnified subject to the Relevant Purchasers being indemnified and secured to their reasonable satisfaction by the Seller against all Losses which may thereby be incurred. In connection therewith the Relevant Purchasers shall make or procure to be made available to the Seller or its duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Group which are in the possession of the Relevant Purchasers (and shall permit the Seller to take copies thereof at the Seller’s expense) for the purposes of enabling the Seller to ascertain or extract any information relevant to the claim.

7.3                                    Release of Guarantees etc.

The provisions of Schedule 8 shall apply.

7.4                                    The Seller’s Continuing Obligations

Notwithstanding Closing, the Seller shall so far as reasonably practicable and for a period not exceeding three months after Closing:

7.4.1                           procure that senior executives of VIA Inc. respond to inquiries and provide reasonable assistance and information as they may reasonably require relating to the Group, its employees (including for the avoidance of doubt, the Relevant Employees), customers and suppliers, its current contracts and engagements and its trade debtors and trade creditors and pass on any trade enquiry which the Seller receives, provided that such requests do not impose a material burden on such individual’s working time;

7.4.2                           subject to Schedule 5, retain or procure the retention of, records and documents of the Group to the extent they relate to the Group for the period prior to Closing and allow the Relevant Purchasers reasonable access on reasonable prior written notice to such books, records and documents, including the right to take copies at the Relevant Purchasers’ expense;

7.4.3                           in addition to the Seller’s obligations in Schedule 3, if any right or asset used in the business of the Group immediately prior to Closing (other than any right or asset expressly excluded from the sale under this Agreement) has not been transferred to the Relevant Purchasers, transfer such right or asset (and any related liability which is an Assumed Liability) to the extent legally possible and at the Relevant Purchasers’ cost as soon as practicable to a member of the Purchasers’ Group nominated by the Relevant Purchasers and reasonably acceptable to the Seller.

7.5                                    The Purchaser’s Continuing Obligations

Notwithstanding Closing, the Purchaser shall so far as reasonably practicable and for a period not exceeding six months after Closing:

7.5.1                           permit the Sellers’ staff to continue to use, as currently configured, Microsoft Exchange e-mail server functionality and storage capacity and, where applicable, network file and print server functionality for the Seller’s headquarters in The Netherlands; and

7.5.2                           procure that the Group Companies provide such reasonable assistance and information as the Sellers may reasonably require for the purpose of closing the Sellers’ financial books and filing its final tax returns, provided that nothing in this Clause 7.5 shall require the Purchasers or any Group Company to incur external costs in relation thereto.

8                                              Warranties

8.1                                    Seller’s Warranties

8.1.1                           The Seller warrants to the Relevant Purchasers that the statements set out in Schedule 7 are true and accurate as of the date of this Agreement.

8.1.2                           Each of the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 7. The Warranties shall not in any respect be extinguished or affected by Closing.

8.1.3                           Each Warranty, except for those set out in paragraphs 1.1, 2, 4.3, 5.1.1 and 15  in Schedule 7, shall be deemed to be qualified by reference to the actual knowledge of Matt Stuart Nydell, Raymond Walsh and Joe Correia, having made reasonable enquiries of the managing directors and the finance directors of each of the Group Companies with regard to the subject matter of the relevant Warranty.

8.2                                    Seller’s Disclosures

8.2.1                           The Warranties are subject to the matters which are fully and fairly disclosed in this Agreement, the Disclosure Letter or the Data Room, provided that such matters are disclosed in sufficient detail to enable a reasonable purchaser to identify the nature of the matter disclosed and provided that the Seller is under no obligation to have brought to the Relevant Purchasers’ attention any specific matter documented in the Data Room. For the avoidance of doubt, the Purchasers acknowledge that disclosure of a document in the Data Room shall not be regarded as not fairly disclosed by reason of such document being written in a language other than English.

8.2.2                           The parties agree that each document in the Data Room at the date of this Agreement shall be considered to be disclosed against each of the Warranties provided that such matters are fully and fairly disclosed in sufficient detail to enable a reasonable purchaser to identify the nature of the matter disclosed.

8.3                                    Updating of the Warranties to Closing

Subject to Clause 8.2, including without limitation the Disclosure Letter and the Data Room as updated as at Closing, the Seller further warrants to the Relevant Purchasers that the Warranties will be true and accurate at Closing as if they had been repeated at Closing by reference to the facts and circumstances then existing and on the basis that any reference in the Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date provided always that the Purchasers’ sole remedy for any breach of any such Warranties shall be as set out in Clause 5.5.1.

8.4                                    The Seller’s Waiver of Rights against the Group

8.4.1                           Save in the case of fraud, the Seller undertakes to the Relevant Purchasers and to the Group Companies and their respective directors, officers and agents and to the Relevant Employees to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Group Companies or their respective directors, officers or agents or the Relevant Employees in connection with assisting the Seller in the giving of any Warranty or the preparation of the Disclosure Letter.

8.4.2                           Save in the case of fraud after Closing, the Seller (on behalf of itself and all its group companies not being transferred to the Purchasers under this Agreement) hereby irrevocably waives any and all claims, rights and entitlements however and whensoever arising it may have against any of the Group Companies.

8.5                                    Relevant Purchasers’ Warranties

8.5.1                           The Relevant Purchasers warrant to the Seller that each of the following warranties (the “Relevant Purchasers’ Warranties”) is true and accurate in all respects on the date of this Agreement and shall continue to remain true and accurate in all respects up to and including the Closing Date as if they had been repeated at Closing by reference to the facts and circumstances then existing and on the basis that any reference in the Relevant Purchasers’ Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the Closing Date:

(i)                          Mawlaw 653 Limited is duly organised, validly existing and duly incorporated under the laws of England and Wales;

(ii)                      Interoute Communications Holdings SA is duly organised, validly existing and duly incorporated under the laws of Luxembourg;

(iii)                  the Relevant Purchasers have full corporate power and authority to enter into and perform their obligations under this Agreement and each document to be entered into pursuant hereto and all actions have been taken by them which are necessary for them to execute and perform their obligations under this Agreement and each document to be entered into pursuant hereto;

(iv)                    the execution of and performance by the Relevant Purchasers of their obligations under this Agreement and each document to be entered into pursuant hereto have been duly authorised by their boards of directors and by all other necessary corporate action; and

(v)                        the Relevant Purchasers’ obligations under this Agreement and each document to be executed by them at or before each Closing are, or when the relevant document is executed, will be valid and binding on the Relevant Purchasers in accordance with its terms; and

(vi)                    the Relevant Purchasers have or will have at each Closing sufficient funds to pay the Purchase Price attributable to such Closing.

8.5.2                           The Relevant Purchasers’ Warranties shall not in any respect be extinguished or affected by Closing.

8.5.3                           Each of the Relevant Purchasers’ Warranties shall be construed as a separate and independent Warranty and shall not be limited or restricted in its scope by reference to, or inference from any other term of another Relevant Purchasers’ Warranty or any term of this Agreement.

8.6                                    Purchaser’s Confirmation and Waiver

8.6.1                           Each of the Relevant Purchasers warrants to the Seller that as at the time of execution of this Agreement with regard to the Group Companies, it is not aware of any fact or matter falling within those events set out in Clause 5.5.1 or Clause 6.6.1 having occurred and continuing in respect of a Group Company.

8.6.2                           Without prejudice to any of the rights of the Purchasers arising under any of the Transaction Documents, and save in the case of fraud, the Purchasers (on behalf of the Group Companies being transferred under this Agreement) hereby irrevocably waive any and all claims, rights and entitlements however and wheresoever arising any such Group Companies may have against the Seller.

9                                              Limitation of Seller’s Liability

9.1                                    Time Limitation for Claims

Notwithstanding any other provisions of this Agreement or the Facility Agreement to the contrary, the Seller shall not be liable for breach of any Warranty in respect of any claim:

9.1.1                           unless a notice of the claim is given by the Relevant Purchaser to VIA Inc. including reasonable details of the claim and so far as practicable an estimate of the amount of any claim within three months following Closing; and

9.1.2                           which claim is not satisfied, settled or withdrawn within six months of the date of notification of the claim under this Clause 9.1.1 unless proceedings in respect of it have been commenced by being both issued and served on the Seller, except that there shall be no time limitation for giving notice of any claim under paragraphs 1.1 and 4.3 of Schedule 7.

9.2                                    Aggregate Minimum Claims

9.2.1                           The Seller shall not be liable under this Agreement for breach of any Warranty in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable under this Agreement for breach of any Warranty (disregarding the provisions of this Clause 9.2) exceeds $1,000,000.

9.2.2                           Where the liability agreed or determined in respect of all claims exceeds $1,000,000 subject as provided elsewhere in this Clause 9, the Seller shall be liable for the aggregate amount of all claims as agreed or determined.

9.3                                    Maximum Liability

The aggregate liability of the Seller in respect of any claim under this Agreement and all documents to be entered into pursuant hereto shall not exceed 33 per cent. of the Purchase Price.

9.4                                    Matters Arising Subsequent to this Agreement

9.4.1                           The Seller shall not be liable under this Agreement for breach of any Warranty in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent that the same would not have occurred but for:

(i)                          Agreed matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any Local Transfer Document or otherwise at the request in writing or with the approval in writing of the Purchaser;

(ii)                      Changes in legislation

(a)          the passing of, or any change in, after Closing of any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of Closing; or

(b)         any change after Closing of any generally accepted interpretation or application of any legislation.

9.5                                    Insurance

The Seller shall not be liable under this Agreement or any Local Transfer Document for breach of any Warranty to the extent that the Losses in respect of which such claim is made (i) are covered by a policy of insurance and payment is made by the insurer to a Group Company or (ii) would have been covered under a policy of insurance of a Group Company in force at the date of this Agreement.

9.6                                    Mitigation

Nothing in this Agreement shall restrict or limit the Purchasers’ general obligation at law to mitigate a loss which it may incur as a result of a matter giving rise to or which may give rise to a claim under this Agreement.

9.7                                    Double Claims

The Purchasers shall not be entitled to recover from the Seller under this Agreement more than once in respect of the same Losses suffered.

10                                       Intellectual Property

10.1                             Prohibition on Use

Subject to Clause 10.2, the Seller shall not, from Closing, use or authorise any third party to use:

10.1.1                    any Business Intellectual Property transferred to the Relevant Purchaser or a Group Company; or

10.1.2                    any Group Intellectual Property owned by a Group Company,

in relation to or in connection with any activities of the Seller.

10.2                             Seller’s Name

Notwithstanding Clause 10.1, the Seller shall be permitted to continue using the VIA NET.WORKS trade mark until the earlier to occur of (i) the date on which trading of VIA Inc.’s common stock ceases and (ii) VIA Inc. having completed a distribution to the VIA Shareholders. Within 20 days of the expiry of such period, the Seller shall change its name so that it does not incorporate VIA NET.WORKS, any other trade mark or name belonging to a Relevant Purchaser or a Group Company or anything confusingly similar thereto.

10.3                             Power of attorney

The Seller hereby appoints the Purchaser from the Closing Date as its attorney for the purposes of executing all documents and performing all acts necessary to give full effect to the assignment of the Business Intellectual Property to the Relevant Purchaser or a Group Company pursuant to Clause 2.3.1.

11                                       Confidentiality

11.1                             Announcements and confidentiality

11.1.1                    Subject to Clauses 4.2 and 11.1, no press or public announcements, circulars or communications relating to this Agreement or the subject matter of it shall be made or sent by any of the parties without the prior written approval of the other parties.

11.1.2                    Any party may make press or public announcements or issue a circular or communication concerning this Agreement or the subject matter of it if required by law or by any securities exchange or regulatory or governmental body to which that party is subject provided that the party making it shall use all reasonable endeavours to consult with the other parties prior to its making or despatch and shall, so far as may be reasonable, take account of the comments of the other parties with respect to its content and the timing and manner of its making or despatch.

11.1.3                    Subject to Clause 11.1.4, all of the parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)                          the provisions of this Agreement, or any document or agreement entered into pursuant to this Agreement;

(ii)                      the negotiations relating to this Agreement; or

(iii)                  any of the other parties.

11.1.4                    Any of the parties may disclose information referred to in Clause 11.1.3 which would otherwise be confidential if and to the extent the disclosure is:

(i)                          required by the law of any relevant jurisdiction;

(ii)                      required by any securities exchange or regulatory or governmental body to which any of the parties is subject or reasonably submits, wherever situated, (including, without limitation, Euronext or the SEC), whether or not the requirement for disclosure has the force of law (the parties acknowledging that the rules of the SEC will require disclosure of the events leading up to this Agreement and all of its terms, that this Agreement will be filed with the SEC and that this Agreement will be available to members of the public following its filing with the SEC (including, for the avoidance of doubt, the proxy statement to be filed);

(iii)                  disclosed to the professional advisers, auditors or bankers of that party or any other member of the VIA Group (in the case of the Seller) or any other member of the Purchaser’s Group (in the case of the Purchaser) who need to know the information for the purposes of the transaction contemplated by this Agreement subject to the condition that the party making the disclosure shall procure that those persons comply with Clause 11.1.3 as if they were parties to this Agreement;

(iv)                    disclosed to the officers or employees of that party or any other member of the VIA Group (in the case of the Seller) or any other member of the Purchaser’s Group (in the case of the Purchaser) who need to know the information for the purposes of the transactions effected or contemplated by this Agreement subject to the condition that the party making the disclosure shall procure that those persons comply with Clause 11.1.3 as if they were parties to this Agreement;

(v)                        of information that has already come into the public domain through no fault of that party;

(vi)                    of information of the kind referred to in Clause 11.1.4(i) and (ii) which is already lawfully in the possession of that party as evidenced by its or its professional advisers’ written records and which was not acquired directly or indirectly from the other party to whom it relates in breach of Clause 11.1.3; or

(vii)                approved by all of the other parties in writing in advance,

provided that any information disclosed pursuant to Clause 11.1.4(i) or (ii) shall be disclosed only after notice to the other parties and the disclosing party shall take reasonable steps to co-operate with the other parties regarding the manner of that disclosure.

The restrictions contained in this Clause shall continue to apply after the rescission or termination of this Agreement and, following Closing, shall continue to apply without limit in time.

11.2                             Confidentiality Agreement

The Confidentiality Agreement shall cease to have any force or effect from the date of this Agreement.

12                                       Other Provisions

12.1                             Further Assurances

Each of the parties shall at its own cost from time to time execute such documents and perform such acts and things as any party may reasonably require to transfer the Shares and VIA Operations to the Relevant Purchaser and to give any party the full benefit of this Agreement and any Local Transfer Document.

12.2                             Whole Agreement

12.2.1                    This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

12.2.2                    In Clauses 12.2.1, 12.3 and 12.7.2, “this Agreement” includes the Disclosure Letter, the Local Transfer Documents, the Finance Documents and all documents entered into pursuant to this Agreement.

12.3                             Relevant Purchasers’ Liability

The maximum aggregate liability of the Purchasers for all and any breaches of this Agreement and/or the Transaction Documents shall in total not exceed the Aggregate Purchaser Liability.

12.4                             Reasonableness

Each of the parties confirms that it has received independent legal advice relating to all the matters provided for in this Agreement and agrees that the provisions of this Agreement are fair and reasonable.

12.5                             Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

12.6                             Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

12.7                             Costs

Except as otherwise expressly provided in this Agreement:

12.7.1                    the Seller shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement and the Finance Documents and the sale of the Group;

12.7.2                    the Purchasers shall bear all such costs incurred by them in connection with the preparation, negotiation and execution of this Agreement and the purchase of the Group.

12.8                             Interest

If any party defaults in the payment when due of any sum payable under this Agreement, (howsoever determined) the liability of that party shall, save as otherwise expressly provided, be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of two per cent above the base rate of LIBOR for monthly deposits. Such interest shall accrue from day to day.

12.9                             Grossing-up of Indemnity Payments, VAT

12.9.1                    All sums payable under this Agreement pursuant to an indemnity, compensation or reimbursement provision shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the party making the payment shall (except to the extent such sums comprise interest) be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

12.9.2                    Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Relevant Purchaser for the Group) the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to taxation.

12.9.3                    Where any sum constituting an indemnity, compensation or reimbursement to any party to this Agreement (the “Party”) is paid to a person other than the Party but is treated as taxable in the hands of the Party, the payer shall promptly pay to the Party such sum as shall reimburse the Party for all Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to the Party in respect of the matter giving rise to the payment).

12.10                      Permitted assignment and nomination of Purchasers

12.10.1             Except as otherwise expressly provided in this Agreement, the Relevant Purchasers may, with the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed or conditioned), assign to a third party purchaser of any of the Group Companies, and without the consent of the Seller assign to a wholly-owned member of the Purchaser’s Group, the benefit of all or any of the Seller’s obligations under this Agreement provided that the maximum liability of any of any party hereunder for breach of any obligation under this Agreement or under any indemnity contained in or entered into pursuant to this Agreement shall be limited to the liability which would have arisen in the absence of any such assignment by the Relevant Purchasers.

12.10.2             The Purchaser shall be entitled by giving not less than two Business Days’ notice before the Closing to nominate a wholly-owned subsidiary or holding company to assume the rights and obligations of a Relevant Purchaser under this Agreement provided that the Purchaser shall remain jointly and severally liable under this Agreement.

12.11                      Notices

12.11.1             Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)                          in writing in English;

(ii)                      delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

12.11.2             A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Relevant Purchasers from time to time:

VIA NET.WORKS Inc
H. Walaardt Sacrestraat 401-403
1117 BM Schiphol
The Netherlands
Fax:	+31 205 020 0001
Attention:	Matt Stuart Nydell (Senior Vice President and General Counsel and Secretary)

with a copy to:
Hogan & Hartson
One Angel Court
London EC2R 7HJ
United Kingdom
Fax:	+44 20 7367 0220
Attention:	John M. Basnage

12.11.3             A Notice to the Relevant Purchasers shall be sent to the following address, or such other person or address as the Relevant Purchasers may notify to the Seller from time to time:

Interoute Communications Holdings SA
Walbrook Building,
195 Marsh Wall,
London E14 9SG
United Kingdom
Fax:	+44 20 7025 9855
Attention:	General Counsel

12.11.4             A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)                          at the time of delivery, if delivered by hand, registered post or courier;

(ii)                      at the time of transmission in legible form, if delivered by fax.

12.12                      Invalidity

12.12.1             If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

12.12.2             To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 12.12.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 12.12.1, not be affected.

12.13                      Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

12.14                      Governing Law and Submission to Jurisdiction

12.14.1             This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law.

12.14.2             Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

12.15                      Appointment of Process Agent

12.15.1             The Seller hereby irrevocably appoints Hogan & Hartson Corporate Services Limited as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller.

12.15.2             The Seller agrees to inform the Purchasers in writing of any change of address of such process agent within 28 days of such change.

12.15.3             If such process agent ceases to be able to act as such or to have an address in England, the Seller irrevocably agrees to appoint a new process agent in England acceptable to the Purchasers and to deliver to the Purchasers within 14 days a copy of a written acceptance of appointment by the process agent.

12.15.4             Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

In witness whereof the parties hereto have signed this Agreement as of the date set forth above.

SIGNED as a DEED by and on behalf of VIA NET.WORKS, Inc.:
SIGNED by and on behalf of MAWLAW 653 Limited
SIGNED by and on behalf of Interoute Communications Holdings SA:

Schedule 1
Part 1
Details of the Shares etc.
(Clause 1.1)

(1)	(2)	(3)	(4)
Name of Share Seller	Name of Company	Shares	Name of Share Purchaser
VIA NET.WORKS, Inc.	VIA NET.WORKS Holdco, Inc.	1,000 shares	MAWLAW 653 Limited
VIA NET.WORKS, Inc	DebtCo	1 share	MAWLAW 653 Limited

Schedule 2
Companies and Subsidiaries

1	Particulars of the Companies
	Name of Company:	VIA NET.WORKS Holdco, Inc.
	Registered Number:	n/a
	Registered Office:	1013 Centre Road, Wilmington, Delaware 19805, United States
	Date and place of incorporation:	9 July 1999; the State of Delaware, United States.
	Issued share capital:	1000 shares
	Shareholder and shares held:	VIA NET.WORKS, Inc.: 1000 shares.
	Directors:	Matt Stuart Nydell and Raymond Walsh

Name of Company:	VIA Jersey DebtCo 2 Limited
Registered Office:	c/o Professional Trust Company Limited, PO Box 274, 36 Hilgrove Street, St. Helier, Jersey, JE4 8TR
Date and place of incorporation:	to be incorporated on or about 30 August 2005, Jersey
Issued share capital:	1
Shareholder and shares held:	VIA NET.WORKS Inc.—1 share
Director:	Matt Nydell
Secretary:	Professional Trust Company Limited

2	Particulars of Subsidiaries
	Name of Company:	VIA NET.WORKS Europe Holding B.V.
	Registered Number:	34115551
	Registered Office:	H Walaardt Sacrestraat 401, 1117 BM Schiphol-Oost, The Netherlands.
	Date and place of incorporation:	5 May 1999; The Netherlands
	Issued share capital:	€22,100 divided into 221 shares with a par value of €100 each.
	Authorised share capital:	€100,000 divided into 1,000 shares with a par value of €100 each
	Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: 221 shares with a par value of €100 per share
	Director:	VIA NET.WORKS, Inc.
	Proxy Holders:	Mike McTighe, John Steele, Jan Gesmar-Larsen, Malcolm Bell, Karen Slatford
	Authorised Signatories:	Rebecca Markovits

Name of Company:	PSINet Netherlands B.V.
Registered Number:	33294922
Registered Office:	Siriusdreef 30-36 2132 WT HOOFDDORP The Netherlands
Date and place of incorporation:	13 August 1997; The Netherlands
Issued share capital:	NLG 40,000 divided into 40 ordinary shares of NLG 1,000 each
Authorised share capital:	NLG 200,000 divided into 200 ordinary shares of NLG 1,000 each
Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: 40 shares
Director:	VIA NET.WORKS Europe Holding B.V.
Proxy Holder:	Alexander Johan Marie Scholten (resigned effective 1 September 2005)

Name of Company:	PSINet Belgium BVBA/SPRL
Registered Number:	0460.461.275
Registered Office:	Medialaan 32, bus 3, 1800 Vilvoorde, Belgium
Date and place of incorporation:	27 March 1997; Belgium
Issued share capital:	€18,550 dividend into 750 shares without nominal value
Authorised share capital:	€18,550 dividend into 750 shares without nominal value
Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: 745 shares held VIA NET.WORKS UK Holding Limited: 5 shares held
Director:	James Joseph Henry Demaeght (resigned effective 30 September 2005)

Name of Company:	PSINet Germany GmbH
Registered Number:	Local Court of Munich, HRB 117930
Registered Office:	Munich
Date and place of incorporation:	10 April 1997; Germany
Issued share capital:	One share in the nominal amount of DM 50,000
Shareholder and shares held:	VIA NET.WORKS Holdco, Inc: one share held
Director:	Fred Seibl

Name of Company:	PSINet Datacenter Germany GmbH
Registered Number:	Local Court of Berlin-Charlottenburg, HRB 76192
Registered Office:	Berlin
Date and place of incorporation:	10 December 1999; Germany
Issued share capital:	One share in the nominal amount of €25,000
Shareholder and shares held:	VIA NET.WORKS Holdco, Inc.: one share held
Director	Fred Seibl

Name of Company:	bART HOLDING B.V.
Registered Number:	24270496
Registered Office:	Science Park Eindhoven 5630 5692 EN Son; The Netherlands
Date and place of incorporation:	27 August 1996; The Netherlands
Issued share capital:	€340,355.16
Authorised share capital:	€453,780.22
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 340,355.16 shares
Director:	VIA NET.WORKS Europe Holding B.V.

Name of Company:	Xenovic Holding B.V.
Registered Number:	24271927
Registered Office:	Science Park Eindhoven 5630, 5692 En Son, The Netherlands
Date and place of incorporation:	15 March 1996; The Netherlands
Issued share capital:	€18,241.96
Authorised share capital:	€90,756.04
Shareholders and shares held:	Bart Holding B.V.: 100% shares
Director:	bART Holding B.V.

Name of Company:	bART Noord Nederland B.V.
Registered Number:	020564446
Registered Office:	Science Park 5630, 5692 En Son, The Netherlands
Date and place of incorporation:	21 December 1996; The Netherlands
Issued share capital:	€18,151.21
Authorised share capital:	€90,756.04
Shareholders and shares held:	bART Holding B.V.: 100% shares
Director:	bART Holding B.V.

Name of Company:	bART Midden Nederland B.V.
Registered Number:	24274849 (B-ART Midden Nederland)
Registered Office:	Science Park 5630, 5692 En Son, The Netherlands
Date and place of incorporation:	14 May 1996; The Netherlands
Issued share capital:	€18,151.21
Authorised share capital:	€90,756.04
Shareholder and shares held:	bART Holding B.V.: 100% shares
Director:	bART Holding B.V.

Name of Company:	Arameta B.V.
Registered Number:	24272259
Registered Office:	Science Park Eindhoven 5630, 5692 En Son, The Netherlands
Date and place of incorporation:	28 January 1997; The Netherlands
Issued share capital:	€18,151.21
Authorised share capital:	€90,756.04
Shareholder and shares held:	bART Holding B.V.: sole shareholder
Director:	bART Holding B.V.

Name of Company:	VIA NET.WORKS España S.L.
Registration Details:	Volume 3, 082, Page 186, Section 8, Sheet SE 40,794; entry number 1
Date and place of incorporation:	13 August 1999; Spain
Issued share capital:	€672,150 divided into 67,215 shares of €10 each
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.: 67,215 shares
Directors (Joint and Several):	Mr. Nathan Wajsman
Mr. Louis Bonnet

Name of Company:	VIA NET.WORKS IRU Co. Ltd
Registered Number:	306317
Registered Office:	Arthur Cox Building, Earlsfort Terrace, Dublin 2
Date and place of incorporation:	6 May 1999: Republic of Ireland
Issued share capital:	IR£1.25 divided into 1 share of IR£1.25
Authorised share capital:	IR£125,000 euro divided into 100,000 Ordinary
shares of IR£1.25 euro each
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 1 share
Directors:	Alexander French
Matt Stuart Nydell

Name of Company:	VIA NET.WORKS UK Holding Limited
Registered Number:	03690730
Registered Office:	c/o Hogan & Hartson One Angel Court, London EC2R 7HJ
Date and place of incorporation:	31 December 1998; England and Wales
Issued share capital:	£10 divided into 10 ordinary shares of £1.00 each
Authorised share capital:	£1,000.00 divided into 1,000 shares of £1.00 each
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 10 shares
Directors:	Matt Stuart Nydell
VIA NET.WORKS Europe Holding B.V.

Name of Company:	VIA NET.WORKS France Holding SAS
Registered Number:	433 596 228 RCS Paris
Registered Office:	127, rue Amelot, 75011 Paris, France
Date and place of incorporation:	27 November 2000; Paris
Share capital:	17,326,400 euros divided into 1,732,640 shares of €10 each
Members:	VIA NET.WORKS Europe Holding B.V.; 1,555,800 shares
VIA NET.WORKS UK Holdings Limited: 176,840 shares
Chairman (Président):	Nathan Wajsman

Name of Company:	VIA NET.WORKS Jersey Ltd
Registered Number:	88289
Registered Office:	c/o Jordans (C.I.) Limited, PO Box 456, Postman House, Hue Street, St Helier, Jersey JE4 5RP
Date and place of incorporation:	9 August 2004; Jersey
Issued share capital:	£1000 divided into 100 shares of £1 each
Authorised share capital:	£10,000 divided into 10,000 shares of £1 each
Shareholders and shares held:	VIA NET.WORKS UK Holding Limited; 1000 shares held
Directors:	Matt Stuart Nydell

Name of Company:	VIA NET.WORKS Deutschland GmbH
Registered Number:	Local Court of Duisburg, HRB 7472
Registered Office:	Duisburg
Date and place of incorporation:	2 April 1993; Germany
Issued share capital:	DEM 18,822,000.00: divided into one share of DEM 18,822,000.00
Authorised share capital:	DEM 18,822,000.00: divided into one share of DEM 18,822,000.00
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; one share
Director:	Fred Seibl

Name of Company:	VIA NET.WORKS Holdco Italy S.r.L.
Registered Number:	13200500158
Registered Office:	Via Turati Filippo 40 Milan
Date and place of incorporation:	28 July 2000
Issued share capital:	€500,000
Authorised share capital:	€500,000
Shareholders and shares held:	VIA NET.WORKS Europe Holding B.V.; 1 quota valued at €495,000
VIA NET.WORKS UK Limited: 1 quota valued at €5,000
Directors:	Matt Stuart Nydell

Name of Company:	PSINet France Sarl
Registered Number:	394 332 118 RCS Nanterre
Registered Office:	Tour Atlantique—13ème étage, Place de la Pyramide—92911 Paris La Défense Cedex
Date and place of incorporation:	17 March 1994; Paris
Share capital:	373,552.84 euros divided into 144,138 shares
Member and shares held:	VIA NET.WORKS, France Holdings SAS; 144,138 shares held
Manager (Gérant):	Nathan Wasjman

Name of Company:	VIA NET.WORKS France S.A.
Registered Number:	408 236 990 RCS Nanterre
Registered Office:	Tour Atlantique—13ème étage, Place de la Pyramide—92911 Paris La Défense Cedex
Date and place of incorporation:	17 July 1996; Pontoise
Share capital:	485,412.92 euros divided into 31,841 shares
Shareholders and shares held:	VIA NET.WORKS Europe Holding B.V.; 2 shares Matt Stuart Nydell: 1 share
Paulo Baptista: 1 share VIA NET.WORKS, France Holding SAS; 31,837 shares
Chairman of the Board:	Paulo Baptista Gomes Carneiro
Directors:	Nathan Wajsman
Matt Stuart Nydell

Name of Company:	PSINet Switzerland Sarl
Registered Number:	CH-660-2323998-1
Registered Office:	Chemin de l’Epinglier 2, CH-1217 Meyrin GE.
Date and place of incorporation:	18 December 1998; Switzerland
Issued quota capital:	CHF 200,000 (no division)
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; All quota
Managers:	Gérard Cauderay
James John McCartan

Name of Company:	VIA NET.WORKS Deutsche Holding GmbH
Registered Number:	Local Court of Duisburg, HRB 9349
Registered Office:	Duisburg
Date and place of incorporation:	29 September 2000; Germany
Issued share capital:	€25,000; one share
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; one share
Director:	Fred Seibl

Name of Company:	VIA NET.WORKS Express B.V.
Registered Number:	34208904
Registered Office:	H. Walaardt Sacrestraat 401, 1117 BM Schiphol, The Netherlands
Date and place of incorporation:	30 November 2004; The Netherlands
Issued share capital:	€18,000 divided into 18,000 ordinary shares of €1 each
Authorised share capital:	€90,000
Shareholder and shares held:	VIA NET.WORKS Europe Holding B.V.; 18,000 shares
Director:	VIA NET.WORKS Europe Holding B.V.

Name of Company:	Unix Support Nederland B.V.
Registered Number:	27152479
Registered Office:	Paul van Vlissingenstraat 16, 1096 BK Amsterdam, The Netherlands
Date and place of incorporation:	12 February 1996; The Netherlands
Issued share capital:	NLG 40,000 divided into 40 ordinary shares of NLG 1,000 each
Authorised share capital:	NLG 200,000 divided into 200 ordinary shares of NLG 1,000 each
Shareholders and shares held:	PSINet Netherlands B.V.; 40 shares
Director:	VIA NET.WORKS Europe Holding B.V.
Proxy Holder:	Alexander Johan Marie Scholten

Schedule 3
Contracts

1                                              Obligation to obtain Third Party Consents

In relation to any Contract which is not assignable or transferable (whether by sub-contracting or otherwise) without a Third Party Consent, this Agreement shall not be construed as an assignment or an attempted assignment and the Seller and the Relevant Purchasers shall each use reasonable endeavours both before and after Closing to obtain all necessary Third Party Consents on terms reasonably acceptable to the Relevant Purchasers and the Seller as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents. The Seller shall deliver to the Relevant Purchasers, on Closing or, if later, as soon as possible after receipt, any Third Party Consent and an assignment duly executed by the appropriate parties.

2                                              Obligations until Third Party Consents are obtained/where Third Party Consents are refused

2.1                                    Subject to paragraph 2.2, the Relevant Purchasers shall, from Closing, assume, carry out, perform and discharge the Seller’s obligations under the Contracts and shall indemnify and keep indemnified the Seller against any Liability incurred by that Seller or any member of the VIA Group arising from the failure by the Relevant Purchaser to assume, carry out, perform or discharge such obligations and against any Losses which that Seller may suffer by reason of that Seller taking any reasonable action to avoid, resist or defend any Liability referred to in this paragraph and provided that the Relevant Purchaser shall only be liable to the extent such Liability incurred by that Seller is a Liability which is intended to be assumed by the Relevant Purchaser pursuant to Clause 2.3.2.

2.2                                    In respect of any Contract, from Closing until the relevant Third Party Consent has been obtained, as contemplated by paragraph 1.1, or where the Third Party Consent has been refused, then until the expiry of 6 months from the date of Closing:

2.2.1                           the Seller shall hold on trust such Contract and any monies, goods or other benefits received under such Contract to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law, that Seller and the Relevant Purchaser shall make such other arrangements between themselves to provide to the Relevant Purchaser the benefits of the Contract, including the enforcement at the cost and for the account of the Relevant Purchaser of all rights of the relevant Seller against any other party thereto;

2.2.2                           to the extent that the Relevant Purchasers are lawfully able to do so, and subject to the Relevant Purchasers receiving the benefits of the Contract, the Relevant Purchasers shall at their own expense perform the Seller’s obligations under the Contract as agent or sub-contractor and shall indemnify the Seller in respect thereof. To the extent that the Relevant Purchasers are not lawfully able to do so, the Seller shall, at the Relevant Purchasers’ cost do all such things as the Relevant Purchasers may reasonably require to enable due performance of the Contract; provided that, in each case, the Relevant Purchasers shall indemnify and keep indemnified the Seller or member of the VIA Group against any liability incurred by the Seller or any member of the VIA Group as a result of this paragraph 2.2.

3                                              Failure to Obtain Third Party Consents

If a Third Party Consent is refused or otherwise not obtained on terms reasonably acceptable to the Relevant Purchasers within three (3) months of Closing, references in this Agreement to the Contracts and the VIA Operations (other than in this paragraph 3) shall be construed as excluding such Contract.

4                                              Novation

To the extent that the Seller requests the novation of any Contract to a Group Company or a member of the Purchaser’s Group, the parties shall use their reasonable endeavours to novate such Contract pursuant to Clause 2.3 and pending such novation, the provisions of this Schedule 3 shall apply.

Schedule 4
Employees

1                                              Transfer of Employees

1.1            The Seller shall and shall procure that the VIA Group shall:

1.1.1                           transfer the employment of each Relevant Employee to a Group Company prior to the Closing Date; and

1.1.2                           not offer employment to, employ or otherwise engage any Relevant Employee whose employment is transferred pursuant to paragraph 1.1.1 above prior to the Closing Date.

1.2            If any employee other than a Relevant Employee is transferred to a Group Company pursuant to paragraph 1.1 of this Schedule 4:

1.2.1                           the Relevant Purchaser shall upon becoming aware of the transfer of such employee at any time after the Closing Date immediately or as soon as possible under applicable law terminate such employee’s employment on terms agreed with the Seller (acting reasonably); and

1.2.2                           the Seller shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities relating to or arising out of such termination and reimburse the Relevant Purchasers for all costs, expenses and emoluments (including, without limitation, any taxation and employer’s national insurance contributions) reasonably and properly incurred in employing such employee in respect of his employment on or after the Closing Date until such employee is terminated pursuant to paragraph 1.2.1 above.

1.3            The Relevant Purchasers shall be responsible for all wages, salaries, emoluments and other amounts due or accruing and taxation and employer’s national insurance contributions payable in respect of the Relevant Employees with effect from the Closing Date.

1.4            The Seller shall be responsible for all wages, salaries, emoluments and other amounts due and accruing and taxation and employer’s National Insurance contributions payable in respect of the Employees prior to the Closing Date.

1.5            The Seller using its reasonable endeavours (without cost to the Seller) undertakes that it shall not and shall procure that no other member of the VIA Group and each Group Company shall not do or knowingly omit to do anything prior to the Closing Date unless agreed by the Relevant Purchasers which would cause any Relevant Employee to terminate their employment with the Seller or any other company in the VIA Group or any Group Company before the Closing Date or with the Relevant Purchasers on or after the Closing Date.

2               Application of Transfer Provisions

2.1            If any contract of employment, employment relationship or collective agreement in relation to any employee (other than a Relevant Employee) employed by the Seller, the other members of the VIA Group or any Group Company shall have effect as if originally made between the Relevant Purchasers and such employee (a “Transferred Employee”) as a result of the Transfer Provisions (without prejudice to any other rights or remedies which may be available to the Relevant Purchasers):

2.1.1                           the Relevant Purchaser shall, upon becoming aware of the application of the Transfer Provisions to any such contract of employment or collective agreement, notify the Seller forthwith and the Seller or any other member of the VIA Group shall procure that such employees enter into settlement agreements with the Seller and the Relevant Purchaser on termination of the Transferred Employee’s employment (on terms that the Seller is liable for all payments due to such Transferred Employees). The Relevant Purchaser shall co-operate with the Seller and take all reasonable steps to assist the Seller in procuring that such Transferred Employees enter into termination agreements as soon as reasonably practicable following Closing; and

2.1.2                           the Seller shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities relating to or arising out of such termination or the transfer of Transferred Employees (including any Liability arising out of a failure by the Seller but excluding any Liability arising out of a failure by the Purchasers to comply with their obligations under the Transfer Provisions) and shall reimburse the Relevant Purchasers for all costs, emoluments and expenses (including, without limitation, any taxation and employer’s national insurance contributions) reasonably and properly incurred in employing such Transferred Employee in respect of his employment on or after Closing Date; and

2.1.3                           irrespective of whether the Transferred Employee’s employment is terminated in accordance with paragraph 2.1.1 above, the Seller will indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against any Liabilities which relate to, arise out of or are connected with any claims brought against the Relevant Purchaser by any Transferred Employee other than in each case as a result of breach by the Relevant Purchaser of its obligations under paragraph 2.1.1 above which are due solely to any act or omission by the Seller, any other member of the VIA Group or any Group Company or any event, matter or any other occurrence having its origin prior to Closing Date and which the Relevant Purchasers incurs in relation to any contract of employment, or the employment relationship or collective agreement of one or more of the Transferred Employees pursuant to the Transfer Provisions and/or in respect of this Agreement.

2.2            The Seller shall indemnify the Relevant Purchasers and keep the Relevant Purchasers indemnified against all Liabilities which relate to or arise out of any dismissal by the Seller, the VIA Group or any Group Company of any employee (not being a Relevant Employee) and which the Relevant Purchasers may incur pursuant to the provisions of the Transfer Provisions and this Agreement.

3               Definitions

3.1                                    For the purposes of this provision the terms:

“contract of employment” and “collective agreement” shall have the same meanings respectively as in the Transfer Provisions;

“Transfer Provisions” means the Transfer Regulations and Council Directive 2001/23/EC; and

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended or replaced).

Schedule 5
VAT

1                                              The Seller and the Purchasers shall use all reasonable endeavours (including, where appropriate, the making of an election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure that the sale of the Group so far as carried on in the European Union is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in the relevant member state.

2                                              To the extent that any state outside the European Union provides for relief or exemption from VAT (or any similar tax on turnover or added value) on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, the Seller and the Purchasers shall use all reasonable endeavours (including, where appropriate, the making of an election or application in respect of VAT (or any similar tax on turnover or added value) to any Tax Authority or entering into a written agreement) to secure such treatment as regards the sale of the Group (insofar as the business of the Group is carried on in the relevant state) under this Agreement.

Schedule 6
Closing Obligations

1                                              General Obligations

1.1                                    The Seller’s Obligations

On Closing, the Seller shall deliver or make available to the Purchasers the following:

1.1.1                           evidence of the due fulfilment of the conditions set out in Clause 4;

1.1.2                           evidence that the Seller is authorised to execute this Agreement and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule); and

1.1.3                           deliver to the Purchaser the duly executed Second Payables Assignment Agreement and the Payables Release Agreement.

1.2                                    The Purchaser’s Obligations

On Closing, the Purchasers shall deliver or make available to the Seller:

1.2.1                           evidence that the Purchasers are authorised to execute this Agreement and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule);

1.2.2                           immediately following the execution of the Local Transfer Documents, the Relevant Purchaser shall resolve to appoint or procure the appointment of those individuals identified by the Purchaser as Directors of the Group Companies; and

1.2.3                           a document in a form reasonably acceptable to the Seller that the guarantee given by VIA Inc. pursuant to the Facility Agreement shall have been discharged and shall cease to have any force and effect and that the Seller shall have no liability whatsoever arising thereunder.

2                                              Transfer of the Shares and VIA Operations

2.1                                    General Transfer Obligations

On Closing, the Seller and the Relevant Purchasers shall execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and the Business Assets, including but not limited to: an asset transfer agreement in the Agreed Terms between the Seller and VIA NET.WORKS HOLDCO, Inc.; a business intellectual property assignment between the Seller and VIA NET.WORKS HOLDCO, Inc.; and certain assignments of trademarks and trademark applications in the Agreed Terms.

2.2                                    Specific Transfer Obligations

For the purposes of compliance with paragraph 2.1, the Seller and Relevant Purchaser shall do the following, in relation to any Companies and VIA Operations that are incorporated or located in the jurisdictions listed below:

2.2.1                           Belgium

(i)                          No Business Assets are in Belgium.

2.2.2                           Germany

(i)                          In case the transfer of the Business Assets, liabilities and Contracts requires further acts, notifications or filings, Seller shall support the Relevant Purchaser upon reasonable request and at the costs of the Relevant Purchaser. To the extent that any required consent by the other contractual party to the assignments of the Contracts referred to in the preceding paragraph will not have been obtained within four weeks of Closing, the relevant VIA GmbH Company shall have the right to terminate such Contract in accordance with its terms or by any mutual agreement with the other contractual party.

2.2.3                           Netherlands

(i)                          The Seller shall transfer to the Relevant Purchaser all property (other than Intellectual Property) forming part of the Business Assets by execution by the Seller and Relevant Purchaser before a civil law notary of notarial deeds of transfer of registered property on terms reasonably satisfactory to the parties.

(ii)                      To the extent that they are not held by third parties at Closing (the foregoing not detracting from any warranty contained in this Agreement), the Moveable Assets (including Computer Systems where appropriate) shall be transferred to the Relevant Purchaser on the Closing Date by the Seller delivering the assets to the Relevant Purchaser or giving the Relevant Purchaser access or the keys to the locations where the aforesaid Business Assets are situated, whereupon the aforesaid Business Assets shall be at the Relevant Purchaser’s full disposal. The Seller shall also deliver to the Relevant Purchaser all evidence of ownership of the Business Assets referred to in paragraph (iv).

(iii)                  Those Business Assets referred to in paragraph (ii) above which are held by third parties at Closing (the foregoing not detracting from any warranty contained in this Agreement), shall be transferred to the Relevant Purchaser on the Closing Date by virtue of this Agreement (which shall constitute a deed as required under Dutch law) and by written notices from the Seller, given also on behalf of the Relevant Purchaser, to the said third parties that the latter shall from then on hold the said Business Assets for the Relevant Purchaser, such notices to be delivered to the third parties by the Seller on or before the Closing Date.

(iv)                    The Business Intellectual Property shall be transferred to the Relevant Purchaser by assignments in respect of Registered Intellectual Property and an assignment in Agreed Terms in respect of all other Intellectual Property.

(v)                        The benefit of the Claims (other than Claims in order or bearer form) and all other rights referred to in the Agreement (other than rights in order or bearer form), including without limitation all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities, shall, to the extent permitted by law, be transferred on the Closing Date to the Relevant Purchaser by virtue of this Agreement. The Seller shall give written notice to the affected third parties of the foregoing transfer on or before the Closing Date.

(vi)                    Those Claims and other rights referred to in the Agreement that are in order or bearer form shall be transferred by the Seller to the Relevant Purchaser by delivery and, where required, endorsement, to the Relevant Purchaser of the documents in which such Claims and other rights are established.

(vii)                The rights and obligations of the VIA Group arising under the Contracts which require Third Party Consents that have not been obtained by the Closing Date (the foregoing not detracting from any obligation of the Seller or right of the Relevant Purchaser under this Agreement), shall be transferred to the Relevant Purchaser on the terms set out in Schedule 3.

(viii)            In respect of any Contract in respect of which the required Third Party Consent was obtained prior to signature of this Agreement, the rights and obligations of the VIA Group under such Contract shall, to the extent permitted by law, be transferred by the Seller to the Relevant Purchaser on the Closing Date by virtue of this Agreement which shall constitute a deed of assignment as required under Dutch law. The Seller and the Relevant Purchaser shall jointly notify the affected third parties of this assignment by written notice delivered on the Closing Date.

(ix)                    The rights and obligations of the VIA Group under the Contracts in respect of which the required Third Party Consents are obtained after signature of this Agreement but prior to Closing, shall, to the extent permitted by law, be transferred by the Seller to the Relevant Purchaser on the Closing Date by the Seller and the Relevant Purchaser executing Local Transfer Documents in the form of a deed of assignment on terms reasonably satisfactory to the parties. The Seller and the Relevant Purchaser shall jointly notify the affected third parties of the foregoing transfer by written notice delivered on the Closing Date.

3                                              Further Obligations in Addition to Transfer

3.1                                    General Obligations

The Seller shall deliver or make available to the Relevant Purchasers the following in each case to the extent applicable and required under the laws of the respective jurisdiction of the Group Companies:

3.1.1                           the written resignations on terms reasonably satisfactory to the parties (and legalised by a notary where required) of each of the persons named in Schedule 2 from the office or position specified in Schedule 2, to take effect on Closing;

3.1.2                           evidence that all persons referred to in paragraph 3.1.1 above holding share(s) in any Group Company under a nominee-type arrangement or any arrangement having a similar effect have transferred such share(s) to such other persons as the Relevant Purchasers may specify, to take effect on Closing;

3.1.3                           if practicable, the Seller, having used reasonable endeavours to obtain the same, the written resignations of the auditors of the Group Companies concerned to take effect on the Closing Date, with acknowledgements signed by each of them in a form satisfactory to the Relevant Purchasers to the effect that they have no claim against any Group Company or otherwise complying with any relevant law or regulation;

3.1.4                           irrevocable powers of attorney or such other appropriate document (in such form and terms as the Relevant Purchasers may reasonably require) executed by each of the holders of the Shares which are the subject of Closing in favour of the Relevant Purchasers or as it may direct to enable it (pending registration of the relevant transfers) to exercise post Closing all voting and other rights attaching to such Shares and to appoint proxies for this purpose with an express undertaking of the holder of such Shares not to exercise such voting and other rights attached to such Shares;

3.1.5                           written waivers or consents in relation to pre-emption rights as the Relevant Purchasers may reasonably require signed by shareholders of the Companies which are the subject of Closing to enable the Relevant Purchasers or its nominees to be registered as holder of the Shares;

3.1.6                           releases or waivers on terms reasonably satisfactory to the parties in respect of the Encumbrances affecting any of the Shares, or any of the Business Assets which are the subject of Closing;

3.1.7                           any releases which the parties have obtained under Clause 7.3 of the Sale and Purchase Agreement;

3.1.8                           in each case where the said information is not in the possession of the relevant Group Company, the corporate books and records, duly written (up-to-date), including the shareholders’ register and share certificates in respect of the Subsidiaries, and all other books and records, all to the extent required to be kept by each Group Company under the law of its jurisdiction of incorporation;

3.1.9                           in each case where the said information is not at the Properties all other books, records and other information relating primarily to the Group Companies or the VIA Operations (save for books, records and other information which the Seller is required by law to retain) and all information relating to customers, suppliers, agents and distributors and other information relating primarily to the Group Companies or the VIA Operations (including the Relevant Employees) as the Relevant Purchasers may reasonably require and copies, or, at the Seller’s option, originals of any such books, records, documents or other information in the possession or control of the Seller which relate only in part to the Group Companies or the VIA Operations and which the Relevant Purchasers may reasonably require;

3.1.10                    evidence as to:

(i)                          the acceptance by shareholders or the directors of each of the relevant Group Companies of the resignations referred to in paragraph 3.1.1;

(ii)                      the acceptance by shareholders of the relevant Group Companies of the resignation of the auditors referred to in paragraph 3.1.3; and

(iii)                  the approval by the shareholders or the directors of the transfer of the Shares or the sale of the VIA Operations to the Relevant Purchasers,

where such acceptance or approval is required by law or under the constitutional documents of the Group Company concerned;

3.1.11                    evidence reasonably satisfactory to the Relevant Purchasers of the revocation of existing authorities given by the Group Company to banks (in respect of the operation of its bank accounts);

3.1.12                    other requirements, e.g. certified copies of board resolutions changing registered office, changing accounting reference date, changing constitutional documents; and

3.1.13                    all original deeds and documents relating to any Group Company’s interests in or title to the Properties to the extent the same are not in the possession or under the control of the relevant Group Company.

Schedule 7
Warranties

1                                              Corporate Information

1.1                                    The Shares and the Group Companies

1.1.1                           The Seller listed in Schedule 1:

(i)                          is the sole legal and beneficial owner of the Shares listed opposite the name of that Seller in Schedule 1; and

(ii)                      has the right to exercise all voting and other rights over the Shares.

1.1.2                           The Shares comprise the whole of the issued share capital of the Companies, have been properly and validly issued and are each fully paid.

1.1.3                           The shareholders specified in paragraph 2 of Schedule 2:

(i)                          are the sole legal and beneficial owners of the shares in the Subsidiaries; and

(ii)                      have the right to exercise all voting and other rights over such shares.

1.1.4                           The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.5                           No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6                           There are no Encumbrances on the shares in any Group Company.

1.1.7                           No third party consents are required for the transfer of the Shares pursuant to this Agreement other than the approval of VIA Stockholders as referred to in Clause 4.1.

1.1.8                           No Group Company has any interest in, or has agreed to acquire, any share capital or other security referred to in paragraph 1.1.5 of any other company (wherever incorporated) other than the Subsidiaries set out in Schedule 2.

1.1.9                           The particulars contained in Schedule 2 are true and accurate.

1.2                                    Constitutional Documents, Corporate registers and minute books

1.2.1                           The constitutional documents in the Data Room are true and accurate copies of the constitutional documents of the Group Companies and there have not been and are not any breaches by any Group Company of its constitutional documents which would have a material adverse effect on the business of the Group.

1.2.2                           The register of members and minute books for meetings of members required to be maintained by each Group Company under the law of the jurisdiction of its incorporation:

(i)                          are up-to-date;

(ii)                      are maintained in accordance with applicable law; and

(iii)                  contain complete and accurate records of all matters required to be dealt with in such books and register,

in each case in all material respects.

1.2.3                           All registers of members and minute books of the Group Companies are in the possession (or under the control) of the Seller, the relevant Group Company or legal counsel to the relevant Group Company and no written notice or allegation that any of such books and records is incorrect or should be rectified has been received.

2                                              Accounts

2.1                                    Consolidated Accounts

The Consolidated Accounts have been prepared in accordance with applicable law and with US GAAP at the Accounts Date so as to give a true and fair view of the state of affairs of the VIA Group and the Group Companies taken as a whole at the Accounts Date and of the profits or losses for the period concerned.

2.2                                    Solus Accounts

The Solus Accounts have been prepared in accordance with applicable law and with the accounting principles, standards and practices generally accepted at 31 December             2003 in the jurisdiction in which the relevant Group Company is incorporated so as to give a true and fair view of the state of affairs of each Group Company for which Solus Accounts have been prepared at 31 December 2003 and of the profits or losses for the period concerned.

2.3                                    Management Accounts

2.3.1                           The unaudited management accounts (including the updated management reports) relating to the Group Companies for the two (2) month period ended 30 June 2005 (the “Management Accounts” and the “Management Accounts Date”, respectively), as filed with the SEC by the Seller in its 10-Q report and a copy of which is included in the Data Room under the folder entitled “VIA Inc.”, have been prepared on bases consistent in all material respects with those employed in the preparation of the Consolidated Accounts, as adjusted for US GAAP.

2.3.2                           The Management Accounts do not materially misstate the assets and liabilities of the Group as at the Management Accounts Date nor the profits or losses of the Group for the period concerned having regard to the purposes for which they have been prepared.

3                                              Financial Obligations

3.1                                    Financial Facilities

Details of all financial facilities (including loans, derivatives and hedging arrangements outstanding or available to the Group Companies are given in the Disclosure Letter and/or the Data Room.

3.2                                    Guarantees

Other than in the ordinary and usual course of business or pursuant to this Agreement or the Finance Documents, there is no outstanding guarantee, indemnity, suretyship or security given:

3.2.1                           by any Group Company; or

3.2.2                           for the benefit of any Group Company.

4                                              Assets

4.1                                    The Properties

4.1.1                           No Group Company owns any real property.

4.1.2                           True and complete copies of all leases with a rental cost in excess of €75,000 per lease relating to office and data centres relevant to any Group Company’s are contained in the Data Room.

4.1.3                           Each Property has the benefit of such rights in the document entitled “Real Property Leasehold Interest Summary Relating to Offices and Data Centres” and easements as are necessary for the existing use of the Property.

4.1.4                           There is no outstanding notice or dispute involving the relevant Group Company and any third party as to the occupation or use of any Property which would, if implemented or enforced, have a material adverse effect on the business of the Group carried out at that Property.

4.2                                    Leases

Where any Property is leased by a Group Company:

4.2.1                           there is no subsisting breach (other than non or late payment of rent and no non-observance of any covenant, condition or agreement contained in the lease under which the Group Company holds its interest in the Property, on the part of the relevant landlord or the Group Company, which would have a material adverse effect on the business of the relevant Group Company carried on at the Property.

4.2.2                           there is no right for the landlord to terminate the lease before the expiry of the contractual term other than by breach of the lease by the lessee.

4.3                                    Ownership of Assets

All tangible assets included in the Accounts or acquired by any of the Group Companies since the Accounts Date, excepting rights and retention of title arrangements arising by operation of law or in the ordinary and usual course of business (such as leasing arrangements):

4.3.1                           are legally and beneficially owned by the Group Companies;

4.3.2                           are, where capable of possession, in the possession or under the control of the relevant Group Company except Customer Premises Equipment, situated at customer sites or physical points of presence and assets owned by the Group Companies at physical points of presence;

4.3.3                           are free from Encumbrances other than Permitted Encumbrances (save for Permitted Encumbrances of the type described in paragraph (b) of the definition of Permitted Encumbrances);

4.3.4                           are not the subject of any factoring arrangement, conditional sale or credit agreement.

4.4                                    Sufficiency of Assets

The assets owned and used by the Companies and/or Subsidiaries as at Closing, including without limitation, Intellectual Property, will be sufficient for the Companies and/or Subsidiaries to continue their business in the manner in which it is currently conducted.

5                                              Intellectual Property and Information Technology

5.1                                    Ownership etc.

5.1.1                           All of the Business Intellectual Property and the Material Group IP is:

(i)                          legally owned, licensed to or used under the authority of the owner by the Seller, in the case of the Business Intellectual Property; or

(ii)                      legally owned by, licensed to or used under the authority of the owner by the Group Companies, in the case of the Material Group IP.

Copies of all such licences and authorities (excluding any shrink-wrap licences for computer software and domain names) are included in the Data Room.

5.1.2                           The Material Group IP and the Business Intellectual Property in each case owned by the Group Companies or the Seller as the case may be is:

(i)                          not being infringed, attacked or opposed by any person;

(ii)                      not licensed to a third party other than pursuant to an agreement identified in the Data Room, to end users in the ordinary course of business under end user license agreements or except as set out in the Disclosure Letter; and

(iii)                  not subject to any Encumbrance other than a Permitted Encumbrance (save for Permitted Encumbrances of the type described in paragraph (b) of the definition of Permitted Encumbrances).

5.1.3                           The Data Room lists all Registered Intellectual Property:

(i)                          forming part of the Business Intellectual Property; or

(ii)                      owned by a Group Company and forming part of the Group Intellectual Property.

5.1.4                           The document entitled “Business Intellectual Property” contained in the Data Room lists all unregistered trade marks:

(i)                          forming part of the Business Intellectual Property; or

(ii)                      owned by a Group Company and forming part of the Group Intellectual Property and which in each case is, material to the business of the Group.

5.2                                    Licences

The:

5.2.1                           Licence Agreements; and

5.2.2                           all licences and agreements relating to the Material Group IP are included in the Data Room,

(including all amendments, novations, supplements or replacements to those licences and agreements) are in full force and effect, no notice having been given on either side to terminate them and the obligations of all parties have been fully complied with.

5.3                                    Employee Rights

Except as set out in the Data Room, there are no outstanding claims against any Group Company or the Seller under any contract or under any law providing for employee compensation in respect of any rights or interests in Intellectual Property.

5.4                                    Infringement

5.4.1                           Excluding patents and similar rights, the processes employed and the products and services dealt in by:

(i)                          the Seller in relation to or in connection with the business of the Group; and

(ii)                      each Group Company,

do not use, embody or infringe any rights or interests of any third party in Intellectual Property (other than those licensed to the Seller or the Group Companies pursuant to the agreements described at paragraph 5.2 above) which would have a material adverse effect on the business of the Group.

5.4.2                           Excluding patents and similar rights, no written notice of any claims of infringement of rights or interests, in each case of the nature referred to in 5.5.1, has been received by any Group Company or member of the VIA Group.

5.5                                    Sufficiency

The Business Intellectual Property and the Group Intellectual Property comprise sufficient rights and interests in Intellectual Property reasonably necessary for the carrying on of the business of the Group in the manner and to the extent carried on as at the date hereof.

5.6                                    Other Provisions

5.6.1                           The Data Room contains a full list of domain names under the folder entitled “Domain Names” which are:

(i)                          included in the Business Intellectual Property; or

(ii)                      registered in the name of any Group Company and included in the Group Intellectual Property.

5.6.2                           No action has been knowingly taken by the Seller or any Group Company to damage or otherwise adversely affect the reputation or goodwill associated with any unregistered trade mark identified in set out in the document entitled “Business Intellectual Property” contained in the Data Room.

5.7                                    Computer Systems

5.7.1                           In relation to the Seller’s Computer Systems and the Group Companies’ Computer Systems:

(i)                          the present capacity, capability, functionality and performance of the Computer Systems are sufficient to satisfy the business requirements of the Group Companies as at the date hereof;

(ii)                      there are no performance reductions or breakdowns of, or logical or physical intrusions to, any Computer Systems or losses of data which are having a material adverse effect on the business of the Group;

(iii)                  each of the Computer Systems are owned by, leased by or licensed to the relevant Group Company;

(iv)                    the Data Room contains accurate details of the Group’s current procedures with a view to security of the Computer Systems and data stored on them;

(v)                        the data storage capability, functionality and performance of the Computer Systems are sufficient in all material respects to conduct the Group’s business (as it is now conducted);

(vi)                    the Group Companies have full and unrestricted access to and use of the Computer Systems and no third party agreements or consents are required to enable the Group Companies to continue such access and use following Closing; and

(vii)                all material services relating to, and licences of, Computer Services are provided under written contracts with the Group (including maintenance and support, security, disaster recovery, management and utilisation (including escrow arrangements relating to the deposit of source codes, facilities management and computer bureau services agreements)) and true copies of which are included in the Data Room.

5.7.2                           The Computer Systems are sufficient for the purposes of carrying on the business of the Group in the manner and to the extent carried on as at the date hereof.

5.7.3                           All the operating data of the Group Companies (being data materially required for the Group Companies to be able to provide services to their customers, to bill such customers, pay their suppliers, manage and compensate their employees and maintain internal and external e-mail communications systems for their employees) has been regularly archived in soft copy form.

5.7.4                           The Group Company has in its unencumbered possession or has unrestricted access to up-to-date and accurate source code for all material bespoke software which has been written or produced in-house by the Group.

5.7.5                           Copies of all licences and escrow agreements relating to software material to the Group, either individually or in the aggregate, are included in the Data Room. The licences of such software have been complied with by the relevant Group Company in all material respects in the operation of the business of the Group and any restrictions in those licences do not materially and adversely affect the present conduct of the business of the Group.

5.8                                    Data Protection

5.8.1                           No written notice alleging non-compliance with any applicable data protection legislation (including any enforcement notice, deregistration notice, transfer prohibition notice or any equivalent notice) has been received by any of the Group Companies or the Seller from any competent data protection authority.

5.8.2                           No Group Company or the Seller is involved in a dispute with an individual in respect of any infringement or alleged infringement of any applicable data protection legislation and no Group Company or the Seller has received a written claim for compensation from any individual in respect of any such infringement or alleged infringement in the previous 12 months.

5.8.3                           There is no outstanding court order against any Group Company or the Seller in respect of the rectification or erasure of personal data.

6                                              Contracts

6.1                                    Contracts

No Group Company is a party to or subject to any Material Contract which:

6.1.1                           is not in the ordinary and usual course of business;

6.1.2                           is not on an arm’s length basis;

6.1.3                           is of a long term nature that is, unlikely to have been fully performed, in accordance with its terms, more than 36 months after the date on which it was entered into or undertaken;

6.1.4                           restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit so as to have a material adverse effect on the Group.

6.2                                    Joint Ventures etc.

Except as disclosed in the Data Room, no Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other association (other than a recognised trade association in relation to which the Group Company has no liability or obligation except for the payment of annual subscription or membership fees).

6.3                                    Agreements with Connected Parties

6.3.1                           There are no existing contracts, and have not been since 1 January 2004 any contracts, between, on the one hand, any Group Company and, on the other hand, the Seller or any other member of the VIA Group other than on normal commercial terms in the ordinary and usual course of business or which cannot be terminated on less than 30 days notice and other than those contracts included in the Data Room.

6.3.2                           The Seller is not nor is any Group Company party to any contract material to the business of the Group, with any current or former employee or current or former director or officer of any such Group Company or the Seller or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

6.4                                    Material Contracts

6.4.1                           All the Material Contracts to which a Group Company is party are in full force and effect and other than the late or non-payment of monies owing, have been duly complied with by the relevant Group Company in all material respects and nothing has occurred whereby any of them is subject to early termination or which has given rise to a material claim in damages under any of them by any party to any of them.

6.4.2                           Copies of all Contracts and Material Contracts are contained in the Data Room.

6.4.3                           The transactions contemplated by this Agreement will not result in a material breach of, or give any third party a right to terminate any Material Contract.

7                                              Employees and Employee Benefits

7.1                                    Employees and Terms of Employment

7.1.1                           The Data Room contains details, in relation to each Group Company and the VIA Operations, of:

(i)                          the total number of the Employees;

(ii)                      the salary and other benefits, period of continuous employment, location, grade, age and notice period of each Employee; and

(iii)                  the terms of the contract of employment of each Senior Employee.

7.2                                    Termination of Employment

7.2.1                           Since 31 December 2004 no Senior Employee has given or received notice terminating his or her employment.

7.2.2                           In relation to any claim received by a Group Company, no liability which remains undischarged has been incurred by any Group Company or the Seller for:

(i)                          breach of any contract of employment with any Employee; or

(ii)                      breach of any statutory employment right.

7.2.3                           Except as provided, reflected or noted in Management Accounts, neither the Seller nor any Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any Employee or former employee employed by the Group Company or the Seller with regard to the VIA Operations since 31 December 2004 or any dependant of such Employee or former employee in connection with the proposed termination or suspension of employment of any such Employee or former employee.

7.3                                    Works Councils and Employee Representative Bodies

The Data Room contains details of all work councils and employee representative bodies which by law or any collective bargaining agreement have the right to be informed and/or consulted on matters which affect the Employees.

7.4                                    Collective Bargaining Agreements etc.

Other than national collective bargaining agreements or industry wide collective agreements, the union recognition agreements, collective agreements and European Works Council agreements contained in the Data Room are all the agreements between the Group Companies and the Seller and trade unions or representative bodies.

7.5                                    Bonus or other Profit-related Schemes

There are contained in the Data Room the rules and other documentation relating to all share incentive, share option, profit sharing, bonus or other incentive arrangements for or affecting any Employees or other workers or former employees or other former workers of the Group Companies or the Seller since 31 December 2003 together with details of all awards allocated and options granted by each Group Company.

As at the date of this Agreement, the Seller has paid of procured that the Group Companies have paid all Employee bonuses due in respect of 2004, including all Taxation in relation thereto.

7.6                                    Group Retirement Benefit Arrangements

The Group Companies are in compliance with the terms of any retirement, death, disability or life assurance benefits provided to Employees in all material respects and the Data Room contains copies of all such forms as are material in the context of the Group.

8                                              Legal Compliance

8.1                                    Licences and Consents

To the extent that the Seller or any Group Company is solely responsible for obtaining them, all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities material to the business of the Group as carried on at the date hereof have been obtained, are in force and are being complied with in all material respects.

8.2                                    Compliance with Laws

8.2.1                           Each Group Company and the Seller is conducting, and during the two year period prior to Closing or, if shorter, the period since the relevant Group Company was acquired by the VIA Group, has conducted, the business of the Group in material compliance with applicable laws and regulations in each country in which the business of the Group is carried on except where such non-compliance does not materially and adversely effect the present conduct of the business of the Group.

8.2.2                           There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Group Company or the Seller or any person for whose acts or defaults it may be vicariously liable which would have a material adverse effect upon the business of the Group.

8.2.3                           No Group Company or the Seller has received any written notice during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any applicable law or regulation or requiring it to take or omit any action which in any case would have a material adverse effect on the business of the Group.

9                                              Litigation

9.1                                    Current Proceedings

Except as set out in the Data Room, no Group Company nor either Seller is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business none of which exceeds $20,000) which would have a material adverse effect on the business of the Group.

9.2                                    Threatened Proceedings

No such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration of material importance has been threatened in writing by or against any Group Company or the Seller (or any person for whose acts or defaults a Group Company or the Seller may be vicariously liable) which would have a material adverse effect on the business of the Group.

9.3                                    Circumstances likely to lead to claims

The Seller has not received any written notice of any investigation, disciplinary proceeding or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration which would have a material adverse effect on the business of the Group.

9.4                                    Disputes with Creditors

Material particulars of all disputes (other than those relating solely to the late payment or non-payment of monies due) between each Group Company and its creditors in respect of amounts of $100,000 or more due to such creditors are set out in the Disclosure Letter or in the Data Room.

10                                       Insurance

10.1                             Particulars of Insurances

Copies of all documentation relating to the insurance policies of the Group Companies in the possession of the Seller and material to the business of the Group are contained in the Data Room.

10.2                             Insurance Claims

10.2.1                    Details of all outstanding insurance claims in excess of $100,000 made during the past twelve (12) months are contained in the Disclosure Letter or the Data Room.

10.2.2                    No circumstances exist which are likely to give rise to any insurance claim in excess of $100,000.

11                                       Tax

11.1                             Company Residence

Each Group Company has been resident for tax purposes in its country of incorporation and has not been resident anywhere else at any time since its incorporation and will be so resident at Closing. For the avoidance of doubt, references to residence in this paragraph shall be construed as references to residence as determined by the local law of the jurisdiction or jurisdictions concerned and not by reference to the provisions of any relevant double taxation treaty or convention.

11.2                             Returns and Information

11.2.1                    All registrations, returns, computations, notices and information which are or have been required to be made or given in the previous twelve months by each Group Company for any Taxation purpose (i) have been made or given on a proper basis and are up-to-date and correct and (ii) no written notice has been received by any Group Company of any dispute with any Tax Authority.

11.2.2                    Each Group Company has maintained all records required to be maintained for Taxation purposes or which may be required to calculate any Taxation payable or the amount of any Taxation Benefit.

11.3                             Payment of Taxation

11.3.1                    In the two years prior to the date hereof, each Group Company has paid all Taxation which it is or has been liable to pay or account for and the due date for payment of which has fallen prior to the date hereof and has not received any written notice that it is liable to any fine, penalty, surcharge or interest in connection with Taxation that remains outstanding.

11.3.2                    In the two years prior to the date hereof, each Group Company has deducted or withheld all Taxation which it has been obliged by law to deduct or withhold from payments made by it and has properly accounted to the relevant Tax Authority for the Taxation so deducted or withheld.

11.4                             Special Regimes/Elections/Rulings

There are set out in the Disclosure Letter, with express reference to this paragraph, full particulars of any agreement, arrangement or election between any Group Company and any Tax Authority pursuant to which the relevant Group Company is authorised not to comply with, but for such agreement or arrangement, would be its statutory obligations.

11.5                             Tax Equalisation Payments

11.5.1                    No Group Company is under any obligation to surrender or otherwise transfer any Taxation Benefit.

11.5.2                    No Group Company is liable to make a payment for utilisation, surrender or other transfer of any Taxation Benefit (“Taxation Equalisation Payment”), nor is any Taxation Equalisation Payment received by any Group Company liable to be refunded.

11.5.3                    There are set out in the Disclosure Letter, with express reference to this paragraph, or the Data Room, full particulars of all surrenders or other transfers of any Taxation Benefit made by any Group Company since the Accounts Date.

12                                       Important Business Issues since the Accounts Date

12.1                             Since 31 December 2004:

12.1.1                    there has been no material adverse change in the financial or trading position or prospects of the Group taken as a whole (other than (i) in connection with the current financial position of the Group to the extent disclosed to the Relevant Purchasers in the Data Room in writing or otherwise publicly available (including without limitation the liquidity of the Group and the individual Group Companies); (ii) a change affecting or likely to affect all companies carrying on business in similar countries in which the Group carries on business); (iii) a material adverse change in stock or other financial markets, interest rates, exchange rates or other general economic conditions; (iv) any matter contained in the Disclosure Letter or the Data Room; or (v) any matter effected pursuant to or in accordance with this Agreement including the change in control of the Group Companies resulting from the sale and purchase of the Shares) and no event, fact or matter has occurred which will give rise to any such change;

12.1.2                    no Group Company has acquired, or agreed to acquire, any single capital asset having a value in excess of $100,000;

12.1.3                    no Group Company has disposed of, written off, or agreed to dispose of or write off, any capital asset having a value reflected in the Accounts in excess of $100,000 or acquired since the Accounts Date;

12.1.4                    except as provided in the Finance Documents, no Group Company has borrowed or raised any money or taken up any financial facilities and no Group Company has repaid any borrowing or indebtedness in advance of its stated maturity;

12.1.5                    no dividend or other payment which is, or could be treated as, a distribution has been declared, paid or made by any Group Company;

12.1.6                    except in connection with the transaction contemplated by this Agreement or in the ordinary course of business, no resolution of the shareholders of any Group Company has been passed;

12.1.7                    no Group Company has changed its accounting reference date;

12.1.8                    no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by any Group Company; and

12.1.9                    no Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital.

12.16                      Since the Management Accounts Date no Group Company has sold or agreed to sell a debt at less than its value in the Management Accounts and no debt has been released, deferred, subordinated or written off by any Group Company other than between Group Companies or between Group Companies and the VIA Group.

13                                       Disclosure of Information

13.1                             The Data Room has been collated by the Seller in good faith and the Seller has not knowingly included any matter which is untrue or knowingly omitted any matter the omission of which is material to the business of the Group.

13.2                             Each document in the Data Room is a true and complete copy of the original of such document.

14                                       Authority and Capacity

14.1.1                    The Seller and each Group Company is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

14.1.2                    The Seller has the legal right and full power and authority to enter into and subject to the approval of the VIA Shareholders, perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer.

14.1.3                    The documents referred to in paragraph 16.1.2 will, when executed, constitute valid and binding obligations on the Seller, in accordance with their respective terms.

14.1.4                    The Seller has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

15                                       Insolvency etc.

15.1.1                    No Group Company or the Seller will be rendered insolvent by any of the transactions contemplated herein or in connection with the Facility Agreement and any related documents (the “Contemplated Transactions”), under the laws of its jurisdiction of incorporation or rendered unable to pay its debts as they fall due.

15.1.2                    Immediately after giving effect to the consummation of the Contemplated Transactions, including the receipt of the amounts payable by the Relevant Purchasers under this Agreement for the sale of the Shares (i) the Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

15.1.3                    For the purposes of paragraph 15.1.2 above:

“Governmental Body” means any:

(i)                          nation, state, county, city, town, borough, village, district, or other jurisdiction;

(ii)                      federal, state, local, municipal, foreign, or other government;

(iii)                  governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or

(iv)                    body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power;

“insolvent” means that the sum of the present fair saleable value of Seller’s assets does not and will not exceed its debts and other probable Liabilities;

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or invested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person; and

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

15.1.4                    In the twelve month period prior to the date hereof, no Group Company or the Seller has been held in material default by lenders under any debt financing.

15.1.5                    No order for the winding up of any Group Company has been made.

15.1.6                    No administrator or administrative receiver has been appointed in respect of the assets of the Group Companies.

15.1.7                    No steps have been taken to enforce any security over any assets of any Group Company or the Seller and no event has occurred to give the right to enforce such security.

Schedule 8
Guarantees

PART A

GROUP COMPANY GUARANTEES:

The Seller shall use its reasonable endeavours to procure on or prior to Closing the release of each relevant Group Company from any guarantees or indemnities (other than any guarantee or indemnity which is an Assumed Liability) given by or binding upon the Group Company in respect of any liability of the Seller. Pending such release, the Seller shall indemnify the Relevant Purchasers and any such Group Companies against all amounts paid by any such Group Company pursuant to any such securities, guarantees and indemnities in respect of such liability of the Seller.

PART B

VIA GUARANTEES (NON-CASH COLLATERALIZED):

The Relevant Purchasers shall use their reasonable endeavours to procure on or as soon as reasonably practicable following Closing the release of each relevant member of the VIA Group from the guarantees or indemnities given by or binding upon any member of the VIA Group in respect of any liability of the Group Companies which are the subject of that Closing including without limitation those set out below. Pending such release, the Relevant Purchasers shall indemnify the Seller against all amounts paid by any member of the VIA Group pursuant to any such securities, guarantees and indemnities in respect of such liability of such Group Companies.

(a)           Guaranty from VIA Inc. dated 21 May 2004 in favour of Schuberg Philis B.V. in respect of the obligations of VIA NET.WORKS Europe Holding B.V. under the Master Services Agreement with Schuberg Philis dated 19 May 2004.

(b)          Guarantee from VIA Inc. dated 10 December 2004 in favour of Metrolinx Sarl in respect of the obligations of PSINet Switzerland Sarl under the lease agreement dated 17 October 2003.

(c)           Declaration dated as of 1 April 2005 in favour of VIA NET.WORKS (Schweiz) A.G. in relation to the Amendment Number Three and the related existing agreements between PSINet Switzerland Sarl and TDC Switzerland AG dated 29 December 2004, with guarantees extended by VIA Inc. and VIA NET.WORKS Europe Holding B.V.

(d)          Amendment Number Three between PSINet Switzerland Sarl and TDC Switzerland AG dated 29 December 2004

(e)           Guarantee, indemnity and/or joint liability by VIA Inc. of obligations of Group Companies arising under agreements between VIA Inc. and each of the following entities: (i) Watchguard Technologies, Inc., (ii) GRIC Communications, Inc. and (iii) Melbourne IT Ltd. (IMWW), which shall be released upon novation or assignment of the agreements pursuant to Clause 2.3.1(iv) and Schedule 3 of this Agreement.

VIA SUPPORT AND COMFORT LETTERS

At the Closing, in relation to the relevant Group Company, the Relevant Purchasers shall deliver a letter of support to the directors of

VIA NET.WORKS France SAS,

VIA NET.WORKS France Holding SA,

PSINet Germany GmbH

PSINet Datacenter Germany GmbH

VIA NET.WORKS Deutschland GmbH

PSINet Switzerland Sarl

VIA NET.WORKS España S.L.

in respect of the present and future liabilities of those companies in replacement and substitution of letters of support and comfort from the Seller.

i

ANNEX B

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF VIA NET.WORKS, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of VIA NET.WORKS, Inc., a Delaware corporation (the “Company”), in accordance with the General Corporation Law of the State of Delaware (the “General Corporation Law”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.     The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and has presented the Plan to the Company’s shareholders (the “Shareholders”) to take action on the Plan. If the holders of a majority in voting power of the outstanding Series A preferred stock, par value $.001 per share (“Preferred Stock’’), Common Stock, par value $.001 per share (the “Voting Common Stock”) and non-voting Common Stock, par value $.01 per share (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Common Stock”) entitled to vote approve the adoption of this Plan, the Plan shall constitute the adopted Plan of the Company as of the date on which such Shareholder approval is obtained (the “Adoption Date”). Each share of Common Stock entitles the holder thereof to one vote on the adoption of this Plan and each share of Preferred Stock entitles the holder thereof to five votes on the adoption of this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

2.     Following the Adoption Date, the Company may file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the General Corporation Law (the “Liquidation Date”). On the Liquidation Date, the Company shall, as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities or the authorities of any other jurisdiction. The Board of Directors is not required to make any distribution to the Company’s Shareholders, if at all, until after the Liquidation Date.

3.     After the Liquidation Date, the Company shall not engage in any business activities except to facilitate the Company’s ability to preserve the values of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan. The Company will endeavor to wind up its business and affairs as expeditiously as reasonably practicable in the judgment of the Board of Directors.

4.     From and after the Liquidation Date, the Company shall complete the following corporate actions:

(a)    The Company shall determine whether and when to (i) transfer the Company’s property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 7 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Shareholders, in return for cash and/or property, including without limitation shares of stock of any companies other than the Company. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company. The Company also may settle outstanding claims against the Company and debts of the Company, or seek to have third parties assume outstanding liabilities of the Company, in return for cash and/or property.

(b)   The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

(c)    Following the payment or the provision for the payment of the Company’s claims and obligations as provided above, the Company shall distribute all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company to the Shareholders as provided in the Company’s certificate of incorporation. Such distribution may occur all at once or in a series of distributions and shall be in cash, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 7 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount (the “Contingency Reserve”) to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and of the liquidation and dissolution provided for in this Plan. The Contingency Reserve may consist of cash and/or property.

(d)   Notwithstanding the foregoing, the Company may, if and when determined by the Board of Directors or the Trustees, at any time after the Adoption Date (including at any time prior to the Liquidation Date), either (i) distribute any shares of stock of any companies, other than treasury or other stock of the Company, owned by the Company (the “Third Party Stock”) to the Shareholders pro rata as a dividend, or (ii) sell the shares of Third Party Stock owned by the Company and use the proceeds to repay existing indebtedness of the Company.

5.     The distributions to the Shareholders pursuant to Sections 4, 7 and 8 hereof shall be in complete redemption and cancellation of all of the outstanding Preferred Stock and Common Stock of the Company. As a condition to receipt of any distribution to the Shareholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Shareholders to (i) surrender their certificates evidencing the Preferred Stock and Common Stock to the Company or its agent for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Preferred Stock and Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Shareholders, the Board of Directors or the Trustees, in their absolute discretion, may require the Shareholders to (i) surrender their certificates evidencing the Preferred Stock and Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest date (the “Final Record Date”) to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution, and thereafter certificates representing Preferred Stock and Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6.     If any distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered its certificates evidencing the Preferred Stock and Common Stock as required hereunder or for any other reason, the distribution to which such Shareholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Shareholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7.     If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the Shareholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Shareholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the Shareholders, including without limitation non-cash assets and assets held on behalf of the Shareholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder or (ii) held as the Contingency Reserve. If assets are transferred to the Trust, each Shareholder on the Final Record Date shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the outstanding Common Stock on that date. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Shareholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Shareholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the Shareholders of the Company. The Company, subject to this Section 7 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of a majority in voting power of the outstanding Common Stock shall constitute the approval of the Shareholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

8.     Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to the Shareholders of all assets and properties of the Company prior to the third anniversary of the Liquidation Date (such third anniversary being referred to as the “Final Distribution Date”), then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.

9.     Adoption of this Plan by holders of a majority in voting power of the outstanding Common Stock and Preferred Stock shall constitute the approval of the Shareholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10.   In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11.   In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the holders of a majority in voting power of the outstanding Common Stock and Preferred Stock shall constitute the approval of the Shareholders of the payment of any such compensation.

12.   The Company shall indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Trust will similarly be authorized to indemnify the Trustees and any employees, agents or representatives of the Trust for actions taken in connection with the operations of the Trust. Any claims arising in respect of such indemnification will be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations hereunder.

13.   Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Shareholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Shareholders to the extent permitted by the General Corporation Law.

14.   The Board of Directors of the Company is hereby authorized, without further action by the Shareholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL AND ANNUAL MEETING OF STOCKHOLDERS

PROXY

VIA NET.WORKS, INC.

The undersigned hereby appoints Ray Walsh and Matt Nydell, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of VIA NET.WORKS, Inc. held of record by the undersigned on September 7, 2005 at the Special Meeting of Stockholders to be held on October 21, 2005 and any adjournments or postponements thereof.

VOTE BY TELEPHONE OR INTERNET QUICK *** EASY *** IMMEDIATE

VIA NET.WORKS, INC.

Voting by telephone or Internet is quick, easy and immediate.  As a Via Net.Works, Inc. shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card.  Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.  Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard time, on           , 2005.

To Vote Your Proxy By Internet

www.continentalstock.com

Have your proxy card in hand when you access the above website.  Follow the prompts to vote your shares.

To Vote Your Proxy By Phone

1 (866) 894-0537

Use any touch-tone telephone to vote your proxy.  Have your proxy card in hand when you call.  Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy By Mail

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

☒	Please mark votes as in this example

	FOR	AGAINST	ABSTAIN
1. Approve and adopt the Sale Agreement and the Asset Sale.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Approve and adopt the Dissolution and Plan of Dissolution.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature:	Signature:	Date:

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.